   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1994
                                                         REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                            BANKAMERICA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                      6025                    94-168731
                                 (PRIMARY STANDARD         (I.R.S. EMPLOYER
      (STATE OR OTHER               INDUSTRIAL            IDENTIFICATION NO.)
      JURISDICTION OF           CLASSIFICATION CODE
     INCORPORATION OR                 NUMBER)
       ORGANIZATION)
     555 CALIFORNIA STREET, SAN FRANCISCO, CALIFORNIA 94104, (415) 622-3530 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                 CHERYL SOROKIN
                     EXECUTIVE VICE PRESIDENT AND SECRETARY
                            BANKAMERICA CORPORATION
                             BANK OF AMERICA CENTER
             555 CALIFORNIA STREET, SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 622-3530
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:
            JEFFREY R. LAPIC                         TODD H. BAKER
        BANK OF AMERICA NT & SA                   MORRISON & FOERSTER
        LEGAL DEPARTMENT (3017)                    345 CALIFORNIA ST.
         555 CALIFORNIA STREET                SAN FRANCISCO, CA 94104-2675
        SAN FRANCISCO, CA 94104                      (415) 677-7000
             (415) 622-2189
             WALTER K. HORN                        FRED B. WHITE, III
     ARBOR NATIONAL HOLDINGS, INC.        SKADDEN, ARPS, SLATE, MEAGHER & FLOM
        333 EARLE OVINGTON BLVD.                    919 THIRD AVENUE
          UNIONDALE, NY 11553                      NEW YORK, NY 10022
             (516) 357-7400                          (212) 735-3000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                              PROPOSED       PROPOSED
                                AMOUNT        MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE   AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)    PER UNIT    OFFERING PRICE REGISTRATION FEE(2)
- --------------------------------------------------------------------------------------------
 Common Stock(3), par
  value                        3,750,000        Not            Not
  $1.5625 per share.....        shares       Applicable     Applicable         $35,589

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) This Registration Statement relates to securities of the Registrant issuable to holders of Common Stock and options to purchase Common Stock of Arbor National Holdings, Inc., a New York corporation ("Arbor"), in the proposed merger of a wholly-owned subsidiary of the Registrant with and into Arbor.
(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the Arbor Common Stock to be exchanged in the merger, computed in accordance with Rule 457(c) on the basis of the average of the bid and asked price per share of such stock as reported on the Nasdaq
    National Market on December 14, 1994. Pursuant to Rule 457(b), the registration fee has been reduced by the $20,370 paid on November 14, 1994, upon the filing under the Securities Exchange Act of 1934 of preliminary copies of Arbor's proxy materials included herein. Therefore, the registration fee payable upon the filing of this Registration Statement is $15,219.
(3) Associated with the Common Stock are Preferred Share Purchase Rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            BANKAMERICA CORPORATION

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                     LOCATION IN PROXY
               FORM S-4 ITEM                        STATEMENT-PROSPECTUS
               -------------                        --------------------
 A.  INFORMATION ABOUT THE TRANSACTION

      1. Forepart of Registration
          Statement and Outside Front
          Cover Page of Prospectus........   Outside front cover page

      2. Inside Front and Outside Back
          Cover Pages of Prospectus.......   Available Information;
                                             Incorporation of Certain
                                             Documents by Reference; Table of
                                             Contents
      3. Risk Factors, Ratio of Earnings
          to Fixed Charges and Other
          Information.....................   Summary; Summary Historical
                                             Financial Data; Arbor Pro Forma
                                             Equivalent Per Share Data; Market
                                             Prices and Dividend Information;
                                             The Special Meeting; The Merger

      4. Terms of the Transaction.........   Summary; The Merger; Description
                                             of BAC Capital Stock; Comparison
                                             of Rights of Stockholders of
                                             Arbor and BAC; Other Matters

      5. Pro Forma Financial Information..   Inapplicable


      6. Material Contacts with the
          Company Being Acquired..........   Summary; The Merger; Certain
                                             Related Transactions

      7. Additional Information Required
          for Reoffering by Persons and
          Parties Deemed to Be
          Underwriters....................   Inapplicable

      8. Interests of Named Experts and
          Counsel.........................   Experts; Legal Matters

      9. Disclosure of Commission Position
          on Indemnification for
          Securities Act Liabilities......   Inapplicable

 B.  INFORMATION ABOUT THE REGISTRANT
     10. Information with Respect to S-3
          Registrants.....................   Available Information;
                                             Incorporation of Certain
                                             Documents by Reference; Summary;
                                             BankAmerica Corporation;
                                             Capitalization of BankAmerica
                                             Corporation

     11. Incorporation of Certain
          Information by Reference........   Incorporation of Certain
                                             Documents by Reference

     12. Information with Respect to S-2
          or S-3 Registrants..............   Inapplicable

     13. Incorporation of Certain
          Information by Reference........   Inapplicable

     14. Information with Respect to
          Registrants Other Than S-3 or S-
          2 Registrants...................   Inapplicable

 C.  INFORMATION ABOUT THE COMPANY BEING
      ACQUIRED

     15. Information with Respect to S-3
          Companies.......................   Inapplicable

     16. Information with Respect to S-2
          or S-3 Companies................   Inapplicable

                                                    LOCATION IN PROXY
               FORM S-4 ITEM                       STATEMENT-PROSPECTUS
               -------------                       --------------------
     17. Information with Respect to
          Companies Other
          Than S-3 or S-2 Companies ......  Available Information; Summary;
                                            Information About Arbor and Its
                                            Subsidiaries; Other Matters;
                                            Market Prices and Dividend
                                            Information; Financial Statements
                                            of Arbor; Summary Historical
                                            Financial Data

D.  VOTING AND MANAGEMENT INFORMATION
    18. Information if Proxies, Consents
         or Authorizations are to be
         Solicited.......................   Incorporation of Certain
                                            Documents by Reference; Summary;
                                            The Special Meeting; The Merger;
                                            Information About Arbor and Its
                                            Subsidiaries; Certain Related
                                            Transactions; Shareholder
                                            Proposals
     19. Information if Proxies, Consents
          or Authorizations are not to be
          Solicited, or in an Exchange
          Offer...........................  Inapplicable

          [LETTERHEAD OF ARBOR NATIONAL HOLDINGS, INC. APPEARS HERE]

                                                               December __, 1994

Dear Arbor Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Arbor National Holdings, Inc. ("Arbor"), which will be held on Tuesday, January 24, 1995 at 10:00 a.m., local time, at the offices of Arbor, 333 Earle Ovington Boulevard, Uniondale, New York (the "Special Meeting"). At this meeting, you will be asked to consider and vote upon, among other matters, a proposal to approve a merger agreement pursuant to which Arbor will be acquired by BankAmerica Corporation ("BAC") and you will become a BAC stockholder.

  Upon consummation of the merger, each share of the common stock of Arbor will be converted into a number of shares (the "Exchange Ratio") of common stock of BAC determined pursuant to a formula set forth in the merger agreement.

  The merger agreement was executed following an extensive search by Arbor to identify a sales transaction which would provide the greatest value to Arbor's shareholders. Your Board of Directors has determined that the merger is in the best interests of Arbor and its shareholders and unanimously recommends that you vote FOR approval of the merger agreement. Goldman, Sachs & Co., financial advisor to Arbor, has delivered a written opinion to your Board of Directors that, as of the date of the attached Proxy Statement/Prospectus, the Exchange Ratio is fair to the shareholders of Arbor.

  Consummation of the merger is subject to certain conditions, including the approval of the merger agreement by the holders of 66 2/3% of the shares of Arbor's common stock and the approval of the merger by various regulatory agencies. Anita Kaufman, a fellow director, and I have agreed to vote an aggregate of approximately 58% of the shares of Arbor common stock in favor of the merger agreement.

  Specific information regarding the Special Meeting is contained in the enclosed Notice of Special Meeting and Proxy Statement/Prospectus. Please read these materials carefully.

  It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. A failure to vote for approval of the merger agreement (including a failure to send in your proxy) will have the same effect as a vote against the merger agreement. Therefore, I urge you to mark, execute, date and return the enclosed proxy appointment card in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting. YOU SHOULD NOT SEND IN CERTIFICATES FOR YOUR ARBOR SHARES AT THIS TIME.

  On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval of the merger agreement.

                                          Sincerely,


                                          Ivan Kaufman
                                          Chairman and Chief
                                          Executive Officer

                         ARBOR NATIONAL HOLDINGS, INC.

    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 24, 1995

To the Shareholders of
Arbor National Holdings, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Arbor National Holdings, Inc. ("Arbor") will be held at the offices of Arbor, 333 Earle Ovington Boulevard, Uniondale, New York on Tuesday, January 24, 1995, at 10:00 a.m., local time (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Proxy
Statement/Prospectus:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 23, 1994, as amended (as so amended, the "Merger Agreement"), by and among BankAmerica Corporation ("BAC"), Bank of America, FSB, AH Acquisition Corp. ("AHAC") and Arbor and the consummation of the transactions contemplated thereby, including the merger (the "Merger") of AHAC with and into Arbor, pursuant to which, among other things, Arbor shareholders will receive a number of shares of BAC common stock and cash in lieu of fractional shares in exchange for each of their shares of Arbor common stock pursuant to a formula set forth in the Merger Agreement and described in the accompanying Proxy Statement/Prospectus.

  2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Arbor Board of Directors has fixed December 9, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting.

  The common stock, par value $0.01 per share, of Arbor (the "Arbor Common Stock") is the only security of Arbor whose holders are entitled to vote upon the proposals to be presented at the Special Meeting. Holders of Arbor Common Stock who dissent from the Merger and who comply with Section 623 of the New York Business Corporation Law will be entitled to receive payment of the "fair value" of their shares of Arbor Common Stock as determined in accordance with
Section 623. The text of Section 623 of the New York Business Corporation Law is included as Annex E to the accompanying Proxy Statement/Prospectus.

  Your vote is important regardless of the number of shares you own. Each shareholder, even though he or she now plans to attend the Special Meeting, is requested to mark, sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Special Meeting.


                                          By Order of the Board of Directors,


                                          Walter K. Horn,
                                          Secretary

December  , 1994
Uniondale, New York

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                      YOU VOTE FOR THE PROPOSAL TO APPROVE
                         AND ADOPT THE MERGER AGREEMENT

                 PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY
                      AND MAIL IT PROMPTLY IN THE ENCLOSED
                          POSTAGE-PAID RETURN ENVELOPE

                               ----------------

                         ARBOR NATIONAL HOLDINGS, INC.

                                PROXY STATEMENT

                               ----------------

                            BANKAMERICA CORPORATION

                                   PROSPECTUS

                               ----------------

  This Proxy Statement/Prospectus is being furnished to the shareholders of Arbor National Holdings, Inc. ("Arbor") in connection with the solicitation of proxies by the Board of Directors of Arbor for use at a special meeting of shareholders of Arbor to be held on January 24, 1995, and at any adjournments or postponements thereof (the "Special Meeting"). The Special Meeting will be held at 10:00 a.m., Eastern time, at the offices of Arbor at 333 Earle Ovington Boulevard, Uniondale, New York. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Arbor on or about December 21, 1994.

  At the Special Meeting, the shareholders of record of the common stock, par value $0.01 per share ("Arbor Common Stock"), of Arbor as of the close of business on December 9, 1994 will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 23, 1994, as amended (as so amended, the "Merger Agreement"), by and between BankAmerica Corporation ("BAC"), Bank of America, FSB, a federal savings bank and wholly-owned subsidiary of BAC ("BAFSB"), AH Acquisition Corp., a New York corporation and wholly-owned subsidiary of BAFSB ("AHAC") and Arbor, and the consummation of the transactions contemplated thereby, as more fully described herein. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A.

  As more fully described herein, pursuant to the Merger Agreement, AHAC will merge with and into Arbor (the "Merger"), and the shares of Arbor Common Stock and options to purchase Arbor Common Stock outstanding immediately prior to the Merger (other than shares with respect to which appraisal rights are perfected) will be converted into a number of shares of common stock of BAC, par value $1.5625 per share (the "BAC Common Stock"), or, in lieu of fractional shares, cash, based on a formula set forth in the Merger Agreement.

  This Proxy Statement/Prospectus also serves as a prospectus for BAC under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of shares of BAC Common Stock (including the associated preferred share purchase rights described under "DESCRIPTION OF BAC CAPITAL STOCK--BAC Common Stock and Rights" issued with respect to such shares) in the Merger. On December 9, 1994, the closing sales price on the NYSE composite transactions tape of BAC Common Stock was $39.75 and the closing sales price quoted on the Nasdaq National Market for Arbor Common Stock was $14.38.

                               ----------------

THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

                               ----------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

THE SHARES OF BAC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

                               ----------------

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER __, 1994.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................   4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   4
SUMMARY..................................................................   6
  Parties to the Merger..................................................   6
  The Special Meeting....................................................   6
  Required Shareholder Approval; Voting Agreements.......................   6
  Effect of the Merger; Liquidations.....................................   7
  Effective Time.........................................................   7
  Exchange Ratio.........................................................   7
  Appraisal Rights.......................................................   9
  Recommendation of the Board of Directors of Arbor; Reasons for the
   Merger................................................................   9
  Opinion of Arbor's Financial Advisor...................................   9
  Interests of Certain Persons in the Merger.............................  10
  Conditions; Regulatory Approvals.......................................  10
  Termination of the Merger Agreement....................................  10
  No Solicitation........................................................  11
  Stock Exchange Listing.................................................  11
  Anticipated Accounting Treatment.......................................  11
  Federal Income Tax Consequences........................................  11
  Subsidiary Sale........................................................  12
  Stock Option Agreements; Voting Agreements.............................  12
MARKET PRICES AND DIVIDEND INFORMATION...................................  13
SUMMARY HISTORICAL FINANCIAL DATA........................................  14
ARBOR PRO FORMA EQUIVALENT PER SHARE DATA................................  17
THE SPECIAL MEETING......................................................  18
  General................................................................  18
  Date, Place and Time...................................................  18
  Record Date............................................................  18
  Vote Required..........................................................  18
  Voting and Revocation of Proxies.......................................  19
  Solicitation of Proxies................................................  19
THE MERGER...............................................................  20
  General................................................................  20
  Exchange Ratio.........................................................  20
  Options; Restricted Stock..............................................  26
  Appraisal Rights.......................................................  26
  Background of the Merger...............................................  29
  Recommendation of the Board of Directors of Arbor; Reasons for the
   Merger................................................................  31
  Opinion of Arbor's Financial Advisor...................................  33
  Interests of Certain Persons in the Merger.............................  36
  Effect on Employee Benefit Plans.......................................  37
  Effective Time.........................................................  38
  Conversion of Shares; Procedures for Exchange of Certificates; Divi-
   dends.................................................................  38
  Conditions to the Merger...............................................  39
  Regulatory Approvals Required for the Merger...........................  41
  Conduct of Arbor's Business Pending the Merger.........................  41
  Termination............................................................  43
  Amendment and Waiver...................................................  44
  Expenses...............................................................  44

                                                                           PAGE
                                                                           ----
  Effect of the Merger; Liquidations.....................................   44
  No Solicitation of Transactions........................................   45
  Resales of BAC Common Stock Received in the Merger.....................   45
  Stock Exchange Listing.................................................   46
  Anticipated Accounting Treatment.......................................   46
  Federal Income Tax Consequences........................................   46
  Dividends..............................................................   47
CERTAIN RELATED TRANSACTIONS.............................................   47
  Subsidiary Sale........................................................   47
  Stock Option Agreements................................................   47
  Voting Agreements and Proxy Agreements.................................   49
  Effect of Stock Option and Voting Agreements...........................   49
CAPITALIZATION OF BANKAMERICA CORPORATION................................   50
DESCRIPTION OF BAC CAPITAL STOCK.........................................   51
  General................................................................   51
  BAC Common Stock and Rights............................................   51
  Outstanding Preferred Stock............................................   53
COMPARISON OF RIGHTS OF STOCKHOLDERS OF ARBOR AND BAC....................   55
  Stockholder Action by Written Consent..................................   56
  Amendment of Certificate...............................................   56
  Special Meetings of Shareholders.......................................   56
  Removal of Directors...................................................   56
  Vacancies and Newly Created Directorships..............................   57
  Shareholder Nominations and Proposals for Business.....................   57
  Rights Plan............................................................   58
  Voting Rights with Respect to Certain Extraordinary Corporate Transac-
   tions.................................................................   58
  Dissenters' Rights.....................................................   58
  Dividends..............................................................   59
  Interested Stockholder Transactions....................................   59
  Liquidation Rights.....................................................   60
  Transactions Involving Directors and Officers..........................   60
  Inspection of Shareholder Ledger.......................................   61
  Certain Regulatory Considerations......................................   61
OTHER MATTERS............................................................   61
  Certain Pending Litigation.............................................   61
BANKAMERICA CORPORATION..................................................   62
INFORMATION ABOUT ARBOR AND ITS SUBSIDIARIES.............................   64
  Principal and Other Shareholders of Arbor..............................   64
  Description of Business of Arbor.......................................   65
  Management's Discussion and Analysis of Financial Condition and Results
   of Operation..........................................................   73
SHAREHOLDER PROPOSALS....................................................   82
EXPERTS..................................................................   83
LEGAL MATTERS............................................................   83
FINANCIAL STATEMENTS OF ARBOR............................................  F-1
ANNEX A--AGREEMENT AND PLAN OF MERGER AND AMENDMENT TO AGREEMENT AND PLAN
 OF MERGER...............................................................  A-1
ANNEX B--FORM OF STOCK OPTION AGREEMENT..................................  B-1
ANNEX C--FORM OF VOTING AGREEMENT........................................  C-1
ANNEX D--OPINION OF GOLDMAN, SACHS & CO..................................  D-1
ANNEX E--SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW............  E-1

  NO PERSON IS AUTHORIZED BY BAC OR ARBOR TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN ANY INFORMATION OR REPRESENTATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE OFFERING AND THE SOLICITATION MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES, IN ANY JURISDICTION IN WHICH A SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF BAC OR ARBOR SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Under the rules and regulations of the Securities and Exchange Commission (the "SEC"), the solicitation of the shareholders of Arbor to approve the Merger Agreement and the Merger constitutes an offering of BAC Common Stock to be issued in conjunction with the Merger. Accordingly, BAC has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to such offering. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  BAC and Arbor are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, proxy statements, reports and other information are filed with the SEC by BAC and Arbor. Material filed by BAC and Arbor can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and copies of such material can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, with respect to BAC, such material can be inspected at the offices of the New York, Pacific and Chicago Stock Exchanges, where BAC Common Stock is listed and, with respect to Arbor, whose common stock is quoted on the Nasdaq National Market, such material can be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  BAC INCORPORATES HEREIN BY REFERENCE (A) BAC'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, (B) BAC'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, JUNE 30 AND SEPTEMBER 30, 1994, (C) BAC'S CURRENT REPORTS ON FORM 8-K DATED JANUARY 19, JANUARY 27, MARCH 11, MARCH 21, MARCH 29, APRIL 20, MAY 12, JUNE 30, JULY 18, AUGUST 11 (WHICH CONTAINS PRO FORMA FINANCIAL AND OTHER DETAILED INFORMATION REGARDING CONTINENTAL BANK CORPORATION), AUGUST 22, AUGUST 31 AND OCTOBER

19, 1994, (D) THE DESCRIPTION OF BAC COMMON STOCK SET FORTH IN THE REGISTRATION STATEMENT ON FORM 8-A DATED MAY 25, 1976 (AS AMENDED BY FORMS 8 DATED JUNE 14, AUGUST 18 AND SEPTEMBER 10, 1976), AND (E) THE DESCRIPTION OF BAC'S PREFERRED SHARE PURCHASE RIGHTS SET FORTH IN THE REGISTRATION STATEMENT ON FORM 8-A DATED APRIL 13, 1988 (AS AMENDED BY FORM 8 DATED AUGUST 20, 1991). SEE "DESCRIPTION OF BAC CAPITAL STOCK."

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO BAC THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). WITH RESPECT TO BAC'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO BANKAMERICA CORPORATION, CORPORATE SECRETARY'S OFFICE, P.O. BOX 37000, SAN FRANCISCO, CALIFORNIA 94137 (TELEPHONE (415) 622-3530). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE BY JANUARY 17, 1995.

  All reports and definitive proxy or information statements filed by BAC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering of the BAC Common Stock to which this Proxy Statement/Prospectus relates, shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO BAC HAS BEEN SUPPLIED BY BAC, AND ALL INFORMATION RELATING TO ARBOR HAS BEEN SUPPLIED BY ARBOR.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Shareholders of Arbor are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.

PARTIES TO THE MERGER

  BAC. BAC, through its banking and other subsidiaries, provides banking and financial services throughout the United States and in selected overseas markets to customers, including individuals, corporations, governments and other institutions. BAC is headquartered at 555 California Street, San Francisco, California 94104, telephone (415) 622-3530. For more information about BAC, reference is made to BAC's 1993 Form 10-K and BAC's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994, both of which are incorporated herein by reference. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "BANKAMERICA CORPORATION."

  Arbor. Arbor is a holding company that, through its wholly-owned subsidiaries, Arbor National Mortgage, Inc. ("Arbor Mortgage") and Arbor National Commercial Mortgage Corporation ("ANCMC"), engages in a full range of mortgage banking activities, consisting of the origination, purchase, sale and servicing of first mortgage loans secured by one to four family residences and commercial properties (principally multi-family), and the purchase and sale of servicing rights associated with such loans. The principal executive offices of Arbor are located at 333 Earle Ovington Boulevard, Uniondale, New York 11553, and its telephone number is (516) 357-7400. For more information about Arbor, see "AVAILABLE INFORMATION," "INFORMATION ABOUT ARBOR AND ITS SUBSIDIARIES" and "FINANCIAL STATEMENTS OF ARBOR."

THE SPECIAL MEETING

  The Special Meeting will be held at the offices of Arbor at 333 Earle Ovington Boulevard, Uniondale, New York on Tuesday, January 24, 1995 beginning at 10:00 a.m. local time. The purpose of the Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, pursuant to which, among other things, Arbor shareholders will receive a number of shares of BAC Common Stock and cash in lieu of fractional shares in exchange for each share of Arbor Common Stock pursuant to a formula set forth in the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof. See "THE SPECIAL MEETING--General."

  Only holders of record of Arbor Common Stock at the close of business on December 9, 1994 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. As of December 9, 1994 there were 6,725,333 shares of Arbor Common Stock outstanding and entitled to vote. See "THE SPECIAL MEETING-- Record Date; Voting and Revocation of Proxies."

REQUIRED SHAREHOLDER APPROVAL; VOTING AGREEMENTS

  The approval and adoption of the Merger Agreement by Arbor shareholders will require the affirmative vote of the holders of 66 2/3% of the outstanding shares of Arbor Common Stock entitled to vote thereon. As of the Record Date, directors and executive officers of Arbor and their affiliates may be deemed to be beneficial owners of approximately 4,363,938 shares, or approximately 65% of the shares, of Arbor Common Stock outstanding and entitled to vote at the Special Meeting. All of such persons have informed Arbor that they intend to vote for approval and adoption of the Merger Agreement. Included in such 4,363,938 shares are an aggregate of 3,886,734 shares owned by Ivan Kaufman, the Chairman of the Board and Chief Executive Officer of Arbor, and by Anita Kaufman, a director of Arbor. BAC has entered into separate voting agreements (the "Voting Agreements") and proxy agreements (the "Proxy Agreements") with each of Ivan Kaufman and Anita Kaufman pursuant to which each has agreed to vote or direct the vote of, and has executed an irrevocable proxy in favor of BAC to vote, all shares of Arbor Common Stock owned by each of them, respectively, as of the date of such agreements (representing in the aggregate approximately 58% of the outstanding shares of Arbor Common Stock on the Record Date) for approval and adoption of the Merger Agreement and against any proposal relating to an alternative business combination involving Arbor. Execution of the Voting Agreements and the Proxy Agreements was required to induce BAC, BAFSB and AHAC to enter into the Merger Agreement and no compensation was paid to either of the Kaufmans in consideration for their entering into such agreements. See "THE SPECIAL MEETING--Record Date; Voting and Revocation of Proxies" and "CERTAIN RELATED TRANSACTIONS--Voting Agreements and Proxy Agreements."

  Approval of the Merger by BAC stockholders is not required.

EFFECT OF THE MERGER; LIQUIDATIONS

  Pursuant to the Merger Agreement, at the Effective Time (as defined below), AHAC, a wholly owned subsidiary of BAFSB, will be merged with and into Arbor, with Arbor (the "Surviving Corporation") surviving the Merger. Arbor will become a wholly owned subsidiary of BAFSB and Arbor shareholders will become stockholders of BAC. See "THE MERGER--General."

  Immediately following the Merger, BAC and BAFSB plan to cause first Arbor and then each of its subsidiaries other than ANCMC (which will be sold prior to the Effective Time; see "--Subsidiary Sale" below) to adopt plans of liquidation pursuant to which they will transfer all of their respective assets and employees and certain of their respective liabilities to BAFSB (collectively, excluding the Merger, the "Liquidations"), and thereafter Arbor and its subsidiaries will each be dissolved. BAFSB will continue as a federal savings bank and a wholly owned subsidiary of BAC. See "THE MERGER--Effect of the Merger; Liquidations."

  The Merger Agreement provides that the Liquidations shall be treated with the Merger as part of the same transaction. Accordingly, the Merger Agreement requires Arbor to use all reasonable efforts to obtain all consents and approvals required under all agreements between Arbor and third parties, including leases, mortgage servicing agreements and software licenses, for the valid assignment of such agreements to BAFSB immediately after the Merger.

EFFECTIVE TIME

  The Merger will become effective upon the filing of a certificate of merger with the Department of State of the State of New York in accordance with applicable law or on such later date as the certificate may specify (the "Effective Time"). The certificate will be filed on the first day which is (i) the last day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of the conditions to the Merger specified in the Merger Agreement and the expiration of Arbor's termination right, if any, relating to the Minimum Value (as defined below), unless another date is agreed to by BAC and Arbor (such day is sometimes hereinafter referred to as the "Closing Date"). See "THE MERGER--Effective Time."

EXCHANGE RATIO

  The terms of the Merger Agreement summarized below and described in greater detail elsewhere in this Proxy Statement/Prospectus, including the Exchange Ratio (as defined below), were determined as a result of arms-length negotiations between representatives of BAC and Arbor (and were amended in connection with the settlement of the Actions--see "OTHER MATTERS--Certain Pending Litigation") and generally are intended to provide that each share of Arbor Common Stock will be converted into a number of shares of BAC Common Stock with a nominal value (valued at the Average Closing Price) equal to $16.35 (the "Estimated Per Share Merger Price"). However, pursuant to the Merger Agreement, such nominal value may increase or decrease based upon (i) the actual Average Closing Price (as defined below) and (ii) certain adjustments which may be made to the Estimated Per Share Merger Price.

  At the Effective Time, each issued and outstanding share of Arbor Common Stock, other than treasury shares and Dissenting Shares (as defined below--see "THE MERGER--Appraisal Rights"), will be converted into and exchangeable for that number of shares of BAC Common Stock equal to the quotient obtained by dividing (i) the Final Per Share Merger Price by (ii) the Average Closing Price, rounded to the nearest ten-thousandth of a share (the "Exchange Ratio"), provided, however, that except as described in the next sentence, for purposes of calculating the Exchange Ratio, notwithstanding the actual amount of the Average Closing Price, in no event will the Average Closing Price used in making such calculation be less than $39.31 nor more than $53.19. If the Average Closing Price is less than $37.00, Arbor may terminate the Merger Agreement unless BAC increases the Exchange Ratio such that the shares of BAC Common Stock issued in exchange for each share of Arbor Common Stock have a nominal value (valued at the Average Closing Price) equal to the value per share of Arbor Common Stock that would have been paid had the Average Closing Price been $37.00. As used in the Merger Agreement, "Average Closing Price" means the average of the daily closing sales prices of a share of BAC Common Stock on the New York Stock Exchange ("NYSE") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) for the 20 NYSE trading days ending on the fifth business day (the "Share Valuation Date") prior to the date (the "Last Approval Date") on which the later of the approval of the Federal Reserve Board and the approval of the Office of Thrift Supervision, as required to consummate the transactions contemplated by the Merger Agreement, is obtained. See "THE MERGER--Exchange Ratio."

  If the Average Closing Price is less than $37.00 and, in response to an election by Arbor to terminate the Merger Agreement, BAC elects to increase the Exchange Ratio, the shares of BAC Common Stock to be issued in the Merger for each share of Arbor Common Stock will have a nominal value (valued at the Average Closing Price) equal to the product of (i) the quotient obtained by dividing the Final Per Share Merger Price by $39.31 and (ii) $37.00 (such product being referred to as the "Minimum Value"). See "--Termination of the Merger Agreement" below. Assuming the Merger is approved by the holders of Arbor Common Stock, the Arbor Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting Arbor shareholders if the Average Closing Price is less than $37.00, even though, as a result of the application of the Exchange Ratio, the nominal value of the shares of BAC Common Stock (valued at the Average Closing Price) issued in exchange for each share of Arbor Common Stock would be less than the Minimum Value. In such a situation, in considering whether to consummate the Merger without the resolicitation of Arbor shareholders, the Arbor Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, its evaluation of the then-existing economic conditions and trends, its evaluation of the respective business, financial condition, results of operations and prospects of each of Arbor and BAC, its evaluation of the overall condition of the mortgage banking and commercial banking industries and the advice of its financial advisor and legal counsel. Arbor shareholders will have no vote in the decision of the Arbor Board to either terminate the Merger Agreement or consummate the Merger in the event that the Average Closing Price is less than $37.00. See "-- Termination of the Merger Agreement" below. See "THE MERGER--Exchange Ratio" and "--Conditions to the Merger."

  The Estimated Per Share Merger Price is subject to upward or downward adjustment (as so adjusted, the "Final Per Share Merger Price") pursuant to the terms and conditions of the Merger Agreement to reflect, among other matters, certain changes in the size and composition of Arbor's mortgage servicing portfolio and in Arbor's adjusted shareholders' equity, in each case between May 31, 1994 and the last day (the

"Valuation Date") of the month preceding the month in which the Merger is consummated. The Estimated Per Share Merger Price is also subject to (i) downward adjustment if certain deficiencies in the files documenting Arbor's mortgage servicing portfolio are unremedied prior to the tenth day preceding the closing date of the Merger or if certain consents required in connection with the Merger from the investors (other than federal secondary market or government agencies) (the "Private Investors") for whom Arbor services mortgage loans are not obtained prior to such day and (ii) upward adjustment to reflect the after-tax proceeds realized by Arbor in the sale of ANCMC, which amount is expected to be approximately $0.19 on a per share basis. Except for the adjustment described in clause (ii) above, no upward or downward adjustment to the Estimated Per Share Merger Price will be made unless the aggregate increase or decrease exceeds certain designated thresholds. See "THE MERGER--Exchange Ratio (Calculation of Final Per Share Merger Price)."

APPRAISAL RIGHTS

  Shareholders of Arbor are entitled to exercise dissenters' rights of appraisal in connection with, or as a result of, the Merger and to have their shares of Arbor Common Stock appraised by a court and to receive payment of the "fair value" of their shares as determined by the court. To exercise such rights, a shareholder must not vote in favor of the Merger and must comply with certain statutory procedures within time periods specified in the appraisal provisions of New York law. The value determined in such appraisal could be more than, the same as, or less than the value of the consideration to be received under the Merger Agreement by holders of Arbor Common Stock who do not dissent from the Merger. For a summary of the provisions of the New York Business Corporation Law regarding appraisal rights, see "THE MERGER--Appraisal Rights." A copy of the applicable New York statutory provisions concerning dissenters' rights of appraisal is attached as Annex E hereto. Arbor shareholders are urged to read such statute carefully and in its entirety.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ARBOR; REASONS FOR THE MERGER

  THE ARBOR BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF ARBOR AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF ARBOR VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

  In the course of reaching its decision to enter into the Merger Agreement with BAC, the Arbor Board consulted with its legal and financial advisors, as well as the management of Arbor, and considered a number of factors, including, without limitation, the following: Arbor's business, results of operations, prospects and financial condition; the opinion of Goldman, Sachs & Co. ("Goldman Sachs") that the Exchange Ratio was fair to Arbor's shareholders; the conditions to the Merger and the risks to Arbor if the Merger were not consummated; certain information concerning BAC's financial condition, results of operations and prospects; the terms of the Merger Agreement; and the alternative strategic courses available to Arbor. For an analysis of the foregoing factors, see "THE MERGER--Background of the Merger" and "-- Recommendation of the Board of Directors of Arbor; Reasons for the Merger."

OPINION OF ARBOR'S FINANCIAL ADVISOR

  Goldman Sachs has delivered its written opinion to the Arbor Board that, as of the date of this Proxy Statement/Prospectus, the Exchange Ratio is fair to Arbor shareholders. The full text of the written opinion of Goldman Sachs, dated the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex D to this Proxy Statement/Prospectus and is incorporated herein by reference. Arbor shareholders are urged to, and should, read the Goldman Sachs opinion in its entirety. The Goldman Sachs opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any Arbor shareholder as to how such shareholder should vote at the Special Meeting. See "THE MERGER--Opinion of Arbor's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Two executive officers of Arbor who are parties to existing employment agreements, Ivan Kaufman and Scott Brown, are entitled to certain rights and benefits under those agreements (including lump sum payments and benefits continuation) if their employment is terminated in connection with the consummation of the Merger and prior to the respective terms of such agreements. However, Mr. Kaufman has agreed to waive his rights under his employment agreement in order to induce BAC to enter into the Merger Agreement, and has entered into an employment agreement with BAC for a brief transition period following the Merger. For a detailed description of the foregoing, see "THE MERGER--Interests of Certain Persons in the Merger."

  Following an auction process for the sale of ANCMC conducted by Goldman Sachs, Ivan Kaufman was selected by Arbor as the winning bidder in the auction. Arbor intends to consummate the sale of ANCMC to Mr. Kaufman prior to the Effective Time. For a more complete discussion of the sale of ANCMC, see "CERTAIN RELATED TRANSACTIONS -- Subsidiary Sale."

  Pursuant to the Merger Agreement, BAC has, subject to certain limitations, agreed to cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Arbor and its subsidiaries against certain claims and the expenses and liabilities resulting from actions or omissions prior to the Effective Time. For a detailed description of the foregoing, see "THE MERGER--Interests of Certain Persons in the Merger."

CONDITIONS; REGULATORY APPROVALS

  Consummation of the Merger is subject to various conditions, including, among others, receipt of the shareholder approval solicited hereby, consummation of the sale of ANCMC prior to the Effective Time, receipt of the necessary bank regulatory approvals for the Merger and the Liquidations, the receipt of consents to the Merger and related transactions by federal secondary market agencies and, with respect to a designated percentage of Arbor's mortgage servicing portfolio, by Private Investors, receipt of a letter from BAC's independent accountants advising that the transactions contemplated by the Merger Agreement may be properly accounted for as a pooling of interests, receipt of opinions of counsel regarding certain federal income tax consequences of the Merger and satisfaction of other customary closing conditions. See "THE MERGER--Conditions to the Merger."

  The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to Section 4 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the prior approval of the Office of Thrift Supervision ("OTS") pursuant to the Home Owners' Loan Act of 1933. BAC has submitted applications seeking approval of the Merger to the Federal Reserve Board and the OTS. Certain aspects of the Merger may require notifications to, or approvals from, certain other federal authorities and banking or other regulatory authorities in certain states. On December 15, 1994 the Federal Reserve Board notified BAC of its approval of the Merger. There can be no assurance that the OTS or any other regulatory authority will approve or take other required action with respect to the Merger or, if obtained, that there will not be delays in the processing of the relevant applications. See "THE MERGER--Conditions to the Merger." There can also be no assurance that any such approval will not contain a condition or requirement which causes such approval to fail to satisfy the conditions to consummation of the Merger. There can also be no assurance that the U.S. Department of Justice will not challenge the Merger on antitrust grounds, or if such a challenge is made, as to the result thereof. See "THE MERGER--Regulatory Approvals Required for the Merger."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of BAC and Arbor and by either of them individually under certain specified circumstances, including if the Merger has not been consummated by June 30, 1995. In addition, if the Average Closing Price is less than

$37.00, Arbor may at its option terminate the Merger Agreement unless BAC agrees to increase the Exchange Ratio such that the shares of BAC Common Stock issued in exchange for each share of Arbor Common Stock have a nominal value (valued at the Average Closing Price) equal to the value per share of Arbor Common Stock that would have been paid had the Average Closing Price been $37.00. Arbor may also at its option terminate the Merger Agreement if certain expenses and other items related to the Stockholder Proceedings (as defined below--see "THE MERGER--Termination") exceed a $1.5 million threshold unless BAC agrees that any costs in excess of such threshold will not reduce the Final Per Share Merger Price. See "THE MERGER--Termination."

NO SOLICITATION

  Arbor has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit, initiate or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its Board of Directors (as advised by its counsel), participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or any of its subsidiaries, or any merger or other business combination with it or any of its subsidiaries, other than as contemplated by the Merger Agreement, except that Arbor may communicate information about any such proposal to its shareholders if and to the extent that the fiduciary duties of its Board of Directors require it to do so (as advised by its counsel). See "THE MERGER--No Solicitation of Transactions."

STOCK EXCHANGE LISTING

  The BAC Common Stock is listed on the NYSE and the Pacific, Chicago, London and Tokyo Stock Exchanges. BAC has agreed to use its reasonable efforts to cause the shares of BAC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. The obligations of the parties to consummate the Merger are subject to approval for listing by the NYSE of such shares. BAC also intends to list such shares on the Pacific, Chicago, London and Tokyo Stock Exchanges. See "THE MERGER--Conditions to the Merger" and "--Stock Exchange Listing."

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to BAC's obligation to consummate the Merger that BAC receives a letter from its independent accountants, dated as of the Effective Time, advising that the transactions contemplated by the Merger Agreement may be properly accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB No. 16"), if the Merger is closed and consummated in accordance with the Merger Agreement, provided, however, that this condition shall be deemed to have been waived by BAC if the accountants' inability to issue such letter is due to actions taken by BAC or its affiliates, other than those actions required or contemplated under the Merger Agreement. See "THE MERGER--Conditions to the Merger" and "--Anticipated Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES

  It is intended that the Merger and Liquidations will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon receipt by Arbor of an opinion of Skadden, Arps, Slate, Meagher & Flom (the "Skadden Opinion") and receipt by BAC of an opinion of Morrison & Foerster (the "Morrison & Foerster Opinion"), each dated as of the Effective Time. The Skadden Opinion and the Morrison & Foerster Opinion will be substantially to the effect that, on the basis of facts (which are consistent with the state of facts existing at the Effective Time), representations and assumptions set forth or referred to in such opinions, the Merger and Liquidations will be treated for Federal income tax purposes as a reorganization or part of one or more reorganizations within the meaning of Section 368(a) of the Code and, accordingly, (i) no gain or loss will be recognized by the shareholders of Arbor who exchange their Arbor Common Stock solely for BAC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BAC Common Stock); (ii) the tax basis of the BAC Common Stock received by Arbor shareholders who exchange all of their Arbor Common Stock solely for BAC Common Stock in the Merger will be the same as the tax basis of the Arbor Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iii) the holding period of the BAC Common Stock in the hands of an Arbor shareholder will include the holding period of the Arbor Common Stock exchanged therefor, provided such Arbor Common Stock is held as a capital asset at the Effective Time. See "THE MERGER--Federal Income Tax Consequences."

SUBSIDIARY SALE

  Pursuant to the Merger Agreement, Arbor agreed to initiate an auction of ANCMC, its commercial mortgage subsidiary, and to consummate such sale for a fixed price in cash prior to the consummation of the Merger. Arbor engaged Goldman Sachs for the purpose of conducting the auction. Following the completion of the auction process, Ivan Kaufman was selected by Arbor as the winning bidder in the auction. The after-tax proceeds of the sale of ANCMC will be applied to increase the Final Per Share Merger Price, which increase is expected to be approximately $0.19. Consummation of the sale of ANCMC prior to the Effective Time is a condition to the respective obligations of BAC, BAFSB and AHAC to consummate the Merger. See "CERTAIN RELATED TRANSACTIONS-- Subsidiary Sale."

STOCK OPTION AGREEMENTS; VOTING AGREEMENTS

  In order to induce BAC, BAFSB and AHAC to enter into the Merger Agreement, Anita Kaufman and Ivan Kaufman each entered into a Voting Agreement and a Stock Option Agreement with BAC. Pursuant to the Stock Option Agreements, Ivan and Anita Kaufman each granted BAC an option (the "Stock Options") to purchase up to 3,311,354 and 574,980 shares, respectively, of Arbor Common Stock, representing approximately 58% of the issued and outstanding shares of such common stock as of the Record Date, at an exercise price of $16.35, subject to the terms and conditions set forth therein. The Stock Options may only be exercised upon the occurrence of certain events set forth in the Stock Option Agreements, none of which has occurred as of the date of this Proxy Statement/Prospectus. Pursuant to the Voting Agreements, Ivan and Anita Kaufman have agreed to vote, and have granted to BAC irrevocable proxies to vote, an aggregate of 3,886,334 shares of Arbor Common Stock for approval of the Merger Agreement and against any proposal with respect to an alternative business combination. Forms of the Stock Option Agreements and the Voting Agreements are attached as Annex B and Annex C, respectively, to this Proxy Statement/Prospectus. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreements;--Voting Agreements and Proxy Agreements."

  The Stock Option Agreements and the Voting Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of such agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in Arbor from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Arbor Common Stock than the price per share provided for in the Merger Agreement.

                     MARKET PRICES AND DIVIDEND INFORMATION

  BAC Common Stock is listed for trading on the New York, Chicago, Pacific, London and Tokyo Stock Exchanges under the symbol "BAC." Arbor Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market (the "NASDAQ/NM") under the symbol "ARBH."

  The following tables set forth, for the fiscal quarters indicated, the high and low sales prices per share for BAC Common Stock as reported on the NYSE Composite Transactions Tape as reported in the Western Edition of The Wall Street Journal, the high and low sales prices per share of Arbor Common Stock as reported by the NASDAQ/NM, and the quarterly cash dividends per share paid by BAC and Arbor, respectively, on such shares. The information with respect to NASDAQ/NM quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions. Prior to August 7, 1992, the date of Arbor's initial public offering of the Arbor Common Stock, there was no public market for Arbor Common Stock. Arbor's fiscal year ends on the last day of February while BAC's fiscal year corresponds to the calendar year.

                                      BAC

                                ----------------

FISCAL 1992                                               HIGH   LOW   DIVIDENDS
- -----------                                              ------ ------ ---------
1st Quarter............................................. $46.25 $35.38   $0.30
2nd Quarter.............................................  49.75  38.13    0.30
3rd Quarter.............................................  46.75  40.25    0.30
4th Quarter.............................................  48.25  40.88    0.30
FISCAL 1993
- -----------
1st Quarter............................................. $55.50 $43.00   $0.35
2nd Quarter.............................................  53.88  40.50    0.35
3rd Quarter.............................................  49.13  43.38    0.35
4th Quarter.............................................  47.38  40.38    0.35
FISCAL 1994
- -----------
1st Quarter............................................. $48.88 $38.75   $0.40
2nd Quarter.............................................  50.25  38.38    0.40
3rd Quarter.............................................  49.63  44.00    0.40
4th Quarter (through December 9, 1994)..................  46.25  38.63    0.40

                                     ARBOR

                                ----------------

FISCAL 1993                                               HIGH   LOW   DIVIDENDS
- -----------                                              ------ ------ ---------
1st Quarter.............................................     --     --    --
2nd Quarter............................................. $ 9.25 $ 8.13    --
3rd Quarter.............................................  10.25   8.00    --
4th Quarter.............................................  15.50   8.75    --
FISCAL 1994
- -----------
1st Quarter............................................. $18.88 $13.50    --
2nd Quarter.............................................  17.00  13.25    --
3rd Quarter.............................................  20.75  16.38    --
4th Quarter.............................................  19.25  15.25    --
FISCAL 1995
- -----------
1st Quarter............................................. $20.25 $10.69    --
2nd Quarter.............................................  20.50  16.50    --
3rd Quarter.............................................  21.00  13.63    --
4th Quarter (through December 9, 1994)..................  14.50  14.31    --

                                                                    PRO FORMA
MARKET VALUE PER SHARE(1):                           BAC   ARBOR  EQUIVALENT(2)
- --------------------------                          ------ ------ -------------
April 15, 1994..................................... $42.38 $13.75    $16.35
September 23, 1994................................. $46.00 $20.00    $16.35
December 9, 1994................................... $39.75 $14.38    $16.35

- --------
(1) The market values for BAC Common Stock and Arbor Common Stock represent the last reported sale prices per share on (i) April 15, 1994, the last business day preceding the date on which a newspaper or other publication first contained an article speculating that Arbor was for sale, (ii) September 23, 1994, the last business day preceding public announcement of the Merger and (iii) December 9, 1994, the last practicable date prior to the mailing of this Proxy Statement/Prospectus.
(2) The equivalent price per share of Arbor Common Stock at each specified date was determined by multiplying the last reported sale price of a share of BAC Common Stock on such date by the Exchange Ratio. For purposes of determining the Exchange Ratio, the Final Per Share Merger Price was assumed to be $16.35 and the Average Closing Price was assumed to be equal to the last reported sale price of BAC Common Stock at each specified date (resulting in an Exchange Ratio of 0.3858 on April 15, 1994, 0.3554 on September 23, 1994 and 0.4113 on December 9, 1994). The actual Exchange Ratio will be determined based on the Average Closing Price and will also depend upon the actual Final Per Share Merger Price.

  Arbor shareholders are advised to obtain current market quotations for Arbor Common Stock and BAC Common Stock. The market price of BAC Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the Share Valuation Date, and between the Share Valuation Date and the Effective Time. Although the Merger Agreement provides that the Exchange Ratio will adjust to absorb fluctuations in the market price of BAC Common Stock within certain ranges prior to the Share Valuation Date, fluctuations in such market price prior to the Effective Time could result in an increase or decrease in the market price as of the Effective Time of the shares of BAC Common Stock to be received by Arbor shareholders in the Merger. No assurance can be given concerning the market price of BAC Common Stock before or after the Effective Time.

                       SUMMARY HISTORICAL FINANCIAL DATA

  The following tables set forth consolidated historical summary financial data for the periods and as of the dates indicated for BAC and its consolidated subsidiaries and for Arbor and its consolidated subsidiaries. BAC's book value per share, cash dividends per share and income per share for the fiscal year ended December 31, 1993 and any interim period since December 31, 1993 and the date of this Proxy Statement/Prospectus would not be materially affected if such financial statements were presented on a pro forma basis to reflect the acquisition of Arbor using the pooling of interests method of accounting in accordance with APB No. 16 and, hence, no such pro forma presentation is made in this Proxy Statement/Prospectus.

  The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of BAC and Arbor included elsewhere in this Proxy Statement/Prospectus or in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Interim results are not necessarily indicative of the results to be expected for the year ending December 31, 1994 (in the case of BAC) or February 28, 1995 (in the case of Arbor).

             BAC CONSOLIDATED HISTORICAL SUMMARY OF OPERATIONS DATA
                 (IN MILLIONS OF DOLLARS EXCEPT PER SHARE DATA)

                           NINE MONTHS ENDED
                             SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                          -------------------  -------------------------------------------------
                          1994(A)(B) 1993(A)   1993(A)   1992(A)       1991      1990     1989
                          ---------- --------  --------  --------    --------  --------  -------
                              (UNAUDITED)
CONSOLIDATED SUMMARY OF
 OPERATIONS
Interest income.........   $  8,905  $  8,751  $ 11,627  $ 11,613    $  9,860  $ 10,249  $ 9,559
Interest expense........      3,375     3,175     4,186     4,895       5,388     6,097    5,536
                           --------  --------  --------  --------    --------  --------  -------
Net interest income.....      5,530     5,576     7,441     6,718       4,472     4,152    4,023
Provision for credit
 losses.................        360       653       803     1,009         805       905      770
                           --------  --------  --------  --------    --------  --------  -------
Net interest income af-
 ter provision for
 credit losses..........      5,170     4,923     6,638     5,709       3,667     3,247    3,253
Noninterest income......      3,096     3,154     4,273     3,649       2,408     2,074    1,830
Noninterest expense.....      5,543     5,509     7,483     6,676       4,202     3,922    3,735
                           --------  --------  --------  --------    --------  --------  -------
Income before income
 taxes and extraordinary
 credit.................      2,723     2,568     3,428     2,682       1,873     1,399    1,348
Provision for income
 taxes..................      1,138     1,110     1,474     1,190         749       522      528
                           --------  --------  --------  --------    --------  --------  -------
Income before extraordi-
 nary credit............      1,585     1,458     1,954     1,492       1,124       877      820
Extraordinary credit
 resulting from
 previously unrecognized
 tax benefits...........        --        --        --        --          --        238      283
                           --------  --------  --------  --------    --------  --------  -------
Net income..............   $  1,585  $  1,458  $  1,954  $  1,492(c) $  1,124  $  1,115  $ 1,103
                           ========  ========  ========  ========    ========  ========  =======
EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE
Income before extraordi-
 nary credit............   $   3.95  $   3.58  $   4.79  $   4.24(c) $   4.81  $   3.85  $  3.79
Extraordinary credit
 resulting from
 previously unrecognized
 tax benefits...........        --        --        --        --          --       1.10     1.40
                           --------  --------  --------  --------    --------  --------  -------
Net income..............   $   3.95  $   3.58  $   4.79  $   4.24(c) $   4.81  $   4.95  $  5.19
                           ========  ========  ========  ========    ========  ========  =======
EARNINGS PER COMMON
 SHARE--ASSUMING FULL
 DILUTION
Income before extraordi-
 nary credit............   $   3.93  $   3.56  $   4.76  $   4.21(c) $   4.78  $   3.84  $  3.74
Extraordinary credit
 resulting from
 previously unrecognized
 tax benefits...........        --        --        --        --          --       1.10     1.37
                           --------  --------  --------  --------    --------  --------  -------
Net income..............   $   3.93  $   3.56  $   4.76  $   4.21(c) $   4.78  $   4.94  $  5.11
                           ========  ========  ========  ========    ========  ========  =======
STOCK DATA
Dividends declared per
 common share...........   $   1.20  $   1.05  $   1.40  $   1.30    $   1.20  $   1.00  $  0.60
Book value per common
 share(d)...............      42.02     38.69     39.58     35.88       30.78     27.21    23.31
Number of common shares
 outstanding (d) (in
 thousands).............    370,206   357,343   357,912   348,603     218,880   213,364  210,319
CONSOLIDATED BALANCE
 SHEET DATA(D)
Loans (net of unearned
 income and allowance
 for credit losses).....   $135,066  $122,261  $123,048  $122,690    $ 84,214  $ 82,903  $72,530
Total assets............    214,230   187,109   186,933   180,646     115,509   110,728   98,764
Deposits................    152,666   140,969   141,618   137,883      94,067    92,321   81,186
Long-term debt..........     14,504    14,008    13,508    14,326       3,101     2,648    2,699
Subordinated capital
 notes..................        605       933       607     2,069       1,277     1,283    1,376
Total stockholders'
 equity.................     18,930    16,805    17,144    15,488       8,063     6,419    5,534
RETURN ON AVERAGE
Total assets............       1.07%     1.05%     1.05%     0.90%       0.99%     1.04%    1.14%
Total stockholders'
 equity.................      12.78     12.11     12.00     11.84       15.78     18.68    23.10
AVERAGE TOTAL
 STOCKHOLDERS' EQUITY TO
 AVERAGE TOTAL ASSETS...       8.72%     8.71%     8.79%     7.60%       6.25%     5.55%    4.91%

- --------
(a) This financial information reflects the effects of the merger with Security Pacific Corporation ("SPC") subsequent to its consummation on April 22, 1992.
(b) This financial information reflects the effects of the merger with Continental Bank Corporation ("Continental") subsequent to its consummation on August 31, 1994.
(c) Earnings and earnings per share were affected by the net effect of nonrecurring items, including the accrual of merger related expenses resulting from the merger with SPC and a net gain on the sale of the payroll processing business of Bank of America National Trust and Savings Association. If the nonrecurring items had been excluded from the results of operations, net income would have been $1,682 million for the year ended December 31, 1992. In addition, earnings per common and common equivalent share would have been $4.85 and earnings per common share, assuming full dilution, would have been $4.81 for the year ended December 31, 1992.
(d) As of period end.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)

                              SIX MONTHS
                           ENDED AUGUST 31,            FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                         ---------------------- ---------------------------------------------------
                            1994        1993       1994       1993     1992(1)   1991(2)     1990
                         ----------  ---------- ---------- ---------- ---------- --------  --------
                              (UNAUDITED)
CONSOLIDATED INCOME
 STATEMENT DATA:
Revenues
 Mortgage originations,
  net................... $    9,771  $   25,332 $   49,929 $   38,438 $   25,592 $  8,569  $  7,185
 Interest earned
  (expense), net........      4,167       4,511     10,772      6,819      1,591     (153)      873
 Servicing released
  premiums and bulk
  sale of servicing
  rights, net...........      8,595       3,485     13,386      8,024      8,000    6,022     2,616
 Servicing revenue,
  net...................      8,008       5,956     13,577      6,809      3,438    2,684     1,578
                         ----------  ---------- ---------- ---------- ---------- --------  --------
   Total revenues.......     30,541      39,284     87,664     60,090     38,621   17,122    12,252
                         ----------  ---------- ---------- ---------- ---------- --------  --------
Expenses
 Sales commissions and
  other fees............      5,171       7,781     15,618     11,968      8,662    3,406     2,293
 Employee compensation
  and benefits..........     15,513      12,211     26,415     18,816     13,713    6,665     4,900
 Selling and
  administrative........     14,483      10,898     24,435     15,589      9,918    4,355     4,264
                         ----------  ---------- ---------- ---------- ---------- --------  --------
                             35,167      30,890     66,468     46,373     32,293   14,426    11,457
                         ----------  ---------- ---------- ---------- ---------- --------  --------
(Loss) income before
 income taxes...........     (4,626)      8,394     21,196     13,717      6,328    2,696       795
(Benefit) provision for
 income taxes(3)........     (1,924)      3,526      9,220      5,961      2,554    1,088       321
                         ----------  ---------- ---------- ---------- ---------- --------  --------
Net (loss) income....... $   (2,702) $    4,868 $   11,976 $    7,756 $    3,774 $  1,608  $    474
                         ==========  ========== ========== ========== ========== ========  ========
Net (loss) income per
 share(4)............... $    (0.40) $     0.72 $     1.77 $     1.30
                         ==========  ========== ========== ==========
CONSOLIDATED OPERATING
 DATA:(5)
 Mortgage loans
  originated............ $1,344,339  $2,104,387 $4,235,045 $2,522,115 $1,419,153 $583,852  $511,287
 Loan servicing
  portfolio............. $5,268,945  $4,196,612 $4,927,268 $2,670,941 $1,169,721 $585,230  $496,440
                              SIX MONTHS
                           ENDED AUGUST 31,            FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                         ---------------------- ---------------------------------------------------
                            1994        1993       1994       1993       1992      1991      1990
                         ----------  ---------- ---------- ---------- ---------- --------  --------
                              (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
 Mortgage loans held
  for sale, net......... $  266,667  $  343,634 $  236,389 $  131,008 $  147,710 $ 40,350  $ 44,977
 Total assets...........    329,778     385,550    294,065    164,444    173,035   62,092    69,533
 Borrowings.............    272,712     333,988    231,031    124,788    152,794   52,117    62,826
 Total shareholders'
  equity................     37,136      32,422     39,551     27,486     10,797    5,416     2,747

- --------
(1) In December 1990, Arbor acquired certain retail branch offices from GE Capital Mortgage Services, Inc. Fiscal 1992 reflects the first full year of operations for these branches. See "INFORMATION ABOUT ARBOR AND ITS SUBSIDIARIES--Description of Business of Arbor (Retail Branch Network)" and
    Note 1 to the Consolidated Financial Statements of Arbor.
(2) In Fiscal 1991, Arbor revised the estimated useful lives of certain assets. The effect of this change was to reduce depreciation expense and increase pretax income by $152.
(3) Includes pro forma income taxes of $0 (Fiscal 1994), $345 (Fiscal 1993), $1,607 (Fiscal 1992), $1,062 (Fiscal 1991) and $321 (Fiscal 1990) as if
    Arbor were taxed as a "C" corporation. See Notes 1 and 8 to the Consolidated Financial Statements of Arbor.
(4) Per share data for periods prior to Fiscal 1993 is not applicable due to Arbor's initial public offering in August 1992.
(5) The Consolidated Operating Data for all periods are unaudited.

                   ARBOR PRO FORMA EQUIVALENT PER SHARE DATA
                                  (UNAUDITED)

  The following table sets forth for Arbor Common Stock certain historical per share financial information of Arbor for the six months ended August 31, 1994 and for the years ended February 28, 1994 and 1993. Information with respect to the book value per common share of Arbor at August 31, 1994 and at February 28, 1994 and 1993 also is presented.

  In addition, the following table sets forth certain pro forma equivalent per share financial information of Arbor for the six months ended June 30, 1994 and the years ended December 31, 1993, 1992 and 1991, or as of the end of such periods. The pro forma combined amounts included in the table below have been computed based on BAC historical amounts for the periods indicated as such amounts would not be materially affected if presented on a pro forma basis to reflect the acquisition of Arbor using the pooling of interests method of accounting. Consequently, the pro forma information presented below reflects BAC's fiscal year, which corresponds to the calendar year, while Arbor's fiscal year ends on the last day of February.

  The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of BAC included in the documents described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and the consolidated financial statements and accompanying notes of Arbor set forth elsewhere in this Proxy
Statement/Prospectus.

                                                       YEAR ENDED
                          SIX MONTHS ENDED -----------------------------------
                             8/31/94 OR    2/28/94 OR  2/28/93 OR
                             6/30/94(A)    12/31/93(B) 12/31/92(C) 12/31/91(D)
                          ---------------- ----------- ----------- -----------
Income (loss) per common
 share:
  Historical(e)..........      $(0.40)        $1.77       $1.30        (d)
  Pro forma
   equivalent(f).........        1.07          1.97        1.74       $1.98
Dividends per common
 share:
  Historical.............         --            --          --         (d)
  Pro forma
   equivalent(f).........        0.33          0.58        0.53        0.49
Book value per common
 share at period end:
  Historical.............        5.52          5.91        4.12        (d)
  Pro forma
   equivalent(f).........       16.74         16.28       14.76       12.66

- --------
(a) Represents historical Arbor financial information for its most recent interim period--the six months ended August 31, 1994, and pro forma equivalent financial information for the most recent six month year-to-date interim period reported by BAC and its consolidated subsidiaries--the six months ended June 30, 1994.
(b) Represents historical Arbor financial information for its most recent fiscal year--the year ended February 28, 1994, and pro forma equivalent financial information for the most recent fiscal year of BAC and its consolidated subsidiaries--the year ended December 31, 1993.
(c) Represents historical Arbor financial information for its fiscal year ended February 28, 1993, and pro forma equivalent financial information for the fiscal year of BAC and its consolidated subsidiaries ended December 31, 1992.
(d) Represents pro forma equivalent financial information for the fiscal year of BAC and its consolidated subsidiaries ended December 31, 1991. The initial public offering of Arbor Common Stock occurred on August 7, 1992. No historical income or book value information is presented for Arbor for its fiscal year ended February 29, 1992 since during such fiscal year there was no public market for Arbor Common Stock.
(e) Based on income from continuing operations of Arbor.
(f) Amounts are calculated by multiplying the BAC historical amounts by an assumed Exchange Ratio of 0.4113. For purposes of determining the Exchange Ratio, the Final Per Share Merger Price was assumed to be $16.35 and the Average Closing Price was assumed to be equal to $39.75, the last reported sale price of BAC Common Stock on December 9, 1994. The actual Exchange Ratio will be determined based on the Average Closing Price and will also depend upon the actual Final Per Share Merger Price.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to shareholders of Arbor in connection with the solicitation of proxies by the Board of Directors of Arbor (the "Arbor Board") for use at the Special Meeting and at any adjournments or postponements thereof. At the Special Meeting, the shareholders of Arbor will be asked (i) to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, which are more fully described herein (the "Merger Proposal") and (ii) to act upon such other matters as may properly be brought before the Special Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Annex A hereto. The Merger Agreement provides, among other things, that AHAC will merge with and into Arbor and, except as described below, each share of Arbor Common Stock will be converted into and exchangeable for that number of shares of BAC Common Stock as shall be equal to the Exchange Ratio.

  This Proxy Statement/Prospectus constitutes a prospectus of BAC with respect to the shares of BAC Common Stock to be issued in connection with the Merger. The information in this Proxy Statement/Prospectus concerning BAC and Arbor has been furnished by each of such entities, respectively.

  THE ARBOR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS THAT ARBOR SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  This Proxy Statement/Prospectus is first being mailed to shareholders of Arbor on or about December 21, 1994.

DATE, PLACE AND TIME

  The Special Meeting will be held at 10:00 a.m. local time on Tuesday, January 24, 1995, at the offices of Arbor at 333 Earle Ovington Boulevard, Uniondale, New York.

RECORD DATE

  The Arbor Board has fixed December 9, 1994 as the Record Date for the determination of those Arbor shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Arbor Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 6,725,333 shares of Arbor Common Stock outstanding, entitled to vote and held by approximately 92 holders of record.

VOTE REQUIRED

  Each holder of record of shares of Arbor Common Stock on the Record Date is entitled to cast one vote per share on (i) the Merger Proposal and (ii) any other matter properly submitted for the vote of Arbor shareholders at the Special Meeting or at any adjournments or postponements thereof. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Arbor Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shares of Arbor Common Stock which are present in person or by proxy but abstain from voting at the Special Meeting will be included for purposes of determining a quorum at such meeting.

  The approval and adoption of the Merger Proposal by Arbor shareholders will require the affirmative vote of the holders of 66 2/3% of the outstanding shares of Arbor Common Stock entitled to vote thereon. Under applicable New York law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal. As described in "THE MERGER--Conditions to the Merger," such approval is a condition to consummation of the Merger.

  As of the Record Date, directors and executive officers of Arbor and their affiliates may be deemed to be beneficial owners of approximately 4,363,938 shares, or approximately 65% of the shares, of Arbor Common Stock outstanding and entitled to vote at the Special Meeting. Such persons have informed Arbor that they intend to vote for approval and adoption of the Merger Proposal. Included in such 4,363,938 shares are an aggregate of 3,886,734 shares owned by Ivan Kaufman, the Chairman of the Board and Chief Executive Officer of Arbor, and Anita Kaufman, a director of Arbor. BAC has entered into the Voting Agreements and the Proxy Agreements with Ivan Kaufman and Anita Kaufman pursuant to which each has agreed to vote or direct the vote of, and has executed an irrevocable proxy in favor of BAC to vote, all shares of Arbor Common Stock owned by each of them, respectively, as of the date of such agreements (representing in the aggregate approximately 58% of the outstanding shares of Arbor Common Stock as of the Record Date) for approval and adoption of the Merger Agreement and the transactions contemplated thereby and against any proposal relating to an alternative business combination involving Arbor. Execution of the Voting Agreements was required to induce BAC, BAFSB and AHAC to enter into the Merger Agreement and no compensation was paid to either of the Kaufmans in consideration for entering into the Voting Agreements. See "CERTAIN RELATED TRANSACTIONS--Voting Agreements and Proxy Agreements."

VOTING AND REVOCATION OF PROXIES

  Shares of Arbor Common Stock which are entitled to be voted and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at such meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for (i) approval and adoption of the Merger Proposal, and (ii) otherwise in the discretion of the proxy holders as to any other matter which may come before the Special Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the Merger Proposal will be voted in favor of any such adjournment or postponement.

  If any other matters are properly presented at the Special Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. As of the date of this Proxy Statement/Prospectus, Arbor does not have any knowledge of any matters to be presented at the Special Meeting other than the matter set forth above under "--General."

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Arbor, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Arbor before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Arbor National Holdings, Inc., 333 Earle Ovington Boulevard, Uniondale, New York 11553, Attention: Walter K. Horn or hand delivered to Mr. Horn at such address at or before the taking of the vote at the Special Meeting.

SOLICITATION OF PROXIES

  Arbor will bear all expenses of this solicitation, except that the cost of preparing and mailing this Proxy Statement/Prospectus will be borne equally by Arbor and BAC. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Arbor in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. In addition, Arbor will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

  ARBOR SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

  The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement (including the amendment thereto) which is incorporated herein by reference and attached hereto as Annex A. Arbor shareholders are urged to read carefully the Merger Agreement.

GENERAL

  Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, consummation of the sale of ANCMC prior to the Effective Time in accordance with the Merger Agreement, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, the receipt of consents to the Merger and related transactions by federal secondary market agencies and, with respect to a designated percentage of Arbor's mortgage servicing portfolio, by Private Investors, and the approval of the Merger Agreement by the shareholders of Arbor, AHAC will be merged with and into Arbor. Arbor will be the surviving company in the Merger. As a result of the Merger, the separate corporate existence of AHAC will cease, the shareholders of Arbor will become stockholders of BAC, and Arbor will become a wholly owned subsidiary of BAFSB.

  Immediately following the consummation of the Merger, BAC and BAFSB plan to cause first Arbor and then each of its subsidiaries (i) to adopt plans of liquidation (each of which shall be a plan of complete liquidation and dissolution for purposes of Sections 332 and 337 of the Code) and (ii) to transfer all of its assets and employees and certain of its liabilities to BAFSB pursuant to such plans of liquidation and, within the time provided by
Section 332 of the Code, to file articles of dissolution with the Department of State of the State of New York (the "Department") in accordance with Article X of the New York Business Corporation Law (the "NYBCL").

  Pursuant to the Merger Agreement, Arbor agreed to initiate an auction of ANCMC, its commercial mortgage subsidiary, and to consummate the sale of such subsidiary (the "Subsidiary Sale") prior to the consummation of the Merger. Arbor engaged Goldman Sachs for the purpose of conducting the auction. Following the completion of the auction process, Ivan Kaufman was selected by Arbor as the winning bidder in the auction. See "CERTAIN RELATED TRANSACTIONS-- Subsidiary Sale" below.

EXCHANGE RATIO

  GENERAL. The formula for determining the Exchange Ratio was arrived at through arms-length negotiations between Arbor and BAC and generally is intended to provide Arbor shareholders with BAC Common Stock with a nominal value (valued at the Average Closing Price (as defined below)) equal to $16.35 (the "Estimated Per Share Merger Price") for each share of Arbor Common Stock. However, pursuant to the Merger Agreement, as more fully described below, such nominal value may increase or decrease based upon (i) the actual Average Closing Price and (ii) certain adjustments which may be made to the Estimated Per Share Merger Price.

  EXCHANGE RATIO CALCULATION. At the Effective Time, each issued and outstanding share of Arbor Common Stock (other than shares held by Arbor in its treasury and Dissenting Shares (as defined below)) will be converted into and exchangeable for the number of shares (the "Exchange Ratio") of BAC Common

Stock determined by dividing the Final Per Share Merger Price (as defined below) by the Average Closing Price (as defined below), rounded to the nearest ten-thousandth of a share, provided, however, that except as described in the next sentence, for purposes of calculating the Exchange Ratio, notwithstanding the actual amount of the Average Closing Price, in no event will the Average Closing Price used in making such calculation be less than $39.31 nor more than $53.19. If the Average Closing Price is less than $37.00, Arbor may terminate the Merger Agreement unless BAC increases the Exchange Ratio such that the shares of BAC Common Stock issued in exchange for each share of Arbor Common Stock have a nominal value (valued at the Average Closing Price) equal to the per share value of the consideration that would have been paid had the Average Closing Price been $37.00. The Average Closing Price is defined as the average closing price per share of the BAC Common Stock on the New York Stock Exchange (the "NYSE") for the 20 consecutive NYSE trading days (the "Valuation Period") ending on the fifth NYSE trading day (the "Share Valuation Date") prior to the date (the "Last Approval Date") on which the later of the required regulatory approvals from the Federal Reserve Board and the OTS with respect to the transactions contemplated by the Merger Agreement is obtained.

  If the Average Closing Price is less than $37.00 and, in response to an election by Arbor to terminate the Merger Agreement, BAC elects to increase the Exchange Ratio, the shares of BAC Common Stock to be issued in the Merger in exchange for each share of Arbor Common Stock will have a nominal value (valued at the Average Closing Price) equal to the product of (i) the quotient obtained by dividing the Final Per Share Merger Price by $39.31 and (ii) $37.00 (such product being referred to as the "Minimum Value"). See "--Termination" below. Assuming the Merger is approved by the holders of Arbor Common Stock, the Arbor Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting Arbor shareholders if the Average Closing Price is less than $37.00, even though, as a result of the application of the Exchange Ratio, the nominal value of the shares of BAC Common Stock (valued at the Average Closing Price) issued in exchange for each share of Arbor Common Stock would be less than the Minimum Value. In such a situation, in considering whether to consummate the Merger without the resolicitation of Arbor shareholders, the Arbor Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, its evaluation of the then-existing economic conditions and trends, its evaluation of the respective business, financial condition, results of operations and prospects of each of Arbor and BAC, its evaluation of the overall condition of the mortgage banking and commercial banking industries and the advice of its financial advisor and legal counsel. Arbor shareholders will have no vote in the decision of the Arbor Board to either terminate the Merger Agreement or consummate the Merger in the event that the Average Closing Price is less than $37.00. See "--Termination" below.

  Under the terms of the Merger Agreement, the Exchange Ratio will be determined by reference to the Average Closing Price of BAC Common Stock as of the Share Valuation Date. Depending upon the date upon which the OTS and the Federal Reserve Board act upon the relevant regulatory applications, it is possible that the Share Valuation Date will occur 30 days or more prior to the Effective Time. The market price of BAC Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the Share Valuation Date, and between the Share Valuation Date and the Effective Time. Although the Merger Agreement provides that the Exchange Ratio will adjust to absorb fluctuations in the market price of the shares of BAC Common Stock within certain ranges prior to the Share Valuation Date, fluctuations in such market price prior to the Effective Time could result in an increase or decrease in the market price as of the Effective Time of the shares of BAC Common Stock to be received by Arbor shareholders in the Merger. In addition, as more fully explained below, the number of shares of BAC Common Stock issued in the Merger for each share of Arbor Common Stock may vary based upon the Final Per Share Merger Price. For further information concerning the market prices of Arbor Common Stock and BAC Common Stock, see "MARKET PRICES AND DIVIDEND INFORMATION." No assurance can be given concerning the market price of BAC Common Stock before or after the Effective Time.

  No fractional shares of BAC Common Stock will be issued in connection with the Merger. In lieu of the issuance of fractional shares, BAC will make a cash payment to each Arbor shareholder who otherwise would be entitled to receive a fractional share equal to the product of (i) the fractional interest which an Arbor shareholder would otherwise receive and (ii) the Average Closing Price.

  Upon consummation of the Merger, any shares of Arbor Common Stock that were owned by Arbor as treasury stock will be cancelled and retired and no payment will be made with respect thereto.

  The Merger Agreement provides that, if BAC effects a stock dividend, split-up or combination, or other distribution in BAC Common Stock, an appropriate adjustment to the Exchange Ratio and certain other affected provisions of the Merger Agreement will be made.

  CALCULATION OF FINAL PER SHARE MERGER PRICE. The Final Per Share Merger Price will be calculated pursuant to a complex formula set forth in the Merger Agreement, the material provisions of which are described herein.

  The Final Per Share Merger Price is calculated by first determining the "Final Merger Price." The "Final Merger Price" is equal to the sum of (i) the Estimated Merger Price (as defined below), (ii) the Purchase Price Adjustment (as defined below) and (iii) the cash price received by Arbor in the sale of the capital stock of ANCMC less 43% of any gain recognized with respect to such sale for federal and state income tax purposes (the "Net ANCMC Amount"), which amount is expected to be approximately $0.19 per share of Arbor Common Stock outstanding. The Estimated Merger Price is equal to $117,940,758, which amount represents a purchase price per share of Arbor Common Stock (on a fully diluted basis as of September 23, 1994) of $16.35. The "Final Per Share Merger Price" is the amount obtained by dividing (x) the Final Merger Price by (y) the sum of the total number of shares of Arbor Common Stock outstanding (excluding treasury shares) immediately prior to the Effective Time and the total number of shares of Arbor Common Stock which, immediately prior to the Effective Time and prior to the cancellation of Arbor Options pursuant to the Merger Agreement, are issuable upon the exercise of Arbor Options outstanding immediately prior to the Effective Time.

  The Purchase Price Adjustment is determined as follows:

    (a) Portfolio Adjustment. The Estimated Merger Price will be (i) increased by an amount equal to the Servicing Value (as defined below) of all mortgage loans included in Arbor's mortgage servicing portfolio as of the last day (the "Valuation Date") of the month preceding the month in which the consummation of the Merger occurs (the "Valuation Date Portfolio") which were not included in Arbor's mortgage servicing portfolio on May 31, 1994 (the "Base Portfolio"); (ii) decreased by an amount equal to the reduction between May 31, 1994 and the Valuation Date in the Servicing Value of the mortgage loans which were included in the Base Portfolio; (iii) increased or decreased, as the case may be, by an amount equal to the decrease or increase, respectively, between May 31, 1994 and the Valuation Date in the Servicing Value of all Excluded Loans (i.e., all loans that on either May 31, 1994 or the Valuation Date, as the case may be, were 90 days or more delinquent or otherwise in default or in bankruptcy, in foreclosure or in litigation); (iv) decreased by an amount equal to the Servicing Value of any "REO" included in the Valuation Date Portfolio; (v) increased or decreased, as the case may be, by an amount equal to the decrease or increase, respectively, between May 31, 1994 and the Valuation Date, in the Servicing Value of all Investment Loans (as defined in the Merger Agreement); and (vi) decreased by an amount equal to the aggregate Servicing Value of all mortgage loans included in the Valuation Date Portfolio subserviced, serviced or master serviced by Arbor or any of its subsidiaries for certain affiliated parties; provided, however that in the event that the net effect of the adjustment to the Estimated Merger Price pursuant to sections (i)-(vi) of this paragraph (a) would be a decrease to the Estimated Merger Price of less than $2.0 million (without taking into account the impact of the last sentence of paragraph
  (e) below), then notwithstanding anything to the contrary in this paragraph
  (a), no adjustment to the Estimated Merger Price will be made pursuant to this paragraph (a).

    (b) Adjusted Equity Adjustment. The Estimated Merger Price shall be (i) increased by the amount, if any, by which the Adjusted Equity (as defined below) exceeds $28,804,547 (which amount represents Arbor's adjusted equity as of May 31, 1994) or (ii) decreased by the amount, if any, by which $28,804,547 exceeds the Adjusted Equity; provided, however, that for purposes of this paragraph (b), the balance of Adjusted Equity will be adjusted as required by paragraph (e) below, if applicable.

    (c) Adjustment for Net Gain or Loss on Pipeline Loans and Investor Commitments. The Estimated Merger Price shall be increased or decreased, as the case may be, by an amount equal to the amount by which the aggregate net after-tax gain or loss on (i) Pipeline Loans (as defined in the Merger Agreement) that are Rate-Locked Loans (as defined in the Merger Agreement),
  (ii) Investor Commitments (as defined in the Merger Agreement), (iii) Pipeline Loans that are not Rate-Locked Loans, and (iv) mortgage loans which, as of the Valuation Date, were Warehouse Loans (as defined in the Merger Agreement), is greater or less than $1,313,556. For purposes of the Merger Agreement, the gain or loss on each such Rate-Locked Loan, Investor Commitment, Pipeline Loan that is not a Rate-Locked Loan, and mortgage loan which, as of the Valuation Date, was a Warehouse Loan, will be determined as of the Valuation Date in accordance with the procedures set forth in an exhibit to the Merger Agreement.

    (d) Post-Valuation Date Adjustment. The Estimated Merger Price shall be decreased by the amount of the Post Valuation Date Adjustment, which is defined as the sum of the Trailer Document Deduction (as defined below), the Non-Consenting Deduction (as defined below) and certain other potential accruals for expenses incurred by Arbor following the Valuation Date.

    (e) Net Adjustment. The adjustments to the Estimated Merger Price described in paragraphs (a) through (d) above will be netted, such that there will be determined an aggregate increase or decrease in the Estimated Merger Price. Such aggregate increase or decrease is referred to herein as the "Purchase Price Adjustment." Notwithstanding anything to the contrary contained in the Merger Agreement, in the event (i) the aggregate increase to the Estimated Merger Price described in paragraphs (a) through (d) above is equal to or less than $1.0 million or (ii) the aggregate decrease to the Estimated Merger Price described in paragraphs (a) through (d) above is equal to or less than $2.0 million, the Purchase Price Adjustment will be equal to zero (0). On the day which is the tenth day immediately preceding the Closing Date, the parties will meet and recalculate the Adjusted Equity and Litigation Expenses (as defined below) as follows: (I) the amount used in calculating Litigation Expenses pursuant to clause (i) of the definition thereof will equal the amount (calculated on an after-tax basis) equal to the sum of (A) all attorneys' fees and expenses incurred by or on behalf of Arbor on or prior to such date related to the Actions (as defined below-- see "OTHER MATTERS--Certain Pending Litigation"), (B) the estimated amount of all such attorneys' fees and expenses which BAC, Arbor, BAFSB and AHAC agree are expected to be incurred by or on the behalf of Arbor in connection with the Actions after such date and on or prior to the Closing Date, and (C) all attorneys' fees and expenses of the plaintiffs in the Actions payable by Arbor pursuant to the terms of the memorandum of understanding relating to the Actions, in each case whether or not previously paid by Arbor (the "Expense Amount"), (II) the amount used in calculating Litigation Expenses pursuant to clause (ii) of the definition thereof will equal the total amount (calculated on an after-tax basis) actually received by Arbor from its insurance companies under any directors' and officers' insurance policies in respect of such attorneys' fees and expenses on or prior to such date (the "Insurance Proceeds"),
  (III) the Adjusted Equity will be decreased by the amount by which the Expense Amount exceeds the Valuation Date Expense Amount (as defined below) and (IV) the Adjusted Equity will be increased by the amount by which the Insurance Proceeds exceeds the Initial Insurance Proceeds (as defined below). If in calculating the Purchase Price Adjustment using the recalculated Adjusted Equity and Litigation Expenses, (Y) the $2.0 million threshold set forth in the third sentence of this paragraph (e) is exceeded or the $1.0 million threshold in the third sentence of this paragraph (e) is not exceeded, as the case may be, and (Z) the applicable threshold would not have been exceeded or failed to have been exceeded but for the reduction to the recalculated Adjusted Equity caused by the recalculated Litigation Expenses, then the members of the Arbor Board named as defendants in the Actions (the "Director Defendants") may, or if none of the other Director Defendants choose to do so then Ivan Kaufman shall, make a reimbursement payment to Arbor, at least five days prior to the Closing Date, in an aggregate amount of one-half the recalculated Litigation Expenses, and, upon receipt by Arbor of such payment, the balance of Adjusted Equity used to calculate the amount of any adjustment pursuant to paragraph (b) above and this paragraph (e) will be increased by the full amount of the recalculated Litigation Expenses. In the event that, during the period following the tenth day prior to the Closing Date, Arbor or BAFSB actually receives payments which would have been Insurance Proceeds had they been received on or prior to such tenth day, Arbor shall promptly repay to the applicable director or directors, on a pro rata basis, the proportionate amount of the reimbursement payments made by such director or directors pursuant to clause (Z) of the preceding sentence, as if such insurance payments had been received by Arbor on or prior to such tenth day.

  The following is a description of the meaning of certain defined terms used above in describing the calculation of the Purchase Price Adjustment:

    Adjusted Equity--The amount equal to the consolidated stockholders' equity of Arbor as of the Valuation Date as determined in accordance with generally accepted accounting principles ("GAAP") consistent with the principles used in connection with the preparation of Arbor's May 31, 1994 balance sheet; provided, however, that in determining the Adjusted Equity, the following adjustments shall be made to consolidated stockholders' equity: (i) all purchased mortgage servicing rights and capitalized excess servicing fees will be deducted; (ii) all net deferred income tax liabilities associated with purchased mortgage servicing rights and capitalized excess servicing fees will be added; (iii) any net after-tax gain resulting from the sale of ANCMC will not be reflected; (iv) any net after-tax gain or loss resulting from mandatory changes in GAAP adopted by Arbor after May 31, 1994 will not be reflected; (v) all deferred financing costs (other than prepaid interest on commercial paper), all deferred acquisition costs and all capitalized costs (exclusive of equipment) related to Arbor's "laptop project" will be deducted (all of which deductions will be on an after-tax basis); (vi) stockholders' equity will be increased by $741,000 if Arbor has expensed on its books and records all foreclosure and escrow advances made in connection with Warehouse Loans and Investment Loans which are 180 days or more past due and REO; (vii) an amount equal to 57% of the amount of all costs, expenses and write-offs incurred by Arbor after the date of the Merger Agreement in reconciling and accruing shortages with respect to accounts of Arbor and its subsidiaries as of the first day of the month preceding the month in which the Valuation Date occurs and all similar costs, expenses and write-offs incurred by Arbor after July 31, 1994 and prior to the date of the Merger Agreement, up to an aggregate of $300,000, will be added back to stockholders' equity;
  (viii) the amount of all additions to the allowance for possible losses recognized by Arbor after May 31, 1994 and on or prior to the Valuation Date, up to an aggregate of $1.0 million, will be disregarded (including any related tax benefit) (ix) the net after-tax amounts by which the carrying values of any Warehouse Loans, Pipeline Loans and Investor Commitments have been reduced as required by FASB 65 by Arbor on the Valuation Date Balance Sheet will be added to such stockholders' equity;
  (x) all proceeds received by Arbor upon the exercise of Arbor Options between May 31, 1994 and the Valuation Date will be subtracted from such stockholders' equity; and (xi) if BAC has delivered a notice to Arbor with respect to Excess Litigation Accruals (as defined below; see "-- Termination"), then the amount of all such Excess Litigation Accruals will be added back to Adjusted Equity.

    Investor--Any person who owns a mortgage loan, or the servicing rights or master servicing rights to a mortgage loan, subserviced, serviced or master serviced by Arbor or any of its subsidiaries pursuant to a mortgage servicing agreement.

    Litigation Expenses--The amount equal to the difference, if any, between
  (i) the total amount (calculated on an after-tax basis) of all attorneys' fees and expenses incurred by or on behalf of Arbor and paid by Arbor on or prior to the Valuation Date or accrued by Arbor on the Valuation Date Balance Sheet related to the Actions (collectively, the "Valuation Date Expense Amount") and (ii) the total amount (calculated on an after-tax basis) of payments received by Arbor from its insurance companies under any directors' and officers' insurance policies in respect of such attorneys' fees and expenses on or prior to the Valuation Date (the "Initial Insurance Proceeds").

    Non-Consenting Deduction--The aggregate amount equal to the aggregate Servicing Value as of the Valuation Date of all Non-Consenting Mortgage Loans in the portfolio of mortgage loans which are subserviced, serviced or master serviced by Arbor or one of its subsidiaries for Investors other than federal governmental or secondary market agencies (the "Private Servicing Portfolio"); provided that, with respect to that portion of the Non-Consenting Mortgage Loans in the Private Servicing Portfolio that does not exceed 25% of the aggregate unpaid principal balance of the Private Servicing Portfolio (with such mortgage loans selected on a proportional basis so as to reflect the average Servicing Value for all Non-Consenting Mortgage Loans in the Private Servicing Portfolio) (the "First Tranche"), the Non-Consenting Deduction otherwise applicable to all No Response Loans (as defined below) included in the First Tranche shall be reduced by 50%.

    Non-Consenting Mortgage Loan--Each mortgage loan in Arbor's mortgage servicing portfolio with respect to which an Investor may, solely as a result of the consummation of the transactions contemplated by the Merger Agreement, assert a material breach under, or terminate its relationship with Arbor or any of its subsidiaries with respect to such mortgage loan pursuant to the terms of, the related mortgage servicing agreement, unless such Investor shall have expressly consented in writing at least ten days prior to the Closing Date to the transactions contemplated by the Merger Agreement or otherwise waived in writing its right to so terminate such relationship.

    No Response Loans--All Non-Consenting Mortgage Loans with respect to which the relevant Investor has not expressly refused to consent to the transactions contemplated by the Merger Agreement or refused to waive its rights to terminate the related mortgage servicing agreement or indicated an intent to terminate such mortgage servicing agreement.

    Servicing Value--The value attributable to any particular mortgage loan in Arbor's mortgage servicing portfolio for purposes of calculating the Purchase Price Adjustment determined as follows:


Any GNMA Adjustable Rate
Mortgage Loan:               An amount equal to four (4) multiplied by the
                             actual annual servicing fee for the mortgage loan multiplied by the unpaid principal balance of the mortgage loan.

Any Other Adjustable
Rate Mortgage Loan:          An amount equal to three (3) multiplied by the
                             actual annual servicing fee for the mortgage loan
                             (such fee, in the case of one-year mortgage loans where the servicing fee increases after one year, to be the annual servicing fee as of the thirteenth month after the date of the closing of the mortgage loan) multiplied by the unpaid principal balance of the mortgage loan.


Any Fixed Rate Mortgage Loan
(including Balloon Loans):   An amount equal to 5.1 multiplied by the actual
                             annual servicing fee for the mortgage loan multiplied by the unpaid principal balance of the mortgage loan.

    Trailer Document Deduction--The amount equal to the sum of (I) the aggregate of the Servicing Value as of the Valuation Date of each mortgage loan which, as of the date ten days prior to the Closing Date, is missing one or more Trailer Documents which are not Permitted Trailer Documents (as defined in the Merger Agreement) or as to which one or more Trailer Documents contain defects which would allow the Investor to require Arbor or any of its subsidiaries to repurchase or guaranty the mortgage loan, provided that with respect to that portion of such mortgage loans (with such mortgage loans selected on a proportional basis so as to reflect the average Servicing Value for all mortgage loans which, as of such date, are missing one or more Trailer Documents which are not Permitted Trailer Documents or as to which one or more Trailer Documents contain such defects) whose aggregate principal balance does not exceed $100,000,000 in the aggregate, the amount of such deduction shall be reduced by 50%, plus
  (II) the following amount for each such missing Trailer Document that is not a Permitted Trailer Document and each such defective Trailer Document (determined as of the date ten days prior to the Closing Date): (i) title policy endorsements--$15 per endorsement; (ii) settlement statements and HUD-1 forms--$15; (iii) title policies--$30; (iv) intervening assignments (original or certified copy)--$22.50; (v) mortgage, deed of trust or other security instrument--$22.50; (vi) corporate assignments--$22.50; (vii) private mortgage insurance certificate (or other verification of insurance acceptable to BAC)--$10.00; (viii) FHA mortgage insurance certificates and VA loan guaranty certificates--$35.00; and (ix) promissory notes--$10.00.

    Trailer Documents. The following types of documents with respect to a mortgage loan sold to any Investor, the absence of which, or the existence of any defect in which, would allow the Investor to require Arbor or any subsidiary of Arbor to repurchase or guaranty the mortgage loan: (i) any title policy endorsements; (ii) any settlement statement or HUD-1 form;
  (iii) any title policy; (iv) any intervening assignments; (v) any mortgage, deed of trust or other security instrument; (vi) any corporate assignments;
  (vii) any private mortgage insurance certificate; (viii) any promissory note; and (ix) any FHA mortgage insurance certificate or VA loan guaranty certificate.

OPTIONS; RESTRICTED STOCK

  At the Effective Time, each option to purchase Arbor Common Stock (each an "Arbor Option") issued pursuant to the Arbor 1992 Stock Incentive Plan (the "Stock Incentive Plan") or the Arbor Stock Option Plan for Non-Employee Directors (collectively the "Arbor Option Plans") which is outstanding at the Effective Time, whether or not vested as of the date of the Merger Agreement, will terminate effective as of the Effective Time and each holder of an Arbor Option will be entitled to receive from BAFSB, for each share of Arbor Common Stock subject to such Arbor Option, shares of BAC Common Stock in cancellation thereof with a nominal value equal to the excess, if any, of the Final Per Share Merger Price over the per share exercise price of such Arbor Option. The nominal value of the BAC Common Stock will be calculated based on the Average Closing Price. Documents previously evidencing the Arbor Options will be exchanged for certificates representing whole shares of BAC Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such documents in accordance with the Merger Agreement, without any interest thereon. As of the Record Date, there were outstanding options to purchase 472,545 shares of Arbor Common Stock at an average price of $10.45 per share.

  In addition, all restrictions applicable to any outstanding shares of restricted stock granted pursuant to the Stock Incentive Plan ("Restricted Stock") will lapse and such Restricted Stock will become fully vested as of the date of shareholder approval of this Agreement. Upon consummation of the Merger, each share of Restricted Stock will be converted into shares of BAC Common Stock and cash in lieu of fractional shares in the manner contemplated by the Merger Agreement. As of the Record Date, there were 9,585 shares of Restricted Stock outstanding.

APPRAISAL RIGHTS

  Pursuant to Section 910 of the NYBCL, holders of Arbor Common Stock who follow the procedures set forth in Section 623 of the NYBCL (the "Appraisal Statute") will be entitled to have their Arbor Common Stock appraised by a New York court and to receive payment of the "fair value" of such shares as determined by the court. The Appraisal Statute is reprinted in its entirety as Annex E to this Proxy Statement/Prospectus. The following discussion is not a complete statement of the law pertaining to appraisal rights under the NYBCL and is qualified in its entirety by the full text of the Appraisal Statute. Any Arbor shareholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so, should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' appraisal rights under the NYBCL.

  All references in the Appraisal Statute and in this summary to a "shareholder" are to the record holder of the Arbor Common Stock on the Record Date as to which appraisal rights are asserted. A person having a beneficial interest in shares of Arbor Common Stock that are held of record in the name of another person such as a broker or nominee must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  A shareholder wishing to exercise his appraisal rights (i) must deliver to Arbor, prior to or at the Special Meeting but before the vote is taken on the Merger, a written objection to the Merger (the "Notice of Election"), which shall include a notice of his election to dissent, his name and residence address, the number of shares of Arbor Common Stock as to which he dissents and a demand for payment of the fair value of his shares (which Notice of Election must be in addition to and separate from any proxy or vote against the Merger) and (ii) must not vote in favor of the Merger. BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR APPROVAL

OF THE MERGER, A SHAREHOLDER WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE HIS APPRAISAL RIGHTS MUST (A) VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER OR (B) ABSTAIN FROM VOTING ON THE MERGER. Neither a vote against the Merger, in person or by proxy, nor a proxy directing such vote for an abstention will in and of itself constitute a written objection to the Merger satisfying the requirements of the Appraisal Statute (shareholders who timely file such written objection and who do not vote their Arbor Common Stock in favor of the Merger are referred to hereinafter as "Dissenting Shareholders" and the shares as to which such Dissenting Shareholder dissents are hereinafter referred to as "Dissenting Shares").

  A shareholder may not dissent as to less than all of the shares as to which such shareholder has a right to dissent held by such shareholder of record or which he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares held of record by such nominee or fiduciary on behalf of such owner and as to which such nominee or fiduciary has a right to dissent. All Notices of Election should be addressed to Arbor National Holdings, Inc., 333 Earle Ovington Boulevard, Uniondale, New York 11553, Attention: Walter K. Horn, Secretary.

  Within 10 days after the date on which shareholders approve the Merger, Arbor must send written notice by registered mail to each Dissenting Shareholder that the Merger has been approved and adopted. At the Effective Time, each Dissenting Shareholder will cease to have any of the rights of a shareholder of Arbor except the right to be paid the fair value of his shares and any of the other rights under the Appraisal Statute.

  A Notice of Election may be withdrawn by a Dissenting Shareholder prior to his acceptance in writing of an offer made by Arbor to pay for the value of such Dissenting Shares, except that a Notice of Election may not be withdrawn later than 60 days following the Effective Time unless Arbor shall fail to make a timely offer to pay for the value of the Dissenting Shares, in which case such Dissenting Shareholder shall have 60 days from the date such offer was made to withdraw his election. In either event, after such time, a Notice of Election may not be withdrawn without the written consent of Arbor. In order to be effective, withdrawal of a Notice of Election must be accompanied by a return to Arbor of any advance payment made to the Dissenting Shareholder by Arbor as described below.

  If any shareholder who demands appraisal of his Arbor Common Stock under the Appraisal Statute effectively withdraws or loses such right to appraisal after the Effective Time, such shareholder shall have all rights as a shareholder as of the Effective Time reinstated.

  At the time of filing the Notice of Election, or within one month thereafter, Dissenting Shareholders must submit the certificates representing their Arbor Common Stock to Arbor or its transfer agent, and Arbor or the transfer agent, as the case may be, shall note conspicuously thereon that a Notice of Election has been filed and shall return the certificates to the Dissenting Shareholders. Any Dissenting Shareholder who fails to submit his or her certificates for such notation shall, at the option of Arbor exercised by written notice to such Dissenting Shareholder within 45 days of the date of filing of such Notice of Election, lose his or her appraisal rights unless a court, for good cause shown, shall otherwise direct.

  Within 15 days after the expiration of the period within which shareholders may file their Notice of Election, or within 15 days after the Merger is consummated, whichever is later (but in no case later than 90 days after the shareholders' vote adopting the Merger), the Surviving Corporation or any successor thereof must make a written offer to pay for the Arbor Common Stock held by the Dissenting Shareholders at a price which the Surviving Corporation or any successor thereof considers to be their fair value. This offer will be accompanied by a statement setting forth the aggregate number of shares of Arbor Common Stock with respect to which Notices of Election to dissent have been received and the aggregate number of holders of such shares.

  If the Merger has been consummated at the time the offer is made, the offer will be accompanied by (i) advance payment to each Dissenting Shareholder who has submitted his certificates for notation thereon of the election to dissent of an amount equal to 80% of such offer, or (ii) as to each Dissenting Shareholder who has not yet submitted his certificates for notation thereon of the election to dissent, a statement that advance payment to him of an amount equal to 80% of the amount of such offer will be made by Arbor promptly upon submission of his certificates. If the Merger has not been consummated at the time of the making of such offer, such advance payment or statement as to advance payment will be sent to each shareholder entitled thereto upon consummation of the Merger. Acceptance of such advance payment by a Dissenting Shareholder will not constitute a waiver of his dissenter's rights. If the Merger is not consummated within 90 days after approval of the Merger by the shareholders, such offer may be conditioned upon the consummation of the Merger.

  If within 30 days after the making of such offer, the Surviving Corporation or any successor thereof and any Dissenting Shareholder agree on the price to be paid for such shareholder's Dissenting Shares, the Surviving Corporation or any successor thereof will pay the agreed price to such holder within 60 days after the later of the date such offer was made or the Effective Time, upon surrender of certificates representing such holder's Arbor Common Stock. No such payment shall be made at any time when the Surviving Corporation or any successor thereof is insolvent or when payment would render it insolvent.

  If the Surviving Corporation or any successor thereof fails to make an offer within the 15-day period described above, or if it makes an offer and any Dissenting Shareholder fails to agree with it within 30 days of the making of such offer, the Surviving Corporation or any successor thereof must, within 20 days thereafter, institute a special proceeding in the appropriate court to determine the rights of Dissenting Shareholders and to fix the fair value of their shares. However, if the Surviving Corporation or any successor thereof does not institute such a proceeding within such 20-day period, any Dissenting Shareholder may, within 30 days after such 20-day period expires, institute a proceeding for the same purpose. If such proceeding is not instituted by any Dissenting Shareholder within such 30-day period, all dissenters' rights shall be extinguished unless the New York Supreme Court, for good cause shown, otherwise directs. All Dissenting Shareholders, other than those who agreed with the Surviving Corporation or any successor thereof as to the price to be paid for their shares, will be made parties to such proceeding.

  With respect to Dissenting Shareholders who are entitled to payment, the court shall proceed to fix the value of the Arbor Common Stock which shall be the fair value as of the close of business on the day prior to the Special Meeting. In fixing the fair value of the shares, the court considers the nature of the Merger and its effects on the Surviving Corporation or any successor thereof and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The final order by the court shall include an allowance for interest (unless the court finds the refusal of any Dissenting Shareholder to accept the offer of the Surviving Corporation or any successor thereof as arbitrary, vexatious, or otherwise not in good faith) of such rate as the court finds to be equitable, accruing from the Effective Date to the date of payment.

  Each party in the appraisal proceeding shall bear its own costs and expenses, including counsel fees. The court may, however, in its discretion, assess any of the costs, fees and expenses incurred by the Surviving Corporation or any successor thereof against Dissenting Shareholders (including those who withdraw their Notice of Election) if the court finds that their refusal to accept the Surviving Corporation or any successor thereof offer of payment was arbitrary, vexatious or otherwise not in good faith. Similarly, the costs, fees and expenses incurred by Dissenting Shareholders may be assessed by the court, in its discretion, against the Surviving Corporation or any successor thereof if the fair value of the shares as determined by the court materially exceeds the amount which the Surviving Corporation or any successor thereof offered to pay, or under certain other circumstances, including a failure by the Surviving Corporation or any successor thereof to follow certain procedures of the Appraisal Statute.

  Within 60 days after the final determination of the proceeding, the Surviving Corporation or any successor thereof shall pay to each Dissenting Shareholder the amount found in such proceeding to be due such shareholder, upon surrender of the certificates of Arbor Common Stock.

  Any shareholder who duly demands, prior to the Special Meeting, an appraisal in compliance with the Appraisal Statute will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to shareholders of record as of a date prior to the Effective Time.

  Failure to follow the steps required by the Appraisal Statute for perfecting appraisal rights may result in the loss of such rights. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF THE APPRAISAL STATUTE, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

  If more than 10 percent of Arbor shareholders perfect their rights as dissenting shareholders, the ability of the Merger, if completed as proposed, to qualify as a pooling of interests for accounting and financial reporting purposes will be adversely affected. The qualifications of the Merger for pooling of interests accounting treatment is a condition to the obligations of BAC, BAFSB and AHAC to consummate the Merger. Additionally, it is a condition to the obligations of BAC, BAFSB and AHAC to consummate the Merger that the aggregate of (i) the cash value of all fractional share interests of BAC Common Stock to be paid in cash in the Merger, and (ii) the value of the Dissenting Shares together with those shares held in Arbor's treasury which were repurchased by Arbor within 2 years of the anticipated Closing Date (valued as a product of (x) the number of such Dissenting Shares and treasury shares, (y) the Exchange Ratio and (z) the Average Closing Price) not exceed 10% of the Final Merger Price. See "--Conditions to the Merger" and "--Anticipated Accounting Treatment."

BACKGROUND OF THE MERGER

  Arbor became a publicly held company in August 1992. In the immediately preceding years, the residential mortgage banking industry had grown rapidly to become the largest originator of one-to-four family residential mortgage loans in the United States. During this period and continuing through early 1994, historically low interest rates gave rise to unprecedented levels of loan origination activities by both Arbor and other mortgage banking companies. At the same time, competition among mortgage banking companies intensified significantly as numerous mortgage banking companies, many of which had also recently become publicly held, sought to expand their market penetration.

  During the early part of 1994, prevailing interest rates began to rise. This rise resulted in a significant reduction in loan originations in connection with mortgage refinancings for both Arbor and the mortgage banking industry as a whole. This slowdown in refinancings resulted in excess mortgage origination capacity which, in turn, was accompanied by increasingly competitive loan pricing and downward pressure on profit margins. For Arbor, these trends resulted in a decline in both Arbor's loan origination volume and its loan registration volume in its fiscal quarter ending February 28, 1994, the former dropping 29.1% to $884 million as compared with $1.247 billion in the previous quarter, and the latter falling 42.4% to $952 million from $1.652 billion in the previous quarter. Arbor was concerned that this trend might continue and intensify, leading to potentially significant pressure on pricing and margins in the industry. In response to these concerns, Arbor determined to explore a possible sale of the company as a means of maximizing shareholder value. Accordingly, Arbor engaged Goldman Sachs to solicit indications of interest from institutions which Goldman Sachs and Arbor's management identified as potential purchasers of Arbor.

  Commencing in March 1994, Goldman Sachs contacted a broad range of potential acquirors located throughout the United States. The parties contacted included but were not limited to many of the large and moderately sized bank holding companies which had been active participants in previous sales of mortgage banking companies. Fourteen potential acquirors executed confidentiality agreements and were furnished with a confidential memorandum and other information describing Arbor. Thereafter, Goldman Sachs met and/or had telephone conversations with a number of these companies. Each potential acquiror was instructed to submit a preliminary indication of interest (with the acquirors being informed that any and all forms of consideration would be considered) in April 1994. Each potential acquiror was advised that thereafter, Arbor intended to allow a limited number of potential acquirors who had expressed the preliminary indications of interest most favorable to the shareholders of Arbor (with particular emphasis on the value of the consideration contemplated by such proposals) to perform due diligence investigations.

  In April 1994, two potential acquirors, each a regional bank holding company (and neither of them BAC) (referred to herein as the "Holding Company" and the "Alternative Acquiror," respectively), submitted preliminary indications of interest and were selected to perform due diligence on Arbor. During May 1994 each of the selected companies performed due diligence and each was provided with a draft merger agreement for a possible acquisition. At the end of May, each submitted a definitive indication of interest which included a mark-up of the draft agreement.

  During late May and early June 1994, Arbor conducted extensive negotiations with both the Holding Company and the Alternative Acquiror, both of whom continued to perform additional due diligence and other analytical work. In early June, however, the Alternative Acquiror withdrew its indication of interest because it was unwilling to proceed with a potential transaction. Arbor thereafter continued to conduct discussions and negotiations with the Holding Company, and in late June 1994, the senior management of Arbor and the Holding Company, together with their legal and financial advisors, conducted extensive meetings concerning a potential transaction over a four day period. During these meetings, the Holding Company withdrew its prior proposal and indicated that it would proceed with a transaction only if such transaction was structured so that a portion of the purchase price would be contingent and dependent on the results achieved by the Arbor loan origination offices following the closing of the transaction. These meetings ended with no agreed-upon price or structure. In mid-July, shortly following the conclusion of these meetings, the Holding Company withdrew its indication of interest and stated that it was no longer willing to pursue a transaction.

  During the period from April through July 1994, prevailing interest rates continued to increase, resulting in further declines in mortgage refinancings and loan originations for Arbor and the mortgage banking industry. The existing excess mortgage origination capacity and the concomitant contraction in profit margins in the industry worsened. In addition, as a result of rising interest rates, variable rate mortgages were increasing significantly as a percentage of total mortgage loan originations. This placed Arbor at a significant competitive disadvantage because it was unable to compete effectively with the below market rate adjustable mortgage products being offered by commercial banks and other portfolio lenders. Accordingly, while no definitive decision to sell Arbor was reached, Arbor's management believed that it was important to seek to negotiate a sale transaction at the earliest possible time in order to be in a position to ascertain whether such an alternative would in fact be in the best interests of shareholders.

  In early July, fearing that a definitive agreement with the Holding Company could not be reached, Arbor again contacted the senior management of the Alternative Acquiror and was able to persuade the Alternative Acquiror to resume negotiations concerning a potential transaction. Thereafter, the Alternative Acquiror resumed its due diligence activities and the senior management of Arbor and the Alternative Acquiror, together with their respective professional advisors, engaged in continuing meetings and negotiations through mid-September of 1994.

  During this time, conditions in the mortgage banking industry continued to deteriorate and, as Arbor's own origination volume further declined, the Alternative Acquiror changed its indication of interest by reducing its proposed purchase price and restructuring the transaction. By mid-August 1994, Arbor and its legal and financial advisors had become concerned that a transaction with the Alternative Acquiror could not be negotiated on terms which were in the best interests of Arbor and its shareholders. While on its face, the restructured proposal from the Alternative Acquiror contemplated that Arbor shareholders (other than Ivan Kaufman) would receive $17.37 in cash for each of their Arbor shares, the Arbor Board viewed such proposal as illusory for a variety of reasons. First, the Arbor Board believed that certain conditions contained in such proposal resulted in a substantial risk that the transaction with the Alternative Acquiror, even if approved by Arbor and its shareholders, would nonetheless not be consummated. In addition, the proposal contemplated certain potential adjustments to the purchase price which would reduce such price substantially if the transaction was actually consummated.

  In addition, the purchase price offered by the Alternative Acquiror to Arbor shareholders other than Mr. Kaufman was contingent upon Mr. Kaufman receiving approximately $15 million less for his shares

(i.e., he would receive approximately $13.22 per share) than he was entitled to receive on a pro rata basis as a shareholder of Arbor. Under the Alternative Acquiror's proposal, Mr. Kaufman was purportedly entitled to "earn back" a portion or all of (but under no conditions more than) such $15 million by entering into an employment contract with the Alternative Acquiror which provided for bonus payments of up to an aggregate of $15 million to be paid over a five year period if, and only if, certain loan origination volumes could be achieved during such period. However, based on recent industry trends, it was questionable whether such volumes could be achieved, making it doubtful that Mr. Kaufman would recover a substantial portion of the $15 million purchase price he had foregone. In addition, the Alternative Acquiror insisted on retaining the right to terminate Mr. Kaufman at any time without cause and, in the event of such termination, the Alternative Acquiror would not be obligated to pay a substantial portion of the $15 million bonus to Mr. Kaufman even if the targeted loan origination volumes were achieved. Finally, in no event would Mr. Kaufman ever truly be made whole relative to shareholders generally because the bonus payments (i) would be subject to taxation at the rate applicable to ordinary income rather than capital gains and (ii) would be received over a five year period rather than at the closing of the transaction, with no compensation for the time value of money. For these reasons, Mr. Kaufman (whose approval as a shareholder was required for any transaction to be consummated) indicated to Arbor that he would support a transaction with the Alternative Acquiror only as a last resort.

  For these reasons, Arbor determined to continue negotiations with the Alternative Acquiror but to also pursue alternative transactions. Accordingly, during this time period, Goldman Sachs contacted and re-contacted various other potential acquirors. In early August, BAC contacted Goldman Sachs to express its interest in a potential transaction. Following further discussions, BAC submitted a preliminary proposal which Arbor believed could result in a transaction which was both superior to that offered by the Alternative Acquiror and in the best interests of the shareholders of Arbor. BAC was then allowed to proceed with a more thorough due diligence examination of Arbor, and extensive negotiations concerning the terms of a definitive transaction agreement commenced. These negotiations continued through late August and September. At the same time, discussions with the Alternative Acquiror concerning the terms of a definitive transaction continued to take place from time to time, although the Alternative Acquiror did not improve the terms of its acquisition proposal in any material respect.

  On September 21, 1994, the Arbor Board met to consider the status of the ongoing negotiations with BAC, and was informed that substantial progress had been made in negotiating definitive transaction agreements with BAC. At the meeting, the management of Arbor, as well as Arbor's legal and financial advisors, reviewed for the Arbor Board, among other things, a summary of management's due diligence findings regarding BAC and the terms of the then-current drafts of the Merger Agreement and related documents. The Arbor Board also considered the terms of the Alternative Acquiror's proposal. After considering these factors, the Arbor Board directed management and its advisors to continue negotiations with BAC with a view towards entering into definitive transaction agreements. The meeting was then adjourned pending further discussion. During the next two days, discussions between BAC and Arbor resulted in the finalization of the transaction agreements. While some further contacts with the Alternative Acquiror took place, management and the Arbor Board believed that the terms of BAC's proposal offered value superior to that offered by the proposal of the Alternative Acquiror.

  At the reconvened meeting of the Arbor Board held on September 23, 1994, the management of Arbor, as well as Arbor's legal and financial advisors, again reviewed, among other things, the terms of the definitive Merger Agreement and related agreements and Goldman Sachs' fairness opinion concerning the Exchange Ratio. Based upon that review, and after receiving the advice of Goldman Sachs and consideration of other factors, the Arbor Board unanimously approved and authorized the execution of the Merger Agreement and the related agreements.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ARBOR; REASONS FOR THE MERGER

  THE ARBOR BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ARBOR AND ITS SHAREHOLDERS. ACCORDINGLY, THE ARBOR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ARBOR'S

SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "--BACKGROUND OF THE MERGER" ABOVE AND "--OPINION OF ARBOR'S FINANCIAL ADVISOR" BELOW.

  In reaching its decision to approve the Merger Agreement, the Arbor Board consulted with its legal advisors regarding the legal terms of the transaction and the Arbor Board's obligations in its consideration of the proposed transaction, and with its financial advisors regarding the financial aspects of the proposed transaction and the fairness of the Exchange Ratio, as well as with management of Arbor, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and a longer-term perspective, including the following:

    (i) Arbor's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

    (ii) the current and prospective environment in which Arbor operates, including national and local economic conditions, the competitive environment for mortgage banking companies generally and the trend toward consolidation in the mortgage banking industry;

    (iii) the significant decline in the volume of Arbor's loan origination activity during the period following February 28, 1994, and the substantial likelihood that, given the current and prospective economic and competitive environment, Arbor will not soon be able to again achieve the level of loan originations achieved throughout fiscal 1994;

    (iv) the severe pressure on profitability created as a result of continued competition, lower loan origination volume and continued industry consolidation, and the likelihood that profitability would not return to levels experienced during fiscal 1994;

    (v) the likelihood that smaller mortgage banking companies would in the future find it increasingly difficult to effectively compete with mortgage banking operations which are affiliated with larger institutions such as BAC, which institutions can provide their mortgage banking affiliates with capital to grow, competitively priced portfolio products and investments in expensive technology which reduces the cost of producing loans and increases efficiencies in servicing loans;

    (vi) the fact that, despite an extensive search for potential acquirors conducted by Goldman Sachs and Arbor management, and despite widespread public speculation concerning a potential sale of Arbor contained in numerous articles published in newspapers and industry publications, no other acquiror had made a definitive offer to acquire Arbor on terms (both from a value perspective and the perspective of likelihood of closing) superior to those contemplated by the Merger Agreement;

    (vii) the financial terms and other significant terms of the transaction proposed by the Alternative Acquiror, including the terms and conditions of the draft merger agreement with such party and the fact that Mr. Kaufman indicated that he would approve such transaction in his capacity as a shareholder only as a last resort;

    (viii) information concerning the business, financial condition, results of operations and prospects of BAC, including the long-term growth potential of BAC Common Stock and the business risks associated therewith;

    (ix) the written opinion of Arbor's financial advisor, Goldman Sachs, that the Exchange Ratio was fair to the holders of Arbor Common Stock;

    (x) the financial and other significant terms of the proposed Merger, including the terms and conditions of the Merger Agreement and the related agreements;

    (xi) the benefits of a business combination with a bank holding company such as BAC;

    (xii) the anticipated tax-free nature of the Merger to Arbor shareholders (except for the portion of the consideration paid in cash for fractional shares). See "--Federal Income Tax Consequences" below; and

    (xiii) the alternative strategic courses available to Arbor, including remaining independent or exploring other indications of interest from other potential acquirors.

OPINION OF ARBOR'S FINANCIAL ADVISOR

  On September 23, 1994, Goldman Sachs delivered its written opinion to the Board of Directors of Arbor that, as of the date of such opinion, the Exchange Ratio was fair to the holders of Arbor Common Stock. Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion dated as of the date hereof.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ARBOR SHAREHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement, (ii) this Proxy Statement/Prospectus, (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Arbor for the two fiscal years ended February 28, 1994, (iv) the prospectus, dated August 7, 1992, relating to Arbor's initial public offering, (v) Annual Reports to Stockholders and Annual Reports on Form 10-K of BAC for the five years ended December 31, 1993, (vi) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Arbor and BAC, (vii) certain other communications from Arbor and BAC to their respective stockholders and (viii) certain internal financial analyses and forecasts for Arbor and BAC prepared by their respective managements. Goldman Sachs also held discussions with members of the senior managements of Arbor and BAC regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Arbor Common Stock and the shares of BAC Common Stock, compared certain financial and stock market information for Arbor and BAC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the mortgage banking industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by Goldman Sachs for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Arbor or BAC or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed, with the consent of Arbor, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to Arbor's Board of Directors on September 23, 1994. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Annex D.

    (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Arbor Common Stock and BAC Common Stock. Goldman Sachs also reviewed the historical trading prices for Arbor Common Stock in comparison to the Standard & Poor's 500 Index and the seven year U.S. treasury bond yield, as well as selected companies in the mortgage banking industry including Countrywide Credit Industries Inc., North American Mortgage Company and Fleet Financial Group Inc. (collectively, the "Comparable Companies") for the period commencing August 8, 1992 and ending September 20, 1994. Such analysis indicated that Arbor Common Stock, over the period examined, outperformed the Standard & Poor's 500 Index and the Comparable Companies. In addition, Goldman Sachs analyzed the consideration to be received by holders of Arbor Common Stock pursuant to the Merger Agreement in relation to the price of Arbor Common Stock on April 15, 1994 (the last trading day prior to speculation regarding the sale of Arbor) and September 20, 1994. Such analysis assumed a per share purchase price of $16.35 to be paid pursuant to the Merger Agreement and indicated that such per share purchase price represented a 18.9% premium based on the April 15, 1994 share price of $13.75 and a discount of 13.9% based on the September 20, 1994 share price of $19.

    (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Arbor to corresponding financial information, ratios and public market multiples for four publicly traded corporations: Countrywide Credit Industries Inc., Fleet Mortgage Group, Inc., North American Mortgage Company and Imperial Credit Industries Inc. (the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Arbor. Goldman Sachs calculated and compared various financial multiples and ratios. In each of the analyses described in this section, the multiples of Arbor were calculated using prices for Arbor as of April 15, 1994 and as of September 20, 1994. The multiples and ratios for Arbor were based on information provided by Arbor and the multiples for each of the Selected Companies were based on the most recent publicly available information. Goldman Sachs considered the Selected Companies' price/earnings ratios for (i) the latest full fiscal year, which ranged from 6.1x to 30.8x, compared to 14.6x and 10.6x for Arbor, (ii) estimated earnings for the current fiscal year (based on Institutional Brokers Estimate System ("IBES") median estimates as of September 1, 1994), which ranged from 9.5x to 33.6x, compared to 12.9x and 9.4x for Arbor, and
  (iii) estimated earnings for the next fiscal year (based on IBES median estimates as of September 1, 1994), which ranged from 7.0x to 13.6x, compared to 10.3x and 7.5x for Arbor (in the case of Arbor and Countrywide Credit Industries, Inc., the latest full fiscal year means the fiscal year ended February 28, 1994, the current fiscal year means the fiscal year ending February 28, 1995 and the next fiscal year means the fiscal year ending February 29, 1996; the analogous dates for the other Selected Companies are December 31, 1993, 1994 and 1995). Goldman Sachs also examined the earnings per share ("EPS") growth rate for the Selected Companies for the current fiscal year and the next fiscal year ranging from 36% to 209%, compared to 25% for Arbor, and the latest twelve months ("LTM") dividend yields for the Selected Companies which ranged from .77% to 2.21% (Arbor has not declared any dividends during the LTM). Goldman Sachs also considered for the Selected Companies, as of the latest available quarter ends, price/book ratios which ranged from 1.46x to 2.93x, compared to 3.06x and 2.22x for Arbor and the premium over tangible book value as a percentage of the owned servicing portfolio which ranged from 1.56% to 1.83% as compared to 2.19% and 1.46% for Arbor. The review also indicated that the LTM price/origination value (premium over tangible book value plus the estimated value of servicing rights as a multiple of the estimated value of servicing originated annually net of direct costs) for the Selected Companies ranged from .4x to 1.6x, compared to 1.5x and .4x for Arbor; the LTM price/net value income ratio (price as a multiple of net income minus after-tax increase in capitalized servicing rights plus after-tax value of net new servicing) for the Selected Companies ranged from 6.5x to 20.5x, compared to 6.9x and 5.0x for Arbor; the LTM price/adjusted equity (price as a multiple of tangible book value plus servicing value) for the Selected Companies ranged from 1.16x to 1.83x, compared to 1.60x and 1.16x for Arbor; LTM return on equity for the Selected Companies ranged from 14.4% to 24.7%, compared to 35% for Arbor; LTM servicing revenue (percentage of total revenue derived from servicing fees) for the Selected Companies ranged from 11% to 56%, compared to 16% for Arbor; the percentage change in originations between June 1994 and June 1993 ranged from (29)% to
  (59)%, compared to (46)% for Arbor; and 1993 retail and brokerage originations as a percentage of total originations for the Selected Companies ranged from 44% to 100%, compared to 100% for Arbor.

    (iii) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the mortgage banking industry since May 1993 (the "Selected Transactions"). The Selected Transactions included the acquisition by Chase Manhattan Bank Corporation of Troy & Nichols Inc., the acquisition by PNC Bank Corporation of Sears Mortgage Group, the acquisition by First Tennessee National Corporation of Maryland National Mortgage Corporation, the acquisition by First Tennessee National Corporation of Sunbelt National Mortgage Corporation, the acquisition by

  Barnett Banks Inc. of LoanAmerica Financial Corporation, the acquisition by First Security Corporation of CrossLand Mortgage Corporation, the acquisition by Chemical Banking Corporation of Margaretten Financial Corporation, the acquisition by Mellon Bank Corporation of U.S. Bancorp Mortgage, the acquisition by Chase Manhattan Bank Corporation of American Residential Mortgage Corporation, the acquisition by First Tennessee National Corporation of Carle I. Brown & Company and the acquisition by Fleet Financial Group Inc. of Plaza Home Mortgage Corporation. Such analysis indicated that for the Selected Transactions the median production premium (the premium over tangible book value plus the estimated value of servicing rights) was $42 million, the selected median (the median production premium excluding certain transactions involving target companies with national production operations) was $21 million and the comparable measure for the Merger was $36 million; the median production premium as a percentage of retail and brokered volume (premium paid over tangible book value and estimated servicing portfolio value expressed as a percentage of retail plus brokered originations) was 1.0%, the selected median was .84% and the comparable measure for the Merger was 1.63%; and the production premium as a multiple of estimated value created (premium paid over tangible book value and servicing portfolio value expressed as a multiple of estimated annual value created) was 1.9x, the selected median was 1.9x and the comparable measure for the Merger was 4.9x.

    (iv) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using earnings estimates for Arbor prepared by its management and IBES median estimates as of September 1, 1994 for BAC for the years 1994 and 1995 and based on certain assumptions regarding potential expense and funding cost savings, Goldman Sachs compared the EPS of BAC Common Stock, on a stand alone basis, to the EPS of the common stock of the combined companies on a pro forma basis. Based on such analyses, the proposed transaction would be modestly accretive to BAC's EPS. Goldman Sachs also calculated certain capital ratios for BAC pro forma for the Merger based on data for Arbor as of May 31, 1994 and BAC as of June 30, 1994. Based on such calculations, the proposed transaction would modestly increase such capital ratios.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analysis as comparison is identical to Arbor or BAC or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion as to the fairness of the Exchange Ratio to the Board of Directors of Arbor and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Arbor, BAC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board of Directors of Arbor was one of many factors taken into consideration by Arbor's Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex D hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Arbor selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs has provided certain investment banking services to BAC from time to time, including acting as managing underwriter of a public offering of subordinated notes of BAC in

February, 1993 and advising BAC in the sale of certain of its real estate assets in 1993, and may provide investment banking services to BAC in the future. In addition, Goldman Sachs represented Continental Bank Corporation in its merger with BAC.

  Pursuant to a letter agreement dated April 26, 1994 (the "Engagement Letter"), Arbor engaged Goldman Sachs to act as its financial advisor in connection with the sale of Arbor. Pursuant to the terms of the Engagement Letter, Arbor has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee equal to $500,000 plus 2% of the aggregate consideration paid in the Merger in excess of $115,000,000. Arbor has agreed to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

  Arbor has also engaged Goldman Sachs to act as its financial advisor in connection with the sale of ANCMC. See "CERTAIN RELATED TRANSACTIONS-- Subsidiary Sale." Pursuant to the terms of such engagement, Arbor has agreed to pay Goldman Sachs a transaction fee equal to $250,000 and has agreed to indemnify Goldman Sachs in the same manner as in the Engagement Letter.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Arbor's management and the Arbor Board may be deemed to have certain interests in the Merger in addition to their interests as stockholders of Arbor generally. The Arbor Board was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement and the transactions contemplated thereby.

  Employment Agreements. Ivan Kaufman is Chairman of the Board, Chief Executive Officer and President of Arbor and is presently a party to an employment agreement with Arbor for a term expiring on July 17, 1997. Under this agreement, Mr. Kaufman currently receives a base annual salary of $551,250 (with automatic 5% annual increases) and is entitled to participate in any bonus pool for the benefit of executive officers. The agreement provides that upon termination of his employment by Arbor without cause, Mr. Kaufman will not compete with Arbor for a period of two years and that if his employment is terminated by Arbor for cause or by Mr. Kaufman for a reason other than Arbor's material breach of its obligations under the agreement, he will not compete with Arbor for a period of five years. The Agreement further provides that upon termination due to a material breach by Arbor, which includes failure of any successor in interest to assume the agreement, Mr. Kaufman will be entitled to a lump sum payment in cash equal to his base salary at the time of breach plus the highest bonus awarded to him during the previous two years and the continuation of Arbor benefit plans for a period of two years after termination or, if earlier, through the commencement of full-time employment.

  In connection with the Merger Agreement, Mr. Kaufman agreed to waive all of his rights under his existing employment agreement and to enter into a new employment agreement (the "Revised Agreement") with Arbor (which agreement was prepared by and negotiated by Mr. Kaufman with BAC as the owner of Arbor following the Merger) pursuant to which Arbor has agreed to employ Mr. Kaufman for a period of six months (the "Term") commencing at the Effective Time (provided that Arbor may extend the term at its sole option for an additional three months). The Revised Agreement provides for a monthly base salary of $45,937.50 (Mr. Kaufman's current monthly base salary with Arbor) and participation in Arbor's benefit program. Mr. Kaufman will not participate in any of Arbor's bonus programs during the Term. If the Revised Agreement is terminated by Mr. Kaufman for any reason prior to the end of the Term (or any extension thereof) or by Arbor for "Cause" (as defined in the Revised Agreement) then Mr. Kaufman will not be entitled to any further payment or benefits under the Revised Agreement. If Arbor terminates the Revised Agreement without Cause prior to the end of the Term (or any extension thereof), Arbor will pay to Mr. Kaufman a gross sum equal to the base salary he would have received had his employment continued for the length of the Term (and including salary for the three month extension if Arbor has exercised its option to extend) and will provide Mr. Kaufman with continued health and life insurance benefits under Arbor's benefit programs until the earlier of (i) two years following the termination date or (ii) Mr. Kaufman's full time employment with a new employer. The Revised Agreement includes a non-compete provision extending five years after Mr. Kaufman's employment is terminated for any reason.

  Arbor has also entered into an employment agreement with Scott Brown, Senior Vice President of Secondary Marketing, dated as of December 15, 1993. The agreement provides Mr. Brown with a base salary of $125,000 annually, incentive bonuses of up to 100% of the base salary, a grant of 25,000 options to purchase Arbor Common Stock (with an additional 25,000 options to be granted on the first anniversary of Mr. Brown's employment with Arbor) and participation in Arbor's employee benefit programs. Mr. Brown's employment agreement also provides for a severance payment equal to two years of his base salary (payable either in a lump sum or according to Arbor's normal payroll schedule) in the event Mr. Brown's employment is terminated other than "for cause" within two years following the date of his employment agreement. Accordingly, it is possible that Mr. Brown will become entitled to receive such a severance payment in connection with the Merger.

  Bonuses. The Merger Agreement provides that Arbor, prior to the Effective Time, may pay or agree to pay up to an aggregate amount of $2.0 million in bonus payments to certain key employees (other than Mr. Kaufman) provided that the full amount of such payments are accrued on Arbor's books and records in accordance with GAAP effective not later than the Valuation Date. Arbor has made no definitive decision as to whether it will pay any such bonuses.

  Indemnification. Pursuant to the Merger Agreement, for six years after the Effective Time, BAC will cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Arbor and its subsidiaries (each, an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the full extent then permitted under New York law and by Arbor's charter and by-laws as in effect on the date of the Merger Agreement; provided, however, that any rights to indemnification in respect of any claims asserted or made within such six-year period will continue until the final disposition of such claim. In the event BAC, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of BAC and the Surviving Corporation assume such indemnification obligations.

  Sale of ANCMC. Following an auction process for the sale of ANCMC conducted by Goldman Sachs, Ivan Kaufman was selected by Arbor as the winning bidder in the auction. Arbor intends to consummate the sale of ANCMC to Mr. Kaufman prior to the Effective Time. For a more complete discussion of the sale of ANCMC, see "CERTAIN RELATED TRANSACTIONS--Subsidiary Sale."

EFFECT ON EMPLOYEE BENEFIT PLANS

  Pursuant to the terms of the Merger Agreement, Arbor has agreed to take such actions as BAC may reasonably require in order to amend or terminate certain of its employee benefit plans on terms satisfactory to BAC, such amendments or terminations to be effective as of the Effective Time. Additionally, Arbor has agreed to amend its qualified employee benefit plans prior to the Effective Time to meet all of the requirements under the Code then applicable to such plans. During the twelve months following the Closing Date, the Surviving Corporation will provide severance payments to the employees of Arbor and its subsidiaries in amounts no less than those payments payable under BAC's then current severance program.

  As soon as practicable after the Effective Time, Arbor's employee benefit plans will be discontinued or merged into BAC's plans. Arbor employees will be eligible to participate in BAC's employee benefit plans on the same terms as are generally offered to employees of BAC and its subsidiaries with comparable positions. Under BAC's employee benefit plans, Arbor employees will be credited for their years of service with Arbor or one of its subsidiaries to the same extent such service was recognized under comparable employee benefit plans of Arbor. However, with respect to any BAC pension benefit plan, the service of Arbor employees will be counted only for purposes of vesting, eligibility and the rate of prospective benefit accrual.

EFFECTIVE TIME

  The Merger will become effective upon the filing of a certificate of merger with the Department in accordance with applicable law or at such later time as is specified in such certificate. The filing with respect to the Merger will occur on the first day which is (i) the last day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of the conditions to the Merger specified in the Merger Agreement and the expiration of the period for Arbor's termination right, if any, relating to the Minimum Value, unless another date is agreed to in writing by the parties. See "-- Conditions to the Merger" below. It is expected that a period of time will elapse between the Special Meeting and the Effective Time while the parties seek to obtain the regulatory approvals required in order to consummate the Merger. There can be no assurance that such approvals will be obtained, that such approvals will not contain a Burdensome Condition (as defined below) which would allow BAC to decline to consummate the Merger or that the Merger will be completed at any time. See "--Regulatory Approvals Required for the Merger" below. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before June 30, 1995. See "--Termination" below.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; DIVIDENDS

  Conversion of Shares. The conversion of Arbor Common Stock into BAC Common Stock will occur automatically at the Effective Time.

  Procedures for Exchange of Certificates. As soon as practicable after the Effective Time, an exchange agent selected by BAC (the "Exchange Agent") shall mail to each holder of record of Arbor Common Stock or an Arbor Option a form letter of transmittal and instructions for use in effecting the surrender of such holder's certificate representing shares of Arbor Common Stock (each, a "Certificate") or Arbor Options in exchange for certificates representing shares of BAC Common Stock and cash in lieu of fractional shares.

  No certificates representing fractional shares of BAC Common Stock will be issued upon the surrender for exchange of Certificates or Arbor Options, no dividend or distribution with respect to BAC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of BAC. In lieu of the issuance of any such fractional share, BAC shall pay to each former shareholder or optionholder, respectively, of Arbor who otherwise would be entitled to receive a fractional share of BAC Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of BAC Common Stock which such holder would otherwise be entitled to receive.

  At or prior to the Effective Time, BAC and BAFSB shall deposit, or shall cause to be deposited, with the Exchange Agent certificates representing the shares of BAC Common Stock and the cash in lieu of fractional shares to be issued and paid in exchange for outstanding shares of Arbor Common Stock and Arbor Options, respectively (such cash and certificates for shares of BAC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

  Any portion of the Exchange Fund that remains unclaimed by the shareholders or optionholders of Arbor for twelve months after the Effective Time shall be repaid to BAC or BAFSB, as appropriate. Any shareholders or optionholders of Arbor who have not theretofore complied with the terms of the Merger Agreement for the exchange, shall thereafter look only to BAC or BAFSB, respectively, for payment of their shares of BAC Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the BAC Common Stock deliverable in respect of each share of Arbor Common Stock or Arbor Option that such shareholder or optionholder holds, in each case, without any interest thereon.

  None of BAC, BAFSB, Arbor, the Exchange Agent or any other person shall be liable to any former holder of shares of Arbor Common Stock or an Arbor Option for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  Any shares of Arbor Common Stock with respect to which appraisal rights have been properly perfected will be purchased in accordance with the procedures described under "--Appraisal Rights" and under Section 623 of the New York Business Corporations Law, attached as Annex E to this Proxy
Statement/Prospectus.

  After the Effective Time, there will be no transfers on the stock transfer books of Arbor of shares of Arbor Common Stock issued and outstanding immediately prior to the Effective Time. If Certificates are presented for transfer after the Effective Time, they will be cancelled and exchanged for certificates representing shares of BAC Common Stock and cash in lieu of fractional Shares, if any.

  ARBOR SHAREHOLDERS AND OPTIONHOLDERS SHOULD NOT FORWARD CERTIFICATES OR ARBOR OPTIONS TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. ARBOR SHAREHOLDERS SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY.

  Dividends. No dividends or other distributions declared after the Effective Time with respect to BAC Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate or Arbor Option until the holder thereof surrenders such Certificate or Arbor Option in accordance with the Merger Agreement. After the surrender of a Certificate or Arbor Option, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest, which theretofore had become payable with respect to shares of BAC Common Stock represented by such Certificate or Arbor Option. Each certificate which represents shares of Arbor Common Stock and each Arbor Option outstanding at the Effective Time will be deemed to evidence ownership of the BAC Common Stock or the cash into which those shares or Arbor Options have been converted by virtue of the Merger.

CONDITIONS TO THE MERGER

  The respective obligations of BAC and Arbor to effect the Merger are both subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) Arbor shall have obtained the approval of the Merger Agreement by the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Arbor Common Stock entitled to vote thereon; (ii) the shares of BAC Common Stock issuable to holders of Arbor Common Stock pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; (iii) the receipt of all requisite regulatory approvals (the "Requisite Regulatory Approvals") required to consummate the transactions contemplated by the Merger Agreement, and the expiration of any statutory waiting periods in respect thereof (see "--Regulatory Approvals Required for the Merger" below); (iv) the Registration Statement of which this Proxy Statement/Prospectus forms a part shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; (v) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") which prohibits the consummation of the Merger, or any of the other transactions contemplated by the Merger Agreement shall be in effect; and (vi) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger.

  The obligations of BAC, BAFSB and AHAC to effect the Merger are further subject to the satisfaction, or waiver by BAC, of the following conditions: (i) the representations and warranties of Arbor contained in the Merger Agreement (including without limitation the representation (the "Arbor Material Adverse Change Representation") that since May 31, 1994 there has not been any change in the business of Arbor or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect (as defined below) on Arbor) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Closing Date as though made at and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, such representations and warranties will be deemed to be true and correct in all material respects unless the failure of such representations and warranties to be so true and correct, in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Arbor; (ii) Arbor shall have performed, in all material respects, all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) all material conditions prescribed by applicable law and by the Requisite Regulatory Approvals to be satisfied by the Closing Date shall be satisfied, and no Requisite Regulatory Approval shall have imposed any condition (a "Burdensome Condition") applicable to BAC or any of its affiliates which BAC in its reasonable judgment determines would be materially burdensome upon the business of BAC or any of its affiliates or the business of Arbor and its subsidiaries as conducted prior to the Closing Date or as anticipated to be conducted after the Closing Date; (iv) there shall be no pending or threatened actions or proceedings by any governmental entity challenging or in any manner seeking to restrict or prohibit the transactions contemplated by the Merger Agreement; (v) Arbor and BAC shall have received (X) all consents required from all federal secondary market or state regulatory agencies in connection with the transactions contemplated hereby, in form and substance reasonably satisfactory to BAC, (Y) such other consents required from any investor or other person (other than a federal secondary market or state regulatory agency) such that the aggregate unpaid principal balance of the Non-Consenting Loans constituting part of the Private Servicing Portfolio as of the Valuation Date is less than 40% of the aggregate unpaid principal balance of all mortgage loans in the Private Servicing Portfolio, as of the Valuation Date, and (Z) all other consents, approvals and waivers required from any person in connection with any material contracts of Arbor or otherwise shall have been obtained in form and substance reasonably satisfactory to BAC, except where the failure to obtain such consents, approvals, and waivers has not had and could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, BAFSB or their subsidiaries following the Closing Date (and Arbor shall have properly filed all notices with such federal secondary market or state regulatory agencies, investors and persons which are required as a result of the transactions contemplated hereby); (vi) certain scheduled suits, litigation, disputes, proceedings, claims, actions and investigations and certain suits, litigation, or claims which may arise after the date of the Merger Agreement, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on Arbor; (vii) BAC shall have received an opinion of its counsel dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Merger and the Liquidations will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code (see "--Federal Income Tax Consequences" below);
(viii) BAC shall have received a customary legal opinion from counsel to Arbor, as well as an opinion of Arbor's general counsel; (ix) BAC shall have received a letter, dated as of the Effective Time, from its independent public accountants, in form and substance satisfactory to BAC in its sole discretion, advising that the transactions contemplated by the Merger Agreement properly may be accounted for as a pooling of interests, unless such firm advises BAC that it is unable to issue a letter to such effect solely due to actions taken by BAC or any of its affiliates other than those actions required under the Merger Agreement; (x) BAC shall have received from Arbor's independent public accountants certain customary comfort letters with respect to certain financial information of Arbor; (xi) the aggregate of (A) the cash value of the fractional share interests of BAC Common Stock to be paid in cash and (B) the shares of BAC Common Stock which are Dissenting Shares and those shares held in the Company's treasury which were repurchased by the Company within two years of the anticipated Closing Date (valued as the product of the number of such Dissenting Shares and treasury shares multiplied by the Exchange
Ratio, multiplied by the Average Closing Price), shall not exceed 10% of the Final Merger Price; (xii) the Final Purchase Price shall have been determined in accordance with the terms of the Merger Agreement; (xiii) BAC shall have received duly executed Affiliates Agreements in accordance with the Merger Agreement from all affiliates of Arbor; (xiv) Arbor shall have closed the Subsidiary Sale; and (xv) BAC shall have received a certificate dated as of the Closing Date signed on behalf of Arbor by its Chief Executive Officer and the Chief Financial Officer as to the satisfaction of certain of the aforementioned conditions.

  The Merger Agreement defines a "Material Adverse Effect," when applied to a party to the Merger Agreement, as a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from changes in law, rules or regulations generally applicable to mortgage banks, banks or their holding companies, or changes in GAAP.

  The obligations of Arbor to effect the Merger are further subject to the satisfaction, or waiver by Arbor, of the following conditions: (i) the representations and warranties of BAC contained in the Merger Agreement (including without limitation the representation (the "BAC Material Adverse Change Representation") that since June 30, 1994 there has not been any change in the business of BAC or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on BAC) shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent they relate to an earlier date) as of the Closing Date as though made at and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, such representations and warranties will be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on BAC; (ii) BAC and AHAC shall have each performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date and Arbor shall have received a certificate signed on behalf of BAC by the Chief Executive Officer and the Chief Financial Officer of BAC to such effect; (iii) no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; (iv) Arbor shall have received an opinion of its counsel dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time the Merger and the Liquidations will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code (see "--Federal Income Tax Consequences" below); (vi) Arbor shall have received a customary legal opinion from counsel to BAC; and (vii) Arbor shall received a certificate dated as of the Closing Date signed on behalf of BAC by the Chief Executive Officer and Chief Financial Officer as to the satisfaction of certain of the aforementioned conditions.

  No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "--Regulatory Approvals Required for the Merger" below. If the Merger is not consummated on or before June 30, 1995, the Merger Agreement may be terminated, and the Merger abandoned, by either BAC or Arbor, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

  The Merger is subject to the prior approval of the Federal Reserve Board pursuant to Section 4 of the BHCA, and the prior approval of the OTS pursuant to the Home Owners' Loan Act of 1933. BAC has submitted applications seeking approval of the Merger to the Federal Reserve Board and the OTS. Certain aspects of the Merger may require notifications to, or approvals from, certain other federal authorities and banking or other regulatory authorities in certain states. On December 15, 1994 the Federal Reserve Board notified BAC of its approval of the Merger. There can be no assurance that the OTS or any other regulatory authority will approve or take other required action with respect to the Merger or, if obtained, that there will not be delays in the processing of the relevant applications. See"--Conditions to the Merger." There can also be no assurance that any such approval will not contain a condition or requirement which causes such approval to fail to satisfy the conditions to consummation of the Merger. There can also be no assurance that the U.S. Department of Justice will not challenge the Merger on antitrust grounds, or if such a challenge is made, as to the result thereof.

CONDUCT OF ARBOR'S BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, Arbor has agreed that until the Effective Time, except as provided in the Merger Agreement, or with the prior written consent of BAC, Arbor and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practice. Arbor has agreed to use its best efforts to (x) preserve its business organization and that of its subsidiaries intact, (y) keep available to itself and BAC the present services of its and its subsidiaries' employees and (z) preserve for itself and BAC the goodwill of its and its subsidiaries' customers and others with whom business relationships exist.

  The Merger Agreement also contains certain restrictions on the conduct of Arbor's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of BAC, Arbor may not, among other things, (i) solely in the case of Arbor, declare or pay any dividend on or make any other distributions in respect of any of its capital stock, (ii)(a) subject to certain exceptions, split, combine or reclassify any shares of its capital stock or (b) repurchase, redeem or otherwise acquire any shares of the capital stock of Arbor or any of its subsidiaries or convertible securities therefor,
(iii) subject to certain exceptions, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible therefor, (iv) amend its Certificate of Incorporation or By-laws, (v) make any capital expenditures other than expenditures of $50,000 each and $250,000 in the aggregate in the ordinary course of business or as necessary to maintain existing assets in good repair, (vi) subject to certain exceptions, enter into any new line of business, (vii) subject to certain exceptions, acquire or agree to acquire any business or entity or otherwise acquire any assets of such business or entity, (viii) except as required by applicable law, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement, (ix) change its methods of accounting in effect at May 31, 1994, subject to certain exceptions, (x) (a) adopt, amend, renew or terminate (except as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between Arbor or any of its subsidiaries and any of its current or former directors, officers or employees,
(b) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase the compensation or fringe benefits of any director, officer or employee, (c) enter into, modify or renew any contract or obligation providing for the payment to any director, officer or employee of compensation, severance or benefits contingent upon the occurrence of any of the transactions contemplated by the Merger Agreement, or (d) enter into any employment, consulting, non-competition, retirement, parachute or indemnification agreement with any officer, director, employee or agent of Arbor or any of its subsidiaries, (xi) except as required by applicable law, take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368 of the Code, (xii) other than in the ordinary course of business consistent with past practice, dispose of its material assets, properties or other rights or agreements, provided, however, that Arbor may not sell or acquire mortgage loan servicing rights (other than the acquisition of mortgage loan servicing rights in connection with the origination of mortgage loans) or sell any mortgage loan on a servicing released basis; provided further that Arbor and its subsidiaries may, without BAC's consent, (A) sell Investment Loans and (B) sell mortgage loan servicing rights or mortgage loans on a servicing released basis to investors on a "flow" basis in the ordinary course of business under agreements with Investors existing as of the date of the Merger Agreement, provided that Arbor shall and shall cause its subsidiaries to first offer BAC the right to buy such "flow" servicing rights or mortgage loans and shall cause its subsidiaries to, sell such servicing rights or mortgage loans to BAC if BAC offers comparable or better terms than those offered by other prospective purchasers; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity, (xiv) commit any act or omission which constitutes a material breach or default by Arbor or any of its subsidiaries under any material contract, (xv) other than in the ordinary course of business, create, renew, amend or terminate any material contract, (xvi) subject to bona fide disputes, fail to pay and discharge any of its obligations, bills or other liabilities as they become due, (xvii) subject to certain exceptions, materially alter or vary its policies of (A) underwriting, pricing, originating, warehousing, selling or servicing, or buying or selling rights to service, mortgage loans, (B) hedging its mortgage loan positions or commitments, and (C) obtaining financing and credit, (xviii) subject to certain exceptions, terminate any Mortgage Servicing Agreement, (xix) enter into any mortgage servicing agreement with respect to a recourse loan, (xx) other than in the ordinary course of business, cancel any indebtedness or waive any rights having a value of $10,000 or more, (xxi) terminate, cancel or amend any insurance coverage maintained by Arbor or any of its subsidiaries which is not replaced by an adequate amount of insurance coverage, (xxii) settle pending or threatened litigation in an amount, for any individual matter, exceeding $25,000, (xxiii) subject to certain exceptions, enter into any Investor Commitment, (xxiv) enter into any forward commitment with GNMA extending beyond the Closing Date, or (xxv) agree to do any of the foregoing.

  Pursuant to the Merger Agreement, BAC has also agreed that until the Effective Time, except as provided in the Merger Agreement or with the prior consent of Arbor, BAC and its subsidiaries will not take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in a violation of any provision of the Merger Agreement except as may be required by applicable law.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after its approval by the Arbor shareholders, as follows: (i) by the mutual consent of BAC and Arbor in writing; (ii) by either BAC or Arbor upon written notice to the other (a) 90 days after the date on which any request or application for a Requisite Regulatory Approval is denied or withdrawn at the request of the Governmental Entity which must grant such approval, unless within such 90-day period a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement) or (b) if any Governmental Entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either BAC or Arbor in the event that the Merger has not been consummated by June 30, 1995, unless the failure to consummate the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform its covenants set forth in the Merger Agreement; (iv) by either BAC or Arbor, if the Arbor shareholders fail to approve the Merger Agreement (provided that if Arbor is the terminating party, it is not in material breach of its obligations in the Merger Agreement); (v) by either BAC or Arbor in the event of (a) a material breach by the other of any of its representations or warranties contained in the Merger Agreement which is not cured within 30 days after written notice of such breach is given to the breaching party (or which breach cannot be cured prior to the Closing) and which breach, individually or together with all other such breaches, has had or could reasonably be expected to have, a Material Adverse Effect on the breaching party, or (b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 30 days after written notice of such breach is given to the breaching party (provided that in either case the terminating party is not in material breach of any of its representations, warranties or covenants); (vi) by Arbor, by action of its Board of Directors, whether before or after approval of the Merger by Arbor's shareholders, in the event that the Average Closing Price is less than $37.00 per share; provided that Arbor will have no right of termination if BAC notifies Arbor that BAC has increased the Exchange Ratio such that the per share consideration to be paid for each share of Arbor Common Stock upon consummation of the Merger is equal to the consideration that would have been paid had the Average Closing Price been $37.00 per share; and (vii) by Arbor, if the net after tax amount accrued by Arbor on its books and records as of the Valuation Date with respect to any action, suit, claim or proceeding brought against Arbor or its officers and directors by any shareholder arising out of the transactions contemplated by the Merger Agreement or alleging violations of federal or state securities laws ("Stockholder Proceedings") exceeds $1.5 million; provided, however, that, if within 5 business days after the receipt by BAC of notice from Arbor of its intention to exercise its termination right, BAC agrees to add back to Adjusted Equity any net after tax amounts accrued by Arbor on its books and records as of the Valuation Date with respect to such Stockholder Proceedings in excess of $1.5 million (such amounts being referred to as the "Excess Litigation Accruals"), then such termination by Arbor will be rescinded; provided further, however, that the Actions will not be deemed to be "Stockholder Proceedings" for purposes of this termination right.

  In the event of the termination of the Merger Agreement by either BAC or Arbor, neither BAC nor Arbor will have any further obligations under the Merger Agreement except as set forth below. If the Merger Agreement is terminated (A)
(1) by either BAC or Arbor pursuant to clause (iv) of the immediately preceding paragraph or (2) by BAC pursuant to clause (iii) of the immediately preceding paragraph (provided that Arbor shall not itself be entitled to terminate the Merger Agreement pursuant to clause (iii)), and prior thereto there shall have been a public announcement with respect to an Acquisition Event (as defined below) or Arbor's Board of Directors shall have failed to recommend that Arbor's shareholders vote in favor of the Merger Agreement or shall have withdrawn or modified such recommendations in any manner adverse to BAC or an Acquisition Event shall occur within 6 months after the date of such termination referred to in this clause (A), or (B) by BAC pursuant to clause
(v)(b) of the immediately preceding paragraph, Arbor shall pay promptly, but in no event later than two business days after the later of the applicable date of the termination or the Acquisition Event described in clause (A)(1) or (2) above, by wire transfer of immediately available funds, to BAC the sum of $3 million as reimbursement for BAC's time, effort and expense in pursuing the transactions contemplated by the Merger Agreement. "Acquisition Event" means any of the following: (i) any person or group of persons (other than BAC, any affiliate thereof or Ivan and Anita Kaufman) has publicly announced, commenced or completed a tender offer for or otherwise acquired beneficial ownership of 19.9% or more of the outstanding shares of Arbor Common Stock; (ii) Arbor has authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than BAC or an affiliate thereof) to (A) effect a merger, consolidation or similar transaction involving Arbor, (B) sell, lease or otherwise dispose of assets of Arbor or its subsidiaries representing 19.9% or more of the consolidated assets of Arbor and its subsidiaries, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 19.9% or more of the voting power of Arbor or any subsidiaries (other than ANCMC) thereof. The Merger Agreement further provides that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement.

AMENDMENT AND WAIVER

  Subject to compliance with applicable law, the Merger Agreement may be amended by BAC or Arbor by action taken or authorized by their respective Boards of Directors at any time before or after approval by the Arbor shareholders of the matters presented at the Special Meeting in connection with the Merger, provided, however, that after Arbor's shareholders have approved the transactions contemplated by the Merger Agreement, any amendment which reduces the amount or changes the form of consideration to be delivered to the Arbor shareholders must be approved by the Arbor shareholders.

  Prior to the Effective Time, any provision of the Merger Agreement may be waived (or the time for performance of any obligation may be extended) by the party benefitting from such provision by an agreement in writing signed on behalf of the party waiving such provision.

EXPENSES

  All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated therein shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing this Proxy Statement/Prospectus, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by BAC and Arbor.

EFFECT OF THE MERGER; LIQUIDATIONS

  Pursuant to the Merger Agreement, at the Effective Time, AHAC, an indirect wholly owned subsidiary of BAC, will be merged with and into Arbor. Arbor will become an indirect wholly owned subsidiary of BAC, and Arbor shareholders will become stockholders of BAC. See "THE MERGER--General."

 Immediately following the Merger, BAC and BAFSB plan to cause first Arbor and then each of its subsidiaries to adopt plans of liquidation pursuant to which they will transfer all of their respective assets and employees and certain of their respective liabilities to BAFSB, and thereafter Arbor and its subsidiaries will each be dissolved. BAFSB will continue as a federal savings bank and a wholly owned subsidiary of BAC.

  The Merger Agreement provides that the transfer of assets from Arbor and its subsidiaries to BAFSB following the Merger shall be treated with the Merger as part of the same transaction. Accordingly, the Merger Agreement requires Arbor to use all reasonable efforts to obtain all consents and approvals required under all agreements between Arbor and third parties, including leases, mortgage servicing agreements and software licenses, for the valid assignment of such agreements to BAFSB immediately after the Merger.

NO SOLICITATION OF TRANSACTIONS

  Arbor has agreed in the Merger Agreement that neither it nor any of its subsidiaries will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, or which may reasonably be expected to lead to, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Arbor Board as reasonably determined by the Arbor Board after consultation with Arbor's outside counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that Arbor may communicate information about any such takeover proposal to its shareholders if, in the reasonable judgment of the Arbor Board after consultation with Arbor's outside counsel, such communication is required under applicable law. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Arbor or any subsidiary of Arbor or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Arbor or any subsidiary of Arbor other than the transactions contemplated or permitted by the Merger Agreement.

RESALES OF BAC COMMON STOCK RECEIVED IN THE MERGER

  The shares of BAC Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of BAC or Arbor for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by or are under common control with Arbor or BAC at the time of the Special Meeting or BAC at or after the Effective Time, and may include certain officers and directors of Arbor or BAC as well as principal stockholders of Arbor or BAC. Rules 144 and 145 promulgated by the SEC under the Securities Act restrict the sale of BAC Common Stock received in the Merger by affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, affiliates of Arbor, provided they are not affiliates of BAC, may publicly resell the BAC Common Stock received by them in the Merger with certain limitations as to the amount of BAC Common Stock sold in any rolling three-month period and as to the manner of such sale. After the two-year period, such affiliates of Arbor who are not affiliates of BAC may resell their shares without such restrictions. Persons who become affiliates of BAC prior to the Effective Time may publicly resell the BAC Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. The ability of affiliates to resell shares of BAC Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to BAC's having satisfied the Exchange Act reporting requirements for specified periods prior to the time of such sale. Affiliates also would be permitted to resell BAC Common Stock received in the Merger pursuant to an effective "resale" registration statement under of Securities Act (other than the Registration Statement of which this Proxy Statement/Prospectus forms a part) or any available exemption from the Securities Act registration requirements.

  SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired company in a business combination. SEC guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares they own or shares they receive in connection with a merger during the period beginning 30 days before the Merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

  Arbor has agreed in the Merger Agreement to use its reasonable efforts to cause each person who may be deemed to be an affiliate (for purposes of Rule 145 of the Securities Act) of Arbor to deliver to BAC a written agreement intended to ensure compliance with the Securities Act and preserve the accounting treatment of the Merger as a pooling of interests (collectively, the "Affiliates Agreements").

STOCK EXCHANGE LISTING

  BAC Common Stock is listed on the NYSE and the Pacific, Chicago, London and Tokyo Stock Exchanges. BAC has agreed to use its reasonable efforts to cause the shares of BAC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. The obligations of the parties to consummate the Merger are subject to approval for listing by the NYSE of such shares. See "--Conditions to the Merger" above. BAC also intends to list such shares on the Pacific, Chicago, London and Tokyo Stock Exchanges.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded amounts of assets, liabilities and equity of BAC and Arbor will be combined at the Effective Time.

  The Merger Agreement provides that a condition to BAC's obligation to consummate the Merger is the receipt of a letter from BAC's independent accountants, dated as of the Effective Date, advising that the transactions contemplated by the Merger Agreement may be properly accounted for as a pooling of interests under APB No. 16 if closed and consummated in accordance with the Merger Agreement, provided, however, that this condition shall be deemed to have been waived by BAC if the accountants' inability to issue such letter is due to actions taken by BAC, or its affiliates, other than those actions required or contemplated under the Merger Agreement. See "--Conditions to the Merger" above.

  For information concerning certain restrictions to be imposed on the transferability of BAC Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "--Resales of BAC Common Stock Received in the Merger" above.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the principal Federal income tax consequences of the Merger to the shareholders of Arbor. The discussion set forth below is based on current provisions of the Code, Treasury Regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and administrative rulings. All of the foregoing are subject to change and any such change may be retroactively applied, which could affect the validity of this discussion. The Federal income tax discussion set forth below may not be applicable to certain classes of taxpayers, including securities dealers, foreign persons and persons who acquired shares of Arbor Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Arbor shareholders are urged to consult their tax advisors as to the tax consequences specific to them of the Merger including the applicability and effect of state, local and other tax laws.

  Consummation of the Merger is conditioned upon receipt by BAC of the Morrison & Foerster Opinion and receipt by Arbor of the Skadden Opinion, each dated as of the Effective Time. The Morrison & Foerster Opinion and the Skadden Opinion will be substantially to the effect that, on the basis of facts (which are consistent with the state of facts existing at the Effective Time), representations and assumptions set forth or referred to in such opinions, the Merger and Liquidations will be treated for Federal income tax purposes as a reorganization or part of one or more reorganizations within the meaning of
Section 368(a) of the Code; and, accordingly, (i) no gain or loss will be recognized by the shareholders of Arbor who exchange their Arbor Common Stock solely for BAC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BAC Common Stock) (ii) the tax basis of the BAC Common Stock received by Arbor shareholders who exchange all of their Arbor Common Stock solely for BAC Common Stock in the Merger will be the same as the tax basis of the Arbor Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iii) the holding period of the BAC Common Stock in the hands of an Arbor shareholder will include the holding period of the Arbor Common Stock exchanged therefor, provided such Arbor Common Stock is held as a capital asset at the Effective Time.

  Any cash received by the holders of Arbor Common Stock in lieu of a fractional share of BAC Common Stock will be treated as having been received in redemption of the fractional share interest so cashed out, and will result in taxable gain or loss. The receipt of such cash generally should result in gain or loss in an amount equal to the difference between the amount of cash received and the basis of the fractional share interest surrendered in exchange therefor. Such gain or loss will be capital gain or loss if the fractional share interest was held as a capital asset at the Effective Time, and such capital gain or loss will be long-term capital gain or loss if the holding period for such fractional share interest was greater than one year.

DIVIDENDS

  Under the Merger Agreement, Arbor has agreed that, until the Effective Time, it will not declare or pay any dividends on, or make any other distributions in respect of, Arbor Common Stock. See "--Conduct of Arbor's Business Pending the Merger."

                          CERTAIN RELATED TRANSACTIONS

SUBSIDIARY SALE

  In the Merger Agreement, Arbor agreed to use its reasonable efforts to enter into an agreement, on or before the Valuation Date, to sell, prior to the Effective Time, all of the outstanding shares of capital stock of ANCMC to a third party other than any of Arbor's subsidiaries, for a fixed price in cash. Pursuant to this undertaking, Arbor engaged Goldman Sachs to conduct an auction of ANCMC. Goldman Sachs solicited bids from interested purchasers in the auction. Arbor selected Ivan Kaufman, the bidder offering the highest cash price in the auction, as the winning bidder, and plans to consummate the sale of ANCMC to Mr. Kaufman prior to the Effective Time. Goldman Sachs has rendered an opinion as to the fairness of the sale price to Arbor and its shareholders, in form and substance reasonably acceptable to BAC. The compensation arrangement for Goldman Sachs for rendering the fairness opinion was not contingent upon the consummation of the sale of the ANCMC stock. A majority of Arbor's independent directors have approved the sale of ANCMC to Mr. Kaufman. Consummation of the sale of ANCMC prior to the Effective Time is a condition to the respective obligations of BAC, BAFSB and AHAC to consummate the Merger.

STOCK OPTION AGREEMENTS

  In order to induce BAC, BAFSB and AHAC to enter into the Merger Agreement, Ivan Kaufman and Anita Kaufman (the "Grantors") have each granted to BAC a Stock Option, exercisable only in certain circumstances, to purchase up to 3,311,354 and 574,980 shares of Arbor Common Stock owned by the Grantors, respectively, for a purchase price (the "Exercise Price") of $16.35 per share (subject to appropriate adjustment in the event of any stock split, reclassification, recapitalization, reorganization or other similar event).

  BAC (or any lawful subsequent holder of the Stock Option Agreements) may exercise the Stock Options following the occurrence of any of the following events (each, a "Triggering Event"):

    (a) prior to the termination of the Merger Agreement, (i) any person or group, other than BAC or any of its affiliates, shall have commenced a tender or exchange offer for 19.9% or more of the outstanding shares of Arbor Common Stock, (ii) any person or group, other than BAC or any of its affiliates and other than the Grantors, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 19.9% or more of the outstanding shares of Arbor Common Stock; (iii) Arbor's shareholders shall fail to approve the Merger Agreement at a meeting called to consider the Merger Agreement, if such meeting shall have been preceded by (x) the public announcement by any person or group (other than BAC or any of its affiliates) of an offer or proposal to acquire, merge or consolidate with the Arbor, (y) the filing of an application or notice, other than by BAC or any of its affiliates, under any federal or state banking, insurance, antitrust or other statute, with respect to the acquisition or proposed acquisition of 19.9% or more of the outstanding Shares of Arbor Common Stock, or (z) the Arbor Board publicly withdrawing or modifying, or publicly announcing its intent to withdraw or modify, its recommendation that the Arbor shareholders approve the transactions contemplated by the Merger Agreement; or (iv) the acceptance by the Arbor Board or the public recommendation by the Arbor Board that the shareholders accept, an offer or proposal from any person or group (other than BAC or any of its affiliates), to acquire 19.9% or more of the outstanding shares of Arbor Common Stock, or a substantial portion (19.9% or more) of Arbor's consolidated assets, or for a merger or consolidation or any similar transaction involving Arbor;

    (b) the occurrence of any of the events described in clause (a) within six (6) months following the termination of the Merger Agreement by BAC based on a material breach by Arbor of any of its covenants or agreements contained in the Merger Agreement;

    (c) after a proposal is made by a third party to Arbor or its shareholders to engage in (i) a merger or consolidation, or any similar transaction, involving Arbor, (ii) a purchase, lease or other acquisition representing 19.9% or more of Arbor's consolidated assets, or (iii) a purchase or other acquisition of securities representing 19.9% or more of the voting power of Arbor, Arbor shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle BAC to terminate the Merger Agreement and (y) shall not have been cured prior to the date the holder of a Stock Option Agreement duly gives notice of its desire to exercise the Stock Option; and

    (d) with respect to each Option Agreement, any material breach by the applicable Grantor of such Option Agreement or the Voting Agreement or Proxy Agreement signed by such Grantor.

  The Stock Options will expire upon the first to occur of (i) the consummation of the Merger, (ii) consent of BAC and the respective Grantors, (iii) the termination of the Merger Agreement, unless a Triggering Event shall have occurred or may occur within six months after the date of such termination,
(iv) the expiration of the 6-month period after the termination of the Merger Agreement, unless a Triggering Event shall have occurred, and (v) the expiration of a 12-month period following the first occurrence of a Triggering Event.

  BAC shall pay in cash for any shares of Arbor Common Stock purchased pursuant to the Stock Options.

  Upon exercise of the Stock Options, the holder or holders of shares of Arbor Common Stock acquired upon such exercise (the "Underlying Shares") shall, within 6 months from the date of such exercise, either:

    (i) offer, or cause Arbor or an affiliate of such holder to offer, to acquire all of the outstanding shares of Arbor Common Stock not then held by such holder or any affiliate thereof (the "Minority Shares") for cash at a per share price not less than the per share exercise price paid to the Grantors upon such exercise (as adjusted for any changes in Arbor's capitalization after the exercise date); or

    (ii) sell, exchange, transfer or otherwise dispose of all of the Underlying Shares to one or more persons or entities (other than BAC or any affiliate thereof) (a "Third Party") on terms substantially equivalent to those offered by such persons or entities to the holders of those Minority Shares not already held by such persons or entities.

  In the event that the holder of the Underlying Shares fails to purchase all of the Minority Shares or a Third Party shall not have purchased all of the Underlying Shares and the Minority Shares within the period specified above, each Grantor shall have the option, within 60 days after the expiration of such period, to repurchase at a per share price equal to the Exercise Price (subject to adjustment as provided above) all shares of Arbor Common Stock previously acquired from such Grantor upon exercise of the Stock Options from the holder or holders thereof.

VOTING AGREEMENTS AND PROXY AGREEMENTS

  In order to induce BAC, BAFSB and AHAC to enter into the Merger Agreement, the Grantors have each entered into the Voting Agreements. Under the Voting Agreements, the Grantors agree to vote (or cause to be voted) the shares of Arbor Common Stock owned by them, in any circumstance in which the vote or approval of the shareholders of Arbor is sought, (a) in favor of (i) adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement, and (ii) any other matter relating to the consummation of the transactions contemplated by the Merger Agreement; and (b) against (i) any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between Arbor or any other person or entity or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Arbor under the Merger Agreement or which could result in any of the conditions to BAC's or Arbor's obligations under the Merger Agreement not being fulfilled, or (ii) any proposal or transaction which would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

  In connection with the voting agreements, each of the Grantors entered into a Proxy Agreement with BAC whereby the Grantors irrevocably granted to BAC (with full power of substitution) their respective proxies (the "Proxies") to vote the shares of Arbor Common Stock owned by them in the manner described in the preceding paragraph, as more fully described in, and under the circumstances set forth in, the Proxy Agreements.

  The Voting Agreements and the Proxies will terminate upon the first to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement, and
(iii) September 23, 1995.

EFFECT OF STOCK OPTION AND VOTING AGREEMENTS

  The Stock Option Agreements and the Voting Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of such agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in Arbor from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Arbor Common Stock than the price per share provided for in the Merger Agreement.

                   CAPITALIZATION OF BANKAMERICA CORPORATION

  The consolidated capitalization of BAC at September 30, 1994, and the adjusted consolidated capitalization of BAC after giving effect to the Merger is set forth below. All amounts shown are in millions of dollars.

                                                      HISTORICAL AS ADJUSTED(A)
                                                      ---------- --------------
Long-term debt
  Senior Debt
  BAC................................................  $ 8,635      $ 8,639
  Subsidiary Obligations.............................      327          327
                                                       -------      -------
                                                         8,962        8,966
  Subordinated Debt
  BAC................................................    5,077        5,077
  Subsidiary Obligations.............................      465          465
                                                       -------      -------
                                                         5,542        5,542
                                                       -------      -------
    Total Long-Term Debt.............................  $14,504      $14,508
                                                       =======      =======
Subordinated Capital Notes (b).......................  $   605      $   605
                                                       =======      =======
Preferred Stock (authorized: 70,000,000 shares;
 issued 54,185,457 shares)...........................  $ 3,368      $ 3,368
                                                       =======      =======
Common Stockholders' Equity:
 Common Stock, par value $1.5625 (authorized:
  700,000,000 shares; issued 370,903,066 shares
  (historical), 373,668,453 (as adjusted))(c)........      580          584
 Additional paid-in capital(c).......................    7,732        7,749
 Retained earnings...................................    7,480        7,496
 Net unrealized losses on available-for-sale
  securities.........................................     (201)        (201)
 Common stock in treasury, at cost (696,911 shares)..      (29)         (29)
    Total Common Stockholders' Equity................  $15,562      $15,599
                                                       =======      =======
      Total Capitalization of BAC....................  $34,039      $34,080
                                                       =======      =======

- --------
(a) Subsequent to September 30, 1994, the capitalization of BAC and its consolidated subsidiaries has been affected by various issuances, redemptions, repurchases and maturities which are not reflected in this table.
(b) Issuances of common and preferred stock of $600 million have been dedicated to retire or redeem subordinated capital notes.
(c) Pursuant to the Merger Agreement, each share of Arbor Common Stock and each Arbor Option will be converted into a number of shares of BAC Common Stock based upon an exchange ratio of shares of BAC Common Stock for each share of Arbor Common Stock. For purposes of this Capitalization table, common stock and additional paid-in capital were adjusted based on BAC Common Stock market price of $39.75 at December 9, 1994, assuming an Exchange Ratio of 0.4113 and the issuance of 2.8 million shares of BAC Common Stock.

                        DESCRIPTION OF BAC CAPITAL STOCK

GENERAL

  BAC's authorized capital stock consists of 700,000,000 shares of BAC Common Stock, par value $1.5625 per share, and 70,000,000 shares of preferred stock, without par value ("BAC Preferred Stock"). At the close of business of September 30, 1994, there were approximately 370,206,155 shares of BAC Common Stock outstanding, exclusive of treasury shares and 54,185,457 shares of BAC Preferred Stock outstanding.

  Descriptions of the material terms of BAC's capital stock are set forth below. Such descriptions are not complete and are subject in all respects to the Delaware Corporation Law and BAC's Certificate of Incorporation, including the certificates of designation pursuant to which the outstanding shares of BAC Preferred Stock have been issued.

BAC COMMON STOCK AND RIGHTS

  The description of BAC Common Stock should be read carefully by the holders of Arbor Common Stock. As described in "THE MERGER--Exchange Ratio," at the Effective Time, the issued and outstanding shares of Arbor Common Stock will be converted into the right to receive shares of BAC Common Stock or, in lieu of fractional shares, cash.

  Subject to any prior rights of BAC Preferred Stock then outstanding, holders of BAC Common Stock are entitled to such dividends as may be declared from time to time by BAC's Board of Directors out of the funds legally available therefor.

  Each holder of BAC Common Stock is entitled to one vote for each share owned by him or her on all matters submitted to a vote of the stockholders of BAC. Such shares are not entitled to any cumulative voting rights. In the event of any liquidation, dissolution or winding up of BAC, the holders of BAC Common Stock are entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities, subject to the prior rights, if any, of holders of BAC Preferred Stock. Holders of BAC Common Stock have no preemptive or other subscription or conversion rights. BAC Common Stock is not subject to redemption, and the outstanding shares are, and the shares issued in connection with the Merger will be, fully paid and nonassessable.

  Each share of BAC Common Stock, including those to be issued to holders of Arbor Common Stock in connection with the Merger, is accompanied by one preferred share purchase right (a "BAC Right"). Each BAC Right entitles the registered holder to purchase from BAC one-hundredth of a share of Cumulative Participating Preferred Stock, Series E, without par value, of BAC (the "BAC Series E Preferred"), at a price of $50 per one-hundredth of a preferred share (the "BAC Rights Purchase Price"), subject to adjustment. The description and terms of the BAC Rights are set forth in a Rights Agreement (the "BAC Rights Agreement") between BAC and Manufacturers Hanover Trust Company of California (now Chemical Trust Company of California), as rights agent, as amended by Amendment No. 1 to the BAC Rights Agreement dated as of August 11, 1991.

  Certificates for shares of BAC Common Stock issued in connection with the Merger will contain a notation incorporating the BAC Rights Agreement by reference.

  Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliates or associated persons (a "BAC Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding BAC Common Stock, or (ii) ten business days (or such later date as may be determined by action of the BAC Board of Directors prior to such time as any person becomes a BAC Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of persons of 20% or more of such outstanding BAC Common Stock (the earlier of such dates being called the "BAC Distribution Date"), the BAC Rights will be evidenced by the certificates representing BAC Common Stock. In addition, the BAC Rights Agreement provides that, until the BAC Distribution Date, the BAC Rights will be transferred with and only with shares of BAC Common Stock.

  The BAC Rights are not exercisable until the BAC Distribution Date.

  BAC Series E Preferred purchasable upon exercise of the BAC Rights will be redeemable by BAC at a formula price. Each share of BAC Series E Preferred will be entitled to an aggregate dividend of 100 times the dividend declared per share of BAC Common Stock. In the event of liquidation, the holders of BAC Series E Preferred will be entitled to a minimum preferential liquidation payment of $100 per share, plus accrued and unpaid dividends, but will be entitled to an aggregate payment of 100 times the payment made per share of BAC Common Stock. Each share of BAC Series E Preferred will have 100 votes, voting together with shares of BAC Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of BAC Common Stock are exchanged, each share of BAC Series E Preferred will be entitled to receive 100 times the amount received per share of BAC Common Stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the BAC Series E Preferred's dividend, liquidation and voting rights, the value of the one-hundredth interest in a share of BAC Series E Preferred purchasable upon exercise of each BAC Right should approximate the value of one share of BAC Common Stock.

  In the event that BAC is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a BAC Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the BAC Right. In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of the outstanding shares of BAC Common Stock (unless such person increased its beneficial ownership from less than 20% to 80% or more of the outstanding shares of BAC Common Stock by a purchase pursuant to a tender offer for all of the shares of BAC Common Stock for cash), proper provisions shall be made so that each holder of a BAC Right, other than BAC Rights beneficially owned by such person or group of affiliated or associated persons (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of BAC Common Stock having a market value of two times the exercise price of the BAC Right.

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of BAC Common Stock, the Board of Directors of BAC may redeem the BAC Rights in whole, but not in part, at a price of $0.001 per BAC Right (rounded upward for each holder to the nearest $0.01). In addition, the BAC Rights may be subject to automatic redemption in certain circumstances upon approval of the majority of the outstanding shares of BAC Common Stock entitled to vote thereon at a special meeting to be held in connection with certain acquisition offers.

  Copies of the BAC Rights Agreement and Amendment No. 1 thereto, which was executed on August 11, 1991, have been filed with the SEC as an exhibit to a Registration Statement on Form 8-A dated April 13, 1988, and as an exhibit to the amendment to such Registration Statement filed on Form 8 dated August 20, 1991, respectively.

  The foregoing description of the material terms of the BAC Common Stock and the BAC Rights does not purport to be a complete description of all of the terms of the BAC Common Stock and the BAC Rights and is qualified in its entirety by reference to the terms of the BAC Common Stock and the BAC Rights, which are incorporated herein by reference and are set forth in full in Article Fourth of BAC's Certificate of Incorporation and the BAC Rights Agreement, respectively.

OUTSTANDING PREFERRED STOCK

  Under BAC's Certificate of Incorporation, the BAC Board of Directors is authorized without further stockholder action to provide for the issuance of up to 70,000,000 shares of BAC Preferred Stock in one or more series with such voting powers, full or limited, and with such designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in resolutions providing for the issue thereof adopted by the BAC Board of Directors.

  As of September 30, 1994, BAC had outstanding 5,178,000 shares of Cumulative Adjustable Preferred Stock, Series A (the "BAC Series A Preferred"), 3,546,100 shares of Cumulative Adjustable Preferred Stock, Series B (the "BAC Series B Preferred"), 7,250,000 shares of 9 5/8% Cumulative Preferred Stock, Series F (the "BAC Series F Preferred"), 4,998,357 shares of 6 1/2% Cumulative Convertible Preferred Stock, Series G (the "BAC Series G Preferred"), 11,250,000 shares of 9% Cumulative Preferred Stock, Series H (the "BAC Series H Preferred"), 200,000 shares of 11% Preferred Stock, Series I (the "BAC Series I Preferred"), 400,000 shares of 11% Preferred Stock, Series J (the "BAC Series J Preferred"), 14,600,000 shares of 8 3/8% Cumulative Preferred Stock, Series K (the "BAC Series K Preferred"), 800,000 shares of 8.16% Cumulative Preferred Stock, Series L (the "BAC Series L Preferred"), 700,000 shares of 7 7/8% Cumulative Preferred Stock, Series M (the "BAC Series M Preferred"), 475,000 shares of 8 1/2% Cumulative Preferred Stock, Series N (the "BAC Series N Preferred"), 1,788,000 shares of Adjustable Rate Preferred Stock, Series 1 (the "BAC Series 1 Preferred") and 3,000,000 shares of Adjustable Rate Cumulative Preferred Stock, Series 2 (the "BAC Series 2 Preferred"). The holders of all outstanding series of BAC Preferred Stock rank on parity with each other, and prior to the holders of the BAC Common Stock, with respect to dividends and liquidation.

  If the equivalent of six quarterly dividends payable on any series of the BAC Preferred Stock are in default (whether or not declared or consecutive), the authorized number of directors on the BAC Board of Directors shall be increased by two and the holders of all outstanding series of BAC Preferred Stock (except that BAC Series 2 Preferred shall only be entitled to vote if six quarterly dividends payable on BAC Series 2 Preferred are in default), voting as a single class without regard to series, will be entitled to elect such two additional directors until all dividends in default have been paid or declared and set apart for payment.

  Except as provided below, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the BAC Preferred Stock, voting as a single class without regard to series, will be required (i) for any amendment of BAC's Certificate of Incorporation (or any certificate supplemental thereto providing for the capital stock of BAC) or By-laws that will materially and adversely change the preferences, privileges, rights or powers of the BAC Preferred Stock, but in any case in which one or more, but not all, series of BAC Preferred Stock would be so affected as to their preferences, privileges, rights or powers, only the consent of holders of at least two-thirds of the shares of each series that would be so affected, voting separately as a class, shall be required or (ii) to issue any class of stock that shall have preference as to dividends or distribution of assets over any outstanding series of BAC Preferred Stock. So long as the dividends thereon have been paid, shares of BAC Series I Preferred and BAC Series J Preferred have no voting power, except that the vote or consent of holders of at least two-thirds of all outstanding shares of BAC Series I Preferred and BAC Series J Preferred, each voting separately as a class, is required to authorize any amendment to BAC's Certificate of Incorporation or to the Certificates of Designation for the BAC Series I Preferred and BAC Series J Preferred, respectively; provided, however, that any increase or decrease in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock or any increase or decrease in the amount of authorized shares or issued shares of the BAC Series I Preferred and BAC Series J Preferred or of any other series of preferred stock, in each case ranking on a parity with or junior to such series of the BAC Series I Preferred and BAC Series J Preferred with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the powers, preferences, privileges or rights of the BAC Series I Preferred and BAC
Series J Preferred.

  In the event of voluntary or involuntary liquidation, dissolution or winding up of BAC, the holders of BAC Preferred Stock are entitled to receive out of the assets of BAC available for distribution to stockholders, before any distribution of assets is made to holders of BAC Common Stock, an amount equal to the stated value per share, plus accrued and unpaid dividends. Except as required by law, the holders of BAC Preferred Stock are not entitled to vote except under limited circumstances. The BAC Preferred Stock is not convertible into shares of other capital stock, except for the BAC Series G Preferred Stock. The BAC Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of BAC to repurchase or retire the BAC Preferred Stock.

  BAC Series A Preferred. The BAC Series A Preferred has a stated value of $50.00 per share. The BAC Series A Preferred provides for cumulative dividends payable quarterly at adjustable rates based on the discount rates and average yields of certain United States government securities. The BAC Series A Preferred is subject to redemption, in whole or in part, at the option of BAC, at $50.00 per share, plus accrued and unpaid dividends.

  BAC Series B Preferred. The BAC Series B Preferred has a stated value of $100.00 per share. The BAC Series B Preferred provides for cumulative dividends payable quarterly at adjustable rates based on the discount rates and average yields of certain United States government securities. The BAC Series B Preferred is subject to redemption, in whole or in part, at the option of BAC, at $100.00 per share, plus accrued and unpaid dividends.

  BAC Series F Preferred. The BAC Series F Preferred has a stated value of $25.00 per share. The BAC Series F Preferred provides for cumulative dividends payable quarterly at the rate of 9 5/8% per annum calculated as a percentage of the stated value. The BAC Series F Preferred is subject to redemption, in whole or in part, at the option of BAC at $25.00 per share on and after April 15, 1996, plus accrued and unpaid dividends.

  BAC Series G Preferred. The BAC Series G Preferred has a stated value of $50.00 per share. The BAC Series G Preferred provides for cumulative dividends payable quarterly at the rate of 6 1/2% per annum calculated as a percentage of the stated value. The BAC Series G Preferred is subject to redemption, in whole or in part, at the option of BAC at $51.95 per share during the twelve months beginning May 31, 1995, at decreasing prices thereafter through May 30, 2001, and at $50.00 per share thereafter, in each case plus accrued and unpaid dividends.

  The BAC Series G Preferred is convertible, at any time, unless previously redeemed, into BAC Common Stock at a conversion rate of 1.09649 shares of BAC Common Stock for each share of BAC Series G Preferred (equivalent to a conversion price of $45.60 per share of BAC Common Stock). The conversion rate is protected by customary antidilution provisions.

  BAC Series H Preferred. The BAC Series H Preferred has a stated value of $25.00 per share. The BAC Series H Preferred provides for cumulative dividends payable quarterly at the rate of 9% per annum calculated as a percentage of the stated value. The BAC Series H Preferred is subject to redemption, in whole or in part, at the option of BAC at $25.00 per share on and after January 15, 1997, plus accrued and unpaid dividends.

  BAC Series I Preferred. The BAC Series I Preferred has a stated value of $500.00 per share. The BAC Series I Preferred provides for cumulative dividends payable quarterly at a rate of 11% per annum calculated as a percentage of the stated value. The BAC Series I Preferred is subject to redemption, in whole or in part, at the option of BAC at $527.50 per share on or after September 30, 1995 and prior to September 30, 1996, at decreasing prices thereafter through September 29, 2000, and at $500.00 per share thereafter, in each case plus accrued and unpaid dividends.

  BAC Series J Preferred. The BAC Series J Preferred has a stated value of $500.00 per share. The BAC Series J Preferred provides for cumulative dividends payable quarterly at a rate of 11% per annum calculated as a percentage of the stated value. The BAC Series J Preferred is subject to redemption, in whole or in part, at the option of BAC at $527.50 per share on or after March 31, 1996 and prior to March 31, 1997, at decreasing prices thereafter through March 30, 2001, and at $500.00 per share thereafter, in each case plus accrued and unpaid dividends.

  BAC Series K Preferred. The BAC Series K Preferred has a stated value of $25.00 per share. The BAC Series K Preferred provides for cumulative dividends payable quarterly at a rate of 8 3/8% per annum calculated as a percentage of the stated value. The BAC Series K Preferred is subject to redemption, in whole or in part, at the option of BAC on or after February 15, 1997, at $25.00 per share, plus accrued and unpaid dividends.

  BAC Series L Preferred. The BAC Series L Preferred has a stated value of $500.00 per share. The BAC Series L Preferred provides for cumulative dividends payable quarterly at a rate of 8.16% per annum calculated as a percentage of the stated value. The BAC Series L Preferred is subject to redemption, in whole or in part, at the option of BAC on or after July 13, 1997, at $500.00 per share, plus accrued and unpaid dividends.

  BAC Series M Preferred. The BAC Series M Preferred has a stated value of $500.00 per share. The BAC Series M Preferred provides for cumulative dividends payable quarterly at a rate of 7 7/8% per annum calculated as a percentage of the stated value. The BAC Series M Preferred is subject to redemption, in whole or in part, at the option of BAC on or after September 30, 1997, at $500.00 per share, plus accrued and unpaid dividends.

  BAC Series N Preferred. The BAC Series N Preferred has a stated value of $500.00 per share. The BAC Series N Preferred provides for cumulative dividends payable quarterly at a rate of 8 1/2% per annum calculated as a percentage of the stated value. The BAC Series N Preferred is subject to redemption, in whole or in part, at the option of BAC on or after December 15, 1997, at $500.00 per share, plus accrued and unpaid dividends.

  BAC Series 1 Preferred. The BAC Series 1 Preferred has a stated value of $50.00 per share. The BAC Series 1 Preferred provides for cumulative dividends payable quarterly at adjustable rates based on the discount rates and average yields of certain United States government securities, provided that such rates shall in no event be less than 7.5% or greater than 13.5% per annum. The BAC Series 1 Preferred is subject to redemption, in whole or in part, at the option of BAC, at $50.00 per share, plus accrued and unpaid dividends.

  BAC Series 2 Preferred. The BAC Series 2 Preferred has a stated value of $100.00 per share. The BAC Series 2 Preferred provides for cumulative dividends payable quarterly at adjustable rates based on the discount rates and average yields of certain United States government securities, provided that such rates shall in no event be less than 9.0% or greater than 15.7% per annum. The BAC Series 2 Preferred is subject to redemption in whole or in part, at the option of BAC, at $108.00 per share for redemptions occurring on or before August 15, 1999, or at $100.00 per share for redemptions occurring thereafter, in each case plus accrued and unpaid dividends. On November 1, 1994, BAC announced that it will redeem all of the outstanding shares of BAC Series 2 Preferred on December 5, 1994.

             COMPARISON OF RIGHTS OF STOCKHOLDERS OF ARBOR AND BAC

  Upon consummation of the Merger, the shareholders of Arbor, a New York corporation, will become stockholders of BAC, a Delaware corporation. Accordingly, the rights of shareholders of Arbor following the Merger will be governed by Delaware law, as well as the BAC Certificate of Incorporation (the "BAC Certificate") and Bylaws.

  The following is a summary of the material differences between the rights and privileges of Arbor shareholders and those of BAC stockholders. References to the "DGCL" are to the General Corporation Law of Delaware, while references to the "NYBCL" are to the Business Corporation Law of New York. This summary is not meant to be relied upon as an exhaustive description of such differences and is qualified in its entirety by reference to the BAC Certificate, BAC's Bylaws, the Arbor Certificate of Incorporation (the "Arbor Certificate"), the Arbor Bylaws, the DGCL, and the NYBCL.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  BAC. Under the DGCL, unless otherwise provided by a corporation's certificate of incorporation, any action which may be taken by the stockholders may be taken without a meeting if such action is authorized by written consents signed by the holders of stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares were present and voted. However, the BAC Certificate provides that no action may be taken by BAC stockholders except at an annual or special meeting of stockholders, and the power of BAC stockholders to act by written consent without a meeting is specifically denied therein.

  Arbor. Under the NYBCL, the shareholders of a New York corporation may act without a meeting only by unanimous written consent, unless the certificate of incorporation or bylaws otherwise provide. The Arbor Certificate and Bylaws do not provide otherwise.

AMENDMENT OF CERTIFICATE

  BAC. The DGCL provides that amendments to a corporation's certificate of incorporation generally require an affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon.

  Arbor. The Arbor Certificate provides that any amendment to the Arbor Certificate by its shareholders must be approved by the affirmative vote of the holders of at least 66 2/3% of the shares of Arbor Common Stock entitled to vote thereon.

SPECIAL MEETINGS OF SHAREHOLDERS

  BAC. The DGCL provides that special meetings of stockholders may be called by a corporation's Board of Directors or by such persons as the corporation's certificate or bylaws shall authorize. Pursuant to BAC's Bylaws, special meetings of stockholders may be called by the Chairman of the Board, the President, a majority of the Board of Directors or at the written request of stockholders holding a majority of the entire capital stock outstanding and entitled to vote.

  Arbor. The NYBCL also provides that special meetings of shareholders may be called by a corporation's Board of Directors or by such persons as may be authorized by the corporation's certificate or bylaws. Pursuant to Arbor's Bylaws, special meetings of stockholders may only be called by the Chairman of the Board, the President or a majority of the Board of Directors.

REMOVAL OF DIRECTORS

  BAC. Under the DGCL, unless otherwise provided in a corporation's certificate or bylaws, the entire Board of Directors or any individual director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The BAC Certificate and Bylaws contain no provisions relating to removal of directors.

  Arbor. The NYBCL provides that, unless otherwise provided in a corporation's certificate or bylaws, any or all of the directors may be removed for cause by a majority of votes cast by shareholders at a meeting of shareholders, and, if the certificate of incorporation or the specific provisions of a bylaw adopted by the shareholders provide, directors may be removed with cause by action of the Board of Directors or without cause by vote of the shareholders. The Arbor Bylaws provide that any or all directors may be removed with cause by a 66 2/3% vote of those shareholders entitled to vote. The Arbor Bylaws also provide that the Arbor Board may, by majority vote of all directors then in office, remove a director for cause. Neither the Arbor Certificate nor the Arbor Bylaws provide for removal of directors without cause.

VACANCIES AND NEWLY CREATED DIRECTORSHIPS

  BAC. The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation or by-laws, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole director. The BAC Certificate and Bylaws do not provide otherwise.

  Arbor. The NYBCL provides that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason, except the removal of directors without cause, may be filled by the vote of the board, and if the number of directors remaining in office is less than a quorum, by the vote of a majority of the directors then in office. The certificate of incorporation or the by-laws may provide that such newly created directorships or vacancies must be filled by the vote of shareholders and the certificate of incorporation may impose greater requirements relating to the quorum and vote of directors needed to fill such newly created directorships or vacancies. The Arbor Bylaws provide that vacancies and newly created directorships may be filled by a majority of directors then in office, provided, however, that if in the event of any such vacancy, the directors remaining in office are unable to so fill such vacancy by a majority vote within 30 days of the occurrence thereof, the President or Secretary may call a special meeting of shareholders at which such vacancy will be filled.

SHAREHOLDER NOMINATIONS AND PROPOSALS FOR BUSINESS

  BAC. BAC's Bylaws establish procedures that must be followed for stockholders to nominate individuals for election to the BAC Board or to propose business at an annual meeting of BAC's shareholders. In order to nominate individuals to the BAC Board, a shareholder must provide timely notice of such nomination in writing to the Secretary of BAC and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of BAC Common Stock beneficially owned by the stockholder giving such notice.

  In order to properly propose that certain business come before the annual meeting of stockholders, a stockholder must provide timely notice in writing to the Secretary of BAC which notice must include a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting. In addition, the notice must contain the name, record address, class and number of shares of BAC capital stock beneficially owned by the stockholder giving such notice and any material interest of the stockholder in such business.

  To be timely, notice must be delivered to BAC not less than 30 nor more than 60 days prior to the meeting at which directors are to be elected or the proposed business is to be conducted, or, if BAC gives less than 40 days notice of the meeting, then notice by the stockholder must be received by the close of business on the 10th day following the date notice of the meeting was mailed.

  Arbor. Neither the NYBCL nor the Arbor Certificate or Bylaws contain any provisions establishing procedures which must be followed in order for an Arbor shareholder to nominate directors or propose items of business.

RIGHTS PLAN

  BAC. On April 11, 1988, the BAC Board adopted the BAC Preferred Share Purchase Rights Plan and declared a distribution of one BAC Right for each outstanding share of BAC Common Stock to shareholders of record at the close of business on April 22, 1988. For a description of the BAC Rights, see "DESCRIPTION OF BAC CAPITAL STOCK--BAC Common Stock and Rights."

  The BAC Rights have certain anti-takeover effects. The BAC Rights will cause substantial dilution to a person or group that attempts to acquire BAC in a manner which causes the BAC Rights to become exercisable unless the offer is conditional on the BAC Rights being redeemed or on a substantial number of BAC Rights being acquired. The BAC Rights, however, should not interfere with any merger or other business combination approved by the BAC Board since the BAC Board may, at its option, at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding shares of BAC Common Stock, redeem all but not less than all of the then outstanding BAC Rights.

  Arbor. Arbor has not adopted a shareholder rights or similar plan.

VOTING RIGHTS WITH RESPECT TO CERTAIN EXTRAORDINARY CORPORATE TRANSACTIONS

  BAC. Under the DGCL, mergers, consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation require the approval of a majority of the outstanding stock of the corporation entitled to vote thereon; provided, that no vote of stockholders of a corporation surviving a merger is necessary to authorize a merger if (i) the agreement of merger does not amend the certificate of incorporation of such corporation,
(ii) each share of stock of such corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger, and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the merger. The DGCL does not require the separate vote of each class of stock for such transactions unless the certificate of incorporation so provides. BAC's Certificate does not so provide.

  Arbor. The NYBCL generally requires that approval of mergers, consolidations and sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be authorized by a vote of the holders of 66 2/3% of all outstanding shares entitled to vote on such transactions. The NYBCL also grants holders of shares of any class or series the right to vote and to vote as a class on certain mergers and consolidations which contain provisions which exclude or limit their rights to vote, adversely affect certain of their rights or authorize shares having a preference over their shares. In such case, in addition to the vote of the holders of two-thirds of all outstanding shares entitled to vote thereon, the merger or consolidation must be approved by the holders of a majority of all outstanding shares of such class or series.

DISSENTERS' RIGHTS

  BAC. Under the DGCL, appraisal rights are available only in connection with certain statutory mergers or consolidations, unless the certificate of incorporation grants such rights with respect to sales of all or substantially all of the assets of a corporation. No appraisal rights are available (i) to stockholders of a surviving corporation if such corporation's stockholders are not entitled to vote on the merger or (ii) with respect to shares which were either listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in the case of either (i) or (ii) above, the holders of such shares are required by the terms of the merger or consolidation to accept any consideration other than stock of the surviving corporation, shares of stock of another corporation which are listed on a national securities exchange or held of record by more than 2,000 stockholders, cash in lieu of fractional shares, or any combination thereof.

  Arbor. Under the NYBCL, dissenting shareholders are entitled to receive payment of the "fair value" of their shares in connection with certain mergers, consolidations and sales, leases, exchanges or other dispositions of all or substantially all the assets of a corporation, unless (i) in the case of a merger or consolidation, the corporation is the surviving corporation in such merger or consolidation and certain specified shareholder rights are not adversely affected and (ii) in the case of a sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, the transaction is wholly for cash and is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to shareholders within one year. See "THE MERGER--Appraisal Rights" for a description of the rights of Arbor shareholders to dissent from the Merger.

DIVIDENDS

  BAC. A Delaware corporation, unless otherwise restricted in its certificate of incorporation, may declare and pay dividends in cash, property or shares either (i) out of its paid-in and earned surplus or (ii) if no surplus exists, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, that, in the case of dividends paid pursuant to (ii), after the payment of any such dividend, the capital account of the corporation shall not be less than an amount represented by all classes of stock having a preference upon the distribution of assets. In addition, BAC has outstanding various series of Preferred Stock with various dividend rates fixed for each series. Dividends on BAC Preferred Stock, when and as declared by its Board of Directors, are payable in cash on a quarterly basis on such dates as may be fixed by its Board of Directors. Such dividends are cumulative. BAC may only declare dividends on the BAC Common Stock out of legally available funds after full cumulative dividends on the outstanding BAC Preferred Stock of all series have been paid for the current dividend period and all prior dividend periods.

  Arbor. A New York corporation may declare and pay dividends in cash, bonds of the corporation or property of the corporation only out of surplus and, if out of capital surplus, only if shareholders are notified in writing of that fact; provided, that no dividend may be declared and paid when the corporation is insolvent, when the corporation would be made insolvent by such payment or if the certificate of incorporation restricts such payment.

INTERESTED STOCKHOLDER TRANSACTIONS

  BAC. Section 203 of the DGCL ("Section 203") restricts a corporation's ability to engage in certain transactions involving the corporation (or its majority-owned subsidiaries) and any person holding 15% or more of such corporation's outstanding voting stock together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prohibits, for a period of three years following the date that a person became an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation; (iv) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder; and (v) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation. Section 203 does not apply to transactions involving persons who became Interested Stockholders prior to December 23, 1987, through a tender offer commenced prior to December 23, 1987 or as result of action taken solely by the corporation.

  The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder becomes an Interested Stockholder is approved by the board of directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally an Interested Stockholder may avoid the statutory restriction if, upon consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder.

  Delaware corporations were given the option to exclude themselves from the coverage of Section 203 by taking board action prior to May 2, 1988. Additionally, a Delaware corporation may exclude itself by amending its certificate of incorporation or bylaws at any time to exempt itself from coverage of Section 203, provided that any bylaw or certificate amendment adopted on or after May 2, 1988 may not become effective for 12 months after the date such amendment is adopted. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation has approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who became such with board approval) if the proposed transaction involves (i) certain mergers or consolidations involving the corporation; (ii) a sale or other transfer of over 50% of the aggregate assets of the corporation; or (iii) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

  BAC has not excluded itself from the coverage of Section 203.

  Arbor. The NYBCL contains a similar interested shareholder transaction provision except that an interested shareholder is defined as a holder of twenty percent or more of the outstanding shares of a corporation, and New York corporations are precluded from entering into certain business combinations with such interested shareholders for a period of five years. However, pursuant to Article Tenth of the Arbor Certificate, Arbor has elected not to be governed by the NYBCL interested shareholder statute.

LIQUIDATION RIGHTS

  BAC. BAC's capital structure, consists of both Preferred Stock and Common Stock. In the event of liquidation of BAC, the holders of all shares of BAC Preferred Stock of all series shall be entitled to be paid in full the liquidation preferences established for such series without priority between the different series, plus accrued but unpaid dividends, prior to any payment to the holders of BAC Common Stock, but after proper provision is made for unpaid liabilities. After payment of such unpaid liabilities and the preferences and dividends to the holders of BAC Preferred Stock, the holders of BAC Common Stock shall be entitled to share ratably in all remaining assets of BAC to be distributed.

  Arbor. The Arbor Certificate authorizes the Arbor Board to issue, without prior shareholder approval, up to five million shares of preferred stock in one or more series, which preferred stock could be entitled to liquidation preferences relative to the Arbor Common Stock. However, at the present time there is no preferred stock issued or outstanding.

TRANSACTIONS INVOLVING DIRECTORS AND OFFICERS

  BAC. Under the DGCL, no contract or transaction between a corporation and one or more of its directors or officers or certain entities affiliated with such directors and officers is deemed to be void or voidable solely for this reason, even if such director or officer is present at or participates in the meeting of the board or committee which authorizes the contract and votes thereon, if:
(1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board and the board, in good faith, authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors do not comprise a quorum; or (2) the material facts as to the interested director's (or officer's) relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is approved by the board of directors, a committee thereof, or the stockholders.

  Arbor. The NYBCL's provision for the transactions with interested directors and officers is substantially the same as the DGCL provision except for the following differences: (1) if the affirmative votes of the disinterested directors are insufficient to constitute a majority of a quorum, the transaction must be approved by a unanimous vote of the disinterested directors and (2) under the NYBCL, the certificate of incorporation may contain additional restrictions on contracts or transactions between a corporation and its directors and may provide that contracts or transactions in violation of such restrictions shall be void or voidable by the corporation. The Arbor Certificate does not contain such a provision.

INSPECTION OF SHAREHOLDER LEDGER

  BAC. The DGCL allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. The stockholders' list also must be open to inspection by any stockholder for a period of at least ten days prior to, and during the whole time of, any meeting of stockholders, such inspection being for any purpose germane to the meeting.

  Arbor. The NYBCL allows any person who has been a shareholder of record for at least six months immediately proceeding his demand, or any person holding at least five percent of any class of shares to inspect the shareholder list provided that such inspection is not desired for a purpose which is in the interest of a business other than the business of the corporation and that such shareholder has not within five years sold or offered for sale any list of shareholders of any corporation.

CERTAIN REGULATORY CONSIDERATIONS

  While Arbor's business is subject to regulation by federal, state and local authorities (see "INFORMATION ABOUT ARBOR AND ITS SUBSIDIARIES--Description of Business of Arbor (Regulation)"), the business conducted by BAC through its subsidiaries is highly regulated by a variety of federal and state bank and thrift regulatory authorities, including the Federal Reserve Board, the OTS, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and various state banking regulators. For a more detailed description of the supervision and regulation of BAC's business, reference is made to BAC's 1993 Form 10-K, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                 OTHER MATTERS

CERTAIN PENDING LITIGATION

  Following the public announcement of the Merger Agreement, six separate purported class actions were filed in New York State Supreme Courts naming Arbor, the individual members of the Arbor Board, and in five cases, BAC, as defendants (collectively, the "Defendants"). The following four actions were filed in the Supreme Court, Nassau County: Martin Freedman, et al. v. Arbor National Holdings, Inc., et al., Index No. 94-026865 (filed September 26,
1994), Jini Shapiro v. Arbor National Holdings, Inc., et al., Index No. 94-026897 (filed September 26, 1994), Elyse and Sidney Olkes, et al. v. Arbor National Holdings, Inc., et al., Index No. 94-026949 (filed September 27, 1994) and Samuel Duetscher v. Arbor National Holdings, Inc., et al., Index No. 94-027764 (filed October 4, 1994); one action was filed in the Supreme Court, New York County: Jerome Fuss v. Arbor National Holdings, Inc., et al., Index No. 94-127314 (filed September 26, 1994); and one action was filed in the Supreme Court, Kings County: Chaim Kirschner v. Arbor National Holdings, Inc., et al., Index No. 94-31881 (filed September 30, 1994) (collectively, the "Actions").

  The plaintiffs in the Actions (the "Plaintiffs") generally allege that, in authorizing Arbor to enter into the Merger Agreement, the members of the Arbor Board failed to maximize the value to be received by Arbor's shareholders in a sale of Arbor and thereby breached their fiduciary duties. Certain of the Actions also allege that the members of the Arbor Board and BAC acted collusively in order to benefit Ivan Kaufman, Anita Kaufman and BAC. The Plaintiffs seek, on behalf of themselves and all similarly situated shareholders of Arbor, among other things, (i) class certification, (ii) declaratory relief stating that the members of the Arbor Board breached their fiduciary duties, (iii) an order enjoining the Merger or, in the alternative, damages, including rescissory damages, in the event the Merger is consummated, and (iv) costs including attorney's fees.

  Following the filing of the complaints in the Actions, counsel for the Plaintiffs met with counsel for the Defendants concerning the director defendants' efforts to sell Arbor, the results of those efforts, the circumstances surrounding the negotiation and execution of the Merger Agreement, the terms of the proposed Merger and the possibility of settling the Actions. As a result of these discussions, the parties to the Merger Agreement agreed to amend the Merger Agreement. The principal effects of such revision are to decrease the likelihood that the Estimated Per Share Merger Price will be reduced and to increase the likelihood that the Estimated Per Share Merger Price will be increased pursuant to the provisions of the Merger Agreement providing for an adjustment to such Estimated Per Share Merger Price. In addition, Arbor has agreed to provide to the Plaintiffs certain oversight capacities regarding the sale of ANCMC in connection with the settlement of the Actions. Counsel for the Plaintiffs have entered into an agreement with counsel for the Defendants to settle the Actions. The currently proposed settlement of the Actions is subject to the completion of certain additional discovery, the execution of a stipulation of settlement and the approval of the New York State Supreme Court.

  All Defendants have denied, and continue to deny, that they have committed any violations of law. All Defendants are entering into the proposed settlement solely because the proposed settlement would reduce or eliminate the burden and expense of further litigation as well as the possibility that such expense would reduce the Estimated Per Share Merger Price.

  For a discussion of certain conditions to consummation of the Merger relating to the Actions, see "THE MERGER--Conditions to the Merger."

                            BANKAMERICA CORPORATION

  BAC is a bank holding company registered under the BHCA, and was incorporated in the State of Delaware in 1968. At September 30, 1994, BAC, including its consolidated subsidiaries, was the second largest bank holding company in the United States, based on total assets of $214.2 billion.

  Bank of America National Trust and Savings Association, a national banking association ("Bank of America"), became a subsidiary of BAC in 1969. Bank of America began business in San Francisco, California as the Bank of Italy in 1904 and adopted its present name in 1930. The capital stock of Bank of America is the principal asset of BAC.

  On April 22, 1992, Security Pacific Corporation was merged with and into BAC. SPC's principal subsidiary, Security Pacific National Bank, was also merged with and into Bank of America on that date.

  On August 31, 1994, Continental Bank Corporation was merged with and into BAC. Continental's principal subsidiary, Continental Bank National Association, became a wholly owned subsidiary of BAC, and was renamed "Bank of America Illinois."

  BAC also owns all of the capital stock of Seafirst Corporation, a registered bank holding company ("Seafirst"), the principal asset of which is the capital stock of Seattle-First National Bank ("SFNB"). SFNB is a national banking association headquartered in the State of Washington. BAC acquired Seafirst in 1983.

  BAC also owns all of the capital stock of BAFSB, which provides consumer and retail banking services, including residential mortgage lending services. BAFSB is headquartered in Portland, Oregon and was organized in 1990.

  In addition to the mergers with SPC and Continental, BAC has expanded its presence in the western United States through several acquisitions beginning in 1989. As of September 30, 1994, BAC's subsidiaries operate retail bank branches in Alaska, Arizona, Hawaii, Idaho, Nevada, New Mexico, Oregon and Texas, in addition to California and Washington. During 1994, BAFSB has also expanded its mortgage lending activities through the acquisition of United Mortgage Corporation and those mortgage servicing operations of Margaretten & Co., Inc. based in Richmond, Virginia. As of September 30, 1994, BAC's subsidiaries operated mortgage lending operations (primarily first mortgage lending secured by one to four family residences) in California, Florida, Minnesota, North Dakota, Oregon, Texas, Virginia, Washington and Wisconsin.

  BAC, through its various subsidiaries, provides a diversified range of financial services to its customers. BAC, primarily through Bank of America and its other domestic banking subsidiaries, provides consumer banking services (including residential real estate and other consumer loans, deposit and investment services and credit card products and services) and other retail banking services.

  BAC, through its banking and other subsidiaries, provides wholesale banking and financial products and services throughout the United States and in overseas markets to business customers, including corporations, middle market companies, governments and other institutions. These products and services encompass corporate lending, business finance, leasing, cash management services, trade finance and investment banking services, including interest rate risk and foreign exchange management products, capital markets products and advisory and venture capital services.

  BAC's principal executive offices are located at 555 California Street, San Francisco, California 94104 (telephone (415) 622-3530).

                  INFORMATION ABOUT ARBOR AND ITS SUBSIDIARIES

PRINCIPAL AND OTHER SHAREHOLDERS OF ARBOR

  The following table sets forth certain information regarding beneficial ownership of Arbor Common Stock as of November 30, 1994, by (i) each director of Arbor, (ii) Arbor's chief executive officer and each of Arbor's four most highly compensated executive officers other than the chief executive officer,
(iii) each person known to Arbor to be the beneficial owner of more than 5% of the outstanding Arbor Common Stock, and (iv) all directors and executive officers of Arbor as a group. Unless otherwise indicated, the persons named below have, to the knowledge of Arbor, sole voting and investment power with respect to the shares beneficially owned by them.

                                                           NUMBER OF   PERCENT
                                                            SHARES     OF CLASS
                                                          -----------  --------
Ivan Kaufman............................................. 3,699,858(1)   55.0%
Anita Kaufman............................................   576,380(2)    8.6%
Richard A. Lippe.........................................   302,000(3)    4.5%
Joseph Martello..........................................    35,250(4)      *
Walter K. Horn...........................................    33,200(5)      *
Kevin Crichton...........................................    25,000(6)      *
Vincent Labatte..........................................    21,600(7)      *
John J. Bishar, Jr.......................................     2,000(8)      *
Ethan Penner.............................................     1,000(8)      *
All executive officers and directors as a group (15 per-
 sons)................................................... 4,588,663(9)   66.0%

- --------
* Indicates less than 1%
(1) Includes 130,000 shares held in the Anita Kaufman Family Trust of which Mr. Kaufman is trustee, 225,000 shares held under a Trust Agreement for the benefit of certain members of Mr.Kaufman's family of which Mr. Kaufman is co-trustee and 33,504 shares held in Arbor's 401(k) plan of which Mr. Kaufman is trustee. Mr. Kaufman may therefore be deemed to beneficially own such shares pursuant to Rule 13d-3 under the Exchange Act. Mr. Kaufman disclaims beneficial ownership of such shares.
(2) Includes currently exercisable options to purchase 1,000 shares of Arbor Common Stock.
(3) Includes 225,000 shares held under a Trust Agreement for the benefit of certain members of Mr. Kaufman's family of which Mr. Lippe is a co-trustee and 75,000 shares held under a Trust Agreement for the benefit of certain members of Mr. Kaufman's family of which Mr. Lippe is the sole trustee. Mr. Lippe may therefore be deemed to beneficially own such shares pursuant to Rule 13d-3 under the Exchange Act. Mr. Lippe disclaims beneficial ownership of such shares. This figure also includes currently exercisable options to purchase 2,000 shares of Arbor Common Stock.
(4) Includes currently exercisable options to purchase 22,500 shares of Arbor Common Stock and options to purchase 10,000 shares of Arbor Common Stock which will become fully vested and exercisable following shareholder approval of the Merger.
(5) Includes currently exercisable options to purchase 22,500 shares of Arbor Common Stock and options to purchase 7,500 shares of Arbor Common Stock which will become fully vested and exercisable following shareholder approval of the Merger.
(6) Includes currently exercisable options to purchase 15,000 shares of Arbor Common Stock and options to purchase 10,000 shares of Arbor Common Stock which will become fully vested and exercisable following shareholder approval of the Merger.
(7) Includes currently exercisable options to purchase 2,900 shares of Arbor Common Stock and options to purchase 18,700 shares of Arbor Common Stock which will become fully vested and exercisable following shareholder approval of the Merger.
(8) Reflects amounts underlying currently exercisable options to purchase shares of Arbor Common Stock.
(9) Includes currently exercisable options to purchase an aggregate of 107,150 shares of Arbor Common Stock held by executive officers and directors of Arbor and 117,575 options to purchase shares of Arbor Common Stock which will become fully vested and exercisable following shareholder approval of the Merger.

DESCRIPTION OF BUSINESS OF ARBOR

  General. Arbor is a holding company that, through its wholly-owned subsidiaries, Arbor Mortgage and ANCMC, engages in a full range of mortgage banking activities, consisting of the origination, purchase, sale and servicing of first mortgage loans secured by one to four family residences and commercial properties (principally multi-family), and the purchase and sale of servicing rights associated with such loans.

  Arbor Mortgage was co-founded by its current president and chief executive officer in 1983. Arbor's branch network, mortgage origination volume and revenues grew steadily through the 1980s as a result of several factors, including Arbor's focus on originating mortgages for home purchases rather than refinancings. In December 1990, Arbor acquired certain retail branch offices from GE Capital Mortgage Services, Inc. ("GECMSI"). Arbor completed its initial public offering of common stock in August 1992 and received net proceeds of $15.5 million. Arbor currently has a staff of approximately 740 employees and originates mortgages nationwide through 20 retail branch offices (the "Retail Branch Network") operating in eight states, five regional wholesale lending centers (the "Wholesale Lending Centers") and, through ANCMC, four commercial lending centers (the "Commercial Lending Centers").

  Arbor's other subsidiaries, which are related to Arbor Mortgage's residential mortgage banking business, provide administrative services to Arbor Mortgage and its customers in connection with real property appraisal services and homeowners' hazard and flood insurance.

  Pursuant to the Merger Agreement, Arbor initiated an auction of ANCMC and selected Ivan Kaufman as the winning bidder. Arbor plans to consummate the sale of ANCMC to Mr. Kaufman prior to the consummation of the Merger. See "CERTAIN RELATED TRANSACTIONS--Subsidiary Sale."

  Retail Branch Network. Arbor's primary source of mortgage loan originations is its community-based Retail Branch Network. Arbor currently operates 20 retail branch offices in eight states.

  A significant factor in the growth of Arbor's Retail Branch Network was the acquisition in December 1990 of certain retail branch offices of GECMSI. Arbor's intent in acquiring these offices was to expand Arbor's presence into adjacent areas creating increased capabilities to market Arbor's mortgage products. Arbor believes that the acquisition allowed it to obtain an experienced sales and operations staff without the expense and delay of hiring and training new employees. Arbor believes that a significant amount of the increase in its volume of mortgage originations in the fiscal year ended February 29, 1992 can be attributed to the acquisition of the GECMSI branch offices and the retention of GECMSI personnel.

  Arbor's principal marketing strategy for its Retail Branch Network is to seek customers who are purchasing homes as opposed to those seeking refinancings. Active and well-trained loan officers offering competitive mortgage products reach such customers through relationships with real estate brokers, mortgage brokers, builders, attorneys and other real estate professionals. Arbor supports this strategy through marketing programs developed and implemented by its full service in-house marketing and advertising department. These programs include: market-sensitive advertising; public relations and promotional materials customized for consumers and real estate professionals in both general and niche markets; and collateral materials supporting particular product promotions, educational seminars, consumer and professional trade shows and other special events. These marketing programs focus on enhancing market awareness of Arbor's superior service to consumers. Arbor seeks to have a positive image in the communities it serves by, among other things, sponsorship of local civic activities, charities, sports teams, etc. and through the work of "Ready Set Grow," a campaign that works in cooperation with Global Releaf, a program of the American Forestry Association. The "Ready Set Grow" program furnishes each Arbor mortgagor with a gift certificate for a free two-year old tree at closing, sponsors tree-planting events at schools, hospitals, parks and other community events, and has served as a motivating factor behind Arbor's use of recycled paper, its recycling program at the corporate headquarters and its dedication to reducing documents wherever possible. Other programs developed by Arbor include: the "Arbor Home Bridal Registry," which encourages wedding guests to contribute to a fund established on behalf of the couple to be married for the purpose of saving for a down payment on a first home; the "HomeStretch" program, which provides financing to low to middle income buyers through the Federal National Mortgage Association underwriting incentives; and "WorkPerk," a program designed to assist buyers through participation by their employers. These programs have provided numerous public relations opportunities for Arbor and serve to establish name recognition and corporate identity in all its marketing and advertising materials. Arbor's name was selected as a result of its commitment to reforestation.

  Wholesale Lending Centers. Over the past two years, Arbor has opened Wholesale Lending Centers in the following locations:

                             REGION SERVED
                            ---------------
      Glastonbury, CT       New England
      Pittsburgh, PA        Eastern Central
      Fairfax, VA           Mid-Atlantic
      Farmington Hills, MI  Upper Midwest
      Jacksonville, FL      Southeast

  The Wholesale Lending Centers originate loans through established mortgage banking companies, banks, savings and loans and other financial institutions. These entities are screened and approved by Arbor and generally supply a significant portion of loans originated by them to Arbor. Customers' loan applications are processed by the local financial institution and are underwritten in accordance with their procedures and guidelines for mortgage loans. Before committing to acquire these mortgages, Arbor's underwriting department performs a review in accordance with Arbor's own underwriting criteria. After Arbor's approval, mortgage loans are closed in the name of the originating financial institution and are immediately assigned to Arbor for resale generally on a servicing retained basis. The Wholesale Lending Centers are intended to build Arbor's mortgage servicing portfolio and to provide a cost-effective means to gain access into other markets, thereby further diversifying Arbor's geographic areas of originations.

  Sale of Loans to FNMA, FHLMC, GNMA and Investors. Arbor sells substantially all the loans that it originates and generally seeks to retain the servicing rights. Approximately 71% of Arbor's Fiscal 1994 mortgage originations qualify under the various Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and the Government National Mortgage Association ("GNMA") program guidelines which include specific property and credit standards and limits on loan size. In connection with sales of loans under these programs, Arbor will customarily retain all of the mortgage servicing rights to such loans.

  Loans with an original balance in excess of $203,150 for single family residences or which otherwise do not conform to FNMA or FHLMC guidelines are considered "non-conforming" loans. Such loans must also meet the underwriting standards of the investor who purchases the loans from Arbor. With respect to loans which are insured by the Federal Housing Administration ("FHA") or partially guaranteed by the Veterans Administration ("VA") (collectively "FHA/VA loans"), Arbor is authorized to sell loans to investors on a servicing retained basis with the financial guarantee of GNMA.

  The Loan Approval Process. Arbor has a decentralized loan origination process in which the review and underwriting of a loan application generally takes place at the office which originates the loan. In some cases, the underwriting process is performed at an office serving a specific geographic area encompassing several other offices. The loan review and underwriting activity process includes verification of an applicant's income and bank deposits, review of a credit report from a credit reporting agency, receipt of a preliminary title report, receipt of a real estate appraisal, verification of the accuracy of the applicant's information and compliance with Arbor's underwriting criteria and those of either FNMA, FHLMC, GNMA, FHA, VA or institutional investors. Appraisals may be conducted by either third-party approved appraisers or appraisers employed or contracted by Designated Appraisers, Inc., a wholly-owned subsidiary of Arbor.

  Upon approval of the loan, Arbor issues a written loan commitment to qualified applicants. These written loan commitments state, among other things, the loan amounts, interest rate, fees, funding conditions and approval expiration dates. Customers have a choice of electing to "lock-in" their interest rate or to float their interest rate. A floating interest rate is subject to change in accordance with market interest rate fluctuations and is set by Arbor, based on its prevailing rates, three to eight days prior to closing. In cases where a customer "locks-in" the interest rate, he is required to pay an additional fee of usually one percent of the loan amount (one "point") at the time of the election to "lock-in" the rate. Interest rate commitments beyond sixty days are generally not issued unless Arbor receives an appropriate fee premium based upon an assessment of the risk associated with the longer commitment period.

  Quality Control. A significant element of Arbor's quality control process for mortgage originations is that Arbor's underwriting personnel function independently of Arbor's mortgage loan origination personnel and do not report to anyone directly involved in the mortgage loan origination process. Arbor's Quality Control Department examines a representative percentage of all loans in order to evaluate compliance with FNMA, FHLMC and the U.S. Department of Housing and Urban Development ("HUD") regulations and other federal, state and private investor lending standards, which may involve reverifying employment and bank information and obtaining separate credit reports and property appraisals. Monthly quality control reports are submitted to Arbor's Senior Vice President/General Counsel and Senior Vice President/Risk Management, with quarterly reports to Arbor's President.

  Mortgage Loan Products. Arbor makes available a variety of fixed rate and adjustable rate ("ARM") mortgage products that are designed to respond to consumer needs and competitive factors, as well as the requirements of prospective purchasers of such loans. These mortgage products include 15-year and 30-year conventional mortgages in a variety of formats. Arbor, like many of its competitors, has introduced a variety of new products during the last several years, including 20-year mortgages and balloon mortgages that have relatively short maturity dates (e.g., five or seven years) with longer amortization schedules (e.g., 30 years). Arbor also offers a wide variety of interest rate and point combinations on many of its products so that its customers may elect to lower the interest rate by paying higher points at closing or to keep a higher interest rate but reduce or eliminate points payable at closing. In addition, Arbor offers buy-down type mortgages, which allow the borrower to make lower monthly payments for the first one, two or three years of the loan, and ARMs in which the interest rate is adjusted, primarily annually, based upon an independent index.

MORTGAGE LOAN ORIGINATION REVENUES

  Arbor's mortgage origination revenues result from amounts earned by Arbor from fees relating to loan origination activities and from net gains or losses from the sale by Arbor of its originated mortgages in the secondary mortgage market. Mortgage origination revenues are recorded net of any hedging gains or losses incurred by Arbor in its hedging activities.

  Arbor receives fees, including origination fees, or discount points, from customers and borrowers for its commitment and its funding of mortgage loans. Such fees generally range from one to three percent of the principal amount of the loan. Arbor receives lesser fees in connection with wholesale mortgage origination because the mortgage bankers and other financial institutions originating the wholesale mortgages collect a separate fee from the borrower. Arbor may charge additional or lesser fees depending upon market conditions or Arbor's objectives relating to loan origination volume and pricing. Arbor incurs certain costs in originating loans, including commissions, overhead, out-of-pocket costs and, where loans are subject to a purchase commitment from private investors, related commitment fees. The volume and type of loans originated, and purchase commitments made by investors, vary with competitive and economic conditions.

  Arbor records gains or losses from its sales of mortgage loans by adding the origination points paid by the customer to the price for which the loan is sold and subtracting the loan amount funded by Arbor. All of Arbor's mortgage products afford the customer the option of reducing the interest rate on the mortgage by paying additional origination points or, alternatively, increasing the interest rate on the mortgage and reducing these origination points. Arbor offers these alternatives to its customers since the origination points to be paid and the interest rate on the mortgage are based on a mathematical formula in which the two are approximately equivalent. Thus, while Arbor will receive a lower price on sale for a given mortgage loan which carries a lower rate of interest, Arbor will have received additional origination points for that same mortgage loan to compensate for the lower sales price to be received. For this reason, Arbor believes that it is not meaningful to allocate its mortgage origination revenues between origination points and net gains from its sale of originated mortgages.

  Sales of Loans-Hedging Activities. Arbor obtains commitments from investors to purchase loans from Arbor which it expects to fund where the interest rates on such loans have been committed to and accepted by the customer (a "locked-in" loan). Arbor projects the number of these loans which will, in fact, close, recognizing that a certain percentage of its customers will change their minds, not close on their homes, obtain a mortgage from another source or be rejected by Arbor (i.e., "fall-out"). Arbor projects the number of these loans which will fall-out through the use of internally developed software which enables it to monitor and evaluate on a real time basis its closed mortgage loans held in inventory and the status of all other mortgage loans where the interest rate has already been locked-in and which are in various stages from application to commitment.

  By using its software in conjunction with a data base which contains all registered loans, Arbor, on a daily basis, makes forward commitments to sell to investors those loans which it expects to close for which interest rates have been locked-in. At the same time, Arbor seeks to hedge the accuracy of its projection of fall-out generally by purchasing options contracts on mortgage backed securities. By engaging in this hedging strategy, Arbor seeks to reduce any losses it could incur if it is unable to deliver the number of loans it has committed to sell to investors or if it closes more loans than it has committed to sell.

  Arbor adjusts its net forward commitment and options contracts positions on a daily basis by entering into new positions or by buying back positions. Generally, the amount of forward sale commitments outstanding is equal to the closed mortgage loans held in inventory, plus a portion of the locked-in loans which are projected to close. Arbor's purchase of forward commitments and options contracts are funded from a portion of the fees it receives from its customers including certain points that are paid to Arbor for the right to lock-in an interest rate on the mortgage loan prior to the date of closing.

  As noted above, Arbor's strategy is to seek a prior investment commitment for all mortgage loans which Arbor projects to close. Arbor, through its projection of a fall-out rate and its related hedging activities, seeks to maintain a neutral market position with respect to interest rate fluctuations. Arbor's objective is to realize no market gain or loss in the sale of its mortgage loans which arise from market fluctuations in interest rates.

  Sale of Loans-The Process. The mortgage loans which Arbor sells are either conforming loans, non-conforming loans or FHA/VA loans. Conforming loans are either pooled by Arbor and exchanged for securities guaranteed by FNMA or FHLMC, which securities are then sold to national or regional broker/dealers, or sold directly to FNMA or FHLMC through their whole loan purchase programs. Arbor sells all of its loans in the secondary market on a non-recourse basis.

  Arbor's sales of substantially all its loans are preceded by the investor's commitment to pay Arbor an agreed upon purchase price when the loan is delivered. In the event Arbor is unable to fulfill its sale commitment to such investor, Arbor is obligated to compensate the investor for its commitment. Additionally, although Arbor usually retains the servicing rights to its non-conforming loans, in some cases, the ultimate owner will purchase such loans on a servicing released basis.

  Sale of Loans-Representations and Warranties. In connection with sales of loans, Arbor normally makes representations and warranties (which are customary in the industry) relating to, among other things, Arbor's compliance with laws, regulations and program standards and the accuracy of the information which has been supplied by borrowers and verified by Arbor. In the event of a breach of these representations and warranties, Arbor could be required to repurchase such loans notwithstanding their characterization as "non-recourse" loans. Prior to Fiscal 1991, Arbor sold mortgage loans to FNMA with recourse. At October 31, 1994, the remaining principal balance of mortgage loans sold with recourse was approximately $35 million. To date, Arbor has not experienced any material losses relating to such representations and warranties on mortgage loans sold with recourse.

INTEREST EARNED, NET

  Arbor normally "warehouses" or holds mortgage loans which it has originated and which are held for sale for 30 to 45 days, depending upon the delivery dates negotiated with FNMA, FHLMC, GNMA or institutional investors. Arbor receives, as interest earned, net (interest earned less interest expense), the difference between the interest received on mortgage loans held prior to sale and the interest paid by Arbor under its financing arrangements. During those periods when the interest rates Arbor pays for its short term borrowings are higher than the interest rates which Arbor receives from the mortgages it owns, Arbor will pay higher interest costs than the interest revenue it receives from borrowers.

LOAN SERVICING

  Arbor's loan servicing operation involves the day-to-day administration of mortgage loans which are owned by third parties (such as FNMA, FHLMC, GNMA or private institutional investors), and sales, from time to time, of servicing rights to a portion of Arbor's mortgage servicing portfolio.

  Loan Servicing Administration. Mortgage loan servicing activities include collecting mortgage, property tax and insurance payments from the borrower; paying when due the principal and interest portion of such monthly payments, net of servicing fees, to the owner of the mortgage; accounting for loan principal and interest payments; making advances when required; holding escrowed funds for the payment of taxes and insurance; contacting delinquent borrowers; foreclosing in the event of unremedied defaults; and other administrative duties. The Quality Control Department is responsible for monitoring compliance with federal, state, agency and investor guidelines in connection with Arbor's loan servicing administration.

  Servicing Fees. As compensation for its residential servicing activities, Arbor receives loan servicing fees under its servicing contracts, ranging typically from .25% to .50% per annum of the aggregate unpaid principal balance of the mortgage loans serviced, plus any late charges collected from delinquent borrowers and other fees incidental to the services provided. These fees are deducted and paid to Arbor from the monthly mortgage payments collected.

  Arbor's servicing portfolio is subject to reduction by reason of normal amortization, prepayment and foreclosure of outstanding loans. Additionally, Arbor has in the past sold a portion of its loan servicing rights to other mortgage servicers.

  As mortgage interest rates decline, loan prepayments increase because homeowners seek to refinance at lower interest rates. As a result, the market value of, and earnings from, Arbor's loan servicing portfolio may be adversely affected. In a period of declining interest rates and accelerated prepayments, income generated from Arbor's loan servicing portfolio may decline. Mortgage loans with higher rates are more likely to result in prepayments. Conversely, as mortgage interest rates stabilize or increase over an extended period of time and prepayments slow, the market value of Arbor's loan servicing portfolio may be positively affected.

  Arbor's servicing agreements with FNMA, FHLMC and GNMA, under which Arbor acts as a servicer of the mortgage loans underlying mortgage-backed securities issued by FNMA and FHLMC, and its agreements with respect to FHA/VA loans, generally obligate Arbor to make timely payments of mortgage principal and interest whether or not such payments by borrowers on the underlying mortgage loans have been made to Arbor as servicing agent. These payments are known as "advances." FNMA and FHLMC are obligated to reimburse Arbor for principal and interest payments which Arbor has advanced; however, until reimbursed, Arbor must use its own funds to advance such payments to the mortgage holders. The interest cost to Arbor for these advances is not reimbursed. Arbor may also not be fully compensated for legal costs and other expenses relating to mortgage loans in default or a property in foreclosure. These unreimbursed costs have a negative impact on the overall profitability of Arbor's servicing activities. Arbor's unreimbursed costs relating to its obligations to advance payments have not been material. With respect to non-conforming loans which are sold to private investors, Arbor is also obligated to continue to make timely payments of mortgage principal and interest on delinquent loans. Arbor's servicing contract provides for priority reimbursement from the proceeds of the sale of such properties upon foreclosure.

  Bulk Sale of Loan Servicing Rights. Arbor sold a portion of its servicing portfolio on a "bulk" basis in each of Fiscal 1994, Fiscal 1993, Fiscal 1992 and the first quarter of Fiscal 1995. Additionally, Arbor, in some cases, does not retain the servicing rights to the mortgages it sells. Sales of mortgages on a servicing released basis generates higher revenues than sales of mortgages on a servicing retained basis. Sales of mortgage servicing rights generate revenues to Arbor at the time of the sale, but reduce future servicing income that Arbor would otherwise receive from providing administrative services for such mortgages.

  Pursuant to the Merger Agreement, Arbor may not, prior to the Closing, sell any servicing rights without the consent of BAC, other than the sale of servicing rights or mortgage loans on a servicing released basis to Investors on a flow basis in the ordinary course of business pursuant to agreements existing as of the date of the Merger Agreement, provided that BAC shall have the right to purchase any such servicing rights or loans from Arbor if it offers Arbor comparable or better terms than those of the other prospective purchases.

SEASONALITY

  The mortgage banking industry is generally subject to seasonal trends reflecting the general regional pattern of sales and resales of homes, although refinancings tend to be less seasonal and more closely related to changes in interest rates. The mortgage servicing business is generally not subject to seasonal trends.

COMPETITION

  The mortgage banking industry is highly competitive, both on a national level and within the states where Arbor does business. Since there are significant costs involved in establishing a community-based retail network focused on mortgages for home purchases and a need for substantial capital, there are potential barriers to market entry for any company seeking to provide a full range of mortgage banking services. No single lender or any group of lenders has, on a national level, a significant percentage of market share or a dominant position with respect to loan originations for first mortgages. Arbor's competitors are other financial institutions, such as mortgage bankers, state and national banks, savings and loan associations, credit unions and insurance companies. Arbor competes principally by offering loans with competitive features, by emphasizing the quality of its service and pricing its range of products at competitive rates. Many of Arbor's competitors, including some competitors which have a significant presence in areas where Arbor conducts its business or where Arbor is considering entering into that market, have financial resources that are substantially greater than those of Arbor.

  Arbor's competition for servicing rights includes the aforementioned entities, plus independent servicing entities and, recently, pension funds, money managers, mutual funds and other institutional investors. Arbor competes for servicing rights based upon price, availability and reputation in the industry.

  In recent years, at least in part due to dislocation within the thrift industry, the aggregate share of the U.S. market for residential mortgage loans that are serviced by companies other than savings and loans has increased. According to industry statistics, mortgage bankers' aggregate share of this market increased from approximately 34% in 1989 to approximately 52% in 1993.

  Beginning early in 1994 the mortgage banking industry has experienced an increase in mortgage interest rates, resulting in a decline in the volume of mortgage loan originations both industry-wide and with respect to Arbor. This steady decline in origination volume during calendar year 1994 resulted in excess origination capacity in the industry, which, in turn, was accompanied by increasingly competitive loan pricing and a reduction in profit margins. These factors have resulted in increased consolidation in the mortgage banking industry during the past year.

REGULATION

  Arbor's mortgage banking business is subject to extensive regulation by federal, state and local authorities, as well as rules and regulations of FNMA, FHLMC, HUD and GNMA with respect to originating, processing, selling and servicing mortgage loans which are designated to be sold or packaged for their respective programs. These rules and regulations, among other things, prohibit consumer discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. Moreover, lenders such as Arbor are required to submit audited financial statements on an annual basis to FNMA, FHLMC, GNMA and to various state licensing authorities, with each regulatory entity employing its own review procedures and financial requirements. Arbor's affairs are, at all times, subject to examination by FNMA, FHLMC, GNMA and by various state licensing authorities to assure compliance with their respective regulations, policies and procedures.

  Mortgage origination activities are subject to the Truth-in-Lending Act and Regulation Z promulgated thereunder. The Truth-in-Lending Act contains disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. The Truth-in-Lending Act provides consumers a three day right to cancel certain credit transactions, including any refinance mortgage or junior mortgage loan on a consumer's primary residence. Arbor believes that it is in compliance in all material respects with the Truth-in-Lending Act.

  Arbor is required to comply with the Equal Credit Opportunity Act (the "ECOA") and Regulation B promulgated thereunder, which prohibit creditors from discriminating against applicants on such bases as race, color, religion, national origin, sex, age or marital status, and restrict creditors from obtaining certain types of information from loan applicants. They also require certain disclosures by lenders regarding consumer rights and require lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit, or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act, requires the lenders to supply the applicant with the name and address of the reporting agency. Arbor believes that it is in compliance in all material respects with the ECOA and the Fair Credit Reporting Act.

  The Real Estate Settlement Procedures Act ("RESPA") and Regulation X promulgated thereunder imposes, among other things, limits on the amount of funds a borrower can be required to deposit with Arbor in any escrow account for the payment of taxes, insurance premiums or other charges. Arbor has policies, procedures and systems in place to ensure compliance with RESPA. Effective December 2, 1992, the federal regulations under RESPA were substantially amended in a number of respects. Among other things, the new regulations (i) clarified that fees for referrals of federally related loan originations are prohibited, unless otherwise expressly permitted by regulation, (ii) authorized referrals of settlement service business (including federally related loan originations) from persons having a "controlled business arrangement" with the provider of the settlement services, if the business relationship is disclosed, consumers are free to obtain services elsewhere and no specific fee is paid for the referral, (iii) permitted payment of fees by borrowers for computer loan origination services if a required disclosure is provided and (iv) subjected, for the first time, certain types of correspondent origination arrangements to the full requirements of RESPA. Arbor believes that the impact of these regulations have not had a material impact on its operations.

  In October of 1994, HUD enacted new regulations under RESPA relating to accounting and collection procedures for escrow accounts for all federally related mortgage loans. The new regulations require aggregate accounting, rather than single-item accounting, for all escrow accounts for federally related mortgage loans and also establish HUD's interpretation of the permissible "cushion" for such escrow account balances. These newly enacted rules may negatively impact the monetary benefit which Arbor currently derives from such escrow accounts.

  A number of federal statutes, including the Home Mortgage Disclosure Act ("HMDA") and the Fair Housing Act ("FH Act"), seek to promote fair lending. The federal government has recently increased its efforts concerning fair lending. Arbor does not believe that it has affirmatively engaged in discriminatory lending practices. Nevertheless, Arbor has undertaken the implementation of a Company-wide program which is designed to educate employees to the housing needs of minorities and to create greater housing opportunities for minorities by such items as the elimination of minimum loan size requirements and a second review procedure for all declined loans.

  Many of the aforementioned statutes, regulations and requirements are designed to protect the interest of consumers, while others protect the owners or insurers of mortgage loans. If Arbor were to fail to comply with these requirements, it could lead to Arbor's loss of approved status with FNMA, FHLMC, HUD and/or GNMA, termination of Arbor's servicing contracts without compensation to Arbor, demands against Arbor for indemnification or loan repurchases, class action lawsuits against Arbor and administrative enforcement actions.

  Certain states require that interest be paid to mortgagors on funds deposited by them in escrow to cover mortgage related payments such as property taxes and insurance premiums. Proposed federal legislation, if enacted, would establish in all states a uniform interest payment requirement regarding the payment of interest on escrow accounts. Other proposed federal legislation, if enacted, would impose minimum capital requirements on FNMA and FHLMC. To the extent this increases such entities' costs of operation and a portion of this cost is passed on to Arbor, Arbor's results of operations could be adversely impacted.

  Arbor is in possession of all licenses in those states in which it does business that require such licenses, except where the absence of such licenses is not material to the business operations of Arbor as a whole.

EMPLOYEES

  As of October 31, 1994 Arbor had approximately 740 employees, substantially all of whom were full-time employees. Of these, approximately 168 were employed at Arbor's Uniondale, New York headquarters, 62 at Arbor's Carle Place, New York servicing center and 510 were employed at Arbor's Retail Branch Network, Wholesale Lending Centers and Commercial Lending Centers, of which 205 were commission-based loan officers. None of Arbor's employees is represented by a union. Arbor considers its relations with its employees to be satisfactory.

PROPERTIES

  Arbor's corporate and administrative headquarters are located in approximately 48,000 square feet of leased facilities in Uniondale, New York. In addition, Arbor leases an aggregate of approximately 123,000 square feet of space in various locations for its operations. Such leases will expire at various periods between 1994 and 2004. The aggregate annual lease payments on properties leased by Arbor as of August 31, 1994 were approximately $4.6 million. Arbor believes that its present facilities are adequate for its current level of operations.

LEGAL PROCEEDINGS

  In the ordinary course of its business, Arbor is from time to time subject to litigation. Arbor does not believe that any litigation to which Arbor is currently subject is likely, individually or in the aggregate, to have a material adverse effect on Arbor's financial position, liquidity or future operating results.

  Following public announcement of the Merger Agreement, the Actions were filed in New York State Supreme Courts naming Arbor, the individual members of the Arbor Board, and in five cases, BAC, as defendants. The plaintiffs in the Actions generally allege that, in authorizing Arbor to enter into the Merger Agreement, the Arbor Board failed to maximize the value to be received by Arbor's shareholders in a sale of Arbor and thereby breached their fiduciary duties.

  The parties to the Actions have entered into an agreement to settle the Actions. The proposed settlement entails, among other things, certain revisions to the purchase price adjustments in the Merger Agreement. See "OTHER MATTERS-- Certain Pending Litigation."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

OVERVIEW

  Arbor's business activities are focused on the origination, sale and servicing of mortgage loans with an emphasis on the origination of such loans through its Retail Branch Network. Arbor has grown consistently since its inception in 1983 with substantial growth over the past three fiscal years. The primary reason for this growth is the expansion of the Retail Branch Network, establishment and development of Wholesale Lending Centers, and primarily during the last two fiscal years, the significant increase in demand for mortgage loan refinancing as a result of decreased mortgage interest rates.

  The mortgage banking industry has experienced an increase in mortgage interest rates since approximately January 1994. The increase in mortgage interest rates has resulted in a significant reduction in the volume of Arbor's mortgage loan refinancings which has contributed to the significant decline in mortgage origination revenue. In addition, as a result of industry overcapacity, significant price competition among lenders has reduced Arbor's profit margins on its mortgage originations. Mortgage origination volume decreased 54% to $561 million for the quarter ended August 31, 1994 from $1.2 billion for the quarter ended August 31, 1993.

  Arbor significantly increased the size of its servicing portfolio from $1.2 billion at February 29, 1992 to $2.7 billion at February 28, 1993, to $4.9 billion at February 28, 1994 and further to $5.3 billion at August 31, 1994. This increase was due to Arbor's net mortgage originations during these periods. Arbor has not acquired any material amounts of servicing rights through bulk purchases.

  Accounting Principles. GAAP requires different methodologies to account for the value of servicing rights produced from wholesale originations as compared to retail originations. GAAP treats wholesale originations, such as from the Wholesale Lending Centers, as the purchase of mortgage servicing rights ("PMSR") from third-party lenders and requires Arbor to capitalize on the balance sheet the net direct costs associated with the PMSRs in the period of origination. The capitalized PMSRs must be amortized over the expected servicing life of the underlying mortgages.

  A retail originated mortgage servicing right ("OMSR"), such as from the Retail Branch Network, is not treated as the purchase of a mortgage servicing right, and, accordingly, the direct costs of originating an OMSR loan are not capitalized, but are expensed when the loan is sold to an investor. The value of an OMSR is recognized over the life of the underlying mortgage in the form of servicing revenue or realized through subsequent sales of servicing rights.

  GAAP provides for consistent treatment for recording excess servicing from both wholesale originations and retail originations. Excess servicing is that part of the total service fee that exceeds the normal contractual minimum servicing fee established by FNMA, FHLMC or GNMA. Excess servicing is capitalized on Arbor's balance sheet in the period of origination and amortized in the future as the servicing fee is received.

  A retail originator, as compared to a wholesale originator, generally records, as an asset, a smaller portion of the total value of servicing rights generated during a particular period. Approximately 60% of

Arbor's mortgage originations were from its Retail Branch Network and 35% were from its Wholesale Lending Centers. At August 31, 1994 capitalized servicing rights aggregated $21.4 million, or .41%, of Arbor's $5.3 billion servicing portfolio.

  The Financial Accounting Standards Board ("FASB") is currently considering modifying certain accounting standards for companies engaged in mortgage banking activities. Statement of Financial Accounting Standards No.65 ("Accounting for Certain Mortgage Banking Activities") currently requires that the cost of OMSRs be expensed rather than capitalized. The contemplated revisions to Statement No.65 would require companies to capitalize some or all of the value of OMSRs. If the revisions are adopted by the FASB, Arbor would be required to capitalize as an asset some or all of the net cost of OMSRs which, under current accounting rules, would otherwise be expensed. This asset would then be amortized against income over the expected period of net servicing income. It is expected that, if adopted, this change is likely to have a positive impact on future reported earnings.

SECOND QUARTER ENDED AUGUST 31, 1994 COMPARED TO SECOND QUARTER ENDED AUGUST 31, 1993

  Total revenues for the second quarter of fiscal 1995 decreased 58%, or $12.4 million, to $9.2 million, from $21.6 million for the second quarter of fiscal 1994. Total expenses for the second quarter of fiscal 1995 increased 10%, or $1.7 million to $18.3 million compared to $16.6 million for the second quarter of fiscal 1994. Net loss for the second quarter of fiscal 1995 was ($5.3) million compared to net income of $2.9 million for the second quarter of fiscal 1994.

  Mortgage Origination Revenue. Mortgage origination revenue includes all mortgage related revenues other than servicing released premiums and bulk sales of servicing rights, net interest revenue and servicing revenue. Mortgage origination revenue for the second quarter of fiscal 1995 decreased 88%, or $13.4 million, to $1.9 million compared to $15.3 million for the second quarter of fiscal 1994. The decrease in mortgage origination revenue was the result of lower margins on loans sold and lower volume of mortgage loan originations. Arbor's lower margins on loans sold is the result of industry overcapacity which has resulted in significant price competition. At August 31, 1994, Arbor reduced the carrying value of mortgage loans held for sale by $900,000 to reflect the estimated decline in fair value of such loans. The volume of mortgage loans originated for the second quarter of fiscal 1995 decreased 54%, or $664 million, to $561 million compared to $1.2 billion for the second quarter of fiscal 1994.

  The sources of mortgage origination volume are (in millions):

                                                             SECOND QUARTER
                                                         -----------------------
                                                         FISCAL 1995 FISCAL 1994
                                                         ----------- -----------
      Retail Branch Network.............................    $328       $  712
      Wholesale Lending Centers.........................     196          397
                                                            ----       ------
        Total Residential...............................     524        1,109
      Commercial Mortgage Centers.......................      37          116
                                                            ----       ------
                                                            $561       $1,225
                                                            ====       ======

  Mortgage originations from the Wholesale Lending Centers do not generate significant amounts of mortgage origination revenue as the primary purpose of the Wholesale Lending Center's activities is the acquisition of servicing rights. Arbor receives smaller fees in connection with the origination of wholesale loans as the third party lenders retain the majority of fees collected from loan applicants. Mortgage originations from the Retail Branch Network contribute the majority of Arbor's mortgage origination revenue. The decrease in mortgage origination revenue for the second quarter of fiscal 1995 reflects a 54% decrease in mortgage origination volume from the Retail Branch Network and a 50% decrease in mortgage origination volume from the Wholesale Lending Centers.

  Interest Earned, Net. Interest earned, net is the difference between interest revenue from Arbor's mortgage loans which generally carry long-term interest rates and Arbor's financing costs, which carry short-term interest rates. Arbor generally sells loans it has originated within 30 to 45 days and finances the funding of such loans through short-term borrowings. Ordinarily, short-term rates are lower than long-term rates, and Arbor benefits from this difference, or "spread," during the period that the mortgage loans are held by Arbor. Interest earned, net for the second quarter of fiscal 1995 decreased 5%, or $120,000 to $2.4 million compared to $2.5 million for the second quarter of fiscal 1994, reflecting lower mortgage loan originations offset by higher interest rates earned on mortgage originations. Arbor's cost of funds increased slightly due to higher short-term interest rates offset, in part, by greater earnings on mortgage loan escrow balances deposited with various banks.

  Servicing Released Premium and Bulk Sale of Servicing Rights, Net. Arbor sells servicing rights related to its mortgage originations through negotiated individual loan sales and through bulk sales. Arbor bases its decisions to sell servicing rights on many factors, including market conditions, cash flow and earnings objectives and overall growth in Arbor's servicing portfolio. Revenues from the sale of servicing rights for the second quarter of fiscal 1995 increased 69%, or $364,000, to $892,000, compared to $528,000 for the second quarter of fiscal 1994. Arbor did not execute any bulk sale of servicing rights in either the second quarter of fiscal 1995 or the second quarter of fiscal 1994. Overall, Arbor retained servicing rights on 86% of second quarter of fiscal 1995 mortgage originations compared to 95% of mortgage originations for the second quarter of fiscal 1994. The volume of servicing rights sold for the second quarter of fiscal 1995 increased 53%, or $28 million to $81 million compared to $53 million for the second quarter of fiscal 1994.

  Servicing Revenue. Servicing revenue represents fees received by Arbor as compensation for its servicing activities under servicing contracts with the owners of the underlying loans. Servicing revenue for the second quarter of fiscal 1995 increased 22%, or $726,000, to $4.0 million compared to $3.2 million for the second quarter of fiscal 1994. The servicing portfolio at August 31, 1994 increased 26% to $5.3 billion from $4.2 billion at August 31, 1993, reflecting Arbor's mortgage originations during the period. Annualized portfolio runoff was 12% at August 31, 1994 compared to 13% at August 31, 1993.

  Arbor amortizes capitalized servicing in proportion to, and over the period of the estimated servicing life of the underlying loans. Scheduled amortization expense of capitalized servicing increased 88%, or $385,000, to $820,000 for the second quarter of fiscal 1995 compared to $435,000 for the second quarter of fiscal 1994. This increase resulted primarily from greater amounts of PMSR related to servicing rights acquired through the Wholesale Lending Centers. At August 31, 1994 capitalized servicing as a percentage of the servicing portfolio was .41% compared to .37% at February 28, 1994 and .25% at August 31, 1993.

  Arbor reviews, on a quarterly basis, the actual prepayment rates of its servicing portfolio in comparison to the original prepayment rates utilized in the calculation of capitalized servicing and records a write-off for a portion of the capitalized servicing, if necessary. Future prepayment rates depend, in part, on the interest rate characteristics of Arbor's servicing portfolio compared to prevailing mortgage interest rates for new mortgage loans. Arbor did not experience any significant unanticipated prepayments in either the second quarter of fiscal 1995 or the second quarter of fiscal 1994.

  The weighted average interest rate for Arbor's servicing portfolio at August 31, 1994 and 1993 was 7.5%.

  Sales Commissions and Other Fees. Sales commissions and other fees for the second quarter of fiscal 1995 decreased 41%, or $1.8 million to $2.6 million compared to $4.4 million for the second quarter of fiscal 1994. This decrease is directly attributable to the decrease in mortgage originations. Average sales commissions paid to employees were approximately .41% per originated mortgage loan in the second quarter of fiscal 1995 compared to .36% in the second quarter of fiscal 1994 primarily reflecting costs associated with recruiting new retail loan officers.

  Employee Compensation and Benefits. Employee compensation and benefits for the second quarter of fiscal 1995 increased 22%, or $1.4 million, to $7.8 million compared to $6.4 million for the second quarter of fiscal 1994. This increase reflects expansion of the Southwest retail region, Wholesale Lending Centers, Commercial Mortgage Centers and the servicing center. In September 1994, Arbor reduced its salaried staff levels (excluding commissioned loan officers) by approximately 13% to reflect current and projected mortgage origination levels.

  Selling and Administrative. Selling and administrative expenses for the second quarter of fiscal 1995 increased 35%, or $2.1 million, to $7.9 million compared to $5.8 million for the second quarter of fiscal 1994. This increase primarily reflects costs associated with the increase in Arbor's servicing portfolio, expansion of the Commercial Mortgage Centers, higher occupancy costs and certain legal and professional fees incurred in connection with the Merger Agreement (see Note 3 to the accompanying Financial Statements).

  Provision for Income Taxes. The effective tax rate for each of the second quarter of fiscal 1995 and fiscal 1994 was 42%.

SIX MONTHS ENDED AUGUST 31, 1994 COMPARED TO SIX MONTHS ENDED AUGUST 31, 1993

  For the six months ended August 31, 1994 ("the fiscal 1995 period") revenues decreased 22%, or $8.8 million, to $30.5 million from $39.3 million for the six months ended August 31, 1993 ("the fiscal 1994 period"). Total expenses for the fiscal 1995 period increased 14%, or $4.4 million, to $35.2 million compared to $30.9 million for the fiscal 1994. Net loss for the fiscal 1995 period was ($2.7) million compared to net income of $4.9 million for the fiscal 1994 period.

  The sources of mortgage origination volume are (in millions):

                                                               SIX MONTHS
                                                         -----------------------
                                                         FISCAL 1995 FISCAL 1994
                                                         ----------- -----------
        Retail Branch Network...........................   $  726      $1,288
        Wholesale Lending Centers.......................      518         700
                                                           ------      ------
          Total Residential.............................    1,244       1,988
        Commercial Mortgage Centers.....................      100         116
                                                           ------      ------
                                                           $1,344      $2,104
                                                           ======      ======

  Mortgage Origination Revenue. Mortgage origination revenue for the fiscal 1995 period decreased 61%, or $15.6 million, to $9.8 million compared to $25.3 million for the fiscal 1994 period. The decrease in mortgage origination revenue was the result of lower margins on loans sold and lower volume of mortgage loan originations. The volume of mortgage loans originated for the fiscal 1995 period decreased 36%, or $760 million, to $1.3 billion compared to $2.1 billion for the fiscal 1994 period.

  Interest Earned, Net. Net interest earned for the fiscal 1995 period decreased 8%, or $340,000 to $4.1 million, compared to $4.5 million for the fiscal 1994 period, reflecting lower mortgage loan originations offset by higher interest rates earned on mortgage originations. Arbor's cost of funds increased slightly due to higher short-term interest rates offset by earnings on mortgage loan escrow balances.

  Servicing Released Premiums and Bulk Sale of Servicing Rights, Net. Revenues from the sale of servicing rights for the fiscal 1995 period increased 147%, or $5.1 million, to $8.6 million compared to $3.5 million for the fiscal 1994 period. Net revenues recorded from the bulk sale of servicing rights have been reduced by transaction costs and the write-off of capitalized servicing. Overall, Arbor retained servicing rights on 47% of fiscal 1995 period mortgage originations compared to 81% of mortgage originations for the fiscal 1994 period. The volume of servicing rights sold for the fiscal 1995 period increased 79%, or $315 million, to $712 million compared to $397 million for the fiscal 1994 period.

  Servicing Revenue. Servicing revenue for the fiscal 1995 period increased 34%, or $2.0 million to $8.0 million, compared to $6.0 million for the fiscal 1994 period. The increase in servicing income is directly related to the growth in Arbor's servicing portfolio.

  Sales Commissions and Other Fees. Sales commissions and other fees for the fiscal 1995 period decreased 34%, or $2.6 million to $5.2 million, compared to $7.8 million for the fiscal 1994 period. This decrease is directly attributable to the decrease in mortgage originations. Average sales commissions paid to employees were approximately .38% per originated mortgage loan in the fiscal 1995 period compared to .35% in the fiscal 1994 period.

  Employee Compensation and Benefits. Employee compensation and benefits for the fiscal 1995 period increased 27%, or $3.3 million, to $15.5 million compared to $12.2 million for the fiscal 1994 period. This increase reflects increased staffing levels associated with the geographic expansion of Arbor's lending activities and an increase in the servicing portfolio.

  Selling and Administrative. Selling and administrative expenses for the fiscal 1995 period increased 33%, or $3.6 million, to $14.5 million compared to $10.9 million for the fiscal 1994 period. This increase primarily reflects costs associated with the increase in Arbor's servicing portfolio, expansion of the Commercial Mortgage Centers, higher occupancy costs and certain legal and professional fees incurred in connection with the Merger Agreement (see Note 3 to the accompanying Financial Statements).

  Provision for Income Taxes. The effective tax rate for fiscal 1995 and fiscal 1994 periods was 42%.

FISCAL 1994 COMPARED TO FISCAL 1993

  Net income for Fiscal 1994 increased 54%, or $4.2 million, to $12.0 million from $7.8 million for Fiscal 1993. Revenues for Fiscal 1994 increased 46%, or $27.6 million, to $87.7 million from $60.1 million for Fiscal 1993. The increase in revenue resulted from increased mortgage origination revenue due to increased mortgage origination volume, higher levels of net interest revenue, greater revenues from Arbor's servicing portfolio and additional revenues from bulk sales of servicing rights. Expenses for Fiscal 1994 increased 43%, or $20.1 million, to $66.5 million from $46.4 million for Fiscal 1993 primarily as a result of higher personnel costs, commission expense and other direct expenses related to the increase in mortgage origination volume and the increased servicing portfolio.

  Mortgage Originations, Net. Mortgage origination revenue for Fiscal 1994 increased 30%, or $11.5 million, to $49.9 million compared to $38.4 million for Fiscal 1993. The volume of mortgage loans originated for Fiscal 1994 increased 68% or $1.7 billion to $4.2 billion compared to $2.5 billion for Fiscal 1993. The increase in mortgage origination volume was due to Arbor's expansion of all its lending activities and increased mortgage loan refinancing.

  The sources of mortgage origination volume are (in millions):

                                                         FISCAL 1994 FISCAL 1993
                                                         ----------- -----------
      Retail Branch Network.............................   $2,518      $2,101
      Wholesale Lending Centers.........................    1,545         421
                                                           ------      ------
        Total Residential...............................    4,063       2,522
      Commercial Mortgage Centers.......................      172         --
                                                           ------      ------
                                                           $4,235      $2,522
                                                           ======      ======

  The increase in mortgage origination revenue for Fiscal 1994 reflects a 20% increase in mortgage origination volume from the Retail Branch Network and a 267% increase in mortgage origination volume from the Wholesale Lending Centers. ANCMC did not have material mortgage origination revenues for Fiscal 1994.

  Mortgage originations for home purchases for Fiscal 1994 increased 22%, or $200 million, to $1.4 billion compared to $1.2 billion for Fiscal 1993. Residential refinancings for Fiscal 1994 were $2.6 billion, or 65% of total residential mortgage originations compared to $1.3 billion, or 53%, of residential mortgage originations for Fiscal 1993. The continued low interest rate environment during Fiscal 1994 contributed to the greater number of refinancings. All of the mortgage originations from ANCMC were refinancings.

  Interest Earned, Net. Interest earned, net for Fiscal 1994 increased 58%, or $4.0 million, to $10.8 million compared to $6.8 million for Fiscal 1993, reflecting increased mortgage loan originations, more favorable borrowing arrangements, better cash management, and higher levels of compensating balances. The interest rate spreads during Fiscal 1994 and Fiscal 1993 were high by historical standards, and there can be no assurance that the spread will remain at these levels.

  The average interest rate earned during Fiscal 1994 was 6.7% on average outstanding mortgage loans held for sale of $284 million, compared to an average interest rate earned during Fiscal 1993 of 7.6% on average outstanding mortgage loans held for sale of $199 million. The average borrowings during Fiscal 1994 were $268 million at an average interest rate of 4.6% compared to average borrowings of $180 million at an average interest rate of 5.1% during Fiscal 1993.

  Servicing Released Premiums and Bulk Sales of Servicing Rights, Net. Revenues from the sale of servicing rights for Fiscal 1994 increased 67%, or $5.4 million, to $13.4 million, compared to $8.0 million for Fiscal 1993. The volume of servicing rights sold for Fiscal 1994 increased 66%, or $545 million, to $1.4 billion (including bulk sales of $1.1 billion) compared to $825 million (including bulk sales of $586 million) for Fiscal 1993. Revenues recorded from the bulk sale of servicing rights have been reduced by transaction costs and the write-off of related capitalized servicing. Overall, Arbor retained servicing rights on 68% of mortgage originations for both Fiscal 1994 and Fiscal 1993.

  Servicing Revenue. Servicing revenue for Fiscal 1994 increased 99%, or $6.8 million, to $13.6 million compared to $6.8 million for Fiscal 1993. The increase in servicing revenue is directly related to the growth in Arbor's servicing portfolio. The servicing portfolio at February 28, 1994 increased 84%, or $2.2 billion, to $4.9 billion from $2.7 billion at February 28, 1993 reflecting increased mortgage originations and Arbor's decision to retain a high percentage of servicing rights of mortgage loans originated.

  Scheduled amortization expense of capitalized servicing increased 198%, or $1.0 million, to $1.5 million for Fiscal 1994 as compared to $520,000 for Fiscal 1993. This increase resulted primarily from greater amounts of PMSR related to servicing rights acquired through the Wholesale Lending Centers. At February 28, 1994, capitalized servicing as a percentage of the servicing portfolio was .37% compared to .21% at February 28, 1993.

  Arbor reviews, on a quarterly basis, the actual prepayment rate of its servicing portfolio in comparison to the original prepayment rates utilized in the calculation of capitalized servicing and records a write-off for a portion of the capitalized servicing if necessary. As a result of this review, Arbor wrote off an additional $418,000 (including $90,000 related to the prepayment in March 1994 of one multi-family mortgage) and $76,000 in Fiscal 1994 and Fiscal 1993, respectively, of capitalized excess servicing. The Fiscal 1994 write-off of $418,000 included $218,000 related to an accelerated level of prepayments during Fiscal 1994 and $200,000 for impairment as a result of Arbor revising its estimate of future prepayment rates. Future prepayment rates depend, in part, on the interest rate characteristics of Arbor's servicing portfolio compared to prevailing mortgage interest rates for new mortgage loans.

  The weighted average interest rate for Arbor's servicing portfolio at February 28, 1994 was 7.4% compared to 7.9% at February 28, 1993. The decline in the weighted average interest rate is due to Arbor's mortgage originations for Fiscal 1994 which carried generally lower interest rates than loans originated in prior years and due to the prepayment during Fiscal 1994 of loans with higher interest rates.

  Sales Commissions and Other Fees. Sales commissions and other fees for Fiscal 1994 increased 30%, or $3.6 million, to $15.6 million compared to $12.0 million for Fiscal 1993. This increase is directly attributable to the 68% increase in total mortgage originations, offset in part by lower commissions paid for wholesale originations. Average sales commissions were approximately .33% per originated mortgage loan in Fiscal 1994 compared to .45% in Fiscal 1993.

  Employee Compensation and Benefits. Employee compensation and benefits for Fiscal 1994 increased 40%, or $7.6 million, to $26.4 million compared to $18.8 million for Fiscal 1993. This increase reflects increased staffing levels associated with the geographic expansion of Arbor's lending activities, the increase in the servicing portfolio and the increase in mortgage origination volume.

  Selling and Administrative. Selling and administrative expenses for Fiscal 1994 increased 57%, or $8.8 million, to $24.4 million compared to $15.6 million for Fiscal 1993. This increase reflects higher marketing, telecommunication and facility expenses associated with the expansion of Arbor's lending offices and the increase in mortgage origination volume. Costs associated with Arbor's servicing operation increased due to the increase in the servicing portfolio.

  Provision for Income Taxes. The effective tax rate for Fiscal 1994 and Fiscal 1993 was 43.5%. During Fiscal 1993, certain of Arbor's subsidiaries terminated elections to be taxed as small business corporations (S-Corporation) under the Internal Revenue Code of 1986, as amended. Therefore, included in the Fiscal 1993 provision for taxes are pro forma taxes aggregating $345,000 as if these affiliates were taxed as "C" corporations throughout Fiscal 1993.

FISCAL 1993 COMPARED TO FISCAL 1992

  Net income for Fiscal 1993 increased 106%, or $4.0 million, to $7.8 million compared to $3.8 million for Fiscal 1992. Revenues for Fiscal 1993 increased 56%, or $21.5 million, to $60.1 million from $38.6 million for Fiscal 1992. The increase in revenue resulted from increased mortgage origination revenue reflecting an increase in the volume of loans originated, higher levels of net interest revenue, greater revenues from Arbor's servicing portfolio and additional revenues from bulk sales of servicing rights. Expenses for Fiscal 1993 increased 44%, or $14.1 million, to $46.4 compared to $32.3 million for Fiscal 1992 primarily as a result of higher personnel costs and higher commissions expense related to the increase in mortgage origination volume.

  Mortgage Originations Revenue. Mortgage origination revenue for Fiscal 1993 increased 50%, or $12.8 million, to $38.4 million compared to $25.6 million in Fiscal 1992. The volume of mortgage loans originated for Fiscal 1993 increased 78%, or $1.1 billion, to $2.5 billion compared to $1.4 billion for Fiscal 1992.

  The sources of mortgage origination volume are (in millions):

                                                         FISCAL 1993 FISCAL 1992
                                                         ----------- -----------
      Retail Branch Network.............................   $2,101      $1,419
      Wholesale Lending Centers.........................      421         --
                                                           ------      ------
                                                           $2,522      $1,419
                                                           ======      ======

  During the first quarter of Fiscal 1993, Arbor commenced its wholesale origination activities which contributed $421 million of mortgage originations or 17% of total Fiscal 1993 mortgage originations.

  Mortgage originations for home purchases for Fiscal 1993 increased 33% or $300 million, to $1.2 billion compared to $900 million for Fiscal 1992. Arbor's Wholesale Lending Centers contributed $125 million of the Fiscal 1993 home purchase mortgage originations. Refinancings for Fiscal 1993 were $1.3 billion, or 53% of total mortgage originations compared to $431 million, or 32% of total mortgage originations for Fiscal

1992. The decreasing interest rate environment and the low level of interest rates during Fiscal 1993 contributed to the greater number of refinancings.

  Interest Earned, Net. Interest earned, net for Fiscal 1993 increased 329%, or $5.2 million, to $6.8 million compared to $1.6 million for Fiscal 1992, reflecting increased mortgage loan originations, more favorable borrowing arrangements, better cash management, and higher levels of compensating balances.

  The average interest rate earned during Fiscal 1993 was 7.6% on average outstanding mortgage loans held for sale of $199 million, compared to an average interest rate earned during Fiscal 1992 of 8.7% on average outstanding mortgage loans held for sale of $101 million. Average borrowings during Fiscal 1993 were $180 million at an average interest rate of 5.1% compared to average borrowings during Fiscal 1992 of $94 million at an average interest rate of 7.4%.

  Servicing Released Premiums and Bulk Sales of Servicing Rights. Arbor recorded net revenues of $8.0 million for Fiscal 1993 from the sale of $825 million of servicing rights (including bulk sales of $586 million) compared to $8.0 million for Fiscal 1992 from the sale of $747 million of servicing rights (including bulk sales of $279 million). The net revenues recorded have been reduced by transaction costs and the write-off of capitalized servicing associated with the servicing rights sold. Overall, Arbor retained servicing rights on 68% of mortgage originations for Fiscal 1993 compared to 47% of mortgage originations for Fiscal 1992.

  Servicing Revenue. Servicing revenue for Fiscal 1993 increased 100%, or $3.4 million, to $6.8 million compared to $3.4 million for Fiscal 1992. This increase is directly related to the growth in Arbor's servicing portfolio. The servicing portfolio at February 28, 1993 increased 128%, or $1.5 billion, to $2.7 billion from $1.2 billion at February 29, 1992 reflecting increased mortgage originations and Arbor's decision in Fiscal 1993 to retain a greater percentage of servicing rights of mortgage loans originated.

  Greater amortization of capitalized servicing for Fiscal 1993 as compared to Fiscal 1992 reflects higher mortgage originations and Arbor's new wholesale lending activities. At February 28, 1993, capitalized servicing as a percentage of the servicing portfolio was .21% compared to .12% at February 29, 1992.

  The weighted average interest rate for Arbor's servicing portfolio at February 28, 1993 was 7.9% compared to 9.2% at February 29, 1992. The decline in the weighted average interest rate was due to Arbor's mortgage originations for Fiscal 1993 which carried generally lower interest rates than loans originated in prior years and due to the prepayment during Fiscal 1993 of loans with higher interest rates.

  Sales Commissions and Other Fees. Sales commissions and other fees for Fiscal 1993 increased 38%, or $3.3 million, to $12 million compared to $8.7 million for Fiscal 1992. This increase is directly attributable to the 53% increase in retail mortgage originations, offset in part by lower commissions paid for wholesale originations. Average sales commissions were approximately .45% per originated mortgage loan in Fiscal 1993 compared to .58% in Fiscal 1992.

  Employee Compensation and Benefits. Employee compensation and benefits for Fiscal 1993 increased 37%, or $5.1 million, to $18.8 million compared to $13.7 million for Fiscal 1992 reflecting increased staffing levels and higher overtime levels associated with the increase in mortgage origination volume.

  Selling and Administrative. Selling and administrative expenses for Fiscal 1993 increased 57%, or $5.7 million, to $15.6 million compared to $9.9 million for Fiscal 1992. This increase reflects the higher administrative and marketing costs associated with the increase in mortgage origination volume, increased data processing costs associated with the expansion of Arbor's data processing capabilities . Costs associated with Arbor's servicing operation increased due to the increase in the servicing portfolio.

  Provision for Taxes. The effective tax rate for Fiscal 1993 was 43.5% compared to 40% for Fiscal 1992 reflecting higher state income taxes. During Fiscal 1993, each of Arbor's subsidiaries terminated its election to be taxed as a small business corporation (S Corporation) under the Internal Revenue Code of 1986, as amended. Therefore, included in provision for taxes are pro forma taxes as if Arbor were taxed as a "C" corporation throughout Fiscal 1993. Pro forma taxes were $345,000 for Fiscal 1993 compared to $1,607,000 for Fiscal 1992, reflecting the S Corporation status throughout Fiscal 1992 and only partially for Fiscal 1993.

INFLATION

  During periods of rising inflation, interest rates generally tend to increase. If mortgage rates increase, loan refinancing activity tends to decline as do prepayment rates, thus tending to extend the average life of Arbor's servicing portfolio and generally enhance its servicing related revenues. If mortgage interest rates increase substantially, this may also result in a decline in the origination of mortgages for home purchases. During periods of declining inflation, interest rates generally tend to decline. If mortgage interest rates decline, loan refinancing activity tends to increase, which tends to reduce Arbor's servicing portfolio and servicing revenues as a result of increased prepayments. A substantial decline in mortgage interest rates may also result in an increase in the origination of mortgages for home purchases.

SEASONALITY

  The mortgage banking industry is generally subject to seasonal trends reflecting the general regional pattern of sales and resales of homes, although refinancings tend to be less seasonal and more closely related to changes in interest rates. The mortgage servicing business is generally not subject to seasonal trends.

LIQUIDITY AND CAPITAL RESOURCES

  Arbor's principal financing needs consist of funding its mortgage loans, the working capital requirements of its operations and the capital requirements of its wholesale lending operations in which Arbor acquires servicing rights. Arbor's future financing needs will depend on the level of mortgage originations and cash flow from operations. Arbor currently finances its operations and mortgage fundings through bank borrowings, the use of "gestation" repurchase agreements and Arbor's own capital.

  On April 29, 1994, Arbor signed a $400 million Credit and Security Agreement (the "Credit Facility") with sixteen commercial banks. The Credit Facility included (i) up to $160 million of commercial paper issuable by Arbor which is supported by a letter of credit from a commercial bank and (ii) up to $200 million as gestation financing for loan pools and mortgage backed securities. The Credit Facility has a 364-day term which is renewable for additional 364-day terms. Amounts available under the Credit Facility may be increased to $550 million. The Credit Facility contains certain financial covenants limiting indebtedness, liens, mergers, affiliated transactions, sales of assets and dividends, and requires Arbor to maintain minimum net worth, minimum servicing portfolio size and certain other financial ratios. Arbor reduced the amount available under the Credit Facility to $200 million in August 1994, and again in October 1994 to its current amount of $150 million (including up to $75 million of commercial paper).

  In addition, on April 29, 1994, Arbor entered into a $25 million Secured Revolving Credit Agreement (the "Secured Facility") with three commercial banks. At August 31, 1994, $7.5 million was outstanding under the Secured Facility. The Secured Facility is intended for working capital purposes and is secured by a pledge of Arbor's servicing portfolio. Financial covenants under the Secured Facility are similar to those under the Credit Facility.

  In addition to the Credit Facility Agreement and the Secured Facility Agreement, Arbor has made use of certain loan purchase and short-term credit programs provided by major investment banks, including a $50 million committed lending program with one investment bank which expires in February 1995. These programs permit Arbor to lower its short-term borrowing costs and, during periods of peak volumes, provide additional liquidity by accelerating the turnover of loans in inventory. The uncommitted arrangements may be terminated by either party at any time upon notice. Arbor believes that other institutions provide similar funding programs and, in the event its current arrangements with these investment banking firms terminate, Arbor believes it will be able to enter into similar arrangements without disruption of Arbor's business.

  In addition to commitments obtained from FNMA, FHLMC and GNMA, Arbor obtains commitments to purchase its mortgage loans from various institutional investors on both a servicing retained and servicing released basis. The terms of these purchase arrangements vary according to each investor's purchasing requirements; however, Arbor believes that the loss of any one or group of such investors (excluding FNMA or FHLMC) would not have a material adverse effect on Arbor.

  Net cash used by operations during the fiscal 1995 period was $35.3 million. Arbor used cash to fund the $30.3 million increase in mortgage loans held for sale which was financed by increased borrowings, primarily amounts under the Credit Facility. Arbor's net loss, non-cash items and changes in working capital components used $5.0 million of cash.

  During the fiscal 1995 period, Arbor invested $1.6 million in property and equipment primarily related to purchases of computer and telecommunications equipment and furniture and equipment associated with Arbor's new corporate headquarters. Arbor continuously evaluates its requirements for property and equipment especially in the area of new and evolving technologies in telecommunications, computer hardware and computer software.

  During the fiscal 1995 period, Arbor acquired servicing rights, primarily through its Wholesale Lending Centers, to $518 million of mortgage loans for $5.5 million compared to servicing rights to $700 million of mortgage loans for $5.0 million for the fiscal 1994 period. Arbor believes that the Wholesale Lending Centers will continue to be a material part of Arbor's activities and, as such, the capital required to finance the acquisition of servicing rights from the Wholesale Lending Centers is expected to be significant.

  Financing activities provided $42.0 million of cash for the fiscal 1995 period. Increased borrowings under the Credit Facility are directly related to the increase in mortgage loans held for sale.

  Arbor believes that its liquidity and capital resources are adequate for its current level of operations.

NEW ACCOUNTING STANDARDS

  Accounting for Certain Investments in Debt and Equity Securities. The FASB has issued Statement 114 ("Accounting by Creditors for Impairment of a Loan"), which requires a lender to consider a loan to be impaired if the lender believes it is probable that it will be unable to collect all principal and interest due according to the original contractual terms of the loan. This statement is effective for fiscal years beginning after December 15, 1994. Management does not believe this statement will have a material adverse effect on the financial condition or results of operations of Arbor.

                             SHAREHOLDER PROPOSALS

  It is possible that Arbor's next Annual Meeting of Shareholders will be held prior to consummation of the Merger. Any shareholder who wishes to submit a proposal for presentation to such annual meeting, and for inclusion, if appropriate, in Arbor's proxy statement and the form of proxy relating to such annual meeting, must comply with the rules and regulations of the SEC then in effect and must submit such proposal to the Secretary of Arbor. In the event that Arbor's Annual Meeting of Shareholders is held on or before July 15, 1995, any shareholder proposal must have been received by Arbor not later than February 28, 1995. In the event that Arbor's Annual Meeting of Shareholders is held after July 15, 1995, any shareholder proposal must be received by Arbor a reasonable time before the solicitation of proxies for such annual meeting is made.

                                    EXPERTS

  The consolidated financial statements of BAC and subsidiaries incorporated by reference to BAC's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Arbor and subsidiaries as of February 28, 1994 and 1993 and for the three years ended February 28, 1994, included in this Proxy Statement/Prospectus have been audited by Kenneth Leventhal & Company, independent auditors, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the shares of BAC Common Stock offered hereby will be passed upon for BAC by Michael J. Halloran, Executive Vice President and General Counsel of BAC. As of September 30, 1994, Mr. Halloran had a direct or indirect interest in 2,077 shares of BAC Common Stock and had options to purchase 67,832 additional shares, of which 36,832 options were exercisable.

  Certain legal matters relating to the Merger will be passed upon for BAC by Morrison & Foerster, San Francisco, California and for Arbor by Skadden, Arps, Slate, Meagher & Flom, New York, New York; Meltzer, Lippe, Goldstein, Wolf, Schlissel & Sazel, Mineola, New York; and Walter K. Horn, General Counsel of Arbor.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report..............................................   F-2
Consolidated Balance Sheets as of February 28, 1994 and February 28, 1993.   F-3
Consolidated Statements of Operations for the Years Ended February 28 or
 29, 1994, 1993 and 1992..................................................   F-4
Consolidated Statements of Stockholders' Equity for the Years Ended
 February 28 or 29, 1994, 1993 and 1992...................................   F-5
Consolidated Statements of Cash Flows for the Years Ended February 28 or
 29, 1994, 1993 and 1992..................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
Condensed Consolidated Balance Sheets (unaudited) as of August 31, 1994...  F-18
Condensed Consolidated Statements of Operations (unaudited) for the three months ended August 31, 1994 and 1993 and for the six months ended August
 31, 1994 and 1993........................................................  F-19
Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended August 31, 1994 and 1993....................................  F-20
Notes to Condensed Consolidated Financial Statements......................  F-21

                 [LETTERHEAD OF KENNETH LEVENTHAL & COMPANY]



                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
Arbor National Holdings, Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheets of Arbor National Holdings, Inc. and subsidiaries as of February 28, 1994 and February 28, 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended February 28, 1994, February 28, 1993 and February 29, 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arbor National Holdings, Inc. and subsidiaries as of February 28, 1994 and February 28, 1993, and the consolidated results of their operations and their cash flows for the years ended February 28, 1994, February 28, 1993 and February 29, 1992 in conformity with generally accepted accounting principles.


                                        /S/ KENNETH LEVENTHAL & COMPANY

New York, New York
April 8, 1994

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS OF DOLLARS EXCEPT SHARE AMOUNTS)

                                                       FEBRUARY 28, FEBRUARY 28,
                                                           1994         1993
                                                       ------------ ------------
     ASSETS
 Cash and cash equivalents...........................    $  1,366     $    849
 Mortgage loans held for sale, net...................     236,389      131,008
 Mortgage loans held for investment
  and real estate owned, net.........................      10,227       10,052
 Due from sales of servicing.........................       5,793        3,092
 Advances and other receivables......................       9,384        6,010
 Capitalized excess servicing fees...................       4,375        3,789
 Purchased mortgage servicing rights.................      13,859        1,815
 Deferred costs and other assets.....................       6,617        5,301
 Property and equipment, net.........................       6,055        2,528
                                                        ----------   ----------
         Total Assets................................    $294,065     $164,444
                                                        ==========   ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
 Notes and mortgage fundings payable.................    $184,823     $117,916
 Repurchase agreements...............................      46,208        6,872
 Customer deposits...................................       1,475        2,050
 Accounts payable and accrued expenses...............      16,114        8,656
 Income taxes........................................       1,106          772
 Deferred income taxes...............................       4,788          692
                                                        ----------   ----------
         Total Liabilities...........................     254,514      136,958
                                                        ----------   ----------
 Commitments and contingencies
 Stockholders' equity
 Preferred stock--$.01 par value;
  authorized 5,000,000 shares, no shares issued
 Common stock--$.01 par value;
  authorized 50,000,000 shares, issued and
  outstanding 6,691,706 (1994) and 6,666,667
  (1993) shares......................................          67           67
 Additional paid-in capital..........................      20,534       20,309
 Retained earnings...................................      19,086        7,110
 Treasury stock, at cost, 8,000 shares...............        (136)         --
                                                        ----------   ----------
         Total Stockholders' Equity..................      39,551       27,486
                                                        ----------   ----------
         Total Liabilities and.......................
         Stockholders' Equity........................    $294,065     $164,444
                                                        ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

                                                YEARS ENDED FEBRUARY 28 OR 29,
                                               ----------------------------------
                                                  1994        1993       1992
                                               ----------- ----------- ----------
REVENUES
Mortgage originations, net.................... $    49,929 $    38,438 $ 25,592
Interest earned, net of interest expense of
 $17,021, $12,809, and $7,024, respectively...      10,772       6,819    1,591
Servicing released premiums and bulk sales of
 servicing rights, net........................      13,386       8,024    8,000
Servicing revenue, net........................      13,577       6,809    3,438
                                               ----------- ----------- --------
    TOTAL REVENUES............................      87,664      60,090   38,621
                                               ----------- ----------- --------
EXPENSES
Sales commissions and other fees..............      15,618      11,968    8,662
Employee compensation and benefits............      26,415      18,816   13,713
Selling and administrative....................      24,435      15,589    9,918
                                               ----------- ----------- --------
    TOTAL EXPENSES............................      66,468      46,373   32,293
                                               ----------- ----------- --------
INCOME BEFORE INCOME TAXES....................      21,196      13,717    6,328
PROVISION FOR INCOME TAXES--Notes 1 and 8.....       9,220       5,961    2,554
                                               ----------- ----------- --------
    NET INCOME................................ $    11,976 $     7,756 $  3,774
                                               =========== =========== ========
NET INCOME PER SHARE.......................... $      1.77 $      1.30      --
                                               =========== =========== ========
WEIGHTED AVERAGE NUMBER OF SHARES.............   6,783,368   5,982,796      --
                                               =========== =========== ========

   The accompanying notes are an integral part of the consolidated financial statements.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 (IN THOUSANDS OF DOLLARS EXCEPT SHARE AMOUNTS)

                                          ADDITIONAL
                          NUMBER   COMMON  PAID-IN   RETAINED  TREASURY
                         OF SHARES STOCK   CAPITAL   EARNINGS   STOCK    TOTAL
                         --------- ------ ---------- --------  -------- -------
BALANCE--FEBRUARY 28,
 1991................... 4,666,667  $ 47   $ 1,424   $ 3,945      --    $ 5,416
Net income..............       --    --        --      3,774      --      3,774
Pro forma income taxes..       --    --        --      1,607      --      1,607
                         ---------  ----   -------   -------    -----   -------
BALANCE--FEBRUARY 29,
 1992................... 4,666,667    47     1,424     9,326      --     10,797
Issuance of common
 stock, net............. 2,000,000    20    15,520       --       --     15,540
Distribution of S-Corp
 earnings...............       --    --        --     (6,952)     --     (6,952)
Reclassification of
 undistributed S-Corp
 earnings...............       --    --      3,365    (3,365)     --        --
Net income..............                               7,756      --      7,756
Pro forma income taxes..       --    --        --        345      --        345
                         ---------  ----   -------   -------    -----   -------
BALANCE--FEBRUARY 28,
 1993................... 6,666,667    67    20,309     7,110      --     27,486
Net income..............       --    --        --     11,976      --     11,976
Purchase of treasury
 stock..................       --    --        --        --     $(136)     (136)
Stock issued--exercise
 of stock options.......    25,039   --        225       --       --        225
                         ---------  ----   -------   -------    -----   -------
BALANCE--FEBRUARY 28,
 1994................... 6,691,706  $ 67   $20,534   $19,086    $(136)  $39,551
                         =========  ====   =======   =======    =====   =======

   The accompanying notes are an integral part of the consolidated financial statements.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                             YEARS ENDED FEBRUARY 28 OR 29,
                                             ---------------------------------
                                                1994       1993        1992
                                             ----------  ---------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................ $   11,976  $   7,756  $    3,774
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization...........        656        447         531
    Capitalization of excess servicing fees.     (2,281)    (3,717)     (1,389)
    Amortization of capitalized servicing...      1,966        596          77
    Write-off of capitalized servicing from
     bulk servicing sales...................      2,770      1,302         --
    Allowance for possible losses...........        900        800         780
    Pro forma income taxes..................        --         345       1,607
    Deferred income taxes...................      4,096       (125)        817
  Decrease (increase) in:
    Mortgage loans held for sale, net.......   (105,381)    16,702    (107,360)
    Mortgages held for investment and real
     estate owned, net......................     (1,075)    (1,741)        320
    Advances and other receivables..........     (3,374)     1,403      (3,847)
    Due from sales of servicing.............     (2,701)    (2,368)        443
    Deferred costs and other assets.........     (1,316)    (1,259)       (346)
  Increase (decrease) in:
    Customer deposits.......................       (575)       (73)      1,125
    Accounts payable and accrued expenses...      7,792      2,923       2,943
                                             ----------  ---------  ----------
  Net cash (used) provided by operating ac-
   tivities.................................    (86,547)    22,991    (100,525)
                                             ----------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchased mortgage servicing rights.......    (15,085)    (2,338)        --
  Additions to property and equipment, net..     (4,183)    (1,100)     (1,215)
  Sale of property and equipment............        --         --          843
                                             ----------  ---------  ----------
  Net cash (used) in investing activities...    (19,268)    (3,438)       (372)
                                             ----------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in warehouse facility
   and repurchase agreements, net...........    106,559    (28,309)    101,882
  Issuance of debt..........................        --         611         --
  Principal payments on notes payable.......       (316)      (309)       (832)
  Issuance of common stock, net.............        225     15,540         --
  Purchase of treasury stock................       (136)       --          --
  Distribution of S-Corp earnings...........        --      (6,952)        --
                                             ----------  ---------  ----------
  Net cash provided (used) by financing ac-
   tivities.................................    106,332    (19,419)    101,050
                                             ----------  ---------  ----------
  NET INCREASE IN CASH......................        517        134         153
  CASH at beginning of year.................        849        715         562
                                             ----------  ---------  ----------
  CASH at end of year....................... $    1,366  $     849  $      715
                                             ==========  =========  ==========
  Supplemental cash flow information:
  Cash used to pay interest................. $   15,137  $  12,054  $    7,052
                                             ==========  =========  ==========
  Cash used to pay taxes.................... $    4,692  $   5,050  $       32
                                             ==========  =========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               FEBRUARY 28, 1994

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Initial Public Offering

  Arbor National Holdings, Inc. ("Holdings"), a New York corporation, was organized in May, 1992 and owns the stock of Arbor National Mortgage Inc. ("Arbor"), Arbor National Commercial Mortgage Corp. ("Arbor Commercial") which commenced operations in April, 1993 and certain other wholly-owned subsidiaries (the "Affiliates"). Holdings, Arbor, Arbor Commercial and the Affiliates are collectively referred to as the "Company." Prior to the initial public offering, the existing shareholders of Arbor and the Affiliates contributed their stock in each of the entities to Holdings in exchange for common stock of Holdings (the "Reorganization"). Accordingly, the accompanying financial statements for the years ended February 28, 1993 and February 29, 1992 reflect the effect of the Reorganization throughout the periods, including presentation as consolidated financial statements. The Reorganization was accounted for as a reorganization of entities under common control and, accordingly, retained earnings, at the time of the Reorganization, were reclassified to paid in capital.

  On August 7, 1992, Holdings completed an initial public offering of common stock through the issuance of 2,000,000 shares at an initial offering price of $9.00 per share. The Company used the net proceeds from the offering to expand its retail branch network, repay certain short-term debt, further develop its wholesale loan origination business and to fund an S corporation distribution of $3.6 million to a previous stockholder of Arbor and the Affiliates.

  The Company originates and services mortgages for residential and commercial (principally multi- family) properties. Mortgages are originated through retail branches and wholesale lending centers located primarily in the Mid-Atlantic and Northeast regions.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Holdings and its wholly-owned subsidiaries. All of Holding's subsidiaries are involved in activities related to mortgage banking. Intercompany accounts and transactions have been eliminated in consolidation.

 Acquisition

  On December 31, 1990, the Company acquired the assets and assumed certain obligations of ten branch offices located in six states from GE Capital Mortgage Services Inc. ("GECMSI"). This transaction was accounted for as a purchase. The cost of this acquisition was approximately $1.25 million which has been allocated to the assets acquired (fixed assets and purchase commitment) and liabilities assumed (principally leases) based on their estimated fair values. No goodwill was recorded as a result of this transaction.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash on hand and in banks and short-term investments with maturities of three months or less at purchase.

 Mortgage Loans

  Mortgage loans held for sale are collateralized real estate loans and are reported at the lower of cost (net of principal collected) or market, on an aggregate basis.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

  Mortgages held for investment are reported at the lower of cost or net realizable value. Interest income is generally accrued on delinquent loans until such time that the aggregate carrying value is equal to the loan's estimated net realizable value.

 Real Estate Owned

  Real estate owned acquired through foreclosure and mortgage loans considered to be in substance foreclosed are recorded at fair value when the Company obtains actual or effective control of the real estate. Real estate owned is carried at the lower of cost or market value.

 Revenue Recognition and Commitment Fees

  The Company sells whole mortgage loans and mortgage backed securities with the related servicing rights retained or sold. Mortgage origination fees, net of direct costs to complete a loan, are deferred until the loans are sold. Revenue recognition from the sale of mortgage loans, which is included in mortgage origination revenue, occurs when all the incidence of ownership passes to a permanent investor. Loan commitment fees paid to permanent investors to ensure the ultimate sale of funded loans are deferred when paid and recognized as expense upon completion of the sale of the loans to an investor or when it is evident that the commitment will not be used.

 Property and Equipment

  Property and equipment is carried at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining lease period.

 Capitalized Excess Servicing Fees

  When the Company sells mortgage loans and retains the servicing rights, the resulting gain or loss on sale is adjusted to provide for the recognition of normal servicing fees over the estimated servicing lives of the loans. Capitalized excess servicing is the present value of the difference between the actual net servicing fee and the normal net servicing fee based on prepayment, default and interest rate assumptions similar to those used in the capital markets. The amount capitalized does not exceed the Company's estimate of the market value of the servicing rights at the time the loans are sold. Capitalized excess servicing fees are amortized in proportion to the estimated future excess servicing income over the estimated economic life of the related loans, based on the original prepayment assumptions. The Company reviews, on a quarterly basis, the prepayment assumptions utilized in calculating capitalized excess servicing fees. The Company disaggregates capitalized excess servicing fees into layers by product type, interest rate and year of origination. An analysis is made as to each of these layers. If the analysis shows that capitalized excess servicing fees exceeds the estimated future discounted cash flows using original discount rates, an impairment adjustment for the affected layer is recorded. In Fiscal 1994 and Fiscal 1993, the Company wrote-off $418,000 (including $90,000 related to the prepayment in March 1994 of one multi-family mortgage) and $76,000, respectively, of capitalized excess servicing fees as a result of this recomputation. The Company believes its method of disaggregation adequately groups loans with similar economic characteristics and credit and prepayment risks. Should circumstances change or events occur which would require different disaggregations, the Company will modify its methodology.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

 Purchased Mortgage Servicing Rights ("PMSR")

  The Company acquires servicing rights primarily through its wholesale lending operation. The net cost of these PMSRs is capitalized limited to the extent the present value of estimated future servicing revenue exceeds the present value of estimated future servicing costs. PMSRs are amortized in proportion to, and over the period of, the estimated future net servicing revenue adjusted for actual prepayment experience, if it materially exceeds expectations. The Company periodically evaluates PMSR for impairment by comparing the estimated discounted future net cash flows of the PMSR, disaggregated by year of acquisition, geographic location and interest rate, to the unamortized balance of the amounts capitalized. If recorded balances for any of the disaggregated PMSR categories exceed the estimated discounted future net cash flows, a current impairment adjustment equal to the difference between the carrying value and the estimated discounted future net cash flows is recorded. The Company believes its method of disaggregation adequately groups loans with similar economic characteristics and credit and prepayment risks. Should circumstances change or events occur which would require different disaggregation the Company will modify its methodology.

 Servicing Released Premiums and Bulk Sales of Servicing Rights

  Gains resulting from bulk sales of servicing rights are recognized when title and substantially all risks and rewards of ownership are irrevocably passed to the buyer. Gains are reduced by the amount of capitalized servicing associated with the servicing rights sold. Premiums received when mortgage loans are sold on a servicing released basis are estimated based on market prices.

 Loan Servicing

  Fees for servicing loans are recognized when earned. Costs of servicing loans are expensed as incurred.

 Financial Instruments

  The Company uses financial instruments having off-balance-sheet risk in the normal course of business in order to reduce exposure to fluctuations in interest rates and market prices. Included in the Notes to Consolidated Financial Statements are disclosures relating to financial instruments having off-balance sheet risk. These disclosures indicate the magnitude of the Company's involvement in such activities and reflect the instruments at their face, contract or notional amounts and do not necessarily represent the credit risk of such instruments. In connection with the Company's hedging and loan sale programs, the Company has credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. None of the forward payment obligations of any of the Company's counterparties is secured or subject to margin requirements.

 Income Taxes

  Prior to the Reorganization, Arbor and the Affiliates had elected to be treated as small business corporations ("S Corporation") for federal, and where allowed, state and local tax purposes. Under this treatment, taxable income or loss was passed through to the stockholders rather than taxed to the Company. Arbor elected to be taxed as a regular corporation ("C Corporation") effective March 1, 1992 and the Affiliates elected to be taxed as C Corporations effective August 6, 1992.

  The accompanying consolidated statements of operations include provisions for income taxes on a pro forma basis as if the Company was liable for income taxes as a C Corporation for Fiscal 1993 and Fiscal 1992 (See Note 8--Income Taxes). Such pro forma income taxes have been computed in accordance with Financial Accounting Standards Board Statement No. 109 ("FAS 109"), "Accounting for Income Taxes,"

                ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

which is required to be adopted for fiscal years beginning after December 15, 1992. The Company adopted FAS 109 effective March 1, 1992.

 Net Income Per Share

  Net income per share for Fiscal 1994 and Fiscal 1993 is computed on the basis of weighted average number of common shares and dilutive common stock equivalents outstanding during the periods. Per share information for Fiscal 1992 is not applicable as this period was prior to the Company's initial public offering.

 Reclassifications

  Certain amounts in the Fiscal 1993 and Fiscal 1992 consolidated financial statements have been reclassified to conform with the Fiscal 1994 presentation.

NOTE 2--MORTGAGE LOANS AND REAL ESTATE OWNED

 Mortgage Loans Held for Sale consist of (in thousands):

                                                       FEBRUARY 28, FEBRUARY 28,
                                                           1994         1993
                                                       ------------ ------------
   Principal..........................................   $236,430     $131,397
   Unearned discount, net.............................        (41)        (389)
                                                         --------     --------
                                                         $236,389     $131,008
                                                         ========     ========

 Mortgage Loans Held for Investment and Real Estate Owned consist of (in thousands):

                                                      FEBRUARY 28, FEBRUARY 28,
                                                          1994         1993
                                                      ------------ ------------
   Mortgage loans held for investment, including
    second mortgage loans of $466 (1994) and $979
    (1993)...........................................   $ 8,285      $ 9,789
   Real estate owned.................................     3,886        1,895
   Allowance for possible losses.....................    (1,944)      (1,632)
                                                        -------      -------
                                                        $10,227      $10,052
                                                        =======      =======

Included in mortgage loans held for investment at February 28, 1994 are loans on non-accrual of interest status of approximately $7.3 million of which substantially all are in foreclosure. At February 28, 1993, loans on non-accrual of interest status were approximately $8.2 million, of which substantially all were in foreclosure.

NOTE 3--BALANCE SHEET INFORMATION

 Advances and Other Receivables consist of (in thousands):

                                                       FEBRUARY 28, FEBRUARY 28,
                                                           1994         1993
                                                       ------------ ------------
   Servicing advances.................................    $3,470       $1,998
   Interest and service fees receivable...............     2,761        1,819
   Due from investors.................................     1,220          706
   Other receivables..................................     1,933        1,487
                                                          ------       ------
                                                          $9,384       $6,010
                                                          ======       ======

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE 3--BALANCE SHEET INFORMATION--CONTINUED

  The following summarizes the changes in capitalized servicing (in thousands):

 Capitalized Excess Servicing Fees:

                                                     YEARS ENDED FEBRUARY 28,
                                                     --------------------------
                                                         1994          1993
                                                     ------------  ------------
   Balance, beginning of period.....................       $3,789  $      1,447
   Additions........................................        2,281         3,717
   Scheduled amortization...........................         (724)         (420)
   Impairment/unscheduled amortization..............         (418)          (76)
   Bulk sales of servicing rights...................         (553)         (879)
                                                     ------------  ------------
   Balance, end of period...........................       $4,375  $      3,789
                                                     ============  ============

 Purchased Mortgage Servicing Rights:

                                                      YEARS ENDED FEBRUARY 28,
                                                      --------------------------
                                                          1994         1993
                                                      ------------  ------------
   Balance, beginning of period...................... $      1,815          --
   Additions.........................................       15,085  $     2,338
   Scheduled amortization............................         (824)        (100)
   Bulk sales of servicing rights....................       (2,217)        (423)
                                                      ------------  -----------
   Balance, end of period............................ $     13,859  $     1,815
                                                      ============  ===========

 Deferred Costs and Other Assets consist of (in thousands):

                                                       FEBRUARY 28, FEBRUARY 28,
                                                           1994         1993
                                                       ------------ ------------
   Deferred mortgage origination costs................    $3,677       $3,532
   Prepaid expenses and other.........................     2,940        1,769
                                                          ------       ------
                                                          $6,617       $5,301
                                                          ======       ======

Deferred mortgage origination costs represents direct costs incurred with respect to the origination and underwriting of loans in process and are deferred until the mortgages are sold.

 Property and Equipment consist of (in thousands):

                                                       FEBRUARY 28, FEBRUARY 28,
                                                           1994         1993
                                                       ------------ ------------
   Furniture and equipment............................   $ 6,791      $ 2,942
   Leasehold improvements.............................       978          992
                                                         -------      -------
                                                           7,769        3,934
   Accumulated depreciation and amortization..........    (1,714)      (1,406)
                                                         -------      -------
                                                         $ 6,055      $ 2,528
                                                         =======      =======

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE 3--BALANCE SHEET INFORMATION--CONTINUED

 Accounts Payable and Accrued Expenses consist of (in thousands):

                                                       FEBRUARY 28, FEBRUARY 28,
                                                           1994         1993
                                                       ------------ ------------
   Accounts payable...................................   $ 3,621       $2,656
   Accrued commissions and salaries...................     2,878        1,734
   Due to brokers dealers.............................     2,880          --
   Other accrued expenses.............................     6,735        4,266
                                                         -------       ------
                                                         $16,114       $8,656
                                                         =======       ======

NOTE 4--NOTES AND MORTGAGE FUNDINGS PAYABLE AND REPURCHASE AGREEMENTS

 Notes and Mortgage Fundings Payable consists of (in thousands):

                                                      YEARS ENDED FEBRUARY 28,
                                                      -------------------------
                                                          1994         1993
                                                      ------------ ------------
   Warehouse credit facility......................... $    184,348 $    117,125
   Other notes payable...............................          475          791
                                                      ------------ ------------
                                                      $    184,823 $    117,916
                                                      ============ ============

Arbor's warehouse credit facility, which expired on February 25, 1994 and was extended until May 2, 1994, permitted maximum aggregate borrowings of $322.5 million with interest at 5.0% per annum at February 28, 1994.

  On April 29, 1994 Arbor replaced the warehouse credit facility by entering into a $400 million Credit and Security Agreement (the "Credit Facility") with sixteen commercial banks. Amounts available under the Credit Facility may be increased to $550 million. Under the Credit Facility, Arbor may borrow up to $200 million as gestation financing for loan pools and mortgage backed securities and up to $160 million in the form of commercial paper. The commercial paper issued by Arbor is supported by a letter of credit from a commercial bank. The Credit Facility expires on April 28, 1995, and is renewable for additional 364-day periods. The Credit Facility contains certain financial covenants limiting indebtedness, liens, mergers, affiliated transactions, sales of assets and dividends, and requires Arbor to maintain minimum net worth, minimum servicing portfolio size and other financial ratios. Borrowings under the Credit Facility are secured by a pledge of the mortgage loans held for sale funded by the Company and the related servicing rights to these loans. Interest on borrowings is variable based on the federal funds rate, prime commercial lending rate and/or the London inter bank offered rate ("LIBOR"). Interest charges are reduced in relation to the amount of non-interest earnings balances maintained at certain banks.

  On April 29, 1994, Arbor entered into a $25 million Secured Revolving Credit Agreement (the "Secured Facility") with three commercial banks. Interest rates on borrowings are variable based on federal funds rate, prime commercial lending rate and LIBOR. The Secured Facility expires on April 28, 1995. Financial covenants under the Secured Facility are similar to those under the Credit Facility.

 Repurchase Agreements

  The Company utilizes repurchase agreements in conjunction with sales of loan pools or mortgage backed securities. Under these arrangements, rights to the commitments from the ultimate investor are assigned to

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE 4--NOTES AND MORTGAGE FUNDINGS PAYABLE AND REPURCHASE AGREEMENTS--
CONTINUED

the investment banks in exchange for immediate funds equal to approximately 97%-98% of the commitment price. The remaining 2%-3% is paid when the investor purchases the mortgage backed securities. Interest rates are variable based on LIBOR and were 4.28% and 4.06% per annum at February 28, 1994 and February 28, 1993, respectively.

NOTE 5--MORTGAGE SERVICING

  At February 28, 1994 and February 28, 1993, the Company was servicing loans of approximately $4.9 billion and $2.7 billion, respectively, including mortgage loans owned by the Company. At February 28, 1994 and February 28, 1993, approximately $101.7 million and $38.3 million, respectively, was held in trust by the Company in regard to these mortgages. This cash balance and its related liability are not reflected in the accompanying consolidated balance sheets. Properties securing the mortgage loans in the Company's servicing portfolio are primarily located in the Mid-Atlantic and Northeast regions. The Company's servicing portfolio at February 28, 1994 and February 28, 1993 is comprised primarily of conventional loans.

  The loans serviced by the Company that were securitized through Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") or Government National Mortgage Association ("GNMA") programs, primarily on a non-recourse basis, whereby foreclosure losses are generally not the responsibility of the Company. Since Fiscal 1991 the Company's policy has been to sell loans on a non-recourse basis. Prior to Fiscal 1991, the Company sold certain mortgage loans to FNMA with recourse. At February 28, 1994, the remaining principal balance of mortgages sold subject to such recourse provisions approximated $37 million.

  Arbor sold bulk servicing rights applicable to mortgage loans of $1.1 billion (Fiscal 1994), $586 million (Fiscal 1993) and $279 million (Fiscal 1992). A sale of servicing rights in Fiscal 1992 relating to $270 million in mortgage loans was to Arbor Services Associates, L.P., ("ASA"), a partnership controlled by the Company's majority shareholders. The total sales price was approximately $3.2 million. Additionally, Arbor has entered into agreements for ASA to lease from Arbor data processing capabilities and office space. Arbor has also agreed to pay ASA a fee equal to one percent of the outstanding principal balance for each loan Arbor successfully refinances from ASA's servicing portfolio. In Fiscal 1994 and Fiscal 1993, Arbor paid ASA fees of $405,000 and $217,000, respectively, and ASA paid to Arbor lease payments of $23,000 and $17,000 respectively.

  Anivan Inc. ("Anivan") which is owned by a party related to the Company's majority stockholders, identifies loan portfolios owned by third parties for possible acquisition by the Company. Anivan pays its own expenses and assumes all risks in connection with the identification and preliminary review and the processing of these loan portfolios. The gains and losses generated from these sales and the subsequent servicing income is shared with Anivan on an approximately equal basis. During Fiscal 1994 , Fiscal 1993, and Fiscal 1992, Arbor purchased loan portfolios of approximately $39 million, $41 million, and $72 million, respectively, referred by Anivan and has paid Anivan fees and compensation of $414,000, $212,000, and $1.2 million, during Fiscal 1994, Fiscal 1993 and Fiscal 1992. Anivan's current share of continuing servicing fees in connection with these mortgage loan portfolios is approximately $13,000 per month.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE 6--COMMITMENTS AND CONTINGENCIES

 Leases

  The following summarizes the minimum annual operating lease payments for leases with a term in excess of one year in effect as of February 28, 1994:

      FISCAL YEAR
      -----------
       1995.......................................................... $3,575,000
       1996..........................................................  4,472,000
       1997..........................................................  3,341,000
       1998..........................................................  2,170,000
       1999..........................................................  2,069,000

Rental expense amounted to approximately $4,005,000 in Fiscal 1994, $2,793,000 in Fiscal 1993, and $1,810,000 in Fiscal 1992. On January 1, 1992, Arbor entered into a sale-leaseback arrangement covering certain furniture and equipment. A $500,000 letter of credit secures Arbor's obligations under this lease which expires in Fiscal 1997.

 Financial Instruments

  The Company enters into financial instruments with off-balance sheet risk in the normal course of business through the origination and sale of mortgage loans and the management of potential loss exposure caused by fluctuations of interest rates. These financial instruments include commitments to extend credit (e.g., mortgage loan pipeline), mandatory forward commitments, and options contracts (primarily on mortgage backed securities). These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk is managed by the Company by entering into agreements only with Wall Street investment bankers having primary dealer status and with permanent investors meeting the standards of the Company. At any time the risk to the Company, in the event of default by the purchaser, is the difference between the contract price and current market prices.

  The Company's pipeline of loans in process totaled approximately $930 million and $671 million at February 28, 1994 and February 28, 1993, respectively. Until an interest rate commitment is extended by the Company to a borrower, there is no market risk to the Company. Loans in process for which interest rates were committed to the borrower totaled approximately $147 million and $132 million as of February 28, 1994 and February 28, 1993, respectively. These interest rate commitments are hedged by the Company by entering into mandatory forward commitments to sell loans to investors and with option contracts.

  Realized gains and losses on mandatory forward commitments are recognized in the period settlement occurs. Unrealized gains and losses on mandatory forward commitments are included in the lower of cost or market valuation of mortgage loans held for sale. At February 28, 1994 and 1993, the Company had mandatory forward commitments aggregating $564 million and $248 million, respectively, which covered the market risk associated with the mortgage loans held for sale to investors and the pipeline loans for which interest rates were committed.

  Realized gains and losses on options contracts are recognized when the positions are closed. Unrealized gains and losses on open options contracts are included in the lower of cost or market valuation of mortgage loans held for sale. As of February 28, 1994 and 1993, the Company had open options contracts approximating $6 million and $65 million, respectively.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE 6--COMMITMENTS AND CONTINGENCIES--CONTINUED

  The Company had adequate lines of credit at February 28, 1994 to fund its projected loan closings from its mortgage loan pipeline.

 Other Matters

  As of February 28, 1994, and February 28, 1993, Arbor had sold to investment banks approximately $84 million and $57 million, respectively, of mortgage loans subject to contractual technical recourse provisions if investors did not fulfill their commitments regarding the related mortgage backed securities. In March 1994 and March 1993, investors fulfilled their commitments related to these transactions.

  The Company is a defendant in various lawsuits, none of which is expected to have a material effect on the Company's financial position, liquidity or future results of operations.

  The Company maintains a 401(k) plan to which eligible employees may elect to contribute a percentage of their earnings. The Company incurred expense of $110,000 (Fiscal 1994), $88,000 (Fiscal 1993), and $108,000 (Fiscal 1992)
representing the Company's voluntary matching contributions.

NOTE 7--STOCKHOLDERS' EQUITY

  The Company adopted a Stock Incentive Plan (the "Incentive Plan") in Fiscal 1993. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which has the exclusive power to select eligible employees of the Company, and to determine the terms and conditions of any options or awards granted, including but not limited to the option price, method of exercise and the term during which the options may be exercised. There are 666,667 shares of common stock reserved for issuance under the Incentive Plan. The option price of each incentive stock option granted under the Incentive Plan shall not be less than the fair market value of the common stock subject to the option. The option exercise price and period within which non-qualified options may be exercised will be determined at the discretion of the Committee. The Company granted to employees options to purchase up to an aggregate of 470,000 shares of common stock upon effectiveness of the initial public offering of common stock.

  Stock option transactions under the incentive plan are summarized as follows:

                                                     YEARS ENDED FEBRUARY 28,
                                                     ----------------------------
                                                          1994          1993
                                                     --------------  ------------
   Balance, beginning of period....................        $422,597    $    --
   Options granted.................................          32,000     483,315
   Options exercised...............................         (25,039)        --
   Options canceled................................         (54,018)    (60,718)
                                                     --------------  ----------
   Balance, end of period..........................        $375,540    $422,597
                                                     ==============  ==========
   Exercise price for options outstanding at end of
    period.........................................    $9.00-$18.50       $9.00
                                                     ==============  ==========

  As of February 28, 1994, 250,000 of the outstanding options were immediately exercisable and as of February 28, 1994, 266,000 shares were available for future grants.

  In April 1994, an additional 168,000 shares were granted at an exercise price of $12.375. In July, 1993, the Board of Directors approved the adoption of a stock repurchase program. The stock repurchase program provides for the repurchase of up to 250,000 shares of common stock over a two year period.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTE 8--INCOME TAXES

  The accompanying provisions for income taxes for Fiscal 1993 and Fiscal 1992 includes pro forma adjustments for income taxes representing the differences between historical income taxes and the income taxes that would have been reported had the Company filed income tax returns as taxable C Corporations.

  The following summarizes historical and pro forma provisions for income taxes (in thousands):

                                               YEARS ENDED FEBRUARY 28 OR 29,
                                              ---------------------------------
                                                 1994       1993        1992
                                              ---------- ----------  ----------
   Historical income taxes:
     Current.................................
     Federal................................. $    2,779 $    3,810         --
     State...................................      2,345      1,931  $      130
     Deferred................................      4,096       (125)        817
                                              ---------- ----------  ----------
                                              $    9,220      5,616         947
                                              ========== ----------  ----------
   Pro forma income tax adjustments:
     Federal.................................                   345       1,127
     State...................................                   --          480
                                                         ----------  ----------
                                                                345       1,607
                                                         ----------  ----------
                                                         $    5,961  $    2,554
                                                         ==========  ==========

  The Company records a deferred tax liability (asset) for the tax effect of temporary differences between financial reporting and tax reporting. The tax effect of such temporary differences consist of (in thousands):

                                                       FEBRUARY 28, FEBRUARY 28,
                                                           1994         1993
                                                       ------------ ------------
     Purchased mortgage servicing rights..............    $4,612          --
     Deferred origination cost, net...................     1,344       $1,150
     Allowance for possible losses....................      (680)        (555)
     Other............................................      (488)          97
                                                          ------       ------
                                                          $4,788       $  692
                                                          ======       ======

  Provision for income taxes differ from the amounts computed by applying federal statutory rates due to (in thousands):

                                                 YEARS ENDED FEBRUARY 28 OR 29,
                                                --------------------------------
                                                   1994       1993       1992
                                                ---------- ---------- ----------
  Federal statutory rate of 35% (Fiscal 1994),
   34% (Fiscal 1993 and 1992).................. $    7,419 $    4,664 $    2,151
  State income taxes, net of federal tax
   benefit.....................................      1,526      1,297        403
  Other........................................        275        --         --
                                                ---------- ---------- ----------
                                                $    9,220 $    5,961 $    2,554
                                                ========== ========== ==========

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

NOTE 9--FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating fair value of financial instruments:

  Cash: The carrying amount approximates fair value.

  Mortgage loans held for sale: Fair values for loans held for sale are based on prices for mandatory forward commitment for March 1994 delivery and quoted market prices. At February 28, 1994 and 1993 the fair value of mortgage loans held for sale exceeded its carrying value by approximately $575,000 and $917,000.

  Excess servicing fee receivable: Fair value is based on the present value of the excess servicing fee discounted over the estimated remaining life of the underlying loans, using current prepayment, default and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, default, and interest rate risk; and is discounted using an estimated current interest rate that a purchaser, unrelated to the Company, would require. The carrying amount approximates fair value.

  Off-balance-sheet instruments: Fair values of the Company's mandatory forward contracts used as a hedge against loan originations are based on quoted market prices for securities and loans deliverable into the forward contracts compared to actual settlement prices of the forward contracts. At February 28, 1994 and February 28, 1993, the Company had mandatory forward contracts expiring in April and May 1994 outstanding with notional value of approximately $390 million and $248 million, respectively, and fair value of approximately $3.3 million and $1.1 million, respectively.

  Notes Payable: The carrying amount of borrowings under the Company's short-term warehouse credit facility approximates its fair value.

NOTE 10--QUARTERLY FINANCIAL DATA (UNAUDITED)

                           FIRST      SECOND     THIRD      FOURTH     TOTAL
                         ---------- ---------- ---------- ---------- ----------
                           (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
Fiscal 1994
  Revenues(1)........... $   17,637 $   21,647 $   23,967 $   24,413 $   87,664
  Expenses..............     14,256     16,634     17,862     17,716     66,468
  Net income............      1,978      2,890      3,510      3,598     11,976
  Net income per share.. $     0.30 $     0.42 $     0.52 $     0.53 $     1.77
Fiscal 1993
  Revenues(2)........... $   11,955 $   15,454 $   15,463 $   17,218 $   60,090
  Expenses..............      9,610     11,804     12,370     12,589     46,373
  Net income............      1,408      2,189      1,841      2,318      7,756
  Net income per share.. $     0.27 $     0.40 $     0.28 $     0.35 $     1.30

- --------
(1) Fiscal 1994 revenues includes servicing released premiums and bulk sale of servicing rights of $2,957 (first quarter), $528 (second quarter), $3,426 (third quarter) and $6,475 (fourth quarter).
(2) Fiscal 1993 revenues includes servicing released premiums and bulk sale of servicing rights of $2,557 (first quarter), $2,698 (second quarter), $201 (third quarter) and $2,568 (fourth quarter).

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                AUGUST 31, 1994
                                                                ---------------
                            ASSETS
Cash and cash equivalents......................................  $    840,971
Mortgage loans held for sale, net..............................   266,667,125
Mortgage loans held for investment and real estate owned, net..    10,174,562
Due from sales of servicing rights.............................     3,665,380
Advances and other receivables.................................    11,043,617
Prepaid and refundable income taxes............................     3,419,640
Capitalized excess servicing fees..............................     3,726,258
Purchased mortgage servicing rights............................    17,701,089
Deferred costs and other assets................................     5,343,231
Property and equipment, net....................................     7,196,153
                                                                 ------------
  TOTAL ASSETS.................................................  $329,778,026
                                                                 ============
             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes and mortgage fundings payable............................  $272,712,323
Customer deposits..............................................     1,476,029
Accounts payable and accrued expenses..........................    12,213,509
Current and deferred income taxes..............................     6,240,000
                                                                 ------------
  TOTAL LIABILITIES............................................   292,641,861
                                                                 ------------
                     STOCKHOLDERS' EQUITY
Preferred stock--$.01 par value; authorized 5,000,000 shares,
 no shares issued..............................................           --
Common stock--$.01 par value; authorized 50,000,000 shares,
 issued and outstanding 6,723,529..............................        67,235
Additional paid-in capital.....................................    20,820,620
Retained earnings..............................................    16,384,316
Treasury stock, at cost, 8,000 shares..........................      (136,006)
                                                                 ------------
  TOTAL STOCKHOLDERS' EQUITY...................................    37,136,165
                                                                 ------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................  $329,778,026
                                                                 ============

            See notes to condensed consolidated financial statements

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                THREE MONTHS ENDED        SIX MONTHS ENDED
                                    AUGUST 31,               AUGUST 31,
                              ------------------------ ------------------------
                                 1994         1993        1994         1993
                              -----------  ----------- -----------  -----------
REVENUES
  Mortgage originations, net. $ 1,909,179  $15,336,854 $ 9,770,511  $25,332,233
  Interest earned, net.......   2,413,627    2,532,437   4,167,114    4,510,936
  Servicing released premiums
   and bulk sale of servicing
   rights, net...............     891,965      528,000   8,595,324    3,485,451
  Servicing revenue, net.....   3,976,075    3,249,558   8,008,137    5,955,678
                              -----------  ----------- -----------  -----------
    TOTAL REVENUES...........   9,190,846   21,646,849  30,541,086   39,284,298
                              -----------  ----------- -----------  -----------
EXPENSES
  Sales commissions and other
   fees......................   2,604,797    4,402,580   5,170,935    7,780,534
  Employee compensation and
   benefits..................   7,807,334    6,403,617  15,512,831   12,210,805
  Selling and administrative.   7,883,474    5,827,309  14,482,867   10,898,519
                              -----------  ----------- -----------  -----------
    TOTAL EXPENSES...........  18,295,605   16,633,506  35,166,633   30,889,858
                              -----------  ----------- -----------  -----------
(LOSS) INCOME BEFORE INCOME
 TAXES.......................  (9,104,759)   5,013,343  (4,625,547)   8,394,440
(Benefit) Provision for
 income taxes................  (3,839,000)   2,123,000  (1,924,000)   3,526,000
                              -----------  ----------- -----------  -----------
NET (LOSS) INCOME............ $(5,265,759) $ 2,890,343 $(2,701,547) $ 4,868,440
                              ===========  =========== ===========  ===========
NET (LOSS) INCOME PER SHARE.. $     (0.78) $      0.43 $     (0.40) $      0.72
                              ===========  =========== ===========  ===========
WEIGHTED AVERAGE NUMBER OF
 SHARES......................   6,710,841    6,783,887   6,699,618    6,726,673
                              ===========  =========== ===========  ===========

           See notes to condensed consolidated financial statements.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                        SIX MONTHS ENDED
                                                           AUGUST 31,
                                                   ---------------------------
                                                       1994          1993
                                                   ------------  -------------
OPERATING ACTIVITIES:
  Net (loss) income............................... $ (2,701,547) $   4,868,440
  Adjustments to reconcile net (loss) income to
   net cash used by operating activities:
    Depreciation and amortization.................      474,063        253,069
    Capitalization of excess servicing fees.......     (244,406)    (1,166,578)
    Amortization of capitalized servicing fees....    1,539,467        660,000
    Write-off of capitalized servicing from bulk
     servicing sales..............................    1,045,829        753,000
    Allowance for possible losses.................      525,000        425,000
    Deferred income taxes.........................      857,000            --
  Decrease (increase) in:
    Mortgage loans held for sale, net.............  (30,278,412)  (213,276,444)
    Mortgage loans held for investment and real
     estate owned.................................     (472,558)       308,969
    Advances and other receivables................   (1,658,943)    (3,226,407)
    Due from sale of servicing....................    2,127,792       (157,562)
    Prepaid and refundable income taxes...........   (3,419,640)           --
    Deferred costs and other assets...............    1,273,741        843,724
  Increase (decrease) in:
    Customer deposits.............................        1,694        284,689
    Accounts payable and accrued expenses.........   (3,900,732)     6,685,811
    Current income taxes..........................     (511,341)           --
                                                   ------------  -------------
  Net cash used by operating activities...........  (35,342,993)  (202,744,289)
                                                   ============  =============
INVESTING ACTIVITIES:
  Purchased mortgage servicing rights.............   (5,534,228)    (5,042,214)
  Additions to property and equipment, net........   (1,615,633)    (1,168,237)
                                                   ------------  -------------
  Net cash used by investing activities...........   (7,149,861)    (6,210,451)
                                                   ============  =============
FINANCING ACTIVITIES:
  Increase in notes and mortgage fundings payable,
   net............................................   38,288,605    209,289,675
  Issuance of equipment term loan.................    4,185,511            --
  Principal payments on notes payable.............     (792,710)       (90,000)
  Issuance of common stock........................      286,409         67,554
                                                   ------------  -------------
  Net cash provided by financing activities.......   41,967,815    209,267,229
                                                   ============  =============
NET (DECREASE) INCREASE IN CASH...................     (525,039)       312,489
Cash at beginning of period.......................    1,366,010        849,247
                                                   ------------  -------------
Cash at end of period............................. $    840,971  $   1,161,736
                                                   ============  =============
Supplemental cash flow information:
  Cash used to pay interest....................... $  6,761,686  $   6,404,790
                                                   ============  =============
  Cash used to pay taxes.......................... $  1,157,125  $   1,980,782
                                                   ============  =============

           See notes to condensed consolidated financial statements.

                 ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                AUGUST 31, 1994
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements of Arbor National Holdings, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation (consisting of normal recurring accruals) have been included. Operating results for the three and six months ended August 31, 1994 are not necessarily indicative of the results that may be expected for the fiscal year ending February 28, 1995. For further information, refer to the audited consolidated financial statements and notes thereto for the year ended February 28, 1994.

NOTE 2--BALANCE SHEET INFORMATION

                                                        AUGUST 31,  FEBRUARY 28,
                                                           1994         1994
                                                        ----------- ------------
Advances and other receivables consists of:
  Servicing advances................................... $ 6,586,580  $3,470,242
  Interest and service fees receivable.................   2,235,728   2,760,858
  Due from investors...................................     621,946   1,220,222
  Other receivables....................................   1,599,363   1,933,352
                                                        -----------  ----------
                                                        $11,043,617  $9,384,674
                                                        ===========  ==========

NOTE 3--MERGER AGREEMENT WITH BANKAMERICA CORPORATION

  On September 23, 1994, BankAmerica Corporation ("BankAmerica") and the Company entered into a definitive merger agreement (the "Merger Agreement") in which BankAmerica will acquire 100 percent of the common stock of the Company. Under the terms of the transaction, BankAmerica common stock will be exchanged for all of the outstanding shares of the Company's common stock at a rate that represents a nominal value (valued at the "Average Closing Price") of $16.35 (the "per share merger price") per share of Company common stock. However, pursuant to the Merger Agreement, as more fully described below, such nominal value may increase or decrease based upon (i) the actual Average Closing Price and (ii) certain adjustments which may be made to the per share merger price.

  The per share merger price may be adjusted under the terms of the Merger Agreement to reflect, among other things, certain changes prior to the closing date, including changes in the Company's shareholders' equity and servicing portfolio. Also under the terms of the Merger Agreement, the per share merger price will be adjusted to reflect the after-tax proceeds from the sale of Arbor National Commercial Mortgage Corporation, a commercial mortgage subsidiary which the Company has agreed to sell prior to the closing date through an auction process to the highest bidder. Ivan Kaufman, Chairman, President and Chief Executive Officer of the Company, was selected by the Company as the winning bidder in the auction.

  The terms of the Merger Agreement call for the Company shareholders to receive, subject to the provisions described below, BankAmerica stock with a nominal value (valued at the Average Closing Price) equal to the per share merger price if the Average Closing Price is between $39.31 and $53.19 per share. If the Average Closing Price is less than $39.31, the Company shareholders will receive the number of shares that would have been payable if the average price were $39.31. If the Average Closing Price is greater than

                ARBOR NATIONAL HOLDINGS, INC. AND SUBSIDIARIES

$53.19, the Company shareholders will receive the number of shares that would have been payable if the Average Closing Price were $53.19. If the Average Closing Price during the 20-day period is less than $37.00, the Company has the right to terminate the agreement unless BankAmerica elects to provide additional shares sufficient to bring the value of the transaction to the level that would have been payable at a $37.00-per-share Average Closing Price. The Average Closing Price is defined as the average closing sales price per share of the BankAmerica Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending on the 5th trading day prior to the date on which the last required regulatory approval from the Federal Reserve Board and the Office of Thrift Supervision for the transactions contemplated by the Merger Agreement is obtained.

  The transaction is expected to close during the first calendar quarter of 1995, subject to the satisfaction of certain conditions, including approval by the Company shareholders and regulatory authorities and the ability to treat the transaction as tax-free to the Company shareholders and to BankAmerica and as a pooling of interests for accounting purposes.

  In connection with the transaction, BankAmerica has received stock options and voting agreements from Ivan Kaufman and Anita Kaufman, a director, with respect to approximately 3.9 million shares (or 58%) of the Company's outstanding shares as of August 31, 1994. The voting agreements obligate the Kaufmans to vote their shares in favor of the BankAmerica transaction and against any competing transaction. The stock options, which have an exercise price of $16.35 per share, are exercisable in certain circumstances relating to the existence of a competing offer for the Company or the withdrawal of the Company board of directors' recommendations that the transaction be approved by its shareholders.

  The Merger Agreement contains certain restrictions relating to the Company's conduct of business prior to closing which, among other things, prohibits the Company from paying dividends and limits the Company's ability to incur capital expenditures or entering into new borrowing, leasing or other significant contracts. The Company is also prohibited from selling or acquiring servicing rights in bulk transactions.

  Following the public announcement of the Merger Agreement, six separate purported class action lawsuits (collectively, the "Litigation") were filed in state court in New York by certain shareholders of the Company naming the Company, its individual directors and, in certain cases, BankAmerica (among others) as defendants. The plaintiffs in the Litigation have alleged, among other things, that the members of the Board of Directors of the Company breached their fiduciary duties to the Company's shareholders by entering into the Merger Agreement. The plaintiffs seek, on behalf of themselves and all similarly situated shareholders of the Company, among other things, (i) class certification, (ii) an order enjoining the Merger or, in the alternative, damages in the event the Merger is consummated and (iii) costs, including attorneys' fees.

  The parties to the Litigation have reached an agreement to settle the Litigation. The proposed settlement entails, among other things, certain revisions to the purchase price adjustments in the Merger Agreement.

  Pursuant to the Merger Agreement, the costs and expenses incurred by the Company in connection with the Litigation prior to the Valuation Date (as defined in the Merger Agreement), as well as any accruals on the Company's balance sheet as of the Valuation Date with respect to the Litigation which are required to be made under generally accepted accounting principles, will reduce Adjusted Equity (as defined in the Merger Agreement), and accordingly may negatively impact the value of the consideration received in the Merger by the Company's shareholders. The Merger Agreement provides that if the net after tax amount accrued and reflected on the Valuation Date balance sheet with respect to certain stockholder proceedings such as, and including, the Litigation exceeds $1.5 million, the Company may terminate the Merger Agreement unless BankAmerica notifies the Company that it will add back to the Adjusted Equity any net after tax amounts reflected on the Valuation Date balance sheet with respect to such stockholder proceedings in excess of $1.5 million.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger, dated as of September 23, 1994, by and among BankAmerica Corporation, a Delaware corporation ("Parent"), Bank of America, FSB, a federal savings bank and a wholly-owned subsidiary of Parent ("BAFSB"), AH Acquisition Corp., a New York corporation and a wholly-owned subsidiary of BAFSB ("Merger Sub"), and Arbor National Holdings, Inc., a New York corporation (the "Company") amends and restates in its entirety the Agreement and Plan of Merger of same date herewith by and among the parties hereto.

  Whereas, the Board of Directors of each of Parent and the Company have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into the Company, and (ii) the assets, employees and certain liabilities of first the Company and then the Company's subsidiaries will be transferred in complete liquidation and dissolution to BAFSB or its successor, the holder of all of the capital stock of the Company following the Merger; and

  Whereas, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

  Whereas, concurrently herewith Parent has entered into separate option agreements and voting agreements with holders of 58% of the Company's outstanding common stock (the "Kaufman Agreements");

  Now, Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular.

  Acquisition Event--As defined in Section 9.3 hereof.

  Adjusted Equity--The amount equal to the consolidated stockholders' equity of the Company as of the Valuation Date as determined in accordance with GAAP consistent with the principles used in connection with the preparation of the Balance Sheet; provided, however, that in determining the Adjusted Equity, the following adjustments shall be made to consolidated stockholders' equity: (i) all purchased mortgage servicing rights and capitalized excess servicing fees shall be deducted; (ii) all net deferred income tax liabilities associated with purchased mortgage servicing rights and capitalized excess servicing fees shall be added; (iii) any net after-tax gain resulting from the sale of ANCMC pursuant to Section 7.12 shall not be reflected; (iv) any net after-tax gain or loss resulting from mandatory changes in GAAP adopted by the Company after May 31, 1994 shall not be reflected; (v) all deferred financing costs (other than prepaid interest on commercial paper), all deferred acquisition costs and all capitalized costs (exclusive of equipment) related to the Company's and its Subsidiaries' "laptop project" shall be deducted (all of which deductions shall be on an after-tax basis); (vi) Adjusted Equity shall be increased by $741,000 if the Company has fully complied with Section 7.16(ii) hereof; (vii) an amount equal to 57% of the amount of all costs, expenses and write-offs incurred by the Company after the date hereof in reconciling and accruing shortages with respect to accounts of the Company and its Subsidiaries pursuant to Section 7.16(i) hereof and all similar costs, expenses and write-offs incurred by the Company after July 31, 1994 and prior to the date hereof, up to an aggregate of $300,000, shall be added back to stockholders' equity; and (viii) the amount of all additions to the allowance for possible losses recognized by the Company after May 31, 1994 and on or prior to the Valuation Date, up to an aggregate of $1.0 million shall be disregarded (including any related tax benefit) for purposes of calculating Adjusted Equity; (ix) the net-after-tax amounts by which the carrying values of any Warehouse Loans, Pipeline Loans and Investor Commitments have been reduced as required by FASB 65 by the Company on the Valuation Date Balance Sheet shall be added to such stockholders' equity; (x) all proceeds received by the Company upon the exercise of Company Options between May 31, 1994 and the Valuation Date shall be subtracted from such stockholders' equity; and (xi) if Parent shall have delivered the notice to the Company pursuant to Section 9.1(h) with respect to Excess Litigation Accruals, then the amount of all such Excess Litigation Accruals shall be added back to Adjusted Equity.

  Advances--As defined in Section 4.29 hereof.

  Affiliate--With respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person, and any Subsidiary of such Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

  ANCMC--Arbor National Commercial Mortgage Corporation, a New York corporation and wholly-owned Subsidiary of the Company.

  Agency--FHA, VA, GNMA, FNMA, FHLMC or a State Agency, as applicable.

  Agreement--This Agreement and Plan of Merger.

  Average Closing Price--As defined in Section 2.4(a) hereof.

  BAFSB--As defined in the RECITALS hereof.

  Balance Sheet--As defined in Section 4.5 hereof.

  Base Portfolio--The Mortgage Servicing Portfolio on May 31, 1994, with an aggregate unpaid principal balance of $4,696,128,829.

  Base Portfolio Loan--Any Mortgage Loan included in the Base Portfolio.

  BHC Act--The Bank Holding Company Act of 1956, as amended.

  Certificate--As defined in Section 2.4(a) hereof.

  Certificate of Merger--As defined in Section 2.2 hereof.

  Closing--As defined in Section 10.1 hereof.

  Closing Adjustment Documents--As defined in Section 2.7(a) hereof.

  Closing Date--As defined in Section 10.1 hereof.

  Code--The Internal Revenue Code of 1986, as amended.

  Collateral--The property securing a Mortgage Loan.

  Company--As defined in the RECITALS hereto.

  Company Common Stock--As defined in Section 2.4(a) hereof.

  Company Contracts--As defined in Section 4.14(a).

  Company Option--As defined in Section 2.9(a) hereof.

  Company Option Plans--As defined in Section 2.9(a) hereof.

  Company Preferred Stock--As defined in Section 4.2(a) hereof.

  Company Reports--As defined in Section 4.11 hereof.

  Custodial Accounts--As defined in Section 4.27 hereof.

  Department--As defined in Section 2.2 hereof.

  Designated Property--As defined in Section 4.31(d) hereof.

  Disagreement--As defined in Section 2.7(b) hereof.

  Disclosure Schedule--As defined in Section 4.1(a) hereof.

  Dissenting Shares--As defined in Section 2.4(c) hereof.

  Effective Time--As defined in Section 2.2 hereof.

  Encumbrance--Any lien, pledge, security interest, claim, charge, easement, limitation, commitment, restriction or encumbrance of any kind or nature whatsoever.

  Environmental Laws--As defined in Section 4.31(a) hereof.

  ERISA--As defined in Section 4.10(a) hereof.

  ERISA Affiliate--As defined in Section 4.10(a) hereof.

  Escrow Account--As defined in Section 2.4(c) hereof.

  Estimated Merger Price--As defined in Section 2.5 hereof.

  Excess Litigation Accruals--As defined in Section 9.1(h) hereof.

  Exchange Act--As defined in Section 4.5 hereof.

  Exchange Agent--As defined in Section 3.1 hereof.

  Exchange Fund--As defined in Section 3.1 hereof.

  Exchange Ratio--As defined in Section 2.4(a) hereof.

  Excluded Loans--All Mortgage Loans which, as of May 31, 1994 or the Valuation Date, as the case may be, were (i) 90 days or more delinquent or otherwise in default or (ii) in bankruptcy, in Foreclosure, or in litigation.

  Federal Reserve Board--The Board of Governors of the Federal Reserve System.

  FHA--Federal Housing Administration.

  FHA Loans--Mortgage Loans which satisfy all applicable rules and requirements to be insured by FHA and which are insured by FHA.

  FHLMC--Federal Home Loan Mortgage Corporation.

  Final Merger Price--As defined in Section 2.5 hereof.

  Final Per Share Merger Price--As defined in Section 2.5 hereof.

  FNMA--Federal National Mortgage Association.

  Foreclosure--The acquisition of title to Collateral in a foreclosure sale or pursuant to any other comparable procedure allowed under applicable law or Regulation, including pending foreclosures where the first step required under applicable Regulations to initiate a foreclosure proceeding has been taken.

  FRA--The Federal Reserve Act.

  GAAP--Generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared.

  GNMA--Government National Mortgage Association.

  Goldman--As defined in Section 4.6 hereof.

  Governmental Entity--As defined in Section 4.4 hereof.

  Hazardous Materials--As defined in Section 4.31(d) hereof.

  HOLA--The Home Owners' Loan Act.

  HUD--United States Department of Housing and Urban Development.

  Independent Accounting Firm--Shall mean Arthur Andersen & Co., or, if such firm shall be unwilling to serve in such capacity, any "Big Six" accounting firm or its successor (other than the respective independent public accountants of each of Parent and the Company).

  Injunction--As defined in Section 8.1(e).

  Insurer--A Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Mortgage Loans, including, without limitation, the FHA, the VA and any private mortgage insurer, and providers of life, hazard, disability, title or other insurance with respect to any of the Mortgage Loans or the Collateral.

  Indemnified Party--As defined in Section 7.9(a) hereof.

  Investment Loans--Mortgage Loans owned by the Company or any of its Subsidiaries and held for investment including any Mortgage Loan characterized on the books and records of the Company as a Warehouse Loan that was originated or purchased more than 90 days prior to May 31, 1994 or the Valuation Date, as the case may be.

  Investor--Any Person who owns a Mortgage Loan, or the servicing rights or master servicing rights to a Mortgage Loan, subserviced, serviced or master serviced by the Company or any Company Subsidiary pursuant to a Mortgage Servicing Agreement.

  Investor Commitment--The optional or mandatory commitment of a Person to purchase a Mortgage Loan, a Pipeline Loan or a portion of a Mortgage Loan or Pipeline Loan owned or to be acquired by the

Company or any of its Subsidiaries, or securities based on and backed by such Mortgage Loans or Pipeline Loans.

  IRS--Internal Revenue Service.

  Kaufman Agreements--As defined in the RECITALS hereof.

  Last Approval Date--As defined in Section 2.4(a) hereof.

  Licenses--As defined in Section 4.21.

  Liquidation--As defined in Section 2.13 hereof.

  Loan Documents--The credit and closing packages, custodial documents, escrow documents, and all other documents: (i) in the possession of the Company or its Subsidiaries specifically pertaining to a Mortgage Loan, (ii) reasonably necessary for prudent servicing of a Mortgage Loan or (iii) necessary to establish the eligibility of the Mortgage Loan for insurance by an Insurer or sale to an Investor; in each case as required by applicable Regulations.

  Loss--Any liability, loss, cost, damage, penalty, fine, obligation or expense of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements).

  Master Serviced Loans--The Mortgage Loans master serviced by the Company or one of its Subsidiaries for an Investor.

  Material Adverse Effect--As defined in Section 4.1(a) hereof.

  Merger--As defined in the RECITALS hereto.

  Merger Sub--As defined in the RECITALS hereto.

  Merger Sub Common Stock--As defined in Section 5.2 hereof.

  Minimum Average Closing Price--As defined in Section 9.1(g) hereof.

  Mortgage Bank--Arbor National Mortgage, Inc., a New York corporation and a wholly-owned subsidiary of the Company.

  Mortgage Loan--Any closed 1-4 family residential mortgage loan (including all Warehouse Loans and Investment Loans), whether or not such mortgage is included in a securitized portfolio, in the Mortgage Servicing Portfolio, as evidenced by notes duly secured by mortgages or deeds of trust.

  Mortgage Servicing Agreements--All contracts or arrangements (written or oral) between the Company or any of its Subsidiaries and an Investor pursuant to which the Company or any of its Subsidiaries subservices, services or master services mortgage loans for such Investor.

  Mortgage Servicing Portfolio--The portfolio of mortgage loans subserviced, serviced or master serviced by the Company or any of its Subsidiaries pursuant to Mortgage Servicing Agreements, together with all Warehouse Loans and Investment Loans.

  Net ANCMC Amount--An amount equal to the cash sale price received by the Company for all of the capital stock of ANCMC pursuant to Section 7.12, minus 43% of the gain recognized with respect to such sale for federal and state income tax purposes.

  Non-Consenting Deduction--The aggregate amount equal to the aggregate Servicing Value as of the Valuation Date of all Non-Consenting Mortgage Loans in the Private Servicing Portfolio; provided that, with respect to that portion of the Non-Consenting Mortgage Loans in the Private Servicing Portfolio that does not exceed 25% of the aggregate unpaid principal balance of the Private Servicing Portfolio (with such Mortgage Loans selected on a proportional basis so as to reflect the average Servicing Value for all Non-Consenting Mortgage Loans in the Private Servicing Portfolio) (the "First Tranche"), the Non-Consenting Deduction otherwise applicable to all No Response Loans included in the First Tranche shall be reduced by 50%.

  Non-Consenting Mortgage Loan--Each Mortgage Loan with respect to which an Investor may, solely as a result of the consummation of the transactions contemplated hereby, assert a material breach under, or terminate its relationship with the Company or any of its Subsidiaries with respect to such Mortgage Loan pursuant to the terms of, the related Mortgage Servicing Agreement (including without limitation all Mortgage Servicing Agreements referred to in Section 4.25 of the Disclosure Schedule), unless such Investor shall have expressly consented in writing at least ten days prior to the Closing Date to the transactions contemplated hereby or otherwise waived in writing its right to so terminate such relationship.

  No Response Loans--All Non-Consenting Mortgage Loans with respect to which the relevant Investor has not expressly refused to consent to the transactions contemplated hereby or refused to waive its rights to terminate the related Mortgage Servicing Agreement or indicated an intent to terminate such Mortgage Servicing Agreement.

  Notice of Disagreement--As defined in Section 2.7(b) hereof.

  NYBCL--As defined in Section 2.1 hereof.

  NYSE--As defined in Section 2.4(a) hereof.

  OTS--The Office of Thrift Supervision.

  Parent--As defined in the RECITALS hereto.

  Parent Common Stock--As defined in Section 2.4(a) hereof.

  Parent Preferred Stock--As defined in Section 5.2 hereof.

  Parent Reports--As defined in Section 5.9 hereof.

  Permitted Trailer Documents. (A) Any missing or defective Trailer Document with respect to which the relevant Investor has delivered to the Company or its Subsidiary, as applicable, a written waiver, in form and substance reasonably satisfactory to Parent, of the Company's or its Subsidiary's failure to comply with the related Mortgage Servicing Agreement with respect to the absent or defective Trailer Document and of such Investor's right to require the Company or any of its Subsidiaries to repurchase the related Mortgage Loan as a result of the absence or defectiveness of such Trailer Document and (B) any of the Trailer Documents listed below notwithstanding that its absence would allow the Investor to require the Company or any of its Subsidiaries to repurchase or guaranty the Mortgage Loan:

    (i) title policy endorsements during the sixty (60) days after the issue date of the title policy;

    (ii) settlement statements or HUD-1 forms, as applicable, during the thirty (30) days after the date of the closing of the applicable Mortgage Loan;

    (iii) title policies during the period from the date of the closing of the applicable Mortgage Loan to the earlier of (A) thirteen (13) months after such closing or (B) sixty (60) days after the date the related recorded mortgage, deed of trust or other security agreement is received by the Company; provided, however, that if Parent shall conclude in its reasonable judgment that extraordinary delays in a particular jurisdiction make compliance with this time limit impossible, this provision shall be deemed to be satisfied upon receipt of evidence satisfactory to Parent, that the applicable Mortgage Loan is covered by a valid title policy;

    (iv) intervening assignments (A) during the ninety (90) days after the date of acquisition of the Mortgage Loan, (B) during the twelve (12) months after acquisition of the Mortgage Loan, if evidenced by a certified true copy from the settlement agent and by an insured closing letter in such jurisdictions where such is applicable, or such other comparable form of protection as is typically given to mortgage lenders in other jurisdictions or (C) at any time, if evidenced by an original recorded instrument or a copy of such instrument certified by the applicable governmental recording official; provided, however, that if Parent shall conclude in its reasonable judgment that extraordinary delays in a particular jurisdiction make compliance with this time limit impossible, this provision shall be deemed to be satisfied upon receipt of evidence satisfactory to Parent that all necessary documents have been properly filed with the appropriate governmental recording official;

    (v) mortgage, deed of trust or other security instrument, (A) during the ninety (90) days after the date of origination of the Mortgage Loan, (B) during the twelve (12) months after origination of the Mortgage Loan, if evidenced by a certified true copy from the settlement agent and by an insured closing letter in such jurisdictions where such is applicable, or such other comparable form of protection as is typically given to mortgage lenders in other jurisdictions or (C) at any time, if evidenced by an original recorded instrument or a copy of such instrument certified by the applicable governmental recording official; provided, however, that if Parent shall conclude in its reasonable judgment that extraordinary delays in a particular jurisdiction make compliance with this time limit impossible, this provision shall be deemed to be satisfied upon receipt of evidence satisfactory to Parent that all necessary documents have been properly filed with the appropriate governmental recording official;

    (vi) corporate assignments, upon receipt by Parent of a chief executive officer's certificate from the Company certifying that all corporate assignment provisions of the applicable Regulations have been complied with;

    (vii) private mortgage insurance certificate (or other verification acceptable to Parent) during the thirty (30) days after the date of the closing of the applicable Mortgage Loan; and

    (viii) FHA mortgage insurance certificate or VA loan guaranty certificate for Mortgage Loans included in GNMA Pools, (A) for loans originated or purchased by the Company after the date hereof, during the ninety (90) days after the date of the closing of the applicable Mortgage Loan and thereafter if the Company provides evidence satisfactory to Parent that all documents required for the issuance of such certificate have been submitted to the appropriate FHA or VA office; (B) for Mortgage Loans included in GNMA Pools which have not been finally certified by GNMA for more than 12 months from the date of issuance of the Pool, if the Company provides evidence satisfactory to Parent that all documents required for the issuance of such certificate have been submitted to the appropriate FHA or VA office, and (C) for all other Mortgage Loans included in GNMA Pools, all missing FHA mortgage insurance certificates or VA loan guaranty certificates shall be Permitted Trailer Documents.

  Per Share Value--As defined in Section 2.9(a).

  Person--Any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity.

  Pipeline Loans--Means (X) those pending loans to be secured by a first priority mortgage lien on a one-to-four family residence (a) with respect to which, as of the Valuation Date, an application has been filed by the prospective borrower with (i) the Company or any of its Subsidiaries or (ii) a correspondent or brokerage originator (and such correspondent or brokerage originator has registered such loan with the Company or any of its Subsidiaries), and (b) which, as of the Valuation Date, have not yet closed or been purchased by the Company or any of its Subsidiaries from the correspondent or brokerage originator and been funded and (Y) those whole loans which the Company or one of its Subsidiaries has contracted to purchase.

  Plans--As defined in Section 4.10 hereof.

  Pool--An aggregate of one or more Mortgage Loans that have been pledged or granted to secure mortgage-backed securities or participation certificates.

  Post Valuation Date Adjustment--The net amount of the Non-Consenting Deduction plus the Trailer Document Deduction plus all amounts to be included in the Post Valuation Date Adjustment pursuant to Sections 2.7(c) and 7.13(b) hereof.

  Post Valuation Date Adjustment Document--As defined in Section 2.7(d) hereof.

  Private Servicing Portfolio--The portfolio of all Mortgage Loans in the Mortgage Servicing Portfolio not subserviced, serviced or master serviced for an Agency.

  Proxy Statement--As defined in Section 4.4 hereof.

  Purchase Price Adjustment--As defined in Section 2.6(e) hereof.

  Rate-Locked Loans--All Pipeline Loans which, as of the Valuation Date, the Company or any of its Subsidiaries has committed to fund or purchase at a specified interest rate; provided, however, that a Rate-Locked Loan need not have been approved to be eligible as such.

  Recourse Loan--As defined in Section 4.24 hereof.

  Regulations--(i) Federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a Mortgage Loan, (ii) the responsibilities and obligations set forth in any agreement between the Company or any of its Subsidiaries and an Investor or Insurer (including, without limitation, Mortgage Servicing Agreements and selling and servicing guides), (iii) the laws, rules, regulations, guidelines, handbooks and other requirements of an Investor, Agency, Insurer, public housing program or Investor program with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a Mortgage Loan, and (iv) the terms and provisions of the Loan Documents.

  REO--Any residential real property owned in fee simple by the Company or any of its Subsidiaries as a result of a Foreclosure instituted in the conduct of the Company's or any such Subsidiary's mortgage servicing business (except for any such real property foreclosed upon by the Company or one of its Subsidiaries on behalf of an Investor provided such real property is not reflected on the books and records of the Company as REO).

  Requisite Regulatory Approvals--As defined in Section 8.1(c) hereof.

  Restricted Stock--As defined in Section 2.9(b) hereof.

  SEC--As defined in Section 4.4 hereof.

  Securities Act--As defined in Section 4.11 hereof.

  Servicing Released Loans--As defined in Section 4.24.

  Servicing Sale Loan--As defined in Section 4.24.

  Servicing Rights--The right to receive the servicing fees and any other income the servicer is entitled to receive arising from or connected to the Mortgage Loans and the related obligations to (i) administer and collect payments for the reduction of principal and interest, (ii) pay taxes and insurance premiums, (iii) remit all amounts in accordance with any servicing agreements, (iv) provide foreclosure services and full escrow administration and (v) perform such other obligations as may, from time to time, be imposed under any Mortgage Servicing Agreement.

  Servicing Value--The value attributable to any particular Mortgage Loan for purposes of calculating the Purchase Price Adjustment determined as follows:

  Any GNMA Adjustable Rate Mortgage    An amount equal to four (4) multiplied
  Loan:                                by the actual annual servicing fee for
                                       the Mortgage Loan multiplied by the un-
                                       paid principal balance of the Mortgage
                                       Loan

  Any Other Adjustable Rate            An amount equal to three (3) multiplied
   Mortgage Loan:                      by the actual annual servicing fee for
                                       the Mortgage Loan (such fee, in the
                                       case of one-year Mortgage Loans where
                                       the servicing fee increases after one
                                       year, to be the annual servicing fee as
                                       of the thirteenth month after the date
                                       of the closing of the Mortgage Loan)
                                       multiplied by the unpaid principal bal-
                                       ance of the Mortgage Loan

  Any Fixed Rate Mortgage Loan
   (including Balloon Loans):
                                       An amount equal to 5.1 multiplied by
                                       the actual annual servicing fee for the
                                       Mortgage Loan multiplied by the unpaid
                                       principal balance of the Mortgage Loan

  S-4--As defined in Section 4.12 hereof.

  State Agency--Any state agency with authority to regulate the business of the Company or any of its Subsidiaries, determine the investment or servicing requirements with regard to loans originated, purchased or serviced by the Company or any of its Subsidiaries, or otherwise participate in or promote mortgage lending.

  State Banking Approvals--As defined in Section 4.4 hereof.

  Stockholder Proceedings--As defined in Section 9.1(h) hereof.

  Subsidiary--As defined in Section 4.1(a) hereof.

  Surviving Corporation--As defined in Section 2.1 hereof.

  takeover proposal--As defined in Section 6.1(e) hereof.

  Tax Return--As defined in Section 4.9(c) hereof.

  Taxes--As defined in Section 4.9(c) hereof.

  Trailer Document Deduction--The amount equal to the sum of (i) the aggregate of the Servicing Value as of the Valuation Date of each Mortgage Loan which, as of the date ten days prior to the Closing Date, is missing one or more Trailer Documents which are not Permitted Trailer Documents or as to which one or more Trailer Documents contain defects which would allow the Investor to require the Company or any of its Subsidiaries to repurchase or guaranty the Mortgage Loan, provided that with respect to that portion of such Mortgage Loans (with such Mortgage Loans selected on a proportional basis so as to reflect the average Servicing Value for all Mortgage Loans which, as of such date, are missing one or more Trailer Documents which are not Permitted Trailer Documents or as to which one or more Trailer Documents contain such defects) whose aggregate principal balance does not exceed $100,000,000 in the aggregate, the amount of such deduction shall be reduced by 50%, plus (ii) the following amount for each such missing Trailer Document that is not a Permitted Trailer Document and each such defective Trailer Document (determined as of the date ten days prior to the Closing Date):

    (i) title policy endorsements--$15 per endorsement;

    (ii) settlement statements and HUD-1 forms--$15;

    (iii) title policies--$30;

    (iv) intervening assignments (original or certified copy)--$22.50;

    (v) mortgage, deed of trust or other security instrument--$22.50;

    (vi) corporate assignments--$22.50;

    (vii) private mortgage insurance certificate (or other verification of insurance acceptable to Parent)--$10.00;

    (viii) FHA mortgage insurance certificates and VA loan guaranty certificates--$35.00; and

    (ix) promissory notes--$10.00.

  Trailer Documents. The following types of documents with respect to a Mortgage Loan sold to any Investor, the absence of or existence of any defect in, would allow the Investor to require the Company or any Subsidiary of the Company to repurchase or guaranty the Mortgage Loan: (i) any title policy endorsements; (ii) any settlement statement or HUD-1 form; (iii) any title policy; (iv) any intervening assignments; (v) any mortgage, deed of trust or other security instrument; (vi) any corporate assignments; (vii) any private mortgage insurance certificate; (viii) any promissory note; and (ix) any FHA mortgage insurance certificate or VA loan guaranty certificate.

  Trust Account Shares--As defined in Section 2.4(b) hereof.

  VA--The Veteran's Administration.

  VA Loans--Mortgage Loans which satisfy all applicable rules and regulations to be guaranteed by the VA and which are guaranteed by the VA.

  VA No-Bid--A delinquent Mortgage Loan with respect to which the VA has notified the Company or one of its Subsidiaries that it intends to exercise its option to pay the amount guaranteed by the VA and relinquish all rights in the collateral securing such Mortgage Loan to the Company or one of its Subsidiaries.

  Valuation Date--The last day of the month immediately preceding the month in which the Closing Date occurs.

  Valuation Date Balance Sheet--As defined in Section 2.7(a) hereof.

  Valuation Date Portfolio--The Mortgage Servicing Portfolio on the Valuation Date.

  Valuation Period--As defined in Section 2.4(a) hereof.

  Warehouse Lines--The Warehouse Credit and Security Agreement, dated April 29, 1994, among Mortgage Bank, the Bank of New York and NationsBank Texas, N.A., as agents, other lenders, Westdeutsche Landesbank Girozentrale (New York branch), as issuing bank and First Chicago National Processing Corp. as collateral agent and the secured revolving credit facility entered into as of September 1, 1993, between Mortgage Bank and Nomura Asset Capital Corporation.

  Warehouse Loans--Mortgage Loans owned by the Company or one of its Subsidiaries and held for sale (provided that no Mortgage Loan characterized on the books and records of the Company as a warehouse loan that meets the definition set forth herein for Investment Loans shall be considered to be a Warehouse Loan).

                                   ARTICLE II

                                   The Merger

  2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New York Business Corporation Law (the "NYBCL"), at the Effective Time (as defined in Section 2.2 hereof), Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of New York as a wholly owned subsidiary of BAFSB or its successor. The name of the Surviving Corporation shall continue to be "Arbor National Holdings, Inc." Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

  2.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Department of State of the State of New York (the "Department") on the Closing Date (as defined in Section 10.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

  2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 906 of the NYBCL.

  2.4 Conversion of Company Common Stock.

  (a) At the Effective Time, subject to Section 3.2(e) hereof, each share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (x) held in the Company's treasury and (y) which are Dissenting Shares, as such term is defined in Section 2.4(c) hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares (the "Exchange Ratio") of the common stock, par value $1.5625 per share, of Parent ("Parent Common Stock"), determined by dividing the Final Per Share Merger Price by the Average Closing Price (as defined below); provided, however, that subject to the provisions of Section 9.1(g) hereof, for purposes of calculating the Exchange Ratio pursuant to this Section 2.4(a), notwithstanding the actual amount of the Average Closing Price, in no event shall the Average Closing Price utilized in making such calculation be less than $39.31 nor more than $53.19. As used herein, the term "Average Closing Price" means the average closing sales price per share of Parent Common Stock on the New York Stock Exchange ("NYSE") (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the 20 consecutive NYSE trading days (the "Valuation Period") ending on the fifth NYSE trading day prior to the date (the "Last Approval Date") on which the last of the approval of the Federal Reserve Board under the BHC Act and the FRA and the approval of the OTS under HOLA, as required to consummate the transactions contemplated by this Agreement, is obtained. The Exchange Ratio shall be rounded to four significant decimal places (i.e., to the ten-thousandth, for example 1.1234). All of the shares of Company Common Stock converted into Parent Common Stock pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 2.4(a) and
Section 3.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 3.2 hereof, without any interest thereon. If prior to the Effective Time, Parent should split or combine its common stock, or pay a dividend or other distribution payable in such common stock, then the Exchange Ratio and the minimum and maximum Average Closing Prices set forth in the proviso to the first sentence of this Section 2.4(a), shall be appropriately adjusted to reflect such split, combination, dividend or distribution. Parent shall notify the Company by the close of business on the Last Approval Date, that such date has occurred.

  (b) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries shall become treasury stock of Parent.

  (c) For the purposes of this Agreement, "Dissenting Shares" shall refer to those shares of Company Common Stock owned by stockholders (i) who, pursuant to the NYBCL, file with the Company at or prior to the meeting of the Company's stockholders referred to in Section 7.3 hereof written objection to the Merger,
(ii) whose shares are not voted in favor of the Merger, and (iii) who comply with the notice and other provisions of Section 623 of the NYBCL. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive, or be exchangeable for, Parent Common Stock and cash in lieu of fractional shares, and instead, the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 623 of the NYBCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver to the Surviving Corporation a written withdrawal of his objections to the Merger in accordance with Section 623 of the NYBCL (with the written approval of the Surviving Corporation, if required), (ii) if, after any holder or holders of Dissenting Shares fails to agree with the Surviving Corporation as to the fair value of his shares in accordance with Section 623 of the NYBCL, neither any such holder of Dissenting Shares nor the Surviving Corporation has instituted a proceeding demanding a determination of the value of all Dissenting Shares within the time provided in Section 623 of the NYBCL, or (iii) if a court shall determine that a holder of Dissenting Shares is not entitled to receive payment for such holder's shares, then such holder or holders (as the case may be) shall not have the right to receive payment of the fair value of such shares of Company Common Stock and each of such shares of Company Common Stock shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Parent Common Stock and cash in lieu of fractional shares (without any interest thereon) in accordance with the terms of this Agreement. Under this Agreement, the Company may elect to establish an "Escrow Account" solely for the purpose of and with an amount sufficient for satisfying the maximum aggregate payment that may be required to settle claims, if any, of holders of Dissenting Shares in accordance with Section 623 of the NYBCL. The Company may establish the Escrow Account only if done so (i) prior to the Effective Time and (ii) with funds supplied solely by the Company. On satisfaction of all claims with respect to Dissenting Shares, the remaining amount, augmented by income earned thereon and reduced by payment of the fees and expenses of the escrow agent, will be transferred to BAFSB or its successor.

  2.5 Calculation of Merger Price. The "Estimated Merger Price" shall mean $117,940,758. The "Final Merger Price" shall mean the sum of the (i) Estimated Merger Price, (ii) the Purchase Price Adjustment and (iii) the Net ANCMC Amount. The "Final Per Share Merger Price" shall mean the amount obtained by dividing (x) the sum of the Final Merger Price by (y) the sum of the total number of shares of Company Common Stock outstanding (excluding treasury shares) immediately prior to the Effective Time and the total number of shares of Company Common Stock which, immediately prior to the Effective Time and prior to the cancellation of Company Options pursuant to Section 2.9 hereof, are issuable pursuant to the exercise of Company Options.

  2.6 Adjustments to Estimated Merger Price. The Estimated Merger Price shall be adjusted as follows:

  (a) Valuation Date Portfolio. The Estimated Merger Price shall be (i) increased by an amount equal to the Servicing Value of all Mortgage Loans included in the Valuation Date Portfolio which were not included in the Base Portfolio; (ii) decreased by an amount equal to the reduction between May 31, 1994 and the Valuation Date in the Servicing Value of the Mortgage Loans which were included in the Base Portfolio; (iii) increased or decreased, as the case may be, by an amount equal to the decrease or increase, respectively, between May 31, 1994 and the Valuation Date in the Servicing Value of all Excluded Loans; (iv) decreased by an amount equal to the Servicing Value of any REO included in the Valuation Date Portfolio; (v) increased or decreased, as the case may be, by an amount equal to the decrease or increase, respectively, between May 31, 1994 and the Valuation Date in the Servicing Value of all Investment Loans; and (vi) decreased by an amount equal to the aggregate Servicing Value of all Mortgage Loans included in the Valuation Data Portfolio subserviced, serviced or Master Serviced by the Company or any of its Subsidiaries pursuant to any Mortgage Servicing Agreements listed on Section 2.6(a)(vi) of the Disclosure Schedule. Attached
Exhibit 2.6(a) sets forth (X) the Servicing Value of all Mortgage Loans included in the Base Portfolio; (Y) the Servicing Value of all Excluded Loans as of May 31, 1994; and (Z) the Servicing Value of all Investment Loans as of May 31, 1994.

  (b) Adjusted Equity. The Estimated Merger Price shall be (i) increased by the amount, if any, by which the Adjusted Equity exceeds $28,804,547 or (ii) decreased by the amount, if any, by which $28,804,547 exceeds the Adjusted Equity.

  (c) Adjustment for Net Gain or Loss on Rate-Locked Pipeline Loans and Investor Commitments. The Estimated Merger Price shall be increased or decreased, as the case may be, by an amount equal to the amount by which the aggregate net after-tax gain or loss on (i) Pipeline Loans that are Rate-Locked Loans, (ii) all of the Investor Commitments, (iii) Pipeline Loans that are not Rate-Locked Loans, and (iv) Mortgage Loans which, as of the Valuation Date, were Warehouse Loans, is greater or less than $1,313,556. For purposes of this
Section 2.6(c), the gain or loss on each such Rate-Locked Loan, Investor Commitment, Pipeline Loan that is not a Rate-Locked Loan, and Mortgage Loan which, as of the Valuation Date, was a Warehouse Loan, shall be determined as of the Valuation Date in accordance with the provisions of Exhibit 2.6(c).

  (d) Post Valuation Date Adjustment. The Estimated Merger Price shall be decreased by the Post Valuation Date Adjustment.

  (e) Net Adjustment. The adjustments to the Estimated Merger Price described in paragraphs (a) through (d) shall be netted, such that there shall be determined an aggregate increase or decrease in the Estimated Merger Price. Such aggregate increase or decrease is referred to herein as the "Purchase Price Adjustment." Notwithstanding anything to the contrary contained herein, in the event the aggregate increase or decrease to the Estimated Merger Price described in paragraphs (a) through (d) above shall be equal to or less than $2.0 million, the Purchase Price Adjustment shall be equal to zero (0).

  2.7 Closing Adjustment Documents.

  (a) As soon as reasonably practicable following the Valuation Date, and in no event more than 15 days thereafter, the Company shall prepare and deliver to Parent (i) an unaudited consolidated balance sheet of the Company as of the Valuation Date (the "Valuation Date Balance Sheet"), which Valuation Date Balance Sheet shall be prepared in accordance with GAAP consistent with the accounting principles used in the preparation of the Balance Sheet, (ii) a schedule calculating the amount of the Adjusted Equity, (iii) a schedule of the unpaid principal balance of the Mortgage Loans in the Valuation Date Portfolio, by category, (iv) a schedule of the Excluded Loans, by category, (v) a schedule of all REO, (vi) a schedule calculating the Net ANCMC Amount, (vii) a schedule setting forth, in reasonable detail, the gain or loss, as of the Valuation Date, on all Rate-Locked Loans, Investor Commitments, Warehouse Loans and Pipeline Loans that are not Rate-Locked Loans and (viii) a schedule setting forth in reasonable detail the calculations contemplated by Sections 2.5 and
2.6 above (collectively, the "Closing Adjustment Documents"). The parties shall cooperate in the preparation of the Closing Adjustment Documents in accordance with this Section 2.7. Without limiting the generality of the foregoing, the Company shall provide Parent and its designees with reasonable access to the books, records, personnel and representatives of the Company and its Subsidiaries and such other information as Parent may require with respect to the resolution of any Disagreement (as defined below).

  (b) Within five days after delivery of the Closing Adjustment Documents to Parent, Parent may dispute all or any portion of the Closing Adjustment Documents by giving written notice (a "Notice of Disagreement") to the Company setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Disagreement"). The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If Parent does not give a Notice of a

Disagreement in accordance with the provisions of the first sentence of this paragraph (b) within the five day period set forth therein, Parent shall be deemed to have irrevocably accepted the Closing Adjustment Documents in the form delivered to Parent by the Company.

  (c) If Parent shall deliver a Notice of Disagreement and the Company shall not dispute all or any portion of such Notice of Disagreement by giving written notice to Parent setting forth in reasonable detail the basis for such dispute within three business days following the delivery of such Notice of Disagreement, the Company shall be deemed to have irrevocably accepted the Closing Adjustment Documents as modified in the manner described in the Notice of Disagreement. If the Company disputes all or any portion of the Notice of Disagreement within the three business day period described in the previous sentence, and within two days following the delivery to Parent of the notice of such dispute Parent and the Company do not resolve the Disagreement, such Disagreement shall be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement. If the Company and Parent do not immediately agree on the selection of an Independent Accounting Firm, their respective independent public accountants shall immediately select such firm. The determinations of such firm with respect to any Disagreement shall be final and binding upon the parties and the amount so determined shall be used to complete the final Closing Adjustment Documents. Each party hereto shall use all reasonable efforts to cause the Independent Accounting Firm to render its determination as soon as practicable after referral of the Disagreement to such firm, and in any event prior to the Closing Date, and each shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and its Subsidiaries and such other information as such firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph (c) or paragraph (d) below shall be shared equally by Parent and Company and the portion of such fees and expenses to be borne by the Company shall be included in the Post Valuation Date Adjustment. Notwithstanding anything to the contrary contained herein, the balance of the Valuation Date Portfolio reflected in the Closing Adjustment Documents shall be increased to reflect Mortgage Loans for which a consent or waiver of the type contemplated by the definition of Non-Consenting Mortgage Loan contained herein has been obtained subsequent to the date the Closing Adjustment Documents are delivered by the Company to Parent and prior to the tenth day immediately preceding the Closing Date.

  (d) Nine days prior to the Closing Date, the Company shall prepare and deliver to Parent a schedule calculating the Post Valuation Date Adjustment (the "Post Valuation Date Adjustment Document"). The parties shall cooperate in the preparation of the Post Valuation Date Adjustment Document in accordance with this Section 2.7. Without limiting the generality of the foregoing, the Company shall provide Parent and its designees with reasonable access to the books, records, personnel and representatives of the Company and its Subsidiaries and such other information as Parent may require with respect to the resolution of any disagreement regarding the Post Valuation Date Adjustment. If Parent disputes all or any portion of the Post Valuation Date Adjustment Document by giving written notice to the Company setting forth in reasonable detail the basis for any such dispute within two business days after the receipt of the Post Valuation Date Adjustment Document, such dispute shall be referred to the Independent Accounting Firm for a resolution of such dispute in accordance with the terms of this Agreement. If Parent does not give notice of a dispute in accordance with the preceding sentence within such two business day period, Parent shall be deemed to have irrevocably accepted the Post Valuation Date Adjustment Document in the form delivered to Parent by the Company. The determination of such firm with respect to any such dispute shall be final and binding upon the parties and the amount so determined shall be used to complete the final Post Valuation Date Adjustment Document. Each party hereto shall use all reasonable efforts to cause the Independent Accounting Firm to render its determination as soon as practicable after referral of the dispute to such firm, and in any event prior to the Closing Date, and each shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and its Subsidiaries and such other information as such firm may require in order to render its determination.

  2.8 Conversion of Merger Sub Common Stock. Each of the shares of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of Parent, become and be converted into one share of Company Common Stock.

  2.9 Options; Restricted Stock.

  (a) At the Effective Time, each option to purchase Company Common Stock (each a "Company Option") issued pursuant to the Company's 1992 Stock Incentive Plan or the Company's Stock Option Plan for Non-Employee Directors (the "Company Option Plans") which is outstanding at the Effective Time, whether or not vested as of the date hereof, shall terminate effective as of the Effective Time and each holder of any such Company Option thereunder shall be entitled to receive from BAFSB, for each share of the Company Common Stock subject to such Company Option, shares of Parent Common Stock in cancellation thereof with a value equal to the excess, if any, of the Final Per Share Merger Price over the per share exercise price of such Company Option; provided that the value of the Parent Common Stock shall be calculated based on the Average Closing Price. Documents previously evidencing the Company Options shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such documents in accordance with Section 3.2 hereof, without any interest thereon. The Company shall obtain waivers from all holders of options issued under the Company Stock Option Plan for Non-Employee Directors to any rights they may have to require the Company to repurchase such options after the Valuation Date and any such repurchases or demands for repurchases prior to the Valuation Date shall be accrued and reflected on the Valuation Date Balance Sheet.

  (b) All restrictions applicable to any outstanding shares of restricted stock granted pursuant to the Company's 1992 Stock Incentive Plan ("Restricted Stock") shall lapse and such Restricted Stock shall become fully vested as of the date of stockholder approval of this Agreement in accordance with Section 8.1(a) hereof. At the Effective Time, each share of Restricted Stock shall be converted into shares of Parent Common Stock and cash in lieu of fractional shares in the manner contemplated by Section 2.4.

  (c) Except with respect to the obligations of the parties as provided herein or as otherwise agreed to by the parties, (i) the provisions of the Company Option Plans and any other plan, program or arrangement pursuant to which the Company or any of its Subsidiaries may, or may be required to, issue Company Common Stock or compensation based on the Company Common Stock, shall be amended or deleted as of the Effective Time, and (ii) assuming compliance by BAFSB with its obligations under this Section 2.9, the Company shall ensure that following the Effective Time no holder of Company Options or any participant in any Company Option Plan shall have any right thereunder to acquire any equity securities of the Company or any of its Subsidiaries.

  2.10 Certificate of Incorporation. Effective as of the Effective Time, the Certificate of Incorporation of the Company shall be amended in its entirety to conform to the form of the Certificate of Incorporation of Merger Sub (other than with respect to the name of the Surviving Corporation), as in effect at the Effective Time, and such amended Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation.

  2.11 By-Laws. The By-Laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

  2.12 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

  2.13 Subsequent Liquidations. The parties acknowledge that, immediately following the Closing Date, Parent and BAFSB plan to cause first the Company and then each of the Company's Subsidiaries (i) to adopt plans of liquidation (each of which shall be a plan of complete liquidation and dissolution for purposes of Sections 332 and 337 of the Code) and (ii) to transfer all of its respective assets, employees and certain of their respective liabilities to BAFSB and that, within the time provided by Section 332 of the Code, the Company and such Subsidiaries will be dissolved (collectively, excluding the Merger, the "Liquidation") following which articles of dissolution will be filed with the Department in accordance with
Article X of the NYBCL. For purposes of this Agreement, all references to "the transactions contemplated hereby" or "the transactions contemplated by this Agreement" shall be deemed to refer both to the Merger and to the Liquidation.

  2.14 Tax Consequences. It is intended that the transactions contemplated by this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

  2.15 Pooling-of-Interests. It is intended that the transactions contemplated by this Agreement shall be accounted for as a pooling-of-interests pursuant to Opinion No. 16 of the Accounting Principles Board. Each of Parent and the Company agrees to use, and to cause its respective Subsidiaries to use, all reasonable efforts to permit the transactions to be accounted for as a pooling-of-interests under Opinion No. 16 of the Accounting Principles Board.

                                  ARTICLE III

                               Exchange of Shares

  3.1 Parent and BAFSB to Make Shares Available. At or prior to the Effective Time, Parent and BAFSB shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) selected by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Certificates and Company Options, respectively, for exchange in accordance with this Article III, certificates representing the shares Of Parent Common Stock and the cash in lieu of fractional shares to be issued pursuant to Section 2.4 and 2.9 and paid pursuant to Section 3.2(a) in exchange for outstanding shares of Company Common Stock and Company Options, respectively (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"); provided, however, that notwithstanding any other provision of this Agreement neither Parent nor BAFSB shall deposit cash with the Exchange Agent with respect to fractional shares unless and until Certificates or Company Options, respectively, and the required transmittal materials pursuant to this Article III shall have been received in proper form by the Exchange Agent.

  3.2 Exchange of Shares and Company Options. (a) As soon as practicable after the Effective Time, and in no event later than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates or Company Options a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Company Options shall pass, only upon delivery of the Certificates or Company Options to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Company Options in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates or Company Options shall have been converted pursuant to this Agreement. Parent and BAFSB shall provide to the Company a form of both the letter of transmittal and the instructions at least seven NYSE trading days prior to the Closing Date and allow the Company to provide reasonable comments thereon. Upon surrender of a Certificate or Company Option for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate or Company Option shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock or Company Option shall have become entitled pursuant to the provisions of Article II hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Company Option surrendered pursuant to the provisions of this Article III, and the Certificate or Company Option so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates or Company Options.

  (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate or Company Option until the holder thereof shall surrender such Certificate or Company Option in accordance with this Article III. After the surrender of a Certificate or Company Option in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate or Company Option.

  (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Company Option surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate or Company Option so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Parent) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Company Option surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time nor shall there be any issuance of Company Common Stock upon the exercise of any Company Options. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent or Company Options are presented to the Exchange Agent for exercise thereof, they shall be cancelled and exchanged for the certificates representing shares of Parent Common Stock and cash in lieu of fractional shares as provided in Article II hereof.

  (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or the Company Options, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Company. In lieu of the issuance of any such fractional share, Parent or BAFSB, as appropriate, shall pay to each former stockholder or optionholder, respectively, of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.4 or 2.9 hereof, respectively.

  (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders or optionholders of the Company for twelve months after the Effective Time shall be repaid to Parent or BAFSB, as appropriate. Any stockholders or optionholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent or BAFSB, respectively, for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock or Company Option such stockholder or optionholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, BAFSB, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Options for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (g) In the event any Certificate or Company Option shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Company Option to be lost, stolen or destroyed and, if required by Parent or BAFSB, as appropriate, the posting by such person of a bond in such amount as Parent or BAFSB may direct as indemnity against any claim that may be made against it with respect to such Certificate or Company Option, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate or Company Option the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE IV

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Parent, BAFSB and Merger Sub as follows:

  4.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and could not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. As used in this Agreement the term "Material Adverse Effect" means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) changes in law, rules or regulations generally applicable to mortgage banks, banks or their holding companies or (y) changes in GAAP. As used in this Agreement, the term "Subsidiary" when used with respect to any party means any corporation, partnership, joint venture or other association or organization, whether incorporated or unincorporated, in which a party, directly or indirectly, holds any equity or management interest or which is consolidated with such party for financial reporting purposes. The Certificate of Incorporation and By-Laws of the Company, copies of which are attached as Section 4.1(a) of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Disclosure Schedule"), are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

  (b) Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The articles of incorporation and by-laws or other organizational documents of each Company Subsidiary, copies of which are attached as Section 4.1(b) of the Disclosure Schedule, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

  4.2 Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of August 31, 1994, there were (x) 6,734,709 shares of Company Common Stock issued and outstanding (including vested and unvested Restricted Stock and 8,000 shares of Company Common Stock held in the Company's treasury), (y) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 483,751 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and (z) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, agreements preemptive rights or other rights of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Disclosure Schedule. Since June 30, 1994, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date.

  (b) Section 4.2(b) of the Disclosure Schedule sets forth a true and correct list of all of the Company's Subsidiaries as of the date of this Agreement. Except as set forth on Section 4.2(b) of the Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Company's Subsidiaries, free and clear of all Encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on Section 4.2(b) of the Disclosure Schedule, none of the Company's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, agreements, preemptive rights or other rights of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

  4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger
Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

  (b) Except as set forth in Section 4.3(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of the Company's Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

  4.4 Consents and Approvals. Except for (a) the approvals listed in Section
4.4 of the Disclosure Schedule (the "State Banking Approvals"), (b) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (c) the approval of this Agreement by the requisite vote of the stockholders of the Company, (d) the filing of the Certificate of Merger with the Department pursuant to the NYBCL, (e) the approval of each of FNMA, FHLMC, GNMA, FHA, HUD and VA, and (f) such filings, authorizations, permits, authorizations or approvals as may be set forth in Section 4.4 of the Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or consents, authorizations or approvals of any third party (including under any Company Contract) are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

  4.5 Financial Statements. (a) Attached as Section 4.5 of the Disclosure Schedule are copies of the consolidated balance sheets of the Company and its Subsidiaries as of May 31, 1994 and as of February 28, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the quarter ended May 31, 1994 as reported in the Company's Quarterly Report on Form 10-Q and for the fiscal years 1992 through 1994, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1994 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case (other than as of and for the quarter ended May 31, 1994) accompanied by the audit report of Kenneth Leventhal & Company, independent public accountants with respect to the Company. The May 31, 1994 consolidated balance sheet of the Company (including the related notes, where applicable) (the "Balance Sheet") fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.2(c) hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 7.2(c) hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.2(c) hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. All changes in accounting methods reflected in the financial statements referred to in this Section 4.5 and Section 7.2(c) and all adjustments resulting from such changes were made in accordance with GAAP. The transactions and other revenues reflected on such financial statements and the books and records of the Company and its Subsidiaries represent valid, bona fide transactions which have arisen from the business of the Company and its Subsidiaries.

  (b) The Company and each of its Subsidiaries maintains books and records which accurately and validly reflect their respective transactions in reasonable detail, and maintains accounting controls, policies and procedures, sufficient to insure that such transactions are (i) executed in accordance with its management's general or specific authorization and (ii) recorded in accordance with GAAP, applicable law and Regulations, and that the documentation pertaining thereto is retained, protected and duplicated in accordance with applicable law and Regulations and prudent business practices.

  (c) The minute books of the Company and each of its Subsidiaries contain accurate and complete records of all corporate actions of their respective shareholders and Boards of Directors.

  4.6 Broker's Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Goldman Sachs & Co. ("Goldman") in accordance with the terms of a letter agreement dated April 26, 1994 between Goldman and the Company, a true, complete and correct copy of which has been previously made available by the Company to Parent.

  4.7 Absence of Certain Changes or Events. (a) Except as may be set forth in
Section 4.7(a) of the Disclosure Schedule or as disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1994, since May 31, 1994, (i) there has been no change in the business of the Company or any of its Subsidiaries, or any occurrence, development or event of any nature, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) neither the Company nor any Subsidiary thereof has taken any action which would have been prohibited by
Section 6.1 hereof (other than paragraph (e) thereof) had it been in effect on the date of such action.

  (b) Except as set forth in Section 4.7(b) of the Disclosure Schedule, since May 31, 1994, the Company and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

  (c) Except as set forth in Section 4.7(c) of the Disclosure Schedule or as specifically permitted by this Agreement, since May 31, 1994, neither the Company nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, rate of compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of May 31, 1994, entered into any employment agreement, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1993 and 1994 or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

  4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Disclosure Schedule, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, or against or otherwise involving, directly or indirectly, any current or former officer, director, employee or agent of the Company or any of its Subsidiaries (in connection with such officer's, director's, employee's or agent's activities on behalf of the Company or any of its Subsidiaries or that otherwise relate, directly or indirectly to the Company or any of its Subsidiaries or properties or the securities or activities of any of them), including, without limitation, any derivative actions that have been requested, and any matters involving the Company's securities, or under or alleging violation of any applicable law respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements, unemployment insurance and related matters, or relating to alleged unfair labor practices (or the equivalent thereof under any applicable law) or relating to the right and ability to originate, purchase and sell FHA Loans or VA Loans, or to sell and service GNMA, FNMA and FHLMC mortgage loans and mortgage-backed securities, nor does the Company know of any material basis therefor. Except as otherwise disclosed in Section 4.8 of the Disclosure Schedule, as of the date of this Agreement there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

  4.9 Taxes and Tax Returns. (a) Except as may be reflected in Section 4.9 of the Disclosure Schedule, each of the Company and its Subsidiaries has duly filed all federal, state and local Tax Returns (as defined below) required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and has duly paid or otherwise made adequate provision for all material Taxes (as defined below) with respect to all periods and transactions occurring prior to Closing other than Taxes that are not yet due or are being contested in good faith (and which are set forth in Section 4.9 of the Disclosure Schedule). Except as may be reflected in Section 4.9 of the Disclosure Schedule, to the best of the Company's knowledge, there are no material disputes pending, or claims asserted, for Taxes with respect to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state or local income Tax Return for any period. Except as reflected in Section 4.9 of the Disclosure Schedule, the amounts withheld by the Company and its Subsidiaries from their employees for all periods ending prior to the date of this Agreement are in compliance in all material respects with the Tax withholding provisions of applicable Federal, state and local laws. Except as reflected in Section 4.9 of the Disclosure Schedule, there are no Tax liens upon any property or assets of the Company or its Subsidiaries except liens for current Taxes not yet due.

  (b) Except as set forth in Section 4.9 of the Disclosure Schedule: (1) neither Company nor any of its Subsidiaries has made any payments, is obligated to make any such payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any such payments that would not be deductible under Section 162(m) or Section 280G of the Code; (2) neither Company nor any of its Subsidiaries is a party to any Tax sharing agreement or has any continuing obligations under any prior Tax sharing agreement; and (3) neither Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a U.S. federal consolidated income Tax Return as to which Company was not the common parent.

  (c) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and the term "Tax Return" or "Tax Returns" means all reports, estimates, declarations of estimated tax, information statements and returns relating to or required to be filed in connection with any Tax, including information returns with respect to transactions with third parties.

  4.10 Employees Benefit Plans; ERISA.

  (a) The Company has delivered to Parent true and complete copies of all Plans (as defined below) to which the Company or any of its Subsidiaries is a party and in which any current or former officer, director, employee or agent of the Company or any of its Subsidiaries participates. All such Plans are listed in
Section 4.10(a) of the Disclosure Schedule. There are no Plans of the Company or any of its Subsidiaries which are not evidenced by such written documents. The term "Plan" shall include (i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, "cafeteria" benefits under Section 125 of the Code, health, welfare or incentive plan or agreement whether legally binding or not, including any post-employment benefits, (iii) any plan, agreement, contract, program, arrangement, or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs.

  (b) With respect to each Plan:

    (1) it has been administered in accordance with its terms and applicable laws and regulations, including ERISA and the Code;

    (2) no action, claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) or investigation by any Governmental Entity are pending or, to the best knowledge of the Company, threatened or imminent against or with respect to the Plan, the Company or any of its Subsidiaries which is participating (or who has participated) in any Plan or any fiduciary of the Plan; and

    (3) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code or any other applicable law and benefits listed in Section 4.10(b) of the Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, or (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA.

  (c) With respect to each Plan which is an employee benefit plan, as defined under Section 3(3) of ERISA:

    (1) no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred;

    (2) except as set forth in Section 4.10(c) of the Disclosure Schedule, all reports, forms and other documents required to be filed with any Governmental Entity or distributed to plan participants (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed (if applicable) and distributed (if applicable) and were accurate. The Company has made available to Parent copies of all such reports, forms and documents required to have been filed or distributed for the preceding three years;

    (3) no accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any Plan, whether or not waived.

  (d) Except as set forth in Section 4.10(d) of the Disclosure Schedule, each Plan that is intended to qualify under Section 401(a) of the Code and Section 501(a) of the Code and its related trust, if any, complies in form and in operation with Section 401(a) and 501(a) of the Code and has been determined by the Internal Revenue Service to so comply and nothing has since occurred to cause the loss of the Plan's qualification.

  (e) Neither the Company nor any of its Subsidiaries (i) has ever maintained or made any contributions to, (ii) has ever been a member of a controlled group which has maintained or contributed to, or (iii) has ever been under common control with an employer that maintained or contributed to any defined benefit pension plan subject to Title IV of ERISA, including a multiemployer plan as defined in Section 3(37) of ERISA.

  (f) All contributions to each Plan for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the date immediately preceding the Effective Time) will be made prior to the Effective Time by the Company in accordance with past practice and the recommended contribution in any applicable actuarial report.

  (g) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending before the Effective Time and have been paid as required under the policies for policy years or other applicable policy periods beginning on or before the Effective Time and ending on or after the Effective Time.

  (h) All expenses and liabilities relating to all of the Plans have been, and will on the Effective Time be, fully and properly accrued on the Company's or its Subsidiary's books and records and disclosed in accordance with generally accepted accounting principles and in Plan financial statements.

  4.11 SEC Reports. The Company has (a) previously made available to Parent an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since June 5, 1992 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Company Reports"), and (b) attached as Section 4.11 of the Disclosure Schedule an accurate and complete copy of all communications (other than those described in clause (a) above) mailed by the Company to its stockholders since January 1, 1992, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

  4.12 Company Information. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement and the registration statement on Form S-4 (the "S-4") of which the Proxy Statement will be included as a prospectus, or in any other document filed with the SEC or any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

  4.13 Compliance with Applicable Law. Except as disclosed in Section 4.13 of the Disclosure Schedule, the Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, Regulation, applicable law, statute, order, decree, injunction, rule, regulation, policy and/or guideline of any regulatory agency relating to the Company or any of its Subsidiaries or any of their respective properties, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violations of the above.

  4.14 Certain Contracts. (a) Except as set forth in Section 4.14(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any current or former officer or employee of the Company or any of its Subsidiaries; (iii) that provides for a penalty or other charge upon termination; (iv) which involves the payment of more than $20,000 per annum, or more than $50,000 for the remaining term of such agreement or which involved a lump sum payment of $50,000 or more; (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or the operations of the Company or any of its Subsidiaries in any geographic area; (vi) with or to a labor union or guild (including any collective bargaining agreement); (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (viii) in which the Company or any of its Subsidiaries is participating as a general partner, limited partner or joint venturer; (ix) existing as of the date of this Agreement, under which the Company or any of its Subsidiaries has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations) involving more than $25,000; (x) pursuant to which the Company or any of its Subsidiaries leases real property; (xi) between any officer, director or, to the knowledge of the Company, employee of the Company or any of its Subsidiaries or any holder, directly or indirectly, of more than 5% of the Company Common Stock known to the Company, or any of their respective Affiliates or family members or Affiliates of such family members (other than the Company or any of its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand; (xii) between the Company or any of its Subsidiaries and an insurance company which has authorized the Company or such Subsidiary to act as its representative in the sale, placement, writing or administration of insurance; (xiii) existing as of the date of this Agreement, which is an Investor Commitment; (xiv) which involves the ownership or licensing of software, hardware or the provision of data processing services;
(xv) with any correspondent or wholesale loan originator which governs the terms of such originator's relationship with the Company or any of its Subsidiaries; or (xvi) which is material to the business of the Company or any of its Subsidiaries which is not otherwise described in clauses (i) through
(xv) above. Attached to Section 4.14(a) of the Disclosure Schedule are true and correct copies of all of the agreements identified in Section 4.14(a) of the Disclosure Schedule which are in writing and to which the Company or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in Section 4.14(a) of the Disclosure Schedule, is referred to herein as a "Company Contract", and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above Company Contracts by any of the other parties thereto.

  (b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries have performed all material obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract or permit termination, modification, or acceleration against the Company or the Subsidiary which is a party to such Company Contract under the Company Contract applicable to it; (iv) the Company or its Subsidiary which is a party to such Company Contract has not repudiated or waived any material provision of any such Company Contract; and (v) all amounts due and payable by the Company or any of its Subsidiaries through the Closing Date have been or will be paid.

  4.15 Undisclosed Liabilities. Except (a) as set forth in Section 4.15 of the Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in its Form 10Q for the period ended May 31, 1994, (c) for liabilities incurred in the ordinary course of business after May 31, 1994 that are not fully accrued or reserved against on the Valuation Date Balance Sheet and which have not had nor could reasonably be expected to have, individually or in the aggregate, an adverse financial effect with respect to the Company and its Subsidiaries in excess of $500,000, and (d) liabilities that are fully accrued or reserved against on the Valuation Date Balance Sheet, neither the Company nor any of its Subsidiaries is subject to any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not required to be accrued or disclosed under SFAS No. 5).

  4.16 State Takeover Laws. The Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Kaufman Agreements, such that the provisions of Section 912 of the NYBCL and any other applicable state antitakeover statute will not, assuming the accuracy of the representations contained in Section 5.10 hereof, apply to this Agreement or any of the transactions contemplated hereby or the Kaufman Agreements.

  4.17 Base Portfolio. The information set forth in Section 4.17 of the Disclosure Schedule with respect to the Mortgage Loans in the Base Portfolio as of May 31, 1994, is true and correct. The parties acknowledge and agree that Parent has relied on Section 4.17 of the Disclosure Schedule in developing the Estimated Merger Price.

  4.18 Ownership of Property. The Company or one of its Subsidiaries, as the case may be, has good and marketable title to or a valid leasehold interest in all assets and properties, whether real or personal, tangible or intangible, reflected in the Balance Sheet or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since the date of the Balance Sheet), subject to no Encumbrances, except (i) as set forth in Section 4.18 of the Disclosure Schedule, (ii) for statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) liens and encumbrances on, and rights of redemptions with respect to, REO and (iv) such Encumbrances that do not in the aggregate materially detract from the value or interfere in any material respect with the use or operations of the assets and properties subject thereto. Except as set forth in Section 4.18 of the Disclosure Schedule, as of the date of this Agreement, the Company or one of its Subsidiaries, as the case may be, as lessee has the right under valid and subsisting leases to occupy, use, possess and control all property leased by any such party, as presently occupied, used, possessed and controlled by any such party and all rents and other amounts currently due thereunder have been paid; no waiver or indulgence or postponement of any obligation thereunder has been granted by any lessor or sublessor; the Company and its Subsidiaries have not entered into any sublease or assignment with respect to its interest in any such lease; and none of the Company or any of its Subsidiaries has received any notice that it has breached any term, condition or covenant of any such lease. Neither the Company nor any of its Subsidiaries owns any real property other than REO.

  4.19 Insurance. (a) Section 4.19(a) of the Disclosure Schedule sets forth, as of June 30, 1994, a list of (i) all policies of insurance maintained by the Company or any of its Subsidiaries with respect to the Company's and such Subsidiary's properties, assets, operations, business, employees or otherwise and (ii) each life insurance policy of which the Company or any of its Subsidiaries is the owner or beneficiary. Attached to Section 4.19 of the Disclosure Schedule are true and correct copies of each such insurance policy.

  (b) The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts normally insured against by companies of the same type and in the same line of business. All of the insurance policies, binders or bonds maintained by the Company or any of its Subsidiaries are in full force and effect; neither the Company nor any of its Subsidiaries is in default thereunder; all claims thereunder have been filed in due and timely fashion; and, except as set forth in Section 4.19(b) of the Disclosure Schedule, all such policies, binders and bonds will remain in full force and effect after the Effective Time, unaffected by the transactions contemplated hereby.

  (c) All insurance policies required by Investors, FHA or VA are in full force and effect.

  4.20 Mortgage Banking Licenses and Qualifications. The Company (to the extent applicable) and each of its Subsidiaries engaged in the business of originating or servicing loans (i) is qualified (A) by FHA as a mortgagee and servicer for FHA Loans, (B) by the VA as a lender and servicer for VA Loans, (C) by FNMA and FHLMC as a seller/servicer of first mortgages to FNMA and FHLMC and (D) by GNMA as an authorized issuer and servicer of GNMA-guaranteed mortgage-backed securities; and (ii) has all other certifications, authorizations, franchises, licenses, permits and other approvals (together with the items set forth in clause (i) above, the "Licenses") necessary to conduct its current mortgage banking business, and is in good standing under all applicable federal, state and local laws and regulations thereunder as a mortgage lender and servicer. Except as set forth in Section 4.20 of the Disclosure Schedule (such Section
4.20 to be delivered by the Company to Parent within fifteen (15) days after the date hereof), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will affect the validity of any License, and all such Licenses will remain in full force and effect immediately after the Closing Date and the consummation of the transactions contemplated hereby. The Company and each of its Subsidiaries has complied with all such Licenses, and the Company knows of no threatened suspension, cancellation or invalidation of, or penalties (including fines or refunds) under, any such License. Section 4.20 of the Disclosure Schedule sets forth a true and complete list of all Licenses.

  4.21 Loan Portfolio. The Company has previously delivered to Parent a tape (magnetic media) which sets forth the following true and correct information, as of July 31, 1994 with respect to each Mortgage Loan in the Mortgage Servicing Portfolio as of such date (other than those loans set forth in Section 4.21 of the Disclosure Schedule): (a) the loan number of each such Mortgage Loan, (b) the unpaid principal balance of each such Mortgage Loan, (c) the payment status of each such Mortgage Loan, (d) the monthly principal and interest payment for each such Mortgage Loan, (e) the monthly escrow payment for each such Mortgage Loan, (f) the interest rate of each such Mortgage Loan, and whether such rate is adjustable, and (g) the state in which the property securing each such Mortgage Loan is located. The tape (magnetic media) referred to in the preceding sentence does not include Mortgage Loans closed by correspondents or purchased by the

Company or any Company Subsidiary but not yet reflected on the Company's system. All information contained in such tape is true and correct as of such date in all material respects. Each Mortgage Loan is (i) evidenced by a note with such terms as are customary in the business, (ii) duly secured by a mortgage or deed of trust with such terms as are customary in the business and which grants the holder thereof a first priority lien on the subject property (including any improvements thereon), each such mortgage or deed of trust constituting a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) as a first lien subject only to taxes and assessments not yet delinquent as evidenced by a lender's title insurance policy, and is in full force and effect and (iii) accompanied by a hazard insurance policy (and a flood insurance policy where required under the terms of the Flood Disaster Protection Act) covering improvements on the premises subject to such mortgage or deed of trust, with a loss payee clause in favor of the Company or a Subsidiary of the Company or an assignee of the Company or such Subsidiary, such insurance policy covering such risks as are customarily insured against in accordance with industry practice and which are required to be insured against pursuant to Investor requirements. Each of the Company and each applicable Subsidiary of the Company has complied in all material respects with all of its obligations under the insurance policies described in the previous sentence.

  4.22 Enforceability. All Mortgage Loans are genuine, valid and binding obligations of the borrowers thereunder, have been duly executed by a borrower of legal capacity, are enforceable in accordance with their terms (except as enforcement thereof may be limited by (i) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), (ii) state laws requiring creditors to proceed against the collateral before pursuing the borrower, and (iii) state laws on deficiencies), and conform in all material respects to all applicable Regulations. Neither the operation of any of the terms of any Mortgage Loan, nor the exercise of any right thereunder, has rendered or will render the related mortgage or note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and, to the best knowledge of the Company, no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. The Loan Documents were in compliance with applicable Regulations and Agency, Investor and Insurer requirements upon origination of the underlying Mortgage Loan and are complete in all material respects. All insertions in any Loan Documents were correct when made. All required adjustments for those Mortgage Loans that are adjustable rate Mortgage Loans have been timely and properly made in accordance with the underlying Loan Documents and all such adjustments are recorded accurately and completely in the Loan Documents.

  4.23 Title to Certain Mortgage Loans; Mortgage Servicing Agreements. Except as set forth in Section 4.23 of the Disclosure Schedule:

  (a) All Mortgage Loans held in the Company's or any Company Subsidiary's account (whether or not for future sale or delivery to an Investor) are owned by the Company or such Subsidiary free and clear of any Encumbrance, except for any security interest held by the Company's lenders under the Warehouse Lines. Such Mortgage Loans have been duly recorded or submitted for recordation in due course in the appropriate filing office in the name of a Company Subsidiary as mortgagee. Neither the Company nor any Company Subsidiary has, with respect to any such Mortgage Loan, released any security therefor, except upon receipt of reasonable consideration for such release, or accepted prepayment of any such Mortgage Loan which has not been promptly applied to such Mortgage Loan.

  (b) All of the Mortgage Servicing Agreements and the rights created thereunder are owned by the Company or the appropriate Company Subsidiary free and clear of any Encumbrances, including without limitation the right to receive servicing fees, except for any security interests held by the Company's lenders under the Warehouse Lines.

  4.24 No Recourse. Except as set forth in Section 4.24 of the Disclosure Schedule and except with respect to VA No-Bids, neither the Company nor any of its Subsidiaries is a party to: (i) any agreement or arrangement with (or otherwise obligated to) any Person, including an Investor or Insurer, to repurchase from any such Person (or effect any substitution with respect to) any Mortgage Loan, mortgaged property serviced for others, mortgage loan sold by the Company or any of its Subsidiaries with servicing released ("Servicing Released Loans") or mortgage loan the servicing rights with respect to which were sold on a bulk or flow basis by the Company or any of its Subsidiaries ("Servicing Sale Loan") or (ii) any agreement, arrangement or understanding to reimburse, indemnify, effect a substitution, "make whole" or hold harmless any Person or otherwise assume any liability with respect to any Loss suffered or incurred as a result of any default under or the foreclosure or sale of any Mortgage Loan, mortgaged property serviced for others, Servicing Released Loans or Servicing Sale Loans, except with respect to any of the Mortgage Loans, mortgaged property serviced for others, Servicing Released Loans or Servicing Sale Loans, described in clause (i) or (ii) above, insofar as (A) such obligation to repurchase, reimburse, indemnify, substitute, "make whole," hold harmless or otherwise assume liability is (x) based upon a breach by the Company or any of its Subsidiaries of a contractual representation, warranty or undertaking, or the misfeasance or malfeasance of the Company or any such Subsidiary, and not (y) based solely upon the default under or foreclosure or sale of any such Mortgage Loan, mortgaged property, Servicing Released Loan or Servicing Sale Loan without regard to the occurrence of any such breach, misfeasance or malfeasance or (B) the Company or any such Subsidiary incurs expenses such as legal fees in excess of the reimbursement limits, if any, set forth in the applicable Mortgage Servicing Agreement. For purposes of this Agreement, the term "Recourse Loan" means, with the exception of VA No-Bids, any Mortgage Loan, mortgaged property, Servicing Released Loan or Servicing Sale Loans, including those items identified in Section 4.24 of the Disclosure Schedule, under which the Company or any Company Subsidiary bears the risk of loss as described in the preceding sentence.

  4.25 Mortgage Servicing Agreements. Section 4.25 of the Disclosure Schedule contains a list of all Mortgage Servicing Agreements to which the Company or any of its Subsidiaries is a party as of the date hereof. Attached to Section
4.25 of the Disclosure Schedule are true and complete copies of all written Mortgage Servicing Agreements to which the Company or any of its Subsidiaries is a party as of the date hereof, and Section 4.25 of the Disclosure Schedule contains true and complete summaries of the material terms of all oral Mortgage Servicing Agreements to which the Company or any of its Subsidiaries is a party. The Mortgage Servicing Agreements and the Regulations set forth all the terms and conditions of the Company and any Company Subsidiary's rights against and obligations to the Agencies and Investors and, except as set forth in
Section 4.25 of the Disclosure Schedule, there are no written or oral agreements that modify or amend any such Mortgage Servicing Agreement in any material respect. All of the Mortgage Servicing Agreements are valid and binding obligations of the Company or the applicable Company Subsidiary and, to the best knowledge of the Company, all of the other parties thereto, are in full force and effect, and are enforceable in accordance with their terms, except as enforcement thereof may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth in Section 4.25 of the Disclosure Schedule, there is no default or breach under, or dispute regarding the material terms of, or to the best knowledge of the Company, claim of default or breach by any party under any such Mortgage Servicing Agreement, and, to the best knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by any party under any such Mortgage Servicing Agreement or would permit termination, modification or acceleration of any such Mortgage Servicing Agreement. To the Company's knowledge, no dispute exists with any Investor regarding the nature of their relationship with the Company and its Subsidiaries, the amount of remittances between the parties or any other material term of their agreement. There is no pending or, to the best knowledge of the Company or any of its Subsidiaries that is a party thereto, threatened, cancellation of any Mortgage Servicing Agreement, and neither the Company nor any of its Subsidiaries has received any notice to the effect that any Investor or Agency intends to cease doing business with the Company or any Company Subsidiary. Except as set forth in
Section 4.25 of the Disclosure Schedule, no sanctions or penalties have been imposed upon the Company or any Company Subsidiary subsequent to September 30, 1991, and no sanctions or penalties are currently outstanding, under any Mortgage Servicing Agreement or under any applicable Regulation.

  4.26 Compliance with Mortgage Banking Regulations.

  (a) Except as disclosed in Section 4.26(a) of the Disclosure Schedule, the Company and each of its Subsidiaries engaged in the business of originating or servicing loans and, with respect to each Mortgage Loan, each prior servicer and originator of any such loan, has been and is (including without limitation, with respect to (i) the ownership and operation of its properties and (ii) the documentation, underwriting, origination, purchase, assumption, modification, sale, pooling and servicing of Mortgage Loans by the Company and such Subsidiaries and such prior servicers and originators) in compliance with all Regulations, orders, writs, decrees, injunctions and other requirements of any court or Governmental Entities applicable to it, its properties and assets and its conduct of business (including, without limitation, (x) the rules, regulations and requirements of FHA, VA, FNMA, HUD, FHLMC and GNMA, (y) any applicable local, state or federal law or ordinance, and any regulations or orders issued thereunder, governing or pertaining to fair housing or unlawful discrimination in residential lending (including without limitation anti-redlining, equal credit opportunity, and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages, adjustable rate mortgage disclosures or consumer credit (including without limitation the federal Consumer Credit Protection Act, the federal Truth-in-Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act and (z) all applicable usury and interest limitations laws). Without limiting the generality of the foregoing, except as set forth in Section 4.26(a) of the Disclosure Schedule, each of the Company and each such Company Subsidiary has been and is in compliance in all material respects with all servicer and other requirements of the FHA, VA, FNMA, FHLMC, GNMA, Investors and any Insurer (including, without limitation, any applicable net worth requirements) which are applicable to it, and all applicable underwriting standards of such Agencies, Investors or Insurers, and each correspondent or broker from whom the Company or a Company Subsidiary has purchased FHA Loans or VA Loans had all FHA and VA approvals necessary to enable it to take applications and close FHA Loans and/or VA Loans.

  (b) Except as set forth in Section 4.26(b) of the Disclosure Schedule, the Company and each Company Subsidiary, as the case may be, has timely filed, or will have timely filed by the Effective Time, all reports required to be filed by any Agency, Investor or Insurer or by any federal, state or municipal law, regulation or ordinance. Except as set forth in Section 4.26(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has done or failed to do, or has caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of the FHA, VA, FNMA, FHLMC, GNMA, HUD or any Investor, (ii) any FHA insurance or commitment of the FHA to insure, (iii) any VA guarantee or commitment of the VA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, (viii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by HUD, GNMA, FNMA, FHA, FHLMC, VA or private mortgage insurers, (ix) any surety or guaranty agreement or (x) any guaranty issued by GNMA to the Company or any Company Subsidiary respecting mortgage-backed securities issued or serviced by the Company or any Company Subsidiary and other like guaranties.

  (c) Except as set forth in Section 4.26(c) of the Disclosure Schedule, since September 30, 1991, no Agency, Investor or Insurer has (y) claimed that the Company or any Company Subsidiary has violated or not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any Company Subsidiary to an Investor or (z) imposed restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary. To the best knowledge of the Company, as of the date of this Agreement, there exist no facts or circumstances which would entitle an Investor or other Person to demand repurchase of a Mortgage Loan, Servicing Released Loan or Servicing Sale Loan or which would entitle an Insurer to demand indemnification from the Company or any Company Subsidiary, to cancel any mortgage insurance held for any such Subsidiary's benefit or to reduce any mortgage insurance benefits payable to the Company or any such Subsidiary, or would lead GNMA to require a letter of credit from the Company or any Company Subsidiary.

  4.27 Custodial Accounts. Each of the Company and its Subsidiaries so required has full power and authority to maintain escrow accounts ("Custodial Accounts") for certain of the Mortgage Loans, has established Custodial Accounts for all escrow deposits relating to Servicing Rights, and is the lawful fiduciary of all Custodial Accounts related to the Mortgage Loans. Such Custodial Accounts comply in all material respects with (i) all applicable Regulations (including without limitation Regulations governing the appropriate identification of such accounts and the calculation of the amount of the monthly payments for deposit into Custodial Accounts that mortgagors are required to make) and (ii) any terms of the Mortgage Loans (and Mortgage Servicing Agreements) relating thereto, and all such Custodial Accounts have been maintained in all material respects in accordance with usual and customary industry practice. The Custodial Accounts contain the amounts shown in the records of the Company or the appropriate Company Subsidiary, which amounts represent all monies received or advanced by the Company or such Company Subsidiary as required by the applicable Mortgage Servicing Agreements, less amounts remitted by or on behalf of the Company or such Company Subsidiary pursuant to applicable Mortgage Servicing Agreements, except for checks in process. Except as to payments that are past due under the terms of the applicable Loan Documents, all payments of principal and interest due and payable on the Mortgage Loans and all Custodial Account deposits for taxes, assessments, ground rents and fire or hazard insurance have been credited to, and are on deposit in, the appropriate Custodial Accounts. The Custodial Accounts do not have any material funding deficiency. Except as set forth in Section 4.27 of the Disclosure Schedule, the escrow analysis with respect to each Mortgage Loan has been completed for the most recent required date under applicable Regulations. Notification to the mortgagor of all payment adjustments resulting from such escrow analysis, annual statements of taxes and interest paid by the mortgagor and any other statement required by all applicable Regulations has been mailed by the Company or the appropriate Company Subsidiary or, to the Company's and such Subsidiary's knowledge, by the applicable servicer with respect to Master Serviced Loans. To the extent required by applicable Regulations, funds have been advanced by the Company or the appropriate Company Subsidiary or each servicer, as applicable, to each Custodial Account as necessary to timely make all scheduled escrow disbursements. As of the date of this Agreement, except as required by applicable Regulations, neither the Company nor any Company Subsidiary is required to pay interest on the Custodial Accounts. Subject to and in accordance with the applicable requirements pertaining generally to the type, size or capitalization of depository institutions qualified to hold such balances, of Investors, Insurers, Agencies or other Governmental Entities having jurisdiction, the Company and each of its Subsidiaries has the right and power to determine the financial institution in which the Custodial Accounts are held.

  4.28 Inquiries. Section 4.28 of the Disclosure Schedule contains a true and correct list of all of the audits, investigations, complaints and inquiries of the Company or any of its Subsidiaries by any Agency, Investor or private mortgage insurer or HUD commenced since September 30, 1991, the result of which audits and investigations claimed a material failure to comply with applicable Regulations and resulted in (i) a repurchase of Mortgage Loans, Servicing Released Loans or related mortgage properties by the Company or any Company Subsidiary, (ii) indemnification by the Company or any Company Subsidiary in connection with Mortgage Loans, Servicing Released Loans or related mortgage properties, (iii) rescission of an insurance or guaranty contract or agreement or (iv) payment of a penalty to an Agency, HUD, an Investor or Insurer. Except for customary ongoing quality control reviews, no such audit or investigation is pending or, to the best knowledge of the Company, threatened. The Company has made available to Parent copies of all written reports, letters and materials received or sent by the Company or a Company Subsidiary in connection with such audits, investigations, complaints and inquiries.

  4.29 Advances. Except as set forth in Section 4.29 of the Disclosure Schedule, there are no pooling, participation, servicing or other agreements to which the Company or any of its Subsidiaries is a party which obligate it to make advances with respect to defaulted or delinquent Mortgage Loans, other than as provided in GNMA, FNMA or FHLMC pooling and servicing agreements. Any Advances are valid and subsisting amounts owing to the Company or one of its Subsidiaries, subject to the terms of the applicable Mortgage Servicing Agreement, are carried on the books of the Company at values determined in accordance with GAAP and are not subject to setoffs or claims of the account debtor (other than those already accounted for) arising from acts or omissions of the Company or any of its Subsidiaries nor, to the knowledge of the Company, is any Investor insolvent or otherwise unable to repay any Advance as required by the pertinent Mortgage Servicing Agreement. Section 4.29 of the Disclosure Schedule accurately summarizes the Advances outstanding as of the date hereof. As used herein the term "Advances" shall mean amounts that, as of the Closing Date, have been advanced by the Company or any of its Subsidiaries in connection with servicing Mortgage Loans (including, without limitation, principal, interest, taxes and insurance premiums) and which are required or permitted to be paid by the Company or any of its Subsidiaries as the servicer of Mortgage Loans pursuant to applicable Investor requirements and the terms of the applicable Mortgage Servicing Agreements.

  4.30 Pool Certification. Each Mortgage Loan included in a Pool meets all eligibility requirements for inclusion in such Pool, in accordance with all applicable standards of eligibility for loan pooling. The Loan Documents for each Mortgage Loan contain or will contain, within the period required by applicable Investor Regulations, all items required by applicable Investor Regulations for the certification of Pools by the appropriate Investor, and such Pools will be in compliance with all applicable Investor requirements and guidelines, within the period required by applicable Investor Regulations. Except as set forth in Section 4.30 of the Disclosure Schedule, all Pools relating to the Mortgage Loans have been or will be, within the period required by applicable Investor Regulations, certified, finally certified and recertified (if required) in accordance with applicable Investor Regulations, and the securities backed by such Pools have been issued on uniform documents, promulgated in the applicable Investor guide without any material deviations therefrom. All Pools relating to the Mortgage Loans are or will be, within the period required by applicable Investor regulations, eligible for recertification by the appropriate custodian, and the Company will be responsible for curing any deficiencies that must be cured in order to obtain such recertification. The principal balance outstanding and owing on the Mortgage Loans in each Pool equals or exceeds the amount owing to the corresponding security holder of such Pool. To the extent that any Pools relating to Mortgage Loans are not eligible for final certification within the period required by applicable Investor regulations, the Company shall promptly take such action as is necessary to cure such deficiency and cause such Pools to be certified. No Mortgage Loan has been bought out of a Pool without approval of the appropriate Investor. Each Mortgage Loan included in a Pool satisfied the requirements of Section 3(a)(41)(A)(i) and (ii) of the Securities Exchange Act of 1934, as amended, so that interests in such Pools constitute "mortgage related securities" under Section 3(a)(41) of such Act.

  4.31 Environmental Protection.

  (a) Compliance with Environmental Laws. None of the Company, the Company's Subsidiaries or, to the best of the Company's knowledge, any Designated Property (as defined in Section 4.31(d) below) is or has been in violation of any federal, state or local law, ordinance or regulation concerning industrial hygiene or environmental conditions, including, but not limited to, soil and groundwater conditions ("Environmental Laws").

  (b) Reporting Requirement. Neither the Company nor any of the Company's Subsidiaries has reported any, or has had knowledge of any circumstances giving rise to any reporting requirement under applicable Environmental Laws as to any, spills or releases of any Hazardous Material with respect to said Designated Properties, nor have the Company or any of its Subsidiaries received any notices of spills or releases of Hazardous Materials with respect thereto.

  (c) Proceedings. There is no proceeding or investigation pending or, to the best knowledge of the Company, threatened by any Governmental Entity or other person with respect to the presence of Hazardous Material (as defined in Section 4.31(d) below) on the Designated Properties or the migration thereof from or to other property. Neither the Company nor any of its Subsidiaries has ever been required by any

Governmental Entity to treat, cleanup, or otherwise dispose, remove or neutralize any Hazardous Material from or on any Designated Property.

  (d) Hazardous Materials. To the best of the Company's knowledge, neither the Company nor any current or former Subsidiary of the Company (no representation is made as to former Subsidiaries for the period of time after they ceased to be Subsidiaries of the Company) has engaged in the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material on or from any Designated Property. To the best knowledge of the Company, no Person (other than the Company or any current or former Subsidiary of the Company) has engaged in the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material on or from any Designated Property. To the best of the Company's knowledge, no (i) presence, release, threatened release, discharge, spillage or migration of Hazardous Material, (ii) condition relating to Hazardous Materials that has resulted or could result in any use, ownership or transfer restriction, or (iii) condition of actual or potential nuisance or other condition relating to Hazardous Materials that could give rise to liability has occurred on or from any Designated Property. To the best of the Company's knowledge, no condition exists or has existed that would be reasonably likely to give rise to any suit, claim, action, proceeding or investigation by any Person or Governmental Entity against the Company, any of its Subsidiaries or any Designated Property as a result of or in connection with any (a) of the matters referred to in clause (i), (ii) or (iii) of the immediately preceding sentence, (b) other activities involving Hazardous Material, (c) failure to obtain any required permits or approvals of any Governmental Entity relating to environmental matters, (d) violation of any terms or conditions of such permits, or (e) other violation of applicable Environmental Laws. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or identified as hazardous, toxic or dangerous or otherwise regulated under any applicable Environmental Law as of the Closing Date; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. (S)(S) 2011 et. seq., provided, however, that the term does not include any substance, chemical, waste or other material contained in common household or residential waste. "Designated Property" shall mean any real property (w) which the Company or any current Subsidiary of the Company now owns or leases or owned or leased at any time prior to the date of this Agreement, (x) which any former Subsidiary of the Company owned or leased at any time when such former Subsidiary was a Subsidiary of the Company, (y) in which the Company or any current Subsidiary now holds or previously held any security interest, mortgage or other lien or interest or (z) in which any former Subsidiary held a security interest, mortgage or other lien or interest at any time when such former Subsidiary was a Subsidiary of the Company.

  (e) Condition of Property. To the best of the Company's knowledge, there are no substances or conditions in or on the Designated Property which may support a claim or cause of action under RCRA, CERCLA, or any other applicable Environmental Law.

  4.32 Intellectual Property. Section 4.32 of the Disclosure Schedule sets forth a list of all trademarks, service marks, trademark and service mark applications, trade names, copyrights and licenses presently owned or held by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has the right to use and continue to use such trademarks, service marks and trade names in the operation of their businesses. Neither the Company nor any of its Subsidiaries has received notice that it is infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any of its Subsidiaries used any confidential information or trade secrets owned or otherwise held by any other party, unless a valid license for such use is held by the Company or its Subsidiaries. Except as set forth in Section 4.32 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is engaging, nor has it been charged with engaging, in any kind of unfair or unlawful competition.

  4.33 Servicing Sales. Attached to Section 4.33 of the Company Disclosure Memorandum are true and correct copies of all agreements between the Company or any of its Subsidiaries and an Investor or other

Person with respect to Servicing Released Loans and Servicing Sale Loans. Except as set forth in Section 4.33 of the Disclosure Schedule, to the best of the Company's knowledge, there is no breach or violation of any representation, warranty, covenant or indemnity for which the Company or any of its Subsidiaries is directly or indirectly liable, made or given to any Investor or other Person in connection with the transfer of any Servicing Released Loan or Servicing Sale Loan to such Investor or other Person. To the best of the Company's knowledge, each material representation and warranty made by the Company or any of its Subsidiaries to any Person with respect to any Servicing Released Loan or Servicing Sale Loan in connection with the sale of such Servicing Released Loan or Servicing Sale Loan was and is accurate and complete in all respects. Each Servicing Released Loan and Servicing Sale Loan complied, at the time of sale, in all material respects with all Regulations.

  4.34 Physical Damage. Except as set forth in Section 4.34 of the Disclosure Schedule, there exists no physical damage to the Collateral or any REO from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage is not adequately insured against and would cause any Mortgage Loan to become delinquent or materially adversely affect the value or marketability of any Mortgage Loan, Servicing Right, REO or Collateral.

  4.35 Payment of Taxes, Insurance Premiums. Except as set forth in Section
4.35 of the Disclosure Schedule, the responsibilities of the Company, its Subsidiaries and all prior servicers and originators of the Mortgage Loans with respect to all applicable Taxes (including any tax reporting for any period ending prior to the Closing), special assessments, ground rents, flood insurance premiums, hazard insurance premiums and mortgage insurance premiums that are related to the Mortgage Loans and REO have been met.

  4.36 Tax Identification. Except as set forth in Section 4.36 of the Disclosure Schedule, all tax identifications contained in the Loan Documents are correct and complete in all respects, and property descriptions contained in any Loan Document are legally sufficient.

  4.37 Payoff. Except as set forth in Section 4.37 of the Disclosure Schedule, all payoff and assumption statements with respect to each Mortgage Loan provided by the Company or any of its Subsidiaries to borrowers or their agents were, at the time they were provided, complete and accurate. All such documents provided by the Company or its Subsidiary, as the case may be, were delivered, and any reconveyances were processed, in a manner and within the timeframes prescribed by applicable Regulations and Loan Documents.

  4.38 Marketability of Mortgage Loans. Except as set forth in Section 4.38 of the Disclosure Schedule, each Mortgage Loan owned by the Company or any of its Subsidiaries is either a Mortgage Loan which is or is eligible to be an FHA Loan or a VA Loan or which is or is eligible to be sold to FNMA or FHLMC, or is or will be in compliance with secondary mortgage market standards and salable in the ordinary course of business.

  4.39 Labor and Employment Matters. Except to the extent set forth in Section
4.39 of the Disclosure Schedule:

  (a) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable laws of the United States or of any state respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), any laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice;

  (b) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Company, threatened against or directly affecting the Company or any of its Subsidiaries;

  (c) no union representation question or union organizational activity exists respecting the employees of the Company or any of its Subsidiaries;

  (d) no collective bargaining agreement exists which is binding on the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries been a party to any collective bargaining agreement within the last ten (10) years;

  (e) neither the Company nor any of its Subsidiaries is [materially] delinquent in payments to any of its officers, directors, employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees or agents; and

  (f) in the event of termination of the employment of any of said officers, directors, employees or agents for any reason, neither the Surviving Company, any of its Subsidiaries, nor Parent will, pursuant to any agreement or by reason of anything done prior to the Closing Date by the Company or any of its Subsidiaries or predecessors, be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other benefits or similar payments, including without limitation, postemployment health care (other than pursuant to COBRA) or insurance benefits.

  (g) Except as listed in Section 4.39 of the Disclosure Schedule, all officers, directors, employees and consultants of the Company and its Subsidiaries are employed at will.

  4.40 Questionable Transactions. To the best knowledge of the Company, no officer, director, employee, agent or other representative of the Company or any of its Subsidiaries or any person acting on their behalf has made, directly or indirectly, any bribes, kickbacks, or political contributions with the Company or its Subsidiaries' funds, payments from the Company's or its Subsidiaries' funds not recorded on the Company's or its Subsidiaries' books and records, payments from the Company or its Subsidiaries' funds to governmental officials in their individual capacities or illegal payments from the Company or its Subsidiaries' funds to obtain or retain business either within the United States or abroad.

  4.41 Affiliated Party Transactions. Except as set forth in Section 4.41 of the Disclosure Schedule, no officer, director or, to the best knowledge of the Company, employee of the Company or any of its Subsidiaries or holder of more than 5% of the Company Common Stock known to the Company, or any of their respective family members or Affiliates (i) has any ownership interest directly or indirectly, in any competitor, supplier or customer of the Company or any of its Subsidiaries; (ii) has any outstanding loan or other extension of credit to or from the Company or any of its Subsidiaries; (iii) is a party to, or has any interest in, any contract or agreement with the Company or any of its Subsidiaries; or (iv) has engaged in any transaction with the Company or any of its Subsidiaries. Attached to Section 4.41 of the Disclosure Schedule are true and correct copies of each such written agreement described in clauses (ii) through (iv) of the preceding sentence.

  4.42 Supplements and Amendments. All information delivered to the Parent as part of the Disclosure Schedule or any supplement or amendment thereof pursuant to Section 7.11 is or will be true and correct as of the date when delivered.

                                   ARTICLE V

                    Representations and Warranties of Parent

  Parent hereby represents and warrants to the Company as follows:

  5.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and could not reasonably be expected to have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-Laws of Parent, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

  (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

  (c) BAFSB is a federal savings bank duly organized and in good standing under the laws of the United States.

  (d) The certificate of incorporation and by-laws of Merger Sub, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

  5.2 Capitalization. The authorized capital stock of Parent consists of 700,000,000 shares of Parent Common Stock and 70,000,000 shares of preferred stock ("Parent Preferred Stock"). At the close of business on September 1, 1994, there were 369,784,606 shares of Parent Common Stock and 50,185,457 shares of Parent Preferred Stock issued and outstanding, and 688,379 shares of Parent Common Stock held in Parent's treasury. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share ("Merger Sub Common Stock"), 100 of which are issued and outstanding and owned by BAFSB free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

  5.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

  (b) Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub. This Agreement has been approved by BAFSB as the sole stockholder of Merger Sub, and by the Board of Directors of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

  (c) BAFSB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of BAFSB, and no other corporate proceedings on the part of BAFSB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BAFSB and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of BAFSB, enforceable against BAFSB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

  (d) Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent, BAFSB or Merger Sub of the transactions contemplated hereby, nor compliance by Parent, BAFSB or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent or the Certificate of Incorporation, By-Laws or other governing documents of any of its Subsidiaries (including without limitation BAFSB and Merger Sub) or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Parent.

  5.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the FRA and approval of such applications and notices, (ii) the filing of applications and notices, as applicable, with the OTS under the HOLA and approval of such applications (including any required in connection with the delivery by BAFSB of shares of Parent Common Stock pursuant to Articles II and III hereof), (iii) the State Banking Approvals, (iv) the filing with the SEC of the Proxy Statement and the S-4, (v) the filing of the Certificate of Merger with the Department, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (vii) the approval of each of FNMA, FHLMC, GNMA, FHA, HUD and VA and any applicable State Agency, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent, BAFSB and Merger Sub of this Agreement or the consummation by Parent, BAFSB and Merger Sub of the Merger and the other transactions contemplated hereby, except for such third party consents the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or materially delay the consummation of the transactions contemplated hereby.

  5.5 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1992 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1991 through 1993, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of June 30, 1994 and June 30, 1993 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three-month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended June 30, 1994 filed with the SEC under the Exchange Act. The December 31, 1993 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.5 (including the related notes, where applicable) fairly present and the financial statements referred to in Section 7.2(d) hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.2(d) hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.2(d) hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

  5.6 Broker's Fees. Neither Parent, Merger Sub nor any Parent Subsidiary, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a financial advisory service fee to Salomon Brothers Inc.

  5.7 Absence of Certain Changes or Events. Except as disclosed in any Parent Report filed prior to the date of this Agreement, since June 30, 1994, there has been no change in the business of Parent or any of its Subsidiaries, or any occurrence, development or event of any nature, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

  5.8 Legal Proceedings. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries which is required to be disclosed by Parent in any Parent Report pursuant to Item 103 of Regulation S-K of the SEC, which has not been so disclosed.

  5.9 SEC Reports. Since January 1, 1992, no report, final registration statement or definitive proxy statement filed by the Parent with the SEC under the Securities Act or the Exchange Act (the "Parent Reports") and no communications mailed by Parent to its stockholders contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

  5.10 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  5.11 Ownership of Company Common Stock; Affiliates and Associates.

  (a) Other than pursuant to the Kaufman Agreements, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange
Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and other than any shares of Company Common Stock held by Parent or any of its Subsidiaries in respect of a debt previously contracted); and

  (b) Other than pursuant to the Kaufman Agreements, neither Parent nor any of its Subsidiaries is an "affiliate" (as such term is defined in Section 912(a)(1) of the NYBCL) or an "associate" (as such term is defined in Section 912(a)(3) of the NYBCL) of the Company.

                                   ARTICLE VI

                   Covenants Relating to Conduct of Business

  6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use its best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Parent the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

  (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

  (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Company Option Plans to the extent outstanding and in existence on the date of this Agreement and listed in Section 4.2 of the Disclosure Schedule, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Company Subsidiary;

  (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock pursuant to stock options granted pursuant to the Company Option Plans prior to the date of this Agreement and listed in Section 4.2 of the Disclosure Schedule, in each case in accordance with their present terms;

  (d) amend its Certificate of Incorporation, By-Laws or other similar governing documents;

  (e) authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its Subsidiaries to directly or indirectly solicit, initiate or encourage or take any other action to facilitate any inquiries relating to, or the making of any proposal which constitutes, or which may reasonably be expected to lead to, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company as reasonably determined by the Board of Directors after consultation with the Company's outside nationally recognized counsel, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide any third party with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that the Company may communicate the factual aspects of any such takeover proposal to its stockholders if, in the reasonable judgment of the Company's Board of Directors after consultation with the Company's outside national recognized counsel, such communication is required under applicable law. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement;

  (f) make any capital expenditures other than expenditures of $50,000 per occurrence and $250,000 in the aggregate in the ordinary course of business or as necessary to maintain existing assets in good repair;

  (g) other than the construction/permanent loan program recently initiated by Mortgage Bank, enter into any new line of business;

  (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business, which would be material, individually or in the aggregate, to the Company;

  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

  (j) change its methods of accounting in effect at May 31, 1994, except as required by mandatory changes in GAAP as concurred in by the Company's independent auditors;

  (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except for normal periodic increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the rate of compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of this Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or
(iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation, severance or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement; or (iv) enter into any employment, consulting, non-competition, retirement, parachute or indemnification agreement with any officer, director, employee or agent of the company or any of its Subsidiaries;

  (l) except as required by applicable law, take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as a tax free reorganization under Section 368 of the Code or from being accounted for as a pooling of interests under Opinion No. 16 of the Accounting Principles Board;

  (m) other than in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, or grant any mortgage or security interest in, or make any pledge of, or permit any lien or encumbrance to be placed on, any of its assets, properties or other rights or agreements; provided, however, that nothing contained herein shall permit the Company or any of its Subsidiaries to sell or acquire Servicing Rights (other than the acquisition of Servicing Rights in connection with the origination of mortgage loans) or to sell any Mortgage Loan on a servicing released basis; provided further that notwithstanding anything contained in this Section 6.1, the Company and its Subsidiaries may, without Parent's consent, (i) sell Investment Loans and (ii) sell Servicing Rights or Mortgage Loans on a servicing released basis to Investors on a "flow" basis in the ordinary course of business under Investor Agreements existing as of the date hereof, provided that the Company shall and shall cause its Subsidiaries to first offer Parent the right to buy such "flow" Servicing Rights or Mortgage Loans and shall cause its Subsidiaries to, sell such Servicing Rights or Mortgage Loans to Parent if Parent offers comparable or better terms than those offered by other prospective purchasers.

  (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

  (o) commit any act or omission which constitutes a material breach or default by the Company or any of its Subsidiaries under any Company Contract;

  (p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any Company Contract except that the Company may renew contracts, agreements, leases or licenses in the ordinary course of business;

  (q) fail to pay and discharge any of its obligations, bills or other liabilities as they become due, except to the extent that any such party is disputing the amounts thereof in good faith; or

  (r) except in response to competitive conditions in order to preserve the value of its franchise or in compliance with Regulations, materially alter or vary its methods or policies of (i) underwriting, pricing, originating, warehousing, selling or servicing, or buying or selling rights to service, mortgage loans, (ii) hedging (which term includes buying futures and forward commitments from financial institutions) its mortgage loan positions or commitments, and (iii) obtaining financing and credit;

  (s) terminate any Mortgage Servicing Agreement, except for Mortgage Servicing Agreements to which an Agency is not a party involving Mortgage Loans in the aggregate not to exceed $50,000,000, that are terminated in the ordinary course of business;

  (t) enter into any Mortgage Servicing Agreement with respect to a Recourse
Loan;

  (u) cancel any indebtedness or waive or compromise any rights having a value to the Company or any of its Subsidiaries of $10,000 or more, other than in the ordinary course of business;

  (v) terminate, cancel or amend any insurance coverage maintained by the Company or any of its Subsidiaries with respect to any assets of the Company or any of its Subsidiaries which is not replaced by an adequate amount of insurance coverage;

  (w) settle pending or threatened litigation in an amount, for any individual matter, exceeding $25,000;

  (x) enter into any new mandatory Investor Commitments, except in amounts and on terms consistent with past practices;

  (y) enter into any Investor Commitment with any Person that is not an Investor as of the date of this Agreement, other than Parent, any of its Affiliates, D&N Bank, FSB, The Green Point Savings Bank, The Roslyn Savings Bank, European American Bank, Barclays Bank, America Mortgage Corp., Commercial Federal Mortgage Corporation, Sovereign Bank, FSB, and Flushing Savings Bank, FSB;

  (z) enter into any forward commitment with GNMA which will extend beyond the Closing Date without Parent's consent as to the amount of such commitment based on consultation between Parent and the

Company with respect to the appropriate level of commitments to cover the projected level of Mortgage Loan originations and pipeline loans based on the business plans of the parties;

  (aa) agree to do any of the foregoing.

  6.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law.

                                  ARTICLE VII

                             Additional Agreements

  7.1 Regulatory Matters. (a) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its stockholders. Parent shall also use reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

  (b) Promptly following the execution of this Agreement, Parent shall use all reasonable efforts to file and obtain the filings and approvals identified in clauses (i), (ii), (iii)(with respect to Parent), (vi) and (vii) of Section 5.4 and all consents required from Agencies in connection with the transactions contemplated hereby.

  (c) Promptly following the execution of this Agreement, the Company shall use all reasonable efforts to file and obtain the filings and approvals identified in Section 4.4 hereof (other than those identified in Section 7.1(b) above and the State Banking Approvals), and to obtain (i) such other consents required from any Investor or other Person (other than an Agency) to avoid a breach of, default under, or right of termination of any Mortgage Servicing Agreement as a result of the consummation of the transactions contemplated hereby, in form and substance reasonably satisfactory to Parent; and (ii) all other consents, approvals, waivers and other actions required from any Person in connection with any Company Contracts or otherwise as a result of the consummation of the transactions contemplated hereby, in form and substance reasonably satisfactory to Parent.

  (d) The parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare, execute and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

  (e) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

  7.2 Access to Information.

  (a) During the period from the date hereof to the Effective Time, the Company and its Subsidiaries shall authorize and permit Parent and its representatives, accountants and counsel to have full and complete access to all of the properties, books, records, operating reports, audit reports, customer accounts and records, any reports of Governmental Entities and responses thereto, operating instructions and procedures (and all correspondence with Governmental Entities), Tax Returns, Tax settlement letters, financial statements and other financial information (including the work papers, information pertaining to passed adjustments and other information supporting such work papers used to audit the Financial Statements) and all other information with respect to the business, affairs, financial condition, assets and liabilities of the Company and its Subsidiaries, as Parent may from time to time request, to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and its Subsidiaries, with such third persons, including, without limitation, their directors, officers, employees, agents, accountants, attorneys, customers and creditors, as Parent considers necessary or appropriate for the purposes of familiarizing itself with the assets, liabilities, Mortgage Loans and business and operations of the Company and its Subsidiaries, determining compliance with any of the representations, warranties and covenants of the Company set forth herein (including Section 7.16 hereof), and obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement. In connection with such examination and access, Parent agrees to observe any confidentiality agreements known to it between the Company or its Subsidiaries and third parties related to such information. Parent shall also be authorized and permitted with the written consent of the Company, which will not be unreasonably withheld, to meet with the employees of the Company or any of its Subsidiaries. The information and access contemplated by this Section 7.2 shall be provided during normal business hours, upon reasonable written or oral notice and in such manner as will not unreasonably interfere with the conduct of the Company's or its Subsidiaries' businesses. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated March 14, 1994, between Parent and the Company.

  (b) For purposes of Parent's investigation pursuant to this Section 7.2, the Company and its Subsidiaries shall use their reasonable efforts to cause any service bureau, accountant, loan correspondent, third party servicer or other third party under contract to any of them to furnish, to Parent, and to its authorized representatives, full access to such party's premises and all of its books, records and properties, including, without limitation, all loan, investment, regulatory, financial, accounting, real estate, tax and property records and files relating to the operations of the Company and its Subsidiaries including, without limitation, all files, computer records and customer information necessary for the conversion after the Closing Date of all accounts, products and operating systems of the Company and its Subsidiaries to such systems as Parent may designate. The Company and its Subsidiaries shall use their reasonable efforts to cause any service bureau, accountant, third party servicer or other third party to provide adequate space and facilities and the cooperation of its personnel, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately. The Company and its Subsidiaries shall, upon request, provide Parent, and its authorized representatives, with reasonable access to any and all real and personal properties securing the Mortgage Loans, to the extent legally permissible. Any such investigation or examination pursuant to this Section 7.2, shall be at Parent's expense. Without limiting any of the foregoing, Parent and its authorized representatives, shall be specifically entitled to conduct (and the Company and its Subsidiaries shall use their reasonable efforts to enable them to conduct) tests of any matters as they deem appropriate, including environmental reviews, investigation and testing as to the presence of Hazardous Materials in or on any property leased by the Company or its Subsidiaries, or any property that secures any Mortgage Loan, subject in each case to restrictions under applicable law.

  (c) During the period from the date hereof through the Effective Time, the Company shall furnish to Parent (i) all reports filed by the Company or any Subsidiary thereof with the SEC pursuant to the Securities Act or the Exchange Act or any Governmental Entity promptly upon the filing thereof, (ii) a copy of each federal income tax return filed by the Company or any Subsidiary with the IRS and each state income tax or franchise tax return filed by the Company or any Subsidiary with any state taxing authority and (iii) monthly and other interim financial statements in the form prepared by the Company for its internal use.

  (d) During the period from the date hereof to the Effective Time, Parent will afford the Company, and its accountants, counsel and other representatives, reasonable access during normal business hours, to the properties, books, contracts, tax returns, commitments and records of Parent and its Subsidiaries and will furnish to the Company such information with respect to the assets and business of Parent and its Subsidiaries as the Company may from time to time reasonably request in connection with this Agreement and the transactions contemplated hereby. During the period from the date hereof through the Effective Time, Parent shall furnish to the Company copies of all Parent Reports promptly following the filing thereof.

  (e) Notwithstanding the foregoing provisions of this Section 7.2, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

  (f) All information furnished by Parent to the Company or its representatives pursuant hereto shall be treated as the sole property of Parent and, if the Merger shall not occur, the Company and its representatives shall return to Parent all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Company shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Company's possession prior to the disclosure thereof by Parent; (y) was then generally known to the public; or (z) was disclosed to the Company by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. The Company shall give Parent prompt notice prior to making any such disclosure so that the Parent may seek a protective order or other appropriate remedy prior to such disclosure. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Company is nonetheless, in the opinion of its counsel, compelled to disclose information concerning Parent to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Company may disclose such information to such tribunal or governmental body or agency without liability hereunder.

  7.3 Stockholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement. The Company will, through its Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board as reasonably determined by the Board after consultation with the Company's outside nationally recognized counsel, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement, and shall use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such stockholder approvals. The Company and Parent shall coordinate and cooperate with respect to the foregoing matters.

  7.4 Legal Conditions to Merger. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement including, without limitation, using their respective reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and to cause any of the conditions to closing hereunder which are to be satisfied by such party to be so satisfied, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is necessary or advisable to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. The Company, upon request, shall deliver to Parent such appropriate certifications or opinions by the Company's officers or counsel as Parent shall reasonably request under the circumstances.

  7.5 Listing of Shares. Parent shall use reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

  7.6 Affiliates. At least 40 days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to Parent prior to the Closing Date a written "Affiliates" agreement, in the form attached hereto as Exhibit 7.6.

  7.7 Amendments to Benefit Plans. The Company shall, and shall cause each of its Subsidiaries to, execute and deliver such instruments and take such other actions as Parent may reasonably require in order to cause the amendment or termination of the Plans listed on Section 4.10 of the Disclosure Schedule on terms satisfactory to Parent and effective as of the Effective Time. In addition, the Company agrees to amend each of its Plans which are intended to qualify under Section 401(a) of the Code prior to the Effective Time (and on a retroactive basis when required) to meet all of the requirements under the Code applicable to such plans as of the Effective Time. The Company agrees to permit Parent to review, upon request, such amendments prior to adoption. Following the Effective Time, the Surviving Corporation shall have the same legal rights and obligations, which Parent shall cause the Surviving Corporation to honor and shall cause the Company or any successor thereto to honor subject to the terms thereof, as the Company and its Subsidiaries arising under all employment, severance and other compensation agreements and arrangements existing prior to the execution of the Agreement, which are between the Company or one of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Disclosure Schedule. During the 12 months following the Closing Date, Parent shall cause the Surviving Corporation to provide severance to the employees, as of the Effective Time, of the Company and its Subsidiaries in amounts no less than the amounts that would be payable under Parent's then current severance program, as may be in effect from time to time (with such employees receiving credit for years of service with the Company and its Subsidiaries).

  7.8 Benefit Plans. The Company's employee benefit plans will remain in effect temporarily after the Effective Time. As soon as practicable after the Effective Time, the Company's employee benefit plans will be discontinued or merged into Parent plans and employees of the Company shall become eligible for the employee benefit plans of Parent on the same terms as such plans and benefits are generally offered from time to time to employees of Parent and its Subsidiaries in comparable positions with Parent and its Subsidiaries. Such employees shall be credited for the years of service with the Company and its affiliates under the employee benefit plans to be provided by Parent to such employees, to the same extent such service was recognized for similar plans of the Company. However, with respect to any pension benefit plan of Parent, such service will be counted only for purposes of vesting, eligibility for participation and early retirement and the rate of prospective benefit accrual.

  7.9 Indemnification.

  (a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (each, an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the full extent then permitted under New York law and by the Company's charter and by-laws as in effect on the date hereof; provided, however, that any rights to indemnification in respect of any claims asserted or made within such six-year period shall continue until the final disposition of such claim.

  (b) In the event Parent, Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and Surviving Corporation assume the obligations set forth in this Section 7.9.

  (c) Subject to the provisions of Section 7.13 hereof, the Company may obtain, at its option, a tail policy for directors' and officers' liability insurance with respect to claims arising out of actions or omissions occurring at or prior to the Effective Time.

  (d) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  7.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or BAFSB with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or any of the Company's Subsidiaries as contemplated hereby, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent. The Company agrees to, and to cause its Subsidiaries to, cooperate with Parent in order to consummate the Liquidation, and to take such actions and prepare and execute such documentation to be effective as of the Closing Date, as necessary or appropriate to vest in BAFSB good and valid title to the assets, Contracts and leasehold interests of the Company and its Subsidiaries so transferred (including, without limitation, assignment and assumption agreements and estoppel certificates from the Company's and its Subsidiaries' lessors and sublessor in form and substance reasonably satisfactory to Parent) and executed endorsements of notes and assignments of real property security interests in recordable form or otherwise to consummate the Liquidation or as directed by Parent to consummate the Liquidation.

  7.11 Advice of Changes. Parent and the Company shall promptly advise the other party of any change, occurrence or event which has had, or could reasonably be expected to have, a Material Adverse Effect on the Parent or the Company, respectively, or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Company or any of its Subsidiaries, and will keep Parent fully informed of such events. From time to time prior to the Effective Time (including on the dates five (5) NYSE Trading Days prior to the Valuation Date and the Closing Date), the Company will promptly supplement or amend the Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.2(a) hereof, or the compliance by the Company with the covenants set forth herein.

  7.12 ANCMC Sale. The Company shall use its reasonable efforts to enter into an agreement, on or before the Valuation Date, to sell, prior to the Effective Time, all of the outstanding shares of capital stock of ANCMC to a third party other than any of the Company's Subsidiaries, for a fixed price in cash. Such sale shall be accomplished by means of a public announcement immediately upon execution of this Agreement that the Company intends to sell ANCMC in connection with the transactions contemplated hereby, and the solicitation of bids from interested purchasers in an "auction"-type transaction. The Company shall sell ANCMC prior to the Effective Time to the party offering the highest cash price; provided that before any sale of ANCMC is consummated the Company shall have received an opinion of a nationally recognized investment banking firm as to the fairness from a financial point of view of the sales price to the Company and its stockholders, in form and substance reasonably acceptable to Parent. Ivan Kaufman will be allowed to submit a bid in the auction under the terms of this Section 7.12. The compensation arrangement for the investment banking firm rendering the fairness opinion shall not be contingent upon the consummation of the sale of the ANCMC stock. The terms of any such sale shall have been approved by a majority of the Company's independent directors and shall not impose any obligations on Parent or BAFSB, or any obligations on the Surviving Corporation or its Subsidiaries following the Effective Time. In connection with such sale, the Company shall, effective as of the time of the sale, (i) terminate any agreements between the Company or any of its Subsidiaries (other than ANCMC) and any third party that impose any obligation on the Surviving Corporation or its Subsidiaries with respect to the past or future operations of ANCMC (including any agreement with respect to providing, maintaining or guarantying the net worth of ANCMC) and (ii) amend the employment agreement between ANCMC and Michael Lucash to eliminate any obligation of the Surviving Corporation to issue shares to Michael Lucash upon exercise of his option under that agreement, in each case without penalty or other charge to the Company or any of its Subsidiaries (other than ANCMC).

  7.13 Valuation Date Accruals.

  (a) The Company shall accrue (to the extent not previously accrued) on its books and records effective not later than the Valuation Date the estimated amount of all expenses incurred or to be incurred by the Company or its subsidiaries in connection with the proposed sale of the Company and the transactions contemplated hereby (other than those described in Section 7.13(b)), including officers' and directors' insurance premiums, any costs related to general reductions in force and severance arrangements, in each case in connection with the consummation of the transactions contemplated hereby; provided, however, that nothing contained in this Agreement shall be deemed to require the Company to (x) effect any change in its operations, or any reduction in its workforce, in anticipation of BAFSB's or the Surviving Corporation's business plan following the consummation of the transactions contemplated hereby or (y) make any accruals on the Valuation Date Balance Sheet to reflect any of the matters described in clause (x) above; provided, further, however, that notwithstanding anything to the contrary contained herein, the Company may pay or agree to pay, up to an aggregate amount of $2.0 million in bonus payments (to persons disclosed to Parent prior to Closing) provided that the full amount of such payments are accrued on its books and records effective not later than the Valuation Date. All such amounts shall be accrued on the Valuation Date Balance Sheet in accordance with GAAP consistent with the accounting principles used in preparation of the Balance Sheet, as if the related expenses had been incurred prior to or on the Valuation Date.

  (b) At least three NYSE trading days prior to the Valuation Date, all attorneys, accountants, investment bankers and other advisors and agents for the Company and its Subsidiaries, including, without limitation, Kenneth Leventhal & Company, Skadden, Arps, Slate, Meagher & Flom, and Goldman, shall have submitted to the Company estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already accrued and paid. Based on such summary the Company shall accrue for purposes of Adjusted Equity, and shall cause its Subsidiaries to accrue, effective not later than the Valuation Date, the amount of such fees and expenses as calculated above, and shall cause all such advisors to release Parent and the Surviving Corporation from liability for any such fees and expenses in excess of such estimates; provided, however, that the terms of any such release from the Company's attorneys or accountants may provide that such parties may provide additional services to the

Company, and receive additional fees from the Company for the rendering of such services, if material disputes arise concerning the Closing Adjustment Documents or the terms of this Agreement (including, without limitation, any dispute concerning the satisfaction of the conditions set forth in Article VIII hereof); provided further, however, that the amount of fees and expenses payable by the Company and its Subsidiaries for such additional services shall be fully reflected in the final Post Valuation Date Adjustment Document and be included in the Post Valuation Date Adjustment.

  7.14 Termination of Affiliate Relationships. Prior to the Valuation Date, the Company and its Subsidiaries shall terminate all affiliated party transactions and arrangements listed on Section 7.14 of the Disclosure Schedule in such manner that the Surviving Corporation and its Subsidiaries shall have no obligations thereunder which shall survive the Effective Time. Any costs associated with such termination shall be accrued on the Company's books and records effective as of the Valuation Date.

  7.15 Certain Accounting Adjustments. If requested by Parent, the Company shall, to the extent consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform the Company's accounting and credit loss reserve practices and methods to those of Parent (as such practices and methods are to be applied from and after the Closing Date) and reflect Parent's plans with respect to the conduct of the Company's business following the Merger; provided, however, that the Company shall not be required to take such action unless (A) Parent, BAFSB and Merger Sub agree in writing that all conditions to their obligation to consummate the Merger set forth in Article VIII hereof have been satisfied or waived; and (B) the Company shall have received a written waiver by Parent, BAFSB and Merger Sub of their rights to terminate this Agreement, and (C) all of the conditions to the Company's obligation to consummate the Merger shall have been satisfied. Notwithstanding anything to the contrary contained in this Agreement, no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 7.15, or any other effect on the Company and its Subsidiaries resulting from the Company's compliance with this Section 7.15, shall (I) constitute or be deemed to be a breach or violation of, or failure to satisfy, any representation, warranty, covenant, condition or other provisions of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or (II) have any bearing on the amount of the Final Merger Price, the Final Per Share Merger Price or the calculation of Adjusted Equity.

  7.16 Operational Matters. The Company shall take any and all necessary or appropriate actions such that, on the Valuation Date: (i) all accounts of the Company and its Subsidiaries, including all clearing, disbursement, replacement check and escrow funding accounts, and Investor and Custodial Accounts shall be reconciled and any uncleared or uncorrected shortages shall be accrued on the Company's books and records in accordance with the Regulations (in all cases as of the first day of the month preceding the month in which the Valuation Date occurs); (ii) all foreclosure and escrow Advances with respect to Warehouse Loans and Investment Loans which are past due 180 days or more and REO shall be expensed on the Company's books and records; (iii) not more than thirty-four
(34) GNMA Pools shall lack final certification from the GNMA for more than sixteen (16) months from the date of issuance of the Pool, not more than nineteen (19) GNMA Pools shall lack such certification for more than eighteen
(18) months from the date of issuance of the Pool, and not more than twenty-eight (28) GNMA Pools shall lack such certification for more than seventeen
(17) months from the date of issuance of the Pool; (iv) it shall have reconciled the borrower tax records of the Company to the tax records of Transamerica Tax Service; (v) the aggregate principal balance of Mortgage Loans which are missing one or more Trailer Documents which are not Permitted Trailer Documents shall not exceed $500,000,000; (vi) the Company shall have implemented all recommendations as to operational and compliance improvements requested by Parent in writing prior to the date of this Agreement; (vii) the Company shall have instituted an automated system for "forced placing" homeowners insurance; and (viii) the Company shall have accrued in full on its books and records all amounts payable by the Company and its Subsidiaries at any time to Herman Held pursuant to the letter agreement between Mortgage Bank and Herman Held dated February 5, 1992. Subject to the specific provisions of this Agreement, all actions taken pursuant to this Section 7.16 shall be at the Company's sole cost and expense. In the event that Parent reasonably concludes that the provisions of this Section 7.16 will not be fully complied with by the date that is fifteen (15) days prior to the expected Valuation Date, the Company shall immediately implement a remediation plan prepared by Parent (which plan may include retention by the Company of third party consultants selected by Parent) and the projected cost of the implementation of such remediation plan shall be accrued in full by the Company on the Valuation Date Balance Sheet. The Company shall, and shall cause its Subsidiaries to, permit Parent and its representatives, accountants and counsel to have full and complete access to all documents and information of the Company and its Subsidiaries in accordance with Section 7.2 hereof, to determine the existence of any defect in any Trailer Document that would result in a Trailer Document Deduction. Parent must notify the Company within sixty
(60) days after the date of this Agreement, of any such defect for which a Trailer Document Deduction would apply. The Company shall have the opportunity to cure any such defect until the date ten (10) days prior to the Closing Date, and if so cured no Trailer Document Deduction will apply. If the parties dispute the existence, as of the date ten (10) days prior to the Closing Date, of such a defect with respect to a Trailer Document, such dispute shall be referred to the Independent Accounting Firm for a resolution of such dispute in accordance with the terms of this Agreement. The determination of such firm with respect to any such dispute shall be final and binding upon the parties.

  7.17 Consent of Optionholders. Within twenty-five (25) days after the date of this Agreement, the Company shall obtain the written consent, in form and substance reasonably satisfactory to Parent, of all holders of Company Options to the termination of such Company Options pursuant to the terms of Section 2.9(a) hereof.

  7.18 Subservicing Agreement. Immediately following the Closing, BAFSB shall enter into a subservicing agreement with Arbor Services Associates, L.P., under terms and conditions customary for such agreements and acceptable to BAFSB pursuant to which BAFSB will subservice mortgage loans for Arbor Services Associates, L.P. at a rate of $7.50 per Mortgage Loan plus ancillary charges and "junk" fees for a period beginning on the Closing Date and ending on the first to occur of six months after the Effective Time and the date BAFSB moves the servicing operations for the Mortgage Servicing Portfolio from the Company's current servicing center. Following the date hereof, BAFSB shall negotiate in good faith the remaining terms of such agreement.

  7.19 Tax Free Reorganization. Parent shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as a tax free reorganization under Section 368 of the Code.

  7.20 Mortgage Servicing Agreements. Within sixty (60) days after the date of this Agreement, the Company shall deliver to Parent a true and complete copy of all written Mortgage Servicing Agreements in its possession not attached to
Section 4.25 of the Disclosure Schedule as of the date hereof, or to the extent any such Mortgage Servicing Agreement is oral or not in the possession of the Company, a true and complete summary of the material terms of such Mortgage Servicing Agreement acknowledged in writing by the applicable Investor.

                                  ARTICLE VIII

                              Conditions Precedent

  8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon.

  (b) Listing of Shares. The shares of Parent Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  (c) Other Approvals. All approvals of Governmental Entities required in connection with the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all notices required to be filed with any Governmental Entity in connection with the transactions contemplated hereby shall have been filed, and all notice periods and waiting periods required by law in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

  (d) S-4. The S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

  8.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent, BAFSB and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this
Section 8.2(a), such representations and warranties (other than the representation and warranty set forth in Section 4.17 hereof) shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

  (c) Burdensome Conditions. All material conditions and requirements prescribed by applicable law and by the Requisite Regulatory Approvals to be satisfied by the Closing Date shall have been satisfied, and no Requisite Regulatory Approval shall have imposed any condition or requirement that is or would have become applicable to Parent or any Affiliate of Parent (including the Surviving Corporation or any of its Subsidiaries) after the Closing Date which Parent in its reasonable judgment determines would be materially burdensome upon the conduct of the business of Parent or any of its Affiliates or the business of the Company and its Subsidiaries, as such businesses have been conducted prior to the Closing Date or as said businesses are anticipated to be conducted after the Closing Date.

  (d) Litigation re Transaction. There shall be no pending or threatened actions or proceedings by any Governmental Entity (or determinations by any Governmental Entity) challenging or in any manner seeking to restrict or prohibit the transactions contemplated hereby.

  (e) Consents. The Company and Parent shall have received: (i) all consents required from all Agencies in connection with the transactions contemplated hereby, in form and substance reasonably satisfactory to Parent; (ii) such other consents required from any Investor or other Person (other than an Agency) such that the aggregate unpaid principal balance of the Non-Consenting Loans constituting part of the Private Servicing Portfolio as of the Valuation Date is equal to less than 40% of the aggregate unpaid principal balance of all Mortgage Loans in the Private Servicing Portfolio, as of the Valuation Date, in form and substance reasonably satisfactory to Parent; and (iii) all other consents, approvals, waivers and other actions required from any Person in connection with any Company Contracts or otherwise shall have been obtained in form and substance reasonably satisfactory to Parent, except where the failure to obtain such consents, approvals, and waivers and to take such other actions, has not had and could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, BAFSB or their Subsidiaries following the Closing Date. The Company shall have properly filed all notices with such Agencies, Investors and Persons which are required as a result of the transactions contemplated hereby.

  (f) Material Litigation. The suits, litigation, disputes, proceedings, claims, actions and investigations set forth (or which should have been set forth) in the supplements to Section 4.8 of the Disclosure Schedule delivered pursuant to Section 7.11 or which should have been listed in Section 4.8 of the Disclosure Schedule attached hereto, and which were not so listed, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

  (g) Legal Opinions. Parent shall have received (i) the opinion of Skadden, Arps, Slate, Meagher and Flom, counsel to the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.2(g)(i); (ii) the opinion of Walter K. Horn, general counsel of the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.2(g)(ii); and
(iii) the opinion of Meltzer, Lippe, Goldstein, Wolf, Schlissel & Sazel, or other counsel reasonably acceptable to Parent, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.2(g)(iii). As to any matter in such opinions which involves matters of fact or matters relating to laws other than federal securities or New York law, such counsel may rely upon the certificates of officers and directors of the Company and of public officials and opinions of local counsel, reasonably acceptable to Parent, provided a copy of such reliance opinion shall be attached as an exhibit to the opinion of such counsel.

  (h) Pooling. Ernst & Young shall have issued its written opinion, dated as of the Effective Time, in form and substance satisfactory to Parent in its sole discretion, advising that the transactions contemplated hereby may be properly accounted for as a pooling-of-interests; provided, however, that this condition shall be deemed to have been waived by Parent if Ernst & Young's inability to issue such an opinion is due to actions taken by Parent or any of its Affiliates other than those actions required under this Agreement or in connection with the transactions contemplated hereby.

  (i) Dissenters. The aggregate of (i) the cash value of the fractional share interests of Parent Common Stock to be paid in cash pursuant to Section 3.2(e), and (ii) the shares of Parent Common Stock which are Dissenting Shares and those shares held in the Company's treasury which were repurchased by the Company within two years of the anticipated Closing Date (valued as the product of (x) the number of such Dissenting Shares and treasury shares multiplied by
(y) the Exchange Ratio, multiplied by (z) the Average Closing Price), shall not exceed 10% of the Final Merger Price.

  (j) Final Purchase Price. The Final Purchase Price shall have been determined in accordance with Article II hereof.

  (k) Federal Tax Opinion. Parent shall have received from Morrison & Foerster, counsel to Parent, an opinion, in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and the Liquidation, as contemplated by this Agreement, will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate, may rely upon representations made in certificates of officers of the Company, Parent, Merger Sub, affiliates of the foregoing, and others.

  (l) Comfort Letter. On the effective date of the S-4 and the Closing Date, Parent shall have received a "comfort letter" from the Company's independent public accountants addressed to the Company and Parent, in form and substance reasonably acceptable to Parent and customary in scope and substance for letters delivered by independent public accountants in transactions such as those contemplated by this Agreement.

  (m) Affiliate Letters. Parent shall have received duly executed "Affiliates" agreements in accordance with Section 7.6 hereof, from all affiliates of the Company identified by the Company pursuant to Section 7.6 hereof.

  (n) Sale of ANCMC. The Company shall have closed the sale of ANCMC in accordance with the terms of Section 7.12 hereof.

  (o) Officers' Certificate. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company as to the satisfaction of the conditions set forth in Sections 8.2(a), (b), (d), (e), (f) and (n) hereof.

  8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this
Section 8.3(a), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent.

  (b) Performance of Obligations of Parent. Parent and Merger Sub shall have each performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

  (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

  (d) Legal Opinion. The Company shall have received the opinion of Morrison & Foerster, special counsel to Parent, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.3(d). As to any matter in such opinion which involves matters of fact or matters relating to laws other than federal securities law or New York law, such counsel may rely upon the certificates of officers and directors of Parent and of public officials, the opinion of Michael J. Halloran, Executive Vice President and General Counsel of Parent and opinions of local counsel, reasonably acceptable to the Company, provided a copy of such reliance opinions shall be attached as an exhibit to the opinion of such counsel.

  (e) Federal Tax Opinion. The Company shall have received from Skadden, Arps, Slate, Meagher and Flom, counsel to the Company, an opinion, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and the Liquidation, as contemplated by this Agreement, will be treated for federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate, may rely upon representations made in certificates of officers of the Company, Parent, Merger Sub, affiliates of the foregoing, and others.

  (f) Officers' Certificate. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of the Parent by the Chief Executive Officer and the Chief Financial Officer of the Parent as to the satisfaction of the conditions set forth in Sections 8.3(a), (b) and (c) hereof.

                                   ARTICLE IX

                           Termination and Amendment

  9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

  (a) by mutual consent of Parent and the Company in a written instrument;

  (b) by either Parent or the Company upon written notice to the other party
(i) ninety (90) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 90-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

  (c) by either Parent or the Company if the Merger shall not have been consummated on or before June 30, 1995, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

  (d) by either Parent or the Company (provided that if the terminating party is the Company, the Company shall not be in material breach of any of its obligations under this Agreement) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

  (e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing, and which breach, individually or together with other such breaches, has had or could reasonably be expected to have a Material Adverse Effect on the breaching party; or

  (f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto;

  (g) by the Company, by action of its Board of Directors, whether before or after approval of the Merger by the Company's stockholders, by giving written notice of such election to Parent within five NYSE trading days after the Last Approval Date, in the event that the Average Closing Price is less than $37.00 per share (the "Minimum Average Closing Price"); provided, however, that no right of termination shall arise under this Section 9.1(g) if Parent notifies the Company in writing within 5 business days of receipt of the written notice of termination from the Company, that Parent has waived its right to utilize the minimum Average Closing Price set forth in Section 2.4(a) and has increased the Exchange Ratio such that the per share value of the consideration (valued at the Average Closing Price) to be paid in respect of each share of Company Common Stock to be converted into Parent Common Stock and cash in lieu of fractional shares upon consummation of the Merger is equal to the per share value of the consideration that would have been paid had the Average Closing Price been $37.00 per share. If Parent declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, or subdivision of its common stock between August 31, 1994 and the last day of the Valuation Period, the Minimum Average Closing Price shall be adjusted appropriately for the purposes of this Section 9.1(g) so as to be comparable to the price as of August 31, 1994. A termination resulting from the Company's election under this Section 9.1(g) shall be deemed to have been a termination by mutual consent of the parties; or

  (h) by the Company, if the net after tax amount accrued and reflected on the Valuation Date Balance Sheet pursuant to the terms of this Agreement with respect to any action, suit, claim or proceeding brought against the Company or its officers and directors, by any stockholder or stockholders, whether directly or derivatively in the name of the Company, arising out of or relating to the transactions contemplated by this Agreement or alleging violations of federal or state securities laws ("Stockholder Proceedings") exceeds $1.5 million; provided, however, that, if within 5 business days after the receipt by Parent of notice from the Company of its intention to exercise its termination right under this Section 9.1(h), Parent shall notify the Company that it will, in accordance with clause (x) of the definition of Adjusted Equity, agree to add back to Adjusted Equity any net after tax amounts accrued on the Valuation Date Balance Sheet with respect to such Stockholder Proceedings in excess of $1.5 million ("Excess Litigation Accruals"), then the termination by the Company shall be deemed rescinded ab initio.

  9.2 Effect of Termination. (a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of
Section 7.2(a), and Sections 7.2(f), 9.2, 9.3 and 10.4 through 10.10, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved of or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

  9.3 Termination Payment and Other Matters. If this Agreement is terminated
(a)(i) by either the Parent or Company pursuant to Section 9.1(d) or (ii) by Parent pursuant to Section 9.1(c) (provided that the Company shall not itself be entitled to terminate this Agreement pursuant to such Section 9.1(c)), and prior thereto there shall have been a public announcement with respect to an Acquisition Event or the Company's Board of Directors shall have failed to recommend in the Proxy Statement that the Company's stockholders vote in favor of this Agreement or shall have withdrawn or modified such recommendations in any manner adverse to Parent or an Acquisition Event shall occur within 6 months after the date of such termination referred to in (i) or (ii) above or
(b) by the Parent pursuant to Section 9.1(f), the Company shall pay promptly, but in no event later than two business days after the later of the applicable date of the termination or Acquisition Event described in clause (a) or (b) above, by wire transfer of immediately available funds to such account as Parent shall designate, the sum of $3 million as reimbursement for Parent's time, effort and expense in pursuing the transactions contemplated by this Agreement. For purposes of this subsection, the term "Acquisition Event" shall mean any of the following: (i) any Person or group of Persons (other than Parent, any Affiliate thereof or the parties to the Kaufman Agreements other than Parent) shall have publicly announced, commenced or completed a tender offer for or otherwise acquired beneficial ownership of 19.9% or more of the outstanding shares of Company Common Stock; (ii) the Company shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than Parent or an Affiliate thereof) to (A) effect a merger, consolidation or similar transaction involving the Company, (B) sell, lease or otherwise dispose of assets of the Company or its Subsidiaries representing 19.9% or more of the consolidated assets of the Company and its Subsidiaries, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 19.9% or more of the voting power of the Company or any Subsidiaries (other than ANCMC pursuant to Section 7.12) thereof.

  9.4 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

                               General Provisions

  10.1 Closing. Subject to the terms and conditions of this Agreement and the Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is the last day of a month and at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof and expiration of the 9.1(g) termination period, if any (the "Closing Date"), at the offices of Morrison & Foerster, 345 California Street, San Francisco, California 94104-2675, unless another time, date or place is agreed to in writing by the parties hereto.

  10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

  10.3 Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and the Company.

  10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)if to Parent, to:

    BankAmerica Corporation
    555 California Street
    San Francisco, California 94104
    Fax: (415) 953-0390
    Attn: Terry Perucca
    Director-Corporate Development

    and

    BankAmerica Corporation
    555 California Street
    San Francisco, California 94104
    Fax: (415) 953-0944
    Attn: Michael J. Halloran,
    Executive Vice President and
    General Counsel

    with a copy to:

    Morrison & Foerster
    345 California Street, 32nd Floor
    San Francisco, California 94104
    Fax: (415) 677-7522
    Attn: Todd H. Baker, Esq.

    and

  (b)if to the Company, to:

    Arbor National Holdings, Inc.
    333 Earle Ovington Boulevard
    Uniondale, New York 11553
    Fax: (516) 832-5285

    Attn: Ivan Kaufman
    Chief Executive Officer

    with a copy to:

    Skadden, Arps, Slate, Meagher & Flom
    919 Third Avenue
    New York, New York 10022
    Fax: (212) 735-2000
    Attn: Fred B. White III, Esq.

  10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the words "to the Company's knowledge", "to the best of the Company's knowledge", or words to similar effect are used in this Agreement, the Company's knowledge shall be deemed to include the knowledge of its Subsidiaries.

  10.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

  10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, other than the confidentiality agreement dated March 14, 1994, between the Parent and the Company.

  10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

  10.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 7.2(a) and in Section 7.2(f) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 7.2(a) and
Section 7.2(f) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.11 Publicity. Except as otherwise required by law or the rules of the NYSE or the National Association of Securities Dealers, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

  10.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that BAFSB's rights, interests and obligations hereunder may be assigned to its successor in interest, if any, provided that such successor is a wholly-owned direct or indirect Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  In Witness Whereof, Parent, BAFSB, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          ARBOR NATIONAL HOLDINGS, INC.

                                          By /s/ Ivan Kaufman
                                            -----------------------------------
                                          Name: Ivan Kaufman
                                          Title: Chairman of the Board
                                          and Chief Executive Officer

                                          BANKAMERICA CORPORATION

                                          By /s/ Terry Perucca
                                            -----------------------------------
                                          Name: Terry Perucca
                                          Title: Senior Vice President

                                          BANK OF AMERICA, FSB

                                          By /s/ Thomas Quigg
                                            -----------------------------------
                                          Name: Thomas Quigg
                                          Title: Executive Vice President

                                          AH ACQUISITION CORP.

                                          By /s/ David A. Thrailkill
                                            -----------------------------------
                                          Name: David A. Thrailkill
                                          Title:Vice President

                                   AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

  This Amendment to Agreement and Plan of Merger (the "Amendment"), dated as of December 15, 1994, is made by and among BankAmerica Corporation, a Delaware corporation ("Parent"), Bank of America, FSB, a federal savings bank and a wholly-owned subsidiary of Parent ("BAFSB"), AH Acquisition Corp., a New York corporation and a wholly-owned subsidiary of BAFSB ("Merger Sub"), and Arbor National Holdings, Inc., a New York corporation (the "Company").

                                    Recitals

  A. The parties hereto have entered into that certain Agreement and Plan of Merger, dated as of September 23, 1994 (the "Agreement"); and

  B. The parties hereto wish to amend certain provisions of the Agreement in connection with the settlement of certain claims alleged by shareholders of Arbor relating to the terms of the proposed Merger.

  Accordingly, the parties hereto agree as follows:

    1. Defined Terms in Amendment. Except as otherwise expressly provided, all capitalized terms used herein shall have the meanings assigned thereto in the Agreement.

    2. Definition of Litigation Expenses. The following definition of "Litigation Expenses" is hereby added to Article I of the Agreement:

    Litigation Expenses--The amount equal to the difference, if any, between (i) the total amount (calculated on an after-tax basis) of all attorneys' fees and expenses incurred by or on behalf of the Company and paid by the Company on or prior to the Valuation Date or accrued by the Company on the Valuation Date Balance Sheet related to the Shareholder Actions (collectively, the "Valuation Date Expense Amount") and (ii) the total amount (calculated on an after-tax basis) of payments received by the Company from its insurance companies under any directors' and officers' insurance policies in respect of such attorneys' fees and expenses on or prior to the Valuation Date (the "Initial Insurance Proceeds").

    3. Definition of Shareholder Actions. The following definition of Shareholder Actions shall be added to Article I of the Agreement:

    Shareholder Actions--The following shareholder actions filed in the Supreme Court of the State of New York: Martin Freeman, et al. v. Arbor National Holdings, Inc., et al., Jini Shapiro v. Arbor National Holdings, Inc., et al., Elyse and Sidney Olkes, et al. v. Arbor National Holdings, Inc., et al., Samuel Duetscher v. Arbor National Holdings, Inc., et al., Jerome Fuss v. Arbor National Holdings, Inc., et al. and Chaim Kirschner v. Arbor National Holdings, Inc., et al.

    4. Section 2.6(a). The Agreement is hereby amended to add the following language at the end of the first sentence of Section 2.6(a):

    ; provided, however, that in the event that the net effect of the adjustment to the Estimated Merger Price pursuant to this Section 2.6(a)(i)-(vi) would be a decrease to the Estimated Merger Price of less than $2.0 million (without taking into account the impact of the last sentence of Section 2.6(e)), then notwithstanding anything to the contrary in this Section 2.6(a), no adjustment to the Estimated Merger Price will be made pursuant to this Section 2.6(a).

    5. Section 2.6(b). Section 2.6(b) of the Agreement is hereby amended to add the following language at the end of such Section: "provided, however, that for purposes of this Section 2.6(b), the balance of Adjusted Equity shall be adjusted as required by Section 2.6(e), if applicable."

    6. Section 2.6(e). Section 2.6(e) of the Agreement is hereby amended in its entirety to read as follows:

    (e) Net Adjustment. The adjustments to the Estimated Merger Price described in paragraphs (a) through (d) shall be netted, such that there shall be determined an aggregate increase or decrease in the Estimated Merger Price. Such aggregate increase or decrease is referred to herein as the "Purchase Price Adjustment." Notwithstanding anything to the contrary contained herein, in the event (i) the aggregate increase to the Estimated Merger Price described in paragraphs (a) through (d) above shall be equal to or less than $1.0 million or (ii) the aggregate decrease to the Estimated Merger Price described in paragraphs (a) through (d) above shall be equal to or less than $2.0 million, the Purchase Price Adjustment shall be equal to zero (0). On the day which is the tenth day immediately preceding the Closing Date, the parties shall meet and recalculate the Adjusted Equity and Litigation Expenses as follows: (I) the amount used in calculating Litigation Expenses pursuant to clause (i) of the definition thereof shall equal the amount (calculated on an after-tax basis) equal to the sum of (A) all attorneys' fees and expenses incurred by or on behalf of the Company on or prior to such date related to the Shareholder Actions, (B) the estimated amount of all such attorneys' fees and expenses which the parties agree are expected to be incurred by or on the behalf of the Company in connection with the Shareholder Actions after such date and on or prior to the Closing Date, and (C) all attorneys' fees and expenses of the plaintiffs in the Shareholder Actions payable by the Company pursuant to the terms of the memorandum of understanding relating to the Shareholder Actions, in each case whether or not previously paid by the Company (the "Expense Amount"),
    (II) the amount used in calculating Litigation Expenses pursuant to clause (ii) of the definition thereof shall equal the total amount (calculated on an after-tax basis) actually received by the Company from its insurance companies under any directors' and officers' insurance policies in respect of such attorneys' fees and expenses on or prior to such date (the "Insurance Proceeds"), (III) the Adjusted Equity shall be decreased by the amount by which the Expense Amount exceeds the Valuation Date Expense Amount and (IV) the Adjusted Equity shall be increased by the amount by which the Insurance Proceeds exceed the Initial Insurance Proceeds. If in calculating the Purchase Price Adjustment using the recalculated Adjusted Equity and Litigation Expenses as provided above, (Y) the $2.0 million threshold set forth in the third sentence of this paragraph (e) is exceeded or the $1.0 million threshold in the third sentence of this paragraph (e) is not exceeded, as the case may be, and (Z) the applicable threshold would not have been exceeded or failed to have been exceeded but for the reduction to the recalculated Adjusted Equity caused by the recalculated Litigation Expenses, then the members of the Company's board of directors named as defendants in the Shareholder Actions (the "Director Defendants") may, or if none of the other Director Defendants choose to do so then Ivan Kaufman shall, make a reimbursement payment to the Company, at least five days prior to the Closing Date, in an aggregate amount of one-half the recalculated Litigation Expenses, and, upon receipt by the Company of such payment, the balance of Adjusted Equity used to calculate the amount of any adjustment pursuant to
    Section 2.6(b) and this paragraph (e) shall be increased by the full amount of the recalculated Litigation Expenses. In the event that, during the period following the tenth day prior to the Closing Date, the Company or BAFSB shall actually receive payments which would have been Insurance Proceeds had they been received on or prior to such tenth day, the Company shall promptly repay to the applicable director or directors, on a pro rata basis, the proportionate amount of the reimbursement payments made by such director or directors pursuant to clause (Z) of the preceding sentence, as if such insurance payments had been received by the Company on or prior to such tenth day.

    7. Section 9.1(h). The Agreement is hereby amended to add the following language at the end of Section 9.1(h):

    ; provided further, however, that the Shareholder Actions shall not be deemed "Stockholder Proceedings" for purposes of this Agreement.

    8. Exhibit 2.6(a). Exhibit 2.6(a) of the Agreement is hereby amended and restated to read as attached hereto as Exhibit 2.6(a). The parties agree that the methodology described in Exhibit 2.6(a) shall be utilized in connection with certain of the calculations called for under Section 2.6(a) of the Agreement.

    9. Service Mark. A new Section 7.21 is hereby added as follows:

    7.21 Service Mark. The parties acknowledge and agree that Mortgage Bank is the sole owner of the service mark "Arbor", as reflected on the U.S. Patent and Trademark Office Principal Register under Reg. No. 1,744,027. The parties further agree that, in the event that the sale of ANCMC, as provided in Section 7.12, to Ivan Kaufman is consummated, BAFSB shall enter, or shall cause Mortgage Bank to enter, into a perpetual license of certain rights to the "Arbor" service mark to ANCMC. The terms of such license, which shall be in form and substance reasonably acceptable to the parties, shall include an unconditional acknowledgment by ANCMC of Mortgage Bank's sole ownership of the "Arbor" service mark and shall include the following restrictions on ANCMC's use of the mark: (i) the mark will be used solely in connection with ANCMC's participation in the multi-family and commercial mortgage lending business and shall in no event be used in connection with any 1-4 family residential mortgage lending business; (ii) ANCMC will use the word "Arbor" only as part of the name "Arbor National Commercial Mortgage Corporation" and will in no event market itself or its products to the public or its customers by use of the name "Arbor" other than as part of such name in a manner giving equal prominence to each word in the name; (iii) ANCMC will conduct its business in a manner that will reflect positively on the name "Arbor"; (iv) ANCMC shall not be entitled to use any existing "Arbor"-related logo or logos or any logo which is substantially similar or which could cause customer confusion; and (v) for a period of six (6) months following the Closing Date, all marketing materials of ANCMC in which the word "Arbor" is used will include a statement to the effect that ANCMC is not an affiliate of Parent. ANCMC will also agree that it will not attempt to participate in, or interfere with Mortgage Bank's or BAFSB's participation in, the "Global Releaf" program and any related (directly or indirectly) sales, marketing and promotional programs, and that it will not commence or participate in any program that involves the giving or planting of trees in connection with the making of a loan. As a condition to the effectiveness of the license, Ivan Kaufman will agree to rename, within ninety (90) days after the Closing Date, any and all affiliated entities (including those listed on Section 7.14 of the Disclosure Schedule) other than ANCMC using the name "Arbor" and to cause such entities to cease, from and after the Closing Date, any and all uses of the "Arbor" name for any purpose (except to the extent necessary to facilitate the renaming referred to above or to conduct business in the period prior to the renaming).

    10. Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Amendment.

  In Witness Whereof, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

                                          ARBOR NATIONAL HOLDINGS, INC.

                                          By:      /s/ Walter K. Horn
                                            -----------------------------------
                                          Name: Walter K. Horn
                                          Title: Senior Vice
                                           President/Secretary

                                          BANKAMERICA CORPORATION

                                          By:     /s/ David Thrailkill
                                            -----------------------------------
                                          Name: David Thrailkill
                                          Title: Vice President

                                          BANK OF AMERICA, FSB

                                          By:     /s/ David Thrailkill
                                            -----------------------------------
                                          Name: David Thrailkill
                                          Title: Attorney-in-fact

                                          AH ACQUISITION CORP.

                                          By:     /s/ David Thrailkill
                                            -----------------------------------
                                          Name: David Thrailkill
                                          Title:Attorney-in-fact

                                                                         ANNEX B

                         FORM OF STOCK OPTION AGREEMENT

  This is to certify that for and in consideration of entering into an Agreement and Plan of Merger dated as of September 23, 1994, BANKAMERICA
CORPORATION ("BAC"), is entitled to purchase from        ("Shareholder"), all
of the           shares of the common stock, par value $0.01 per share, of
Arbor National Holdings, Inc., a New York corporation (the "Company") owned by the Shareholder, subject to the terms and conditions more fully set forth herein.

                                   ARTICLE I

                                  Definitions

  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

  1.1 "Applicable Law" shall mean any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any governmental authority applicable, in the case of the Shareholder, to the Shareholder or his properties or assets, in the case of the Company, to the Company, any of the subsidiaries of the Company or the respective properties, assets, officers, employees or directors (in connection with any such officer's, employee's or director's activities on behalf of it) of any of them, and, in the case of BAC, to BAC, any of the subsidiaries of BAC or the respective properties, assets, officers, employees or directors (in connection with such officer's, employee's or director's activities on behalf of it) of any of them.

  1.2 "Acquisition Agreement" shall mean that certain Agreement and Plan of Merger dated as of September 23, 1994 by and among BAC, Bank of America, FSB, a federal savings bank and wholly-owned direct subsidiary of BAC ("BAFSB"), ARBH Acquisition Corp., a New York corporation and wholly-owned direct subsidiary of BAFSB ("Acquisition Corp.") and the Company.

  1.3 "Triggering Event" shall mean the occurrence of any of the following events on or after the date hereof:

    (a) prior to the termination of the Acquisition Agreement, any person or Group (as defined below), other than BAC or any of its affiliates, shall have "commenced" (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender or exchange offer for nineteen and nine-tenths percent (19.9%) or more of the outstanding shares of the Company Common Stock (the term "affiliate" as used herein having the meaning assigned thereto in Rule 405 promulgated under the Securities Act of 1933, as amended);

    (b) prior to the termination of the Acquisition Agreement, the acquisition by any person or Group, other than BAC or any of its affiliates
  and other than the Shareholder and        (the "Kaufman Affiliates"), of
  the beneficial ownership or the right to acquire beneficial ownership of nineteen and nine-tenths percent (19.9%) or more of the outstanding shares of the Company Common Stock (the terms "Group" and "beneficial ownership" as used in this Option having the meanings assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

    (c) prior to the termination of the Acquisition Agreement, (i) the failure of the Company's stockholders to approve the Acquisition Agreement at a meeting called to consider such Acquisition Agreement, if such meeting shall have been preceded by (x) the public announcement by any person or Group (other than BAC or any of its affiliates) of an offer or proposal to acquire, merge or consolidate with the Company; (y) the filing of an application or notice, other than by BAC or any of its affiliates, under the federal Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or any other federal or state banking, insurance, antitrust or other statute, with respect to the acquisition or proposed acquisition of nineteen and nine-tenths percent (19.9%) or more of the outstanding shares of the Company Common Stock; or (z) the Board of Directors of the Company publicly withdrawing or modifying, or publicly announcing its intent to withdraw or modify, its recommendation that the shareholders of the Company approve the transactions contemplated by the Acquisition Agreement; or (ii) the acceptance by the Company's Board of Directors of, or the public recommendation by the Company's Board of Directors that the stockholders of the Company accept, an offer or proposal from any person or Group (other than BAC or any of its affiliates), to acquire nineteen and nine-tenths percent (19.9%) or more of the outstanding shares of the Company Common Stock, or a substantial portion (19.9% or more) of the consolidated assets of the Company, or for a merger or consolidation or any similar transaction involving the Company; or

    (d) the occurrence of any of the events described in clauses (a), (b),
  (c)(i)(x), (y) or (z), or (c)(ii) of this Paragraph 1.3 (without regard to the provision that such event occur prior to the termination of the Acquisition Agreement) within six (6) months following the termination of the Acquisition Agreement by BAC pursuant to Section 9.1(f) thereof;

    (e) after a proposal is made by a third party to the Company or its shareholders to engage in (i) a merger or consolidation, or any similar transaction, involving the Company, (ii) a purchase, lease or other acquisition representing 19.9% or more of the consolidated assets of the Company, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 19.9% or more of the voting power of the Company, the Company shall have breached any covenant or obligation contained in the Acquisition Agreement and such breach (x) would entitle BAC to terminate the Acquisition Agreement pursuant to Section 9.1(f) thereof and (y) shall not have been cured prior to the date the holder hereof duly gives notice to the Shareholder of its desire to exercise this Option pursuant to Section
  2.3 hereof; or

    (f) any material breach by Shareholder of this Option or the Voting Agreement and Irrevocable Proxy, dated of even date herewith, between the Shareholder and BAC.

  1.4 "Underlying Shares" shall mean the shares of the Company Common Stock that may be acquired upon exercise of this Option.

  1.5 "Company Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company, or any capital stock into which such Common Stock of the Company shall have been converted as a result of a recapitalization, merger or consolidation.

  1.6 "Option" shall mean this Option and any additional, substitute or partial option that may be issued to the holder or holders thereof pursuant to the terms and provisions contained herein.

                                   ARTICLE II

                              Terms and Conditions

  2.1 Number of Shares. This Option shall permit BAC or any subsequent holder
hereof to purchase from the Shareholder           shares of the Company Common
Stock owned beneficially and of record by the Shareholder, subject to adjustment as provided below:

    (a) in the event the Shareholder acquires additional shares of the Company Common Stock on or after the date hereof for any reason and by whatever means, this Option shall also permit BAC or any subsequent holder hereof to acquire all such additional shares of the Company Common Stock from the Shareholder at the Exercise Price (as defined below);

    (b) in the event the Shareholder acquires any option, warrant or other right to acquire shares of the Company Common Stock (including, without limitation, any agreement to acquire shares of the Company Common Stock or options, warrants or other rights to acquire shares of the Company Common Stock) on or after the date hereof for any reason, or any other security convertible into shares of the Company Common Stock, this Option shall permit BAC or any subsequent holder hereof to acquire from the Shareholder such option, warrant or other right or other security convertible into shares of the Company for the same consideration Shareholder paid to acquire such option, warrant or other right or other security; and

    (c) in the event of any stock dividend, stock split, reverse stock split, reclassification, recapitalization or reorganization or any similar transaction, the number of shares of the Company Common Stock that the holder hereof may acquire upon exercise hereof shall be proportionately and appropriately adjusted so as to enable BAC or any subsequent holder hereof to acquire all of the shares of the Company Common Stock held beneficially or of record by the Shareholder.

  2.2 Exercise Price. The shares of the Company Common Stock that may be acquired pursuant to the exercise of this Option may be acquired at a price equal to $16.35 per share (the "Exercise Price"), payable in cash; provided that in the event of any change in the Company Common Stock by reason of a stock dividend, stock split, reverse stock split, reclassification, recapitalization or reorganization or other similar event requiring adjustment under Paragraph 2.1(c) hereof, the Exercise Price shall be appropriately and proportionately adjusted to reflect such event. All references in this Option to the term Exercise Price shall mean the Exercise Price as so adjusted from time to time.

  2.3 Exercise. This Option may be exercised as follows:

    (a) this Option may be exercised only after the occurrence of a Triggering Event;

    (b) this Option may be exercised from time to time only as to the whole (except as provided in Section 2.3(c) below) of the Underlying Shares and
  only if the option of even date herewith executed by        in favor of BAC
  (the "Affiliate Option") is executed concurrently in accordance with its terms;

    (c) this Option may be exercised only by a holder lawfully entitled to exercise this Option; provided, however, that a holder that is lawfully permitted to partially exercise this Option shall be permitted to do so notwithstanding the fact that such holder may not be lawfully entitled to exercise the entire Option; provided further, however, that a holder that is lawfully permitted to exercise this Option, in whole or in part (pursuant to the previous proviso), shall be permitted to do so notwithstanding the fact that such holder may not be lawfully entitled to exercise concurrently the Affiliate Option;

    (d) to exercise this Option, the holder shall present to the Shareholder this Option, together with the Exercise Price for the number of Underlying Shares to be purchased, in cash or by certified check or bank draft drawn on immediately available funds, accompanied by a certificate of the holder certifying to, or other satisfactory evidence of, the satisfaction of the conditions to such exercise, whereupon this Option shall be exercised to the extent specified, and the holder exercising the same shall be the holder of the number of shares of the Company Common Stock purchased. The Shareholder shall duly endorse the Underlying Shares in blank or with appropriate stock powers, duly executed in blank attached thereto, in proper form for transfer, with the signature of Shareholder thereon guaranteed, and with all applicable taxes paid or provided for, and any other documents necessary to transfer the purchased shares to the purchaser free and clear of all liens within a reasonable time (not exceeding ten
  (10) days) after this Option shall have been exercised as provided herein;


    (e) this Option may not be exercised by BAC or any affiliate thereof (other than any national bank subsidiary of BAC or any subsidiary of any such national bank, which are not subject to the following restrictions) to the extent that, as a result of such exercise, the number of shares of the Company Common Stock held by BAC and its affiliates in the aggregate would exceed five percent (5%) of the Company Common Stock then outstanding unless such exercise first receives the approval of the Board of Governors of the Federal Reserve System (the "Board") under the Bank Holding Company Act; provided, however, that in lieu of the approval described above, BAC or any affiliate may provide an opinion of counsel to the effect that such approval is not required. For the purposes of this subsection 2.3(e), the number of shares of the Company Common Stock deemed to be "then outstanding" shall be determined with regard to the Bank Holding Company Act or the applicable state statute, when calculating the percentage limit set forth above, as applicable.

  2.4 Transferability of Option. This Option and any shares of Company Common Stock acquired upon exercise of the Option, and interests herein, may be transferred only as follows and, except in the case of Section 2.4(b) or (c) hereof, only upon receipt by the Shareholder of an agreement, in form and substance reasonably satisfactory to the Shareholder, providing that the proposed transferee agrees to be bound by the terms of this Agreement:

    (a) BAC may sell or transfer this Option and any shares of Company Common Stock acquired upon exercise of the Option at any time without the written consent of the Shareholder, to any affiliate or affiliates of BAC;

    (b) BAC (or any affiliate of BAC that has acquired this Option or any of the Underlying Shares pursuant to the provisions of Section 2.4(a) hereof) shall be entitled to sell, exchange, transfer or otherwise dispose of all shares of Company Common Stock acquired pursuant to the exercise of the Option to a Third Party (as defined below) on terms substantially similar to those offered by such Third Party to the holders of the Minority Shares (as defined below);

    (c) following the exercise of this Option and expiration of the Shareholder's right of repurchase specified in Section 2.5 hereof, BAC (or any affiliate of BAC that has acquired this Option or any Underlying Shares pursuant to the provisions of Paragraph 2.4(a) above) shall be entitled to sell or transfer any shares of Company Common Stock acquired upon exercise of the Option in one or more transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act") or in any transaction subject to the registration requirements of Section 5 of the Securities Act;

  2.5 Obligations of Holder Following Exercise. Upon exercise of this Option in accordance with the provisions hereof, the holder or holders of the Underlying Shares issued upon such exercise shall, within six (6) months from the date of such exercise, either:

    (a) offer, or cause the Company or an affiliate of such holder to offer, to acquire all of the outstanding shares of the Company Common Stock not then held by such holder or any affiliate thereof (the "Minority Shares") (whether by means of a tender offer, merger, consolidation or other form of transaction) for cash at a per share price not less than the per share Exercise Price paid to Shareholder upon such exercise (as adjusted for any changes in the Company's capitalization after the exercise date in accordance with the procedures set forth in the proviso to Paragraph 2.2 hereof); or

    (b) sell, exchange, transfer or otherwise dispose (whether by means of a tender offer, merger, consolidation or other form of transaction) of all of such Underlying Shares to one or more persons or entities (other than BAC or any affiliate thereof) (a "Third Party") on terms substantially equivalent to those offered by such persons or entities to the holders of those Minority Shares not already held by such persons or entities.

  In the event that (x) the holder of the Underlying Shares fails to purchase all of the Minority Shares or (y) a Third Party shall not have purchased all of the Underlying Shares and the Minority Shares within the period specified in this Section 2.5, the Shareholder shall have the option, within 60 days after the expiration of such period, to repurchase at a per share price equal to the Exercise Price (subject to adjustment as provided in Section 2.1(c) hereof) all shares of Company Common Stock previously acquired upon exercise of the Option from the holder or holders thereof; provided, however, that any such sale transaction shall fully comply with all applicable laws. Such repurchase shall be affected in accordance with the procedures specified in Section 2.3(d) hereof.

  2.6 Termination. This Option (other than the provisions of Section 2.5 hereof), and the rights to acquire shares of the Company Common Stock pursuant hereto, shall expire as follows upon the first to occur of the following:

    (a) consummation of the merger of the Company with Acquisition Corp. as contemplated by the Acquisition Agreement;

    (b) the mutual consent of both BAC and the Shareholder to terminate this Option;

    (c) the termination of the Acquisition Agreement, unless a Triggering Event shall have occurred or a Triggering Event may occur pursuant to
  Section 1.3(d) hereof;

    (d) the expiration of the six-month period specified in Section 1.3(d) hereof unless a Triggering Event shall have occurred; or

    (e) the expiration of a twelve (12) month period following the first occurrence of a Triggering Event.

  2.7 Expenses. Except as otherwise set forth herein, all expenses incurred in connection with this Agreement, the exercise of the Option or the exercise by the Shareholder of the repurchase right set forth in Section 2.5 hereof shall be borne by the party incurring such expense.

                                  ARTICLE III

          Representations, Warranties and Covenants of the Shareholder

  The Shareholder hereby represents, warrants, covenants and agrees with BAC as follows:

  3.1 Authority. This Option has been duly executed by the Shareholder, and (assuming due authorization, execution and delivery by BAC) constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). All corporate actions, if any, required by law to be taken by the Company or the Shareholder to exempt this Option and the transactions contemplated hereby from the requirements of Section 9.12 of the New York Business Corporation Law and any other state antitakeover statute have been taken and are in full force and effect.

  3.2 Conflicting Instruments. Neither the execution and delivery of this Option nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term or condition contained in any agreement or instrument to which the Shareholder is a party or by which the Shareholder or its respective properties or assets are bound, or any Applicable Law.

  3.3 Shares. The Underlying Shares are duly and validly issued, fully paid and nonassessable, and are and shall be free and clear of all liens, security interests, charges, claims, equities, options, proxies (other than the Irrevocable Proxy) or encumbrances, and were not issued in violation of any preemptive rights of any shareholders of the Company. As of the date of this Option, the Shareholder holds beneficial and record interest in Underlying Shares. The Shareholder has full right, power and authority to sell, transfer and deliver the Underlying Shares hereunder. Upon exercise of this Option in accordance with Section 2.3 hereof, the holder thereof shall receive good and valid title to the Underlying Shares as to which the Option is exercised, free and clear of any lien, security interest, charge, claim, equity, option, proxy (other than the Irrevocable Proxy) or encumbrance of any kind whatsoever.

  3.4 Preservation of Rights of Holder. The Shareholder shall not by any voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereby by the Shareholder. Without limitation of the foregoing, the Shareholder shall not vote to amend the Company's Certificate of Incorporation in a manner that adversely affects the voting or other rights of the Underlying Shares. The Shareholder shall promptly take all action as may from time to time be reasonably required in order to preserve the rights of the holder hereof to exercise this Option and to permit the Shareholder to duly and effectively transfer shares therefor in accordance with the terms hereof. The Shareholder agrees to use its best efforts to cause the Company promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, (y) in the event, under the Bank Holding Company Act, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require and (3) complying with the provisions of federal and state securities laws and regulations) in order to permit the holder to exercise the Option and the Company duly and effectively to transfer Underlying Shares pursuant hereto.

                                   ARTICLE IV

                     Representations and Warranties of BAC

  BAC hereby represents and warrants to the Shareholder that:

  4.1 Authority. The execution and delivery of this Option and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BAC. The Option has been duly authorized and executed by BAC, and (assuming due authorization, execution and delivery by the Shareholder) constitutes a legal, valid and binding obligation of BAC, enforceable against BAC in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

  4.2 Purchase for Distribution. This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any of the Underlying Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from the Securities Act.

                                   ARTICLE V

                                 Miscellaneous

  5.1 Severability. If any term, provision, covenant or restriction contained in this Option is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void and unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that this Option will not permit the holder hereof to acquire the full number of shares of the Company Common Stock provided in Paragraph 2.1, it is the express intention of the Shareholder to allow the holder hereof to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

  5.2 Governing Law. This Option shall in all respects be governed by and construed in accordance with the laws of the State of New York.

  5.3 Amendments. This Option may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the Shareholder and the holder hereof.

  5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing, and shall be given as provided in Section 10.4 of the Acquisition Agreement at the addresses set forth therein for BAC and at the following address for the Shareholder:
                             ---------------------
                             ---------------------
                             ---------------------

  5.5 Remedies. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Option by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

  5.6 Further Assurances. In the event of any exercise of the Option by BAC, the Shareholder and BAC shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  5.7 Entire Agreement. This Option constitutes the entire agreement of BAC the Shareholder with respect to the matters contained herein, and supersede all prior agreements and understandings between the parties with respect thereto.

  5.8 Headings. The article and paragraph headings contained herein are for convenience only, and shall not affect the construction of the terms and provisions of this Option.

  IN WITNESS WHEREOF,        has executed and delivered this Option effective
as of this 23rd day of September, 1994.

                                          By: _________________________________
                                                        Shareholder

  The undersigned, BANKAMERICA CORPORATION, a Delaware corporation, hereby accepts delivery of this Option and agrees to be bound by all of its terms.

                                          BANKAMERICA CORPORATION

                                          By: _________________________________

                                                                         ANNEX C

                            FORM OF VOTING AGREEMENT

  This Voting Agreement (this "Agreement") dated as of September 23, 1994, is made by and among BankAmerica Corporation, a Delaware Corporation ("BAC"), AH Acquisition Corp., a New York corporation and wholly-owned indirect subsidiary of BAC ("Newco"), the undersigned shareholder ("Shareholder") of Arbor National Holdings, Inc., a New York corporation (the "Company"), and the Company.

  Whereas, Shareholder is the record and beneficial owner and has the power to vote the respective number of shares of the Company's common stock, $0.01 par value (the "Common Stock"), set forth on Schedule A hereto (collectively, the "Shares"), and

  Whereas, Shareholder desires that the Company, BAC and Newco enter into a Agreement and Plan of Merger (the "Merger Agreement") with respect to the merger of Newco with and into the Company (the "Merger"), and

  Whereas, Shareholder is executing this Agreement as an inducement to BAC and Newco to enter into and execute the Merger Agreement,

  Now therefore, in consideration of the execution and delivery by BAC and Newco of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein and in that certain Irrevocable Proxy of even date herewith made by and among the parties hereto which is attached hereto as Exhibit A (the "Irrevocable Proxy") the parties agree as follows:

    1. At any meeting of Company shareholders called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which such vote or other approval of the Merger and the Merger Agreement is sought, Shareholder shall vote (or cause to be voted) the Shares set forth opposite his respective name in Schedule A hereto in favor of (a) the adoption of the Merger Agreement and approval of the Merger and the transaction contemplated by the Merger Agreement and (b) any other matter relating to the consummation of the transactions contemplated by the Merger Agreement.

    2. At any meeting of Company shareholders or at any adjournment thereof or in any other circumstance upon which their vote or approval is sought, Shareholder shall vote (or cause to be voted) such Shares against (a) any proposal for any recapitalization, merger, sale of assets or other business combination between the Company or any other person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to BAC's or the Company's obligations under the Merger Agreement not being fulfilled, or (b) any proposal or transaction which would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    3. During the period commencing on the date of this Agreement and ending on the earlier of either (a) the date that the Merger Agreement terminates in accordance with its terms or (b) the Effective Time (as such term is defined in the Merger Agreement), Shareholder shall not transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift or pledge) any or all of such Shareholder's Shares or any interest therein, except pursuant to the Merger, unless the transferee agrees with BAC and Newco that such transferee has acquired such Shares or interest subject to this Agreement and the Irrevocable Proxy.

    4. Shareholder represents and warrants to BAC and Newco that he is the beneficial and record owner of, and has power and authority to dispose of, and the unrestricted right to vote, the number of shares of Common Stock set forth opposite his name in Schedule A hereto.

    5. Shareholder hereby agrees that if the shareholders of the Company vote to approve the Merger and Merger Agreement, Shareholder's Shares will, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that he may have.

    6. If any action is brought before any court or agency as a shareholder class action against the Company, any of its subsidiaries, or any of their officers or directors, a class is certified and notice is sent to Shareholder as a potential class member, Shareholder agrees not to join the class and to "opt out" of treatment as a class member.

    7. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telecopier, telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

    If to Shareholder, to the address set forth on Schedule A hereto.

    If to BAC or Newco:

      BankAmerica Corporation
      555 California Street
      Suite 4750, #3262
      San Francisco, CA 94104
      Attn: Doyle L. Arnold
              Executive Vice President and
              Director--Corporate Development

    With a copies to:

      BankAmerica Corporation
      555 California Street
      Legal Dept. #3017
      San Francisco, CA 94104
      Attn: Michael J. Halloran, Esq.
              Executive Vice President
              and General Counsel

      Morrison & Foerster
      345 California Street
      San Francisco, CA 94104
      Attn: Todd H. Baker, Esq.

    If to the Company:

      Arbor National Holdings, Inc.
      333 Earle Ovington Boulevard
      Uniondale, New York 11553
      Attn: Chief Executive Officer

    With a copy to:

      Skadden, Arps, Slate, Meagher & Flom
      919 Third Avenue
      New York, New York 10022
      Attn: Fred B. White III, Esq.

  or to such other address as any of the foregoing parties may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

    8. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to whom legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including without limitation its respective heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock, or acquisition of additional shares of Common Stock by Shareholder, the number of Shares listed in Schedule A beside the name of Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities issued to or acquired by Shareholder.

    9. The Company and Shareholder hereby agree that upon BAC's request Shareholder will tender to the Company any and all certificates representing the Shares and request that the Company inscribe upon those certificates the following legend: "The shares of Common Stock, $0.01 par value, of Arbor National Holdings, Inc. represented by this certificate are subject to an Irrevocable Proxy dated September 23, 1994 and to a Voting Agreement of even date therewith. Copies of such Irrevocable Proxy and Voting Agreement may be obtained at the principal executive offices of Arbor National Holdings, Inc."

    10. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Shareholder signs solely in his capacity as owner or holder of the power to vote Shares.

    11. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions, including, without limitation, to receipt of any necessary approvals.

    12. This Agreement may be executed in two or more counterparts, each of which shall be considered an original but all of which together shall constitute the same instrument.

    13. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (i) the Effective Time, as defined in the Merger Agreement, (ii) the date upon which the Merger Agreement is terminated in accordance with its terms or (iii) the first anniversary of the date of this Agreement.

    14. This Agreement is intended as an exclusive statement of the terms of the agreement among the parties with respect to its subject matter, supersedes all prior agreements with respect thereto and cannot be changed or terminated except by written instrument executed by the party or parties against whom enforcement thereof is sought.

    15. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                                          BANKAMERICA CORPORATION

                                          By: _________________________________
                                            Name: _____________________________
                                            Title: ____________________________

                                          AH ACQUISITION CORP.

                                          By: _________________________________
                                            Name: _____________________________
                                            Title: ____________________________

                                          ARBOR NATIONAL HOLDINGS, INC.

                                          By: _________________________________
                                            Name: _____________________________
                                            Title: ____________________________

                                          SHAREHOLDER

                                          -------------------------------------
                                          Name:

                                   SCHEDULE A

                            SHARES OF
             SHAREHOLDER   COMMON STOCK ADDRESS
             -----------   ------------ -------

                                   EXHIBIT A

                               IRREVOCABLE PROXY

  This irrevocable proxy (this "Irrevocable Proxy") dated as of September 23, 1994 is made by and among BankAmerica Corporation, a Delaware corporation ("BAC"), AH Acquisition Corp., a New York corporation and wholly-owned indirect subsidiary of BAC (the "Acquiror"), and the undersigned shareholder (the "Shareholder").

  Whereas, the Shareholder is the record and beneficial owner and has the power to vote the number of shares of the common stock, $0.01 par value (the "Common Stock") of Arbor National Holdings, Inc., a New York corporation (the "Company"), set forth on Schedule A hereto (collectively, the "Shares"), and

  Whereas, the Shareholder desires that the Company, BAC and the Acquiror enter into an Agreement and Plan of Merger (the "Merger Agreement") with respect to the merger of the Acquiror with and into the Company (the "Merger"), and

  Whereas, the Shareholder is executing this Irrevocable Proxy to induce BAC and the Acquiror to enter into and execute the Merger Agreement,

  Now, Therefore, in consideration of the execution and delivery by BAC and the Acquiror of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and in that certain Voting Agreement of even date herewith made by and among the parties hereto (the "Voting Agreement"), the parties agree as follows:

                                   AGREEMENT

  1. Grant of Irrevocable Proxy; Appointment of Proxy.

  The Shareholder hereby irrevocably grants to BAC and appoints BAC (with full power of substitution) his or her proxy to vote the Shares:

    (a) In favor of (i) adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement, and (ii) any other matter relating to the consummation of the transactions contemplated by the Merger Agreement; and

    (b) Against (i) any proposal for any recapitalization, merger, sale of assets or other business combination between the Company or any other person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to BAC's or the Company's obligations under the Merger Agreement not being fulfilled, or
  (ii) any proposal or transaction which would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

  The Shareholder represents that any proxies heretofore given in respect of the Shares are not irrevocable; and that any such proxies are hereby revoked.

  2. Irrevocability.

  The Shareholder hereby affirms that this Irrevocable Proxy is given in connection with the execution of the Merger Agreement and the Voting Agreement, and that this Irrevocable Proxy is given to secure the performance of the duties of the Shareholder under the Voting Agreement. The Shareholder hereby further affirms that this Irrevocable Proxy is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that this Irrevocable Proxy may lawfully do or cause to be done by virtue hereof. This Irrevocable Proxy is executed and intended to be irrevocable in accordance with the provisions of the New York Business Corporation Law.

  3. Termination.

  This Irrevocable Proxy shall terminate upon the first to occur of (a) the Effective Time, as defined in the Merger Agreement, (b) the date upon which the Merger Agreement is terminated in accordance with its terms or (c) the first anniversary of the date of this Irrevocable Proxy.

  4. Further Actions.

  The Shareholder agrees to perform such further acts and execute such further documents as may reasonably be required to vest in the Acquiror the power to vote the Shares as contemplated by the Irrevocable Proxy granted hereby.

  5. Governing Law.

  This Irrevocable Proxy shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

  6. Amendment.

  Subject to applicable law, this Irrevocable Proxy may be amended or modified in whole or in part only by an agreement in writing executed by the BAC, the Acquiror and the Shareholder.

  7. Regulatory Conditions.

  Each of the provisions of this Irrevocable Proxy is subject to compliance with any applicable regulatory conditions, including, without limitation, to receipt of any necessary regulatory approvals.

  8. Binding Effect.

  The Shareholder agrees that this Irrevocable Proxy and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to whom legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including without limitation the heirs, executor, guardian, administrator or successors of the Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Shares, or acquisition of additional shares of Common Stock by the Shareholder, this Irrevocable Proxy and the obligations hereunder shall attach to any additional shares of Common Stock or other securities issued to or acquired by the Shareholder.

  9. Counterparts.

  This proxy may be executed in counterparts and each such executed copy shall be deemed an original

  IN WITNESS WHEREOF, the undersigned have executed this Irrevocable Proxy as of the day first noted above.

                                          BANKAMERICA CORPORATION

                                          By: _________________________________

                                             Name: ____________________________

                                             Title: ___________________________

                                          AH ACQUISITION CORP.

                                          By: _________________________________

                                             Name: ____________________________

                                             Title: ___________________________

                                          SHAREHOLDER

                                          -------------------------------------
                                          Name:

                                   SCHEDULE A

                                      NUMBER OF
 NAME OF SHAREHOLDER                   SHARES   ADDRESS
 -------------------                  --------- -------

                  [LOGO OF GOLDMAN, SACHS & CO. APPEARS HERE]
                                                                         ANNEX D


                                                                           DRAFT
                                                                           -----
December __, 1994

Board of Directors
Arbor National Holdings, Inc.
333 Earle Ovington Boulevard
Uniondale, New York 11553

Gentlemen and Madame:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Arbor National Holdings, Inc. (the "Company") of the Exchange Ratio (as defined below) of shares of Common Stock, par value $1.5625 per share (the "BankAmerica Shares"), of BankAmerica Corporation ("BankAmerica") to be received for each Share in the proposed merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of September 23, 1994 and the Amendment to the Agreement and Plan of Merger dated as of December 15, 1994 by and among BankAmerica, Bank of America, FSB, a wholly-owned subsidiary of BankAmerica ("BAFSB"), AH Acquisition Corp., a wholly-owned subsidiary of BAFSB, and the Company (the "Agreement"). Pursuant to and subject to the terms of the Agreement, the Exchange Ratio shall be determined by dividing the Final Per Share Merger Price (as defined below) by the Average Closing Price (as defined below). The Final Per Share Merger Price shall be determined by dividing (a) the amount $117,940,758 (subject to certain adjustments provided for in the Agreement) by (b) the number of Shares (not including treasury shares) plus the number of options on Shares outstanding at the Effective Time (as defined in the Agreement). The Average Closing Price means the average closing sales price per share of BankAmerica Shares on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the date on which the last bank regulatory approval is obtained, provided however, that in no event shall the Average Closing Price utilized in determining the Exchange Ratio be less than $39.31 or greater than $53.19.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have been engaged by the Company to act as its financial advisor in connection with the possible sale of Arbor National Commercial Mortgage Corporation, a wholly-owned subsidiary of the

                              [LOGO APPEARS HERE]

Company. We also have provided certain investment banking services to BankAmerica from time to time, including acting as managing underwriter of a public offering of subordinated notes of BankAmerica in February, 1993 and advising BankAmerica in the sale of certain of its real estate assets in 1993, and may provide investment banking services to BankAmerica in the future. In addition, we represented Continental Bank Corporation in its merger with BankAmerica.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4 including the Proxy Statement/Prospectus relating to the Special Meeting of Stockholders of the Company; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended February 28, 1994; the Prospectus dated August 7, 1992 relating to the Company's initial public offering; Annual Reports to Stockholders and Annual Reports on Form 10-K of BankAmerica for the five years ended December 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and BankAmerica; certain other communications from the Company and BankAmerica to their respective stockholders; and certain internal financial analyses and forecasts for the Company and BankAmerica prepared by their respective managements. We also have held discussions with members of the senior managements of the Company and BankAmerica regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the BankAmerica Shares, compared certain financial and stock market information for the Company and BankAmerica with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the mortgage banking industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or BankAmerica or any of their subsidiaries and we have not been furnished with any such evaluations or appraisals. We have assumed with your consent that the Merger will be accounted for as a pooling of interests under generally accepted accounting principals.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the holders of the Shares.

Very truly yours,

                                                                         ANNEX E

                       NEW YORK BUSINESS CORPORATION LAW
                                  SECTION 623

              PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE
                              PAYMENT FOR SHARES.

  (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L. '86, eff. 9-1-86).

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As authorized by Section 145 of the Delaware General Corporation Law, the Bylaws of BAC provide for indemnification of directors and officers in certain cases. A director or officer of BAC (i) must be indemnified by BAC for all expenses of litigation or other legal proceedings when he or she is successful on the merits or otherwise in such litigation or proceedings, (ii) must be indemnified by BAC for the expenses, judgments, fines and amounts paid in settlement of litigation or proceedings (other than a derivative action), even if he or she is not successful, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of BAC (and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was not lawful), and (iii) must be indemnified by BAC for expenses of a derivative action, even if he or she is not successful, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of BAC, provided that no indemnification may be made in the case of a derivative action if the person is judged liable to BAC, unless a court determines that, despite such adjudication but in view of the circumstances, such person is entitled to indemnification of such expenses.

  The Bylaws of BAC further provide that BAC may purchase insurance on behalf of its directors and officers whether or not it would have the power to indemnify them against such liability.

  There is directors' and officers' liability insurance presently outstanding which insures directors and officers of BAC and certain of its subsidiaries, including BAFSB. The policies cover losses for which BAC or any of such subsidiaries shall be required or permitted by law to indemnify directors and officers and which result from claims made against such directors or officers based upon the commission of wrongful acts in the performance of their duties. The policies also cover losses which the directors or officers must pay as the result of claims brought against them based upon the commission of wrongful acts in the performance of their duties and for which they are not indemnified by BAC or any such subsidiaries. The losses covered by the policies are subject to certain exclusions and do not include fines or penalties imposed by law or other matters deemed uninsurable under the law. The policies contain certain provisions regarding deductibles.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS. Parenthetical references to exhibits in the description of Exhibits 2.1, 3.1, 3.2, 4.1, 4.2, 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 below are incorporated by reference from such exhibits to the indicated reports of BAC filed with the Securities and Exchange Commission (the "SEC") under File No. 1-7377.

  2.1 Agreement and Plan of Merger dated as of September 23, 1994 by and among BAC, Arbor, AHAC and BAFSB (included as Annex A to the Proxy Statement-
      Prospectus (without exhibits)) (incorporated by reference to Exhibit G to BAC's Schedule 13-D filed October 3, 1994).
  2.2 Amendment to Agreement and Plan of Merger dated as of December 15, 1994 by and among BAC, Arbor, AHAC and BAFSB (included as Annex A to the Proxy
      Statement-Prospectus).
  3.1 Certificate of Incorporation of BAC, as amended (incorporated by reference to Exhibit 3(a) to BAC's Form 8-A Amendment No. 1 filed August
      26, 1994).
  3.2 By-laws of BAC, as amended (incorporated by reference to Exhibit 3(b) to BAC's Registration Statement on Form S-4, as amended (Reg. No. 33-51333) filed January 12, 1994).
  4.1 Specimen of BAC's Common Stock certificate with Rights legend
      (incorporated by reference to Exhibit 4.1 to BAC's Registration Statement on Form S-4 (Reg. No. 33-439841) filed November 14, 1991).
  4.2 Form of Rights Certificate (incorporated by reference to Exhibit B to
      Exhibit 1 to BAC's Form 8-A dated April 13, 1988).

  4.3 BAC and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds 10% of the total assets of BAC and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. BAC agrees to furnish copies of such instruments to the SEC upon request.
  5.1 Opinion of Michael J. Halloran, counsel to BAC, regarding legality of securities being issued.
  8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom, special counsel to
      Arbor, regarding certain federal income tax consequences of the Merger.
 10.1 Stock Option Agreement dated as of September 23, 1994 between BAC and
      Ivan Kaufman (incorporated by reference to Exhibit A to BAC's Schedule
      13-D filed October 3, 1994).
 10.2 Stock Option Agreement dated as of September 23, 1994 between BAC and
      Anita Kaufman (incorporated by reference to Exhibit B to BAC's Schedule
      13-D filed October 3, 1994).
 10.3 Voting Agreement dated as of September 23, 1994 between BAC and Ivan
      Kaufman (incorporated by reference to Exhibit C to BAC's Schedule 13-D filed October 3, 1994).
 10.4 Voting Agreement dated as of September 23, 1994 between BAC and Anita
      Kaufman (incorporated by reference to Exhibit D to BAC's Schedule 13-D filed October 3, 1994).
 10.5 Irrevocable Proxy dated as of September 23, 1994 between BAC and Ivan
      Kaufman (incorporated by reference to Exhibit E to BAC's Schedule 13-D filed October 3, 1994).
 10.6 Irrevocable Proxy dated as of September 23, 1994 between BAC and Anita
      Kaufman (incorporated by reference to Exhibit F to BAC's Schedule 13-D filed October 3, 1994).
 23.1 Consent of Ernst & Young LLP with respect to financial statements of BAC.
 23.2 Consent of Kenneth Leventhal & Co. with respect to financial statements of Arbor.
 23.3 Consent of Michael J. Halloran (included in Exhibit 5.1).
 23.4 Consent of Goldman, Sachs & Co.
 23.5 Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit
      8.1).
 24.1 Powers of Attorney.
 99.1 Form of Proxy Card for Arbor Common Stock.

  (b) FINANCIAL STATEMENT SCHEDULES: Inapplicable.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and in the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, ON DECEMBER 19, 1994.

                                          BANKAMERICA CORPORATION


                                          By:       /s/ Cheryl Sorokin
                                              ---------------------------------
                                                        CHERYL SOROKIN
                                                   EXECUTIVE VICE PRESIDENT
                                                         AND SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                                              CAPACITY               DATE
                                              --------               ----

        Richard M. Rosenberg*           Chairman of the
- -------------------------------------    Board and Chief
        RICHARD M. ROSENBERG             Executive Officer
                                         (Principal
                                         Executive Officer)
                                         and Director

          Lewis W. Coleman*             Vice Chairman of the
- -------------------------------------    Board and Chief
          LEWIS W. COLEMAN               Financial Officer
                                         (Principal
                                         Financial Officer)
                                         and Director

         James A. Williams*             Executive Vice
- -------------------------------------    President
          JAMES A. WILLIAMS              (Principal
                                         Accounting Officer)

DIRECTORS:

JOSEPH F. ALIBRANDI*         Director     PHILIP M. HAWLEY*            Director
JILL E. BARAD*               Director     FRANK L. HOPE, JR.*          Director
PETER B. BEDFORD*            Director     IGNACIO E. LOZANO, JR.*      Director
ANDREW F. BRIMMER*           Director     CORNELL C. MAIER*            Director
RICHARD A. CLARKE*           Director     WALTER E. MASSEY*            Director
TIMM F. CRULL*               Director     JOHN M. RICHMAN*             Director
KATHLEEN FELDSTEIN*          Director     A. MICHAEL SPENCE*           Director
DONALD E. GUINN*             Director

A majority of the members of the Board of Directors


*By:     /s/ Jeffrey R. Lapic
    ---------------------------------
  Jeffrey R. Lapic, Attorney-In-Fact

Dated: December 19, 1994.

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                          DOCUMENT DESCRIPTION*                                    PAGE
  2.1    Agreement and Plan of Merger dated as of September 23, 1994 by and among
         BAC, Arbor, AHAC and BAFSB (included as Annex A to the Proxy
         Statement-Prospectus (without exhibits))(incorporated by reference to
         Exhibit G to BAC's Schedule 13-D filed October 3, 1994)......................

  2.2    Amendment to Agreement and Plan of Merger dated as of December 15, 1994 by and among BAC, Arbor, AHAC and BAFSB (included as Annex A to the
         Proxy Statement-Prospectus)..................................................

  3.1    Certificate of Incorporation of BAC, as amended (incorporated by reference to Exhibit 3(a) to BAC's Form 8-A Amendment No. 1 filed August
         26, 1994)....................................................................

  3.2    By-laws of BAC, as amended (incorporated by reference to Exhibit 3(b)
         to BAC's Registration Statement on Form S-4, as amended (Reg. No.
         33-51333) filed January 12, 1994)............................................

  4.1    Specimen of BAC's Common Stock certificate with Rights legend
         (incorporated by reference to Exhibit 4.1 to BAC's Registration Statement on Form S-4 (Reg. No. 33-439841) filed November 14, 1991)....................

  4.2    Form of Rights Certificate (incorporated by reference to Exhibit B to
         Exhibit 1 to BAC's Form 8-A dated April 13, 1988)............................

  4.3    BAC and certain of its consolidated subsidiaries have outstanding certain long-term debt.  None of such debt exceeds 10% of the total assets of BAC and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement.  BAC agrees to furnish copies of such instruments to the SEC upon request................

- ---------------------
* Parenthetical references to exhibits in the description of Exhibits 2.1, 3.1, 3.2, 4.1, 4.2, 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 are incorporated by reference from such exhibits to the indicated reports of BAC filed with the Securities and Exchange Commission under File No. 1-7377.


EXHIBIT
NUMBER                          DOCUMENT DESCRIPTION                                 PAGE
   5.1   Opinion of Michael J. Halloran, counsel to BAC, regarding legality of securities being issued..................................................

   8.1   Opinion of Skadden, Arps, Slate, Meagher & Flom, special counsel to
         Arbor, regarding certain federal income tax consequences of the Merger...

  10.1   Stock Option Agreement dated as of September 23, 1994 between BAC and
         Ivan Kaufman (incorporated by reference to Exhibit A to BAC's Schedule
         13-D filed October 3, 1994)..............................................

  10.2   Stock Option Agreement dated as of September 23, 1994 between BAC and
         Anita Kaufman (incorporated by reference to Exhibit B to BAC's Schedule
         13-D filed October 3, 1994)..............................................

  10.3   Voting Agreement dated as of September 23, 1994 between BAC and Ivan
         Kaufman (incorporated by reference to Exhibit C to BAC's Schedule 13-D filed October 3, 1994)...................................................

  10.4   Voting Agreement dated as of September 23, 1994 between BAC and Anita
         Kaufman (incorporated by reference to Exhibit D to BAC's Schedule 13-D filed October 3, 1994)...................................................

  10.5   Irrevocable Proxy dated as of September 23, 1994 between BAC and Ivan
         Kaufman (incorporated by reference to Exhibit E to BAC's Schedule 13-D filed October 3, 1994)...................................................

  10.6   Irrevocable Proxy dated as of September 23, 1994 between BAC and Anita
         Kaufman (incorporated by reference to Exhibit F to BAC's Schedule 13-D filed October 3, 1994)...................................................

  23.1   Consent of Ernst & Young LLP with respect to financial statements of
         BAC......................................................................

  23.2   Consent of Kenneth Leventhal & Co. with respect to financial statements of Arbor.................................................................

  23.3   Consent of Michael J. Halloran (included in Exhibit 5.1).................

  23.4   Consent of Goldman, Sachs & Co. .........................................

  23.5   Consent of Skadden, Arps, Slate, Meagher & Flom (included in
         Exhibit 8.1).............................................................

  24.1   Powers of Attorney.......................................................


EXHIBIT
NUMBER               DOCUMENT DESCRIPTION                   PAGE

 99.1    Form of Proxy Card for Arbor Common Stock.......

                                                                               3